SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Section 240.14a-12

Select Medical Corporation (Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the Appropriate box):

☐	No fee required

☐	$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

Select Medical Corporation common stock, par value $.01

2)	Aggregate number of securities to which transaction applies:

Common stock: 101,907,859

Options to purchase common stock: 21,318,927

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

Pursuant to the Agreement and Plan of Merger, dated as of October 17, 2004, among EGL Holding Company, EGL Acquisition Corp. and Select Medical Corporation, each issued and outstanding share of Select Medical Corporation common stock, other than shares being exchanged for an equity investment in the parent of the surviving corporation, treasury stock and shares owned by stockholders who validly exercise and perfect their appraisal rights, will be converted into the right to receive $18.00 in cash. In addition, pursuant to the terms of the Agreement and Plan of Merger, each issued and outstanding option will be canceled in exchange for (1) the excess of $18.00 over the per share exercise price of the option multiplied by (2) the number of shares of common stock subject to the option at the time of the merger, whether or not then vested or exercisable. The filing fee was calculated based on the sum of (a) an aggregate cash payment of $1,834,341,462.00 for the proposed per share cash payment of $18.00 for 101,907,859 outstanding shares of common stock and (b) an aggregate cash payment of $144,166,795 to holders of outstanding options to purchase common stock with an exercise price of less than

$18.00 per share. The payment of the filing fee, calculated in accordance with Fee Rate Advisory #3 for Fiscal Year 2005, equals $126.70 per million of the aggregate merger consideration calculated pursuant to the preceding sentence.

4)	Proposed maximum aggregate value of transaction: $1,978,508,257.00

5)	Total fee paid: $250,676.99

☒	Fee paid previously by written preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

SELECT MEDICAL CORPORATION

4716 Old Gettysburg Road
P.O. Box 2034
Mechanicsburg, Pennsylvania 17055

PROPOSED CASH MERGER - YOUR VOTE IS VERY IMPORTANT

To Our Stockholders:

      You are cordially invited to attend a special meeting of stockholders of Select Medical Corporation, which we refer to as Select, to be held on February 24, 2005 at 9:00 a.m., Eastern Standard Time, at 4716 Old Gettysburg Road, Mechanicsburg, PA 17055. At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 17, 2004, among Select, EGL Holding Company and EGL Acquisition Corp., and the merger contemplated by the merger agreement. Under the merger agreement, EGL Acquisition Corp., a wholly-owned subsidiary corporation of EGL Holding Company, will be merged with and into Select, with Select being the surviving corporation. Both EGL Holding Company and EGL Acquisition Corp. are Delaware corporations that were formed by Welsh, Carson, Anderson & Stowe IX, L.P. for the purpose of completing the merger and related transactions. A copy of the merger agreement is included as Appendix A to these materials. When the merger is completed, an investor group led by Welsh, Carson, Anderson & Stowe IX, L.P., which includes its co-investors and various existing stockholders of Select who are expected to continue their investment in Select by acquiring an equity interest in EGL Holding Company immediately prior to the merger, will own all the capital stock of EGL Holding Company. These continuing investors are Rocco A. Ortenzio, Select’s Executive Chairman and the chairman of its board of directors, Robert A. Ortenzio, Select’s Chief Executive Officer and a member of its board of directors, various members of the Ortenzio family and entities controlled by one or more of the Ortenzios, Bryan C. Cressey, a director of Select, various investment funds affiliated with Thoma Cressey Equity Partners, a private equity firm which includes Bryan C. Cressey as a principal, Meyer Feldberg, a director of Select, Patricia A. Rice, Select’s President and Chief Operating Officer, Martin F. Jackson, Select’s Chief Financial Officer, S. Frank Fritsch, Select’s Senior Vice President, Human Resources, Michael E. Tarvin, Select’s Senior Vice President, General Counsel and Secretary, James J. Talalai, Select’s Senior Vice President and Chief Information Officer, Scott A. Romberger, Select’s Vice President, Controller and Chief Accounting Officer, Kenneth L. Moore, a Vice President of Select, and Joel T. Veit, a Vice President of Select.

      The continuing investors have interests in the merger that are different from, or in addition to, the interests of Select stockholders generally. Certain of the continuing investors are expected to join the board of directors of EGL Holding Company after the merger. The continuing investors will continue their investment in Select by making an investment in EGL Holding Company and acquiring shares of preferred stock and common stock of EGL Holding Company. Certain of the continuing investors will receive awards under an equity incentive plan adopted by EGL Holding Company in connection with the merger. In addition, the members of the current management of Select are expected to remain as members of management of the surviving corporation and are expected to enter into employment or management agreements with EGL Holding Company upon substantially similar terms as their current employment or management agreements with Select.

      If the merger is completed, each issued and outstanding share of Select common stock owned by you will be converted into the right to receive $18.00 in cash, without interest, unless you choose to be a dissenting stockholder by exercising and perfecting your appraisal rights under Delaware law. Each outstanding option for Select common stock will be canceled in exchange for (1) the excess of $18.00 over the per share exercise price of the option multiplied by (2) the number of shares of common stock subject to the option.

      If the merger is completed, Select will no longer be a publicly-traded company. After the merger, you will no longer have an equity interest in Select and will not participate in any potential future earnings and growth of Select.

      The board of directors of Select formed a special committee, composed of 2 directors who are not officers or employees of Select, and are independent of and have no economic interest or expectancy of an economic interest in Welsh, Carson, Anderson & Stowe IX, L.P., EGL Holding Company or the surviving corporation, to evaluate, negotiate and make a recommendation to the board of directors regarding the merger proposal and related transactions, including the terms of the merger agreement. If the merger is completed, the members of the special committee will receive cash payments for their shares. The members of the special committee control 17,040, or approximately 0.02% of the outstanding shares of common stock of Select. In addition, the members of the special committee will receive cash payments totaling approximately $1.3 million for their stock options in the merger. These cash payments represent consideration for the cancellation of the stock options on the same terms as provided to other holders of stock options in the merger agreement. As members of the board of directors, the special committee members will also benefit from the indemnification, insurance and related provisions contained in the merger agreement with respect to their acts or omissions as directors. See “Special Factors-Interests of Select Directors and Executive Officers in the Merger” beginning on page 50 of the accompanying proxy statement. Whether the merger is completed or not, each member of the special committee will be paid $65,000 for such member’s service on the special committee and will be reimbursed for any out-of-pocket expenses incurred in connection with service on the special committee. Because of these interests, the interests of the special committee and the stockholders of Select may not be aligned.

      Certain of the directors of Select, including Meyer Feldberg, Leopold Swergold and LeRoy S. Zimmerman, and the members of the special committee, James E. Dalton, Jr. and David S. Chernow, are not expected to remain as directors of the surviving corporation after the merger.

      The board of directors, acting on the unanimous recommendation of the special committee, has unanimously approved the merger agreement and the merger. The special committee and the board of directors each have determined that the terms of the merger agreement and the proposed merger are advisable and procedurally and substantively fair to, and in the best interests of, the stockholders of Select (other than EGL Holding Company, EGL Acquisition Corp., Welsh Carson Anderson & Stowe IX, L.P., their respective affiliates, their co-investors and the continuing investors). The board of directors recommends that you vote FOR the approval and adoption of the merger agreement and the merger. The board of directors also recommends that you vote FOR the grant to the proxyholders of the authority to vote in their discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the approval and adoption of the merger agreement and the merger if there are not sufficient votes for approval and adoption of the merger agreement and the merger at the special meeting.

      In arriving at their recommendation of the merger agreement and the merger, our board of directors carefully considered a number of factors which are described in the accompanying proxy statement. The proxy statement provides information about the merger agreement, the merger and the related transactions, and the special meeting. You may obtain additional information about Select from documents filed with the Securities and Exchange Commission. We urge you to read the entire proxy statement carefully, including the appendices and materials incorporated by reference, as it sets forth the details of the merger agreement and other important information related to the merger, including the factors considered by our board of directors.

      Your vote is very important. The merger cannot be completed unless the merger agreement and the merger are approved and adopted by the affirmative vote of (1) the holders of a majority of the outstanding shares of Select common stock entitled to vote and (2) the holders of a majority of the outstanding shares of Select common stock entitled to vote not held by EGL Holding Company, EGL Acquisition Corp., Welsh, Carson, Anderson & Stowe IX, L.P., their respective affiliates, their co-investors or the continuing investors referred to above. Regardless of whether you plan to attend the special meeting, it is important that your shares are represented at the special meeting. To ensure that your shares will be represented, please complete, sign, date and mail the enclosed proxy card or submit your vote via the Internet or by telephone at your first opportunity.

      This solicitation for your proxy is being made by Select on behalf of its board of directors. If you fail to vote on the merger, the effect will be the same as a vote against the approval and adoption of the merger agreement and the merger for purposes of the vote referred to above. You have a choice of voting by completing and mailing a proxy card in the postage-paid envelope provided, through the Internet at http://www.proxyvoting.com/sem, or by telephone by calling 1-866-540-5760. If you complete, sign and submit your proxy card or submit your proxy via the Internet or by telephone without indicating how you wish to vote, your proxy will be counted as a vote in favor of approval and adoption of the merger agreement, the merger and any postponement or adjournment of the special meeting referred to above. Returning the proxy card or submitting your proxy via the Internet or by telephone will not deprive you of your right to attend the special meeting and vote your shares in person.

      On behalf of your board of directors, thank you for your continued support.

Sincerely,

/s/ ROBERT A. ORTENZIO

Robert A. Ortenzio
Chief Executive Officer

January 24, 2005

      Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

      This proxy statement is dated January 24, 2005 and is first being mailed to stockholders of Select on or about January 25, 2005.

SELECT MEDICAL CORPORATION

4716 Old Gettysburg Road
P.O. Box 2034
Mechanicsburg, Pennsylvania 17055

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On February 24, 2005

To Our Stockholders:

      You are invited to attend a special meeting of stockholders of Select Medical Corporation, which we refer to as Select.

      Date:     February 24, 2005

          Time:     9:00 a.m.

Place:	4716 Old Gettysburg Road, Mechanicsburg, PA 17055

      Only stockholders who owned Select common stock of record at the close of business on January 21, 2005 can vote at this meeting or any postponements or adjournments that may take place.

      The purposes of the special meeting are:

•	to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 17, 2004, among Select, EGL Holding Company and EGL Acquisition Corp., and the merger contemplated by the merger agreement;

•	to grant to the proxyholders the authority to vote in their discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the approval and adoption of the merger agreement and the merger if there are not sufficient votes for approval and adoption of the merger agreement and the merger at the special meeting; and

•	to consider and vote upon such other matters as may properly come before the special meeting or any adjournment or postponement of the special meeting.

      The board of directors, acting on the unanimous recommendation of the special committee, has unanimously approved the merger agreement and the merger. The special committee and the board of directors have determined that the merger agreement and the merger are advisable and procedurally and substantively fair to, and in the best interests of, Select’s stockholders (other than EGL Holding Company, EGL Acquisition Corp., Welsh Carson Anderson & Stowe IX, L.P., their respective affiliates, their co-investors and the continuing investors). The continuing investors are Rocco A. Ortenzio, Select’s Executive Chairman and the chairman of its board of directors, Robert A. Ortenzio, Select’s Chief Executive Officer and a member of its board of directors, various members of the Ortenzio family and entities controlled by one or more of the Ortenzios, Bryan C. Cressey, a director of Select, various investment funds affiliated with Thoma Cressey Equity Partners, a private equity firm which includes Bryan C. Cressey as a principal, Meyer Feldberg, a director of Select, Patricia A. Rice, Select’s President and Chief Operating Officer, Martin F. Jackson, Select’s Chief Financial Officer, S. Frank Fritsch, Select’s Senior Vice President, Human Resources, Michael E. Tarvin, Select’s Senior Vice President, General Counsel and Secretary, James J. Talalai, Select’s Senior Vice President and Chief Information Officer, Scott A. Romberger, Select’s Vice President, Controller and Chief Accounting Officer, Kenneth L. Moore, a Vice President of Select, and Joel T. Veit, a Vice President of Select. The board of directors recommends that you vote FOR the approval and adoption of the merger agreement and the merger. The board of directors also recommends that you vote FOR the grant to the proxyholders of the authority to vote in their discretion with respect to the approval of any postponement or adjournment of the special meeting referred to above.

      Stockholders of Select who do not vote in favor of approval and adoption of the merger agreement and the merger will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for an appraisal to Select before the vote is taken on the merger agreement and the merger and they comply with Delaware law as explained in the accompanying proxy statement.

      Your vote is very important, regardless of the number of shares you own. The merger cannot be completed unless the merger agreement and the merger are approved and adopted by the affirmative vote of (1) the holders of a majority of the outstanding shares of Select common stock entitled to vote and (2) the holders of a majority of the outstanding shares of Select common stock entitled to vote not held by EGL Holding Company, EGL Acquisition Corp., Welsh, Carson, Anderson & Stowe IX, L.P., their respective affiliates, their co-investors or the continuing investors. Failure to vote on the merger has the same effect as a vote against the merger proposal. Even if you plan to attend the special meeting in person, it is important that your shares are represented at the special meeting. To ensure that your shares will be represented at the special meeting, please complete, date, sign and mail the enclosed proxy card. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for submissions by mail. Alternatively, you may vote through the Internet at http://www.proxyvoting.com/sem or by telephone by calling 1-866-540-5760, following the instructions set forth on the proxy card that you receive.

      This solicitation for your proxy is being made by Select on behalf of its board of directors. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. However, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

      If you have any questions or need assistance in voting your shares, please call Mellon Investor Services, which is assisting Select, at 1-800-756-3353.

      The merger agreement and the merger are described in the accompanying proxy statement, which we urge you to read carefully. A copy of the merger agreement is included as Appendix A to the accompanying proxy statement.

By Order of the Board of Directors

/s/ MICHAEL E. TARVIN

Michael E. Tarvin
Senior Vice President, General Counsel and Secretary

Mechanicsburg, Pennsylvania

SUMMARY TERM SHEET

      This summary provides a brief description of the material terms of the merger agreement and the merger. This summary highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. You are urged to read this entire proxy statement carefully, including the information incorporated by reference and the information in the appendices. We incorporate by reference important business and financial information about us into this proxy statement. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Where Stockholders Can Find More Information” beginning on page 98.

• The Parties to the Merger

•	Select-Select Medical Corporation is a Delaware corporation that is headquartered in Mechanicsburg, Pennsylvania. Select is a leading operator of specialty hospitals in the United States and of outpatient rehabilitation clinics in the United States and Canada. See “The Participants” beginning on page 19.

•	Holdings-EGL Holding Company is a Delaware corporation that currently is a wholly-owned subsidiary of Welsh, Carson, Anderson & Stowe IX, L.P., a Delaware limited partnership, which is referred to as Welsh Carson in this proxy statement. Welsh Carson is an investment partnership that was organized by Welsh, Carson, Anderson & Stowe, a New York-based private equity firm. Welsh Carson, together with its co-investors and the continuing investors, will own all the capital stock of Holdings when the merger is completed. Welsh Carson’s co-investors are Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Thomas E. McInerney, Robert A. Minicucci, Anthony J. de Nicola, Paul B. Queally, D. Scott Mackesy, Sanjay Swani, John D. Clark, James R. Matthews, Sean M. Traynor, John Almeida, Jonathan M. Rather, certain other employees of an affiliate of Welsh Carson and Kenneth Melkus. The continuing investors currently are Rocco A. Ortenzio, Select’s Executive Chairman and the chairman of its board of directors, Robert A. Ortenzio, Select’s Chief Executive Officer and a member of its board of directors, various members of the Ortenzio family and entities controlled by one or more of the Ortenzios, Bryan C. Cressey, a director of Select, various investment funds affiliated with Thoma Cressey Equity Partners, a private equity firm which includes Bryan C. Cressey as a principal, Meyer Feldberg, a director of Select, Patricia A. Rice, Select’s President and Chief Operating Officer, Martin F. Jackson, Select’s Chief Financial Officer, S. Frank Fritsch, Select’s Senior Vice President, Human Resources, Michael E. Tarvin, Select’s Senior Vice President, General Counsel and Secretary, James J. Talalai, Select’s Senior Vice President and Chief Information Officer, Scott A. Romberger, Select’s Vice President, Controller and Chief Accounting Officer, Kenneth L. Moore, a Vice President of Select, and Joel T. Veit, a Vice President of Select. Other members of management of Select may join the continuing investors at a later time. Welsh Carson formed Holdings for the purpose of completing the merger and related transactions. See “The Participants” beginning on page 19.

•	Acquisition Corp.-EGL Acquisition Corp. is a Delaware corporation that is a wholly-owned subsidiary of Holdings. Welsh Carson formed Acquisition Corp. for the purpose of completing the merger and related transactions. See “The Participants” beginning on page 19.

• The Merger

•	In the merger, Acquisition Corp. will merge with and into Select. Upon completion of the merger, Acquisition Corp. will cease to exist, and Select will continue as the surviving corporation and as a wholly-owned subsidiary of Holdings. Following the merger, Select will no longer be a publicly traded company. We have attached the merger agreement as Appendix A to this proxy statement. We encourage you to read the merger agreement in its entirety because it is the legal document that governs the merger. See “Special Factors” beginning on page 21 and “The Merger Agreement” beginning on page 74.

•	Following the merger, current Select stockholders (except for certain of Welsh Carson’s co-investors and the continuing investors) will cease to have ownership interests in Select or rights as Select stockholders.

• Recent Developments

•	On November 19, 2004, Select entered into an Agreement and Plan of Merger and Reorganization with Camp Hill Acquisition Corp., a wholly owned subsidiary of Select, SemperCare Inc., which is referred to as SemperCare in this proxy statement, and Jeffrey J. Collinson, as Stockholders’ Agent, to acquire SemperCare for approximately $100.0 million in cash, subject to an upward or downward adjustment based on the level of SemperCare’s net working capital on the closing date of the acquisition.

•	SemperCare is a privately held company based in Plano, Texas, which operates 17 long-term acute care hospitals in 11 states. The transaction, which is referred to as the SemperCare acquisition in this proxy statement, closed effective as of January 1, 2005. Pursuant to Section 4.2 of the merger agreement, Holdings and Acquisition Corp. have each consented to the execution, delivery and performance by Select and Camp Hill Acquisition Corp. of the SemperCare acquisition agreement, and the consummation of the transactions contemplated thereby.

• Stockholder Vote Required to Approve the Merger

•	You are being asked to consider and vote upon a proposal to approve and adopt the merger agreement and the merger contemplated by the merger agreement. Approval and adoption of the merger agreement and the merger require the affirmative vote of (1) the holders of a majority of the outstanding shares of common stock of Select entitled to vote and (2) the holders of a majority of the outstanding shares of Select common stock entitled to vote not held by Holdings, Acquisition Corp., Welsh Carson, their respective affiliates, their co-investors or the continuing investors. Abstentions and broker non-votes will have the effect of a vote against the merger. On the record date, there were 101,989,434 shares of common stock outstanding and entitled to be voted at the special meeting. Holdings, Acquisition Corp., Welsh Carson, their respective affiliates, their co-investors and the continuing investors control approximately 12.7% of the outstanding shares of common stock of Select. Accordingly, if unaffiliated stockholders holding in excess of approximately 43.7% of the outstanding common stock abstain from voting or vote against the merger, the merger will not receive the required approval of stockholders. See “The Special Meeting” beginning on page 16.

• Voting Information

•	Before voting your shares of Select common stock, we encourage you to read this proxy statement in its entirety, including its appendices and materials incorporated by reference, and carefully consider how the merger will affect you. Then, to ensure that your shares can be voted at the special meeting, please complete, sign, date and mail the enclosed proxy card, which requires no postage if mailed in the United States, or submit your vote via the Internet or by telephone as soon as possible. If a broker holds your shares in “street name,” your broker should provide you with instructions on how to vote. For more information about how to vote your shares, see “The Special Meeting — Record Date, Quorum and Voting Information” beginning on page 16.

• Recommendations of the Special Committee and the Board of Directors

•	The special committee is composed of 2 independent directors who are not officers or employees of Select and who are independent of and have no economic interest or expectancy of an economic interest in Welsh Carson, Holdings or the surviving corporation. The members of the special committee are David S. Chernow and James E. Dalton, Jr. If the merger is completed, the members of the special committee will, like all other stockholders receive cash payments for their shares. The members of the special committee control 17,040 or 0.02% of the outstanding shares of common stock of Select. See “Special Factors-Interests of Select Directors and Executive Officers in the Merger”

beginning on page 50. Whether the merger is completed or not, each member of the special committee will be paid $65,000 for such member’s service on the special committee and will be reimbursed for any out-of-pocket expenses incurred in connection with service on the special committee. In addition, the members of the special committee will receive cash payments totaling approximately $1.3 million in the aggregate for their stock options in the merger. These cash payments represent consideration for the cancellation of the stock options on the same terms as provided to other holders of stock options in the merger agreement. As members of the board of directors, the special committee members will also benefit from the indemnification, insurance and related provisions contained in the merger agreement with respect to their acts or omissions as directors. Because of these interests, the interests of the special committee and the stockholders of Select may not be aligned.

•	The special committee and the board of directors have determined that the terms of the merger agreement and the proposed merger are advisable and procedurally and substantively fair to, and in the best interests of, the Select stockholders (other than Holdings, Acquisition Corp., Welsh Carson, their respective affiliates, their co- investors and the continuing investors). In this proxy statement, we sometimes refer to the Select stockholders other than Holdings, Acquisition Corp., Welsh Carson, their respective affiliates, their co-investors and the continuing investors as the “unaffiliated stockholders” of Select. For information as to the reasons for the special committee and the board of directors reaching this conclusion, see “Special Factors-Recommendation of the Special Committee and the Board of Directors and Reasons for the Merger” beginning on page 29. The board of directors, acting on the unanimous recommendation of the special committee, has approved the merger agreement and the merger and recommends that you vote FOR the approval and adoption of the merger agreement and the merger and FOR the approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the approval and adoption of the merger agreement and the merger if there are not sufficient votes for approval and adoption of the merger agreement and the merger at the special meeting.

• Opinion of the Financial Advisor to the Special Committee

•	On September 24, 2004, the special committee engaged Banc of America Securities LLC to assist it in connection with its evaluation of the proposed merger and to render an opinion as to whether the consideration to be received by the unaffiliated stockholders pursuant to the merger was fair from a financial point of view to the unaffiliated stockholders. As part of this engagement, Select agreed to pay Banc of America Securities LLC a fee of $100,000 at the time the engagement letter was executed and a fee of $750,000 at the time Banc of America Securities LLC delivered its original opinion. In addition, Select agreed to pay Banc of America Securities LLC a transaction fee contingent on the completion of the merger in an amount equal to 0.38% of the aggregate value of the consideration to be paid in the merger (including assumed or funded debt), or approximately $8.9 million. The transaction fee will be reduced by the $100,000 fee paid at the time the engagement letter was executed and the $750,000 fee paid when the original opinion was delivered on October 17, 2004. As a result, approximately 90.4% of the consideration payable to Banc of America Securities LLC is contingent on the completion of the merger.

•	On October 17, 2004, Banc of America Securities LLC delivered its written opinion to the special committee and the board of directors that, as of that date, and based upon and subject to the assumptions made, matters considered, qualifications and limitations set forth in the written opinion, the cash consideration of $18.00 per share to be received by the unaffiliated stockholders pursuant to the merger was fair from a financial point of view to the unaffiliated stockholders.

•	On November 5, 2004, the special committee requested that Banc of America Securities LLC update its original opinion delivered on October 17, 2004 in light of the anticipated SemperCare acquisition. On November 18, 2004, Banc of America Securities LLC delivered a written opinion to the special committee and the board of directors of Select that, as of such date and based upon and subject to the assumptions made, matters considered (including the proposed SemperCare acquisition), qualifica-

tions and limitations set forth in such opinion, the merger consideration to be received by the unaffiliated stockholders in the merger is fair from a financial point of view to such stockholders.

•	The full text of the written opinion of Banc of America Securities LLC dated November 18, 2004, which sets forth assumptions made, matters considered and qualifications and limitations on the review undertaken and opinion given, is attached to this proxy statement as Appendix B and is incorporated into this proxy statement by reference. Stockholders are urged to read, and should read, the entire opinion carefully. See “Special Factors-Opinion of the Financial Advisor to the Special Committee” beginning on page 37.

• Position of the Buying Group as to the Fairness of the Merger

•	Each of Holdings, Acquisition Corp., Welsh Carson, WCAS IX Associates, L.L.C., the general partner of Welsh Carson, Russell L. Carson, Bryan C. Cressey, Rocco A. Ortenzio, Robert A. Ortenzio, Patricia A. Rice, Martin F. Jackson, S. Frank Fritsch, Michael E. Tarvin, James J. Talalai and Scott A. Romberger (whom collectively are referred to as the buying group in this proxy statement) believes that the merger is both procedurally and substantively fair to Select’s unaffiliated stockholders. For information as to the reasons for the buying group reaching this conclusion, see “Special Factors-Position of the Buying Group as to the Fairness of the Merger” beginning on page 43.

• Purpose of the Merger

•	The principal purpose of the merger is to provide you with an opportunity to receive an immediate cash payment for your Select shares at a price that constitutes a premium over recent stock market prices and to enable Welsh Carson, its co-investors and the continuing investors to acquire Select. The merger consideration of $18.00 per share represents an approximately 26.6% premium over the stock market closing price of $14.22 per share on October 15, 2004, the trading day before the public announcement of the execution of the merger agreement, and an approximately 35.5% premium over the average stock market closing price of $13.28 per share for the 30 trading days preceding the public announcement of the execution of the merger agreement.

• Consideration; Effect of the Merger on Select Stockholders

•	In the merger, each share of Select common stock will be converted automatically into the right to receive $18.00 in cash, without interest, except for:

•	treasury shares of Select common stock, all of which will be canceled without any payment;

•	shares of Select common stock owned by Holdings or Acquisition Corp., which includes any shares held by Holdings that are contributed to Holdings by the co-investors and the continuing investors prior to the merger in return for equity interests in Holdings; and

•	shares of Select common stock held by stockholders who properly exercise and perfect their appraisal rights in accordance with Section 262 of the Delaware General Corporation Law, which is referred to as the DGCL in this proxy statement. See “Special Factors-Appraisal Rights” beginning on page 70.

•	At the effective time of the merger, each outstanding option under the Select stock option plans will be canceled in exchange for an amount in cash determined by multiplying (1) the excess of $18.00 over the per share exercise price of the option by (2) the number of shares of Select common stock subject to the option. See “The Merger Agreement” beginning on page 74. There are no outstanding stock options under Select’s stock option plans with a per share exercise price greater than $18.00 per share. The merger agreement requires the board of directors of Select or any committee administering the stock option plans to take all actions necessary to cause all outstanding stock options granted under the stock option plans to be cancelled as of the effective time of the merger. See “The Merger Agreement-Treatment of Options” beginning on page 74.

•	Upon completion of the merger, current Select stockholders, other than certain co-investors of Welsh Carson and the continuing investors, will cease to have ownership interests in Select or rights as Select stockholders. Holdings, Welsh Carson, their co-investors and the continuing investors, will, directly or indirectly, own all of the surviving corporation’s outstanding capital stock. Therefore, current stockholders of Select, other than such investors, will not participate in any future earnings or growth of Select and will not benefit from any appreciation in value of Select. See “Special Factors-Effects of the Merger” beginning on page 46.

•	As a result of the merger, Select will be a privately-held corporation, and there will be no public market for its common stock. After the merger, Select common stock will no longer be listed on the New York Stock Exchange, and its registration under the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act in this proxy statement, will be terminated. See “Special Factors-Effects of the Merger” beginning on page 46.

•	Interests of Select Directors, Executive Officers and the Financial Advisor to the Special Committee in the Merger

•	In considering the recommendations of the special committee and the board of directors, Select stockholders should be aware that some of Select’s executive officers and directors have interests in the merger that are different from, or in addition to, the interests of Select stockholders generally. These interests include the following:

•	Holdings expects that certain executive officers and directors of Select and stockholders affiliated with certain executive officers and directors of Select will continue their investment in Select by making an investment in Holdings and acquiring shares of preferred stock and common stock of Holdings on the same basis that Welsh Carson and its co-investors are investing in Holdings. The continuing investors will contribute shares of Select common stock held by them to Holdings in exchange for the same equity securities of Holdings purchased by Welsh Carson and its co-investors, and may invest additional cash in Holdings, in each case, at the same price and on the same terms as Welsh Carson and its co-investors. The aggregate investment in Holdings by the continuing investors is expected to be approximately $165.2 million (which, at the time that the merger is completed, is expected to be approximately 21% of the full equity capitalization of Holdings, as compared to the approximately 10.6% ownership interest in Select currently held by the continuing investors).

•	Rocco A. Ortenzio, Robert A. Ortenzio, Russell L. Carson, Bryan C. Cressey and Thomas A. Scully are expected to join the board of directors of Holdings after the merger. The other current directors of the board of directors of Select, including the members of the special committee, are not expected to continue as directors of Holdings after the merger.

•	Russell L. Carson, a current director of Select, is a managing member of the general partner of Welsh Carson, a co-investor and a founder of Welsh, Carson, Anderson & Stowe. Mr. Carson is expected to contribute shares of Select common stock held by him to Holdings in exchange for the same equity securities purchased by Welsh Carson, its other co-investors and the continuing investors, and is expected to invest additional cash in Holdings. The aggregate investment in Holdings by Mr. Carson is expected to be approximately $14.6 million (which, at the time that the merger is completed, is expected to be approximately 2% of the full equity capitalization of Holdings, as compared to the approximately 0.7% ownership interest in Select currently held by Mr. Carson).

•	In connection with the merger, Holdings will adopt an equity incentive plan providing for the grant of restricted stock and stock options. The aggregate amount of shares of restricted stock issuable under that plan is expected to be approximately 20% of the fully-diluted common stock of Holdings upon completion of the merger (which, at that time, is expected to be approximately 6% of the full equity capitalization of Holdings). The aggregate amount of shares of common stock available for issuance pursuant to options granted under the plan is expected to be approximately 15% of the fully-diluted common stock of Holdings upon the completion of the merger, of which not more than one percentage point (which, at the time the merger is completed, is expected to be less than 1% of the full equity capitalization of Holdings) may be issued until Holdings completes an initial public offering where the proceeds to it are at least $100.0 million. Members of Select’s management, including some of the continuing investors, will receive awards under the equity incentive plan upon completion of the merger. In addition, management will be entitled to participate in a long-term cash incentive plan to the extent Select exceeds targeted returns on invested equity as of a liquidity event, such as a sale of Select or an initial public offering by Holdings of its stock within a specified number of years.

•	The members of the current management of Select currently are expected to remain as members of management of the surviving corporation, and some of the existing directors of Select currently are expected to join the board of directors of Holdings after the merger. Each of Rocco A. Ortenzio, Robert A. Ortenzio, Patricia A. Rice, David W. Cross, S. Frank Fritsch, Kenneth L. Moore, Michael E. Tarvin and Scott A. Romberger, each an executive officer of Select, currently has an employment agreement or management agreement with Select. Upon completion of the merger, those officers are expected to enter into new employment agreements or management agreements with substantially the same terms and provisions as the previous agreements, including salaries, entitlement to annual bonuses and noncompetition provisions, except that the agreements for members of management who are continuing investors will contain acknowledgements that the merger would not trigger any “change of control” payments under their existing agreements. We also expect that certain other executive officers of Select will enter into employment agreements upon completion of the merger on substantially similar terms.

•	Pursuant to the merger agreement, the directors and executive officers of Select will receive an aggregate of approximately $189.7 million for their shares of Select common stock not contributed to Holdings and for the cancellation of their options to purchase Select common stock.

These interests are more fully described under “Special Factors-Interests of Select Directors and Executive Officers in the Merger” beginning on page 50 and under “Special Factors — Opinion of the Financial Advisor to the Special Committee” beginning on page 37.

•	In considering the recommendations of the special committee and board of directors, Select stockholders should also be aware that Banc of America Securities LLC has certain interests relating to Select, Welsh Carson and their respective affiliates. These interests include the following:

•	Select agreed to pay Banc of America Securities LLC a fee of $100,000 at the time of its engagement by the special committee and a fee of $750,000 at the time of the delivery of its original opinion. In addition, Select agreed to pay Banc of America Securities LLC a transaction fee contingent on the completion of the merger in an amount equal to 0.38% of the aggregate value of the consideration to be paid in the merger (including assumed or funded debt), or approximately $8.9 million. The transaction fee will be reduced by the $100,000 fee paid at the time the engagement letter was executed and the $750,000 fee paid when the original opinion was delivered on October 17, 2004. As a result, approximately 90.4% of the consideration payable to Banc of America Securities LLC is contingent on the completion of the merger.

•	Certain affiliates of Banc of America Securities LLC are investors in Welsh Carson and certain funds affiliated with Welsh Carson.

•	Banc of America Securities LLC or its affiliates have provided and may in the future provide financial advisory and financing services to Select and Welsh Carson and certain of their respective affiliates and portfolio companies, and Banc of America Securities LLC or its affiliates have received or may in the future receive fees for the rendering of these services.

•	An affiliate of Banc of America Securities LLC is a lender under Select’s credit facility, which is expected to be refinanced in connection with the merger and has received fees for the rendering of such services.

•	Certain affiliates of Banc of America Securities LLC serve as agent and lender for certain Welsh Carson affiliates and portfolio companies and has received fees for the rendering of such services.

•	In the ordinary course of their businesses, Banc of America Securities LLC and its affiliates may actively trade the debt and equity securities or loans of Select and certain affiliates and portfolio companies of Welsh Carson for their own account or for the accounts of customers, and accordingly, Banc of America Securities LLC or its affiliates may at any time hold long or short positions in such securities or loans.

•	The special committee was aware of these interests and considered them, among other factors, when recommending approval of the merger agreement and the merger.

• Merger Financing

•	The total amount of funds necessary to complete the merger, and the related transactions is anticipated to be approximately $2,310.0 million, consisting of:

•	approximately $1,826.9 million to pay Select’s stockholders (other than Holdings or Acquisition Corp.) and option holders the amounts due to them under the merger agreement, assuming that no Select stockholder exercises and perfects his, her or its appraisal rights;

•	approximately $350.0 million to fund the debt tender offers for Select’s existing 9 1/2% senior subordinated notes and 7 1/2% senior subordinated notes, exclusive of the premium paid to such noteholders; and

•	approximately $133.1 million to pay related fees and expenses, including the premium paid for the 9 1/2% senior subordinated notes and 7 1/2% senior subordinated notes.

        See “Special Factors-Merger Financing” beginning on page 56.

•	Holdings and Acquisition Corp. expect that the total amount necessary to complete the merger and the related transactions will be funded with (1) an equity investment by Welsh Carson, its co-investors and the continuing investors in Holdings, (2) the issuance by Holdings of a senior subordinated note to an affiliate of Welsh Carson, (3) borrowing by Acquisition Corp. under a new senior secured credit facility, (4) the issuance by Acquisition Corp. of senior subordinated notes or, if and to the extent Acquisition Corp. cannot complete a public offering or Rule 144A or other private offering of senior subordinated notes prior to the closing of the merger, borrowings of senior subordinated loans by the surviving corporation under a bridge loan facility, and (5) excess Select cash. See “Special Factors-Merger Financing” beginning on page 56.

•	Holdings has received a commitment letter pursuant to which JPMorgan Chase Bank, Wachovia Bank, National Association and Merrill Lynch Capital Corporation have committed, subject to the terms and conditions set forth in the commitment letter, to provide the surviving corporation or Acquisition Corp. with up to $880.0 million in senior secured credit facilities, consisting of a $580.0 million term loan and a $300.0 million revolving credit facility. Up to $580.0 million of the term loan and up to $200.0 million of the revolving credit facility may be used to fund a portion of the merger consideration, to pay certain transaction costs, to refinance existing indebtedness of Select (including the funding of the debt tender offers for Select’s existing 9 1/2% senior subordinated notes and 7 1/2% senior subordinated notes contemplated by the merger agreement) and to pay related expenses.

•	Pursuant to the terms of the commitment letter described above, JPMorgan Chase Bank, Wachovia Bank, National Association and Merrill Lynch Capital Corporation have committed, subject to the terms and conditions set forth in the commitment letter, to provide the surviving corporation or Acquisition Corp., if and to the extent a public offering or Rule 144A or other private placement of senior subordinated notes cannot be completed prior to the closing of the merger, with up to $660.0 million of bridge financing in the form of senior subordinated loans under a bridge loan facility. The total principal amount of senior subordinated notes and loans under the bridge loan facility will be reduced, if and to the extent that (1) the sum of (a) the aggregate principal amount of Select’s existing 9 1/2% senior subordinated notes and 7 1/2% senior subordinated notes not tendered in the debt tender offers contemplated by the merger agreement and (b) the amount of the tender premium offered in the debt tender offers and accrued but unpaid interest in respect of the untendered notes, exceeds (2) $10.0 million.

•	Holdings has also received a commitment letter from WCAS Capital Partners IV, L.P., an affiliate of Welsh Carson, pursuant to which WCAS Capital Partners IV, L.P. has committed, subject to the terms and conditions set forth in such commitment letter, to purchase for $150.0 million (1) a senior subordinated note from Holdings with a principal amount of up to $150.0 million and (2) certain equity securities of Holdings. Holdings has also agreed to reimburse WCAS Capital Partners IV, L.P. for any expenses incurred by it in connection with the transactions contemplated by the merger agreement.

•	As a result of the merger, Acquisition Corp. will be merged with and into Select, and Select, as the surviving corporation, will be (1) the borrower under the senior secured credit facilities and, if necessary, the bridge loan facility, and (2) the issuer of the senior subordinated notes, if issued. Holdings will remain the borrower under its senior subordinated note issued to WCAS Capital Partners IV, L.P.

•	In addition, Holdings has received a commitment letter from Welsh Carson, pursuant to which Welsh Carson has committed (on behalf of itself and its co-investors), subject to the terms and conditions set forth in such commitment letter, to provide Holdings with up to an aggregate of $567.2 million in cash and contribute to Holdings approximately 2.0 million shares of Select common stock in exchange for stock of Holdings. Holdings has also received a commitment letter from Thoma Cressey Fund VI, L.P., pursuant to which Thoma Cressey Fund VI, L.P. has committed, subject to the terms and conditions set forth in the commitment letter, to provide Holdings with up to an aggregate of $50.0 million in cash in exchange for stock of Holdings.

• Regulatory Approvals

•	On November 9, 2004, the parties filed for approval pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the HSR Act in this proxy statement. The HSR waiting period expired on December 10, 2004. Holdings paid the $250,000 HSR Act filing fee, which is the responsibility of the acquirer under the HSR Act.

• Material U.S. Federal Income Tax Consequences

•	The receipt of cash by a United States holder in exchange for Select common stock will be a taxable transaction for U.S. federal income tax purposes. In general, United States holders of Select common stock who receive cash in exchange for their shares pursuant to the merger should recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between their adjusted tax basis in their shares and the amount of cash received. If a stockholder holds Select shares as a capital asset, such gain or loss should generally be a capital gain or loss. If the stockholder has held the shares for more than 1 year, the gain or loss should generally be a long-term gain or loss. The deductibility of capital losses is subject to limitations. Tax matters are very complex, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the federal, state, local and foreign tax consequences of the merger. See “Special Factors-Material U.S. Federal Income Tax Consequences” beginning on page 61.

• Fees and Expenses of the Merger

•	The merger agreement provides that Select, Holdings and Acquisition Corp. each will pay all costs and expenses incurred by it in connection with the merger agreement and the merger, subject to certain instances in which Select will be required to reimburse expenses incurred by Holdings and Acquisition Corp. A financing fee of approximately $24.6 million is expected to be paid at the closing of the merger to WCAS Management Corporation, an affiliate of Welsh Carson, as agent for itself and certain other investors in Holdings, and the surviving corporation will reimburse Welsh Carson and its affiliates for any expenses incurred by them in connection with the transactions contemplated by the merger agreement. Currently, we anticipate that Select or the surviving corporation will pay an aggregate $133.1 million in costs and expenses in connection with the merger.

• Litigation Challenging the Merger

•	On October 18, 2004, Garco Investments, LLP filed a purported class action complaint in the Court of Chancery of the State of Delaware, New Castle County, which is referred to as the Court in this proxy statement, on behalf of the unaffiliated stockholders against Russell L. Carson, David S. Chernow, Bryan C. Cressey, James E. Dalton, Jr., Meyer Feldberg, Robert A. Ortenzio, Rocco A. Ortenzio, Thomas A. Scully, Leopold Swergold and LeRoy S. Zimmerman, who are all of the directors of Select, Select and Welsh, Carson, Anderson & Stowe. On November 3, 2004, Terrence C. Davey filed a purported class action complaint in the Court on behalf of the unaffiliated stockholders against all of the directors of Select, Select and Welsh, Carson, Anderson & Stowe. On November 18, 2004, the Court entered an Order of Consolidation which, inter alia, consolidated the above-mentioned actions under the caption In re: Select Medical Corporation Shareholders Litigation, Consolidated C.A. No. 755-N and appointed co-lead plaintiff’s counsel.

•	On December 20, 2004, plaintiffs Garco Investments LLP and Terrence C. Davey filed an Amended Consolidated Complaint in the Court, purportedly on behalf of the unaffiliated stockholders against all of the directors of Select, Select and Welsh Carson Anderson & Stowe. The complaint alleges, among other things, that the defendants have breached their fiduciary duties owed to the plaintiffs and the stockholders of Select, that the proposed merger consideration is not fair or adequate, and that the defendants failed to disclose and/or misrepresented material information in the proxy statement and/or disseminated a “stale” fairness opinion by Banc of America Securities LLC. The complaint seeks, among other things, to enjoin the defendants from completing the merger or, alternatively, to rescind the merger (if complete) or award recissory damages in an unspecified amount, and to require issuance of corrective and/or supplemental disclosures and an update of the “stale” fairness opinion. Plaintiff’s counsel have advised the Court that an agreement in principle has been reached to settle the litigation, however, there can be no assurance that a final settlement agreement will be reached or that it will receive final approval by the Court, in which case, the plaintiffs could seek the relief requested in the complaint. We believe that the allegations in the complaint are without merit and if the case is not settled intend to vigorously defend against this action.

• Solicitation of Transactions

•	From October 17, 2004 until 12:01 a.m., Eastern Standard Time, on November 6, 2004, Select, its subsidiaries and their respective representatives had the right to initiate, solicit and encourage inquiries with respect to an acquisition proposal and to enter into and maintain or continue discussions or negotiations in connection with any such inquiries. Select did not receive any acquisition proposals during this solicitation period.

•	Subject to certain provisions in the merger agreement, during the period beginning on November 6, 2004 until the effective time of the merger or the termination of the merger agreement, Select may not, and may not direct, authorize or permit its subsidiaries or representatives to, directly or indirectly: (1) initiate, solicit or encourage any prospective purchaser in a manner that may reasonably be expected to lead to or to invite the submission of any inquiries, proposals or offers or any other efforts constituting, an acquisition proposal or engage in any discussions or negotiations in connection with or otherwise cooperate with respect to an acquisition proposal, or assist, participate in or facilitate any such inquiries, proposals, discussions or negotiations; or (2) accept an acquisition proposal or enter into any agreement or agreement in principle, other than a confidentiality agreement meeting certain requirements, providing for or relating to any such acquisition proposal or requiring Select to abandon, terminate or fail to consummate the merger or breach its obligations under the merger agreement.

•	Beginning November 6, 2004, Select may furnish information to, and participate in discussions or negotiations in respect of an acquisition proposal with any potential buyers only if, at any time prior to the approval of the merger agreement by its stockholders, Select receives a written acquisition proposal, so long as: (1) Select otherwise complies with its non-solicitation obligations; (2) the board of directors of Select (acting through the special committee, if such committee still exists), acting in good faith believes that such acquisition proposal is bona fide and determines could reasonably be expected to result in a superior proposal; and (3) the board of directors (acting through the special committee, if such committee still exists) determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties. As of the date of this proxy statement, Select has not received any acquisition proposals.

•	If an acquisition proposal is accepted, Select may be required to pay to a Welsh Carson affiliate a $40.0 million termination fee and up to $750,000 in reimbursement of certain out-of-pocket expenses. The obligation to pay the termination fee could have the effect of deterring third parties from making acquisition proposals.

• Activities During the Solicitation Period

•	The merger agreement permitted Select to solicit acquisition proposals from October 17, 2004 through 12:01 a.m., Eastern Standard Time, on November 6, 2004. During that time, Banc of America Securities LLC, at the direction of the special committee, contacted 37 potential purchasers (14 strategic parties and 23 financial parties), and 1 potential purchaser entered into a confidentiality agreement with Select. Select did not receive any written indications of interest during the solicitation period. On November 5, 2004, the potential purchaser that executed a confidentiality agreement with Select indicated that it would not proceed with any further consideration of a transaction with Select.

• Conditions of the Merger

•	The completion of the merger is subject to approval by (1) the holders of a majority of the outstanding shares of Select common stock entitled to vote and (2) the holders of a majority of outstanding shares of Select common stock entitled to vote not held by Holdings, Acquisition Corp., Welsh Carson, their respective affiliates, their co-investors or the continuing investors, as well as the satisfaction or waiver (where permitted by law) of other conditions, including obtaining the proceeds of the necessary financing to complete the merger, the tender of not less than a majority of the aggregate principal amount of each of Select’s existing 9 1/2% senior subordinated notes and 7 1/2% senior subordinated notes, the approval of certain amendments to the indentures underlying those notes, the total number of shares held by stockholders who validly exercise and perfect their appraisal rights not exceeding 8% of the issued and outstanding shares of Select common stock as of the effective time of the merger, the receipt of required consents and approvals, including approval pursuant to the requirements of the HSR Act, and the absence of any governmental order or law that prevents or restricts the merger.

•	As of the date of this proxy statement, the condition related to the HSR Act has been satisfied. Any or all of the conditions to closing of the merger that are not satisfied may be waived by the parties, other than conditions that are required by law (such as (1) that the merger agreement must be adopted by the holders of a majority of the outstanding shares of Select common stock entitled to vote, (2) that all material required governmental consents, actions, filings or notices must be made, obtained or effected and (3) that no governmental order or law shall be in effect that prevents or restricts the merger). We do not anticipate waiving any condition to closing that we are permitted to waive; however, we would do so if we believed it to be in the best interests of Select. Holdings has informed us that although it does not anticipate waiving any condition to the closing, it reserves the right to do so.

•	Select is unable to determine on the date of this proxy statement whether it would regard it as legally necessary or advisable to resolicit proxies because of any waiver of a condition. It is possible that Select would deem it advisable to resolicit proxies, based on the particular condition that is waived and the circumstances under which the condition was waived. However, in a cash-only transaction, such as the merger, it is difficult at present to identify a circumstance in which proxies would be required to be resolicited absent any proposed reduction of the merger price of $18.00 per share or some other material adverse proposed change in the terms of the merger. Select will determine whether resolicitation is necessary based upon its assessment of the facts and circumstances present at the time. This assessment would include an analysis of whether there is a substantial likelihood that a reasonable stockholder would consider the facts and circumstances under which the condition would be waived material in making a decision with respect to the merger.

•	See “The Merger Agreement-Conditions to Completing the Merger” beginning on page 85 and “Special Factors-Merger Financing” beginning on page 56.

• Termination of the Merger Agreement

•	The merger agreement may be terminated prior to the closing of the merger under several circumstances, including:

•	by either Select or Holdings if the merger is not completed on or before 5:00 p.m., Eastern Standard Time, on April 30, 2005 (so long as such party’s breach of the merger agreement has not caused or resulted in such failure to complete the merger);

•	by either Select or Holdings if the stockholders of Select do not approve and adopt the merger agreement and the merger by the affirmative vote of (1) the holders of a majority of the outstanding shares of common stock of Select entitled to vote and (2) the holders of a majority of the outstanding shares of Select common stock entitled to vote not held by Holdings, Acquisition Corp., Welsh Carson, their respective affiliates, their co-investors or the continuing investors;

•	by Holdings if either the board of directors or the special committee withdraws or modifies its recommendation to approve the merger agreement and the merger in a manner that is adverse to Holdings or Acquisition Corp. or recommends, adopts or approves, or proposes publicly to recommend, adopt or approve, any acquisition proposal or if either the board of directors or the special committee takes specified actions or fails to take specified actions with respect to a competing acquisition proposal; and

•	by Select if the board of directors (acting through the special committee, if such committee still exists), prior to the stockholder approval of the merger agreement and the merger as described above, resolves to enter into a definitive agreement in connection with a superior proposal.

•	Under the merger agreement, an “acquisition proposal” means any inquiry, proposal or offer from any person or group of persons other than Holdings or its affiliates relating to any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of Select and its subsidiaries, taken as a whole, or 20% or more of the outstanding Select common stock, any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 20% or more of the outstanding Select common stock, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Select (or any subsidiary or subsidiaries of Select whose business constitutes 20% or more of the net revenues, net income or assets of Select and its subsidiaries, taken as a whole).

•	Under the merger agreement, a “superior proposal” is defined as an “acquisition proposal” but changing the references to the 20% amounts in the definition of “acquisition proposal” to 50%, which is made on terms which the board of directors of Select (acting through the special committee, if such committee still exists) in good faith determines, based on matters that it deems relevant, including the advice of its independent financial advisor and outside counsel, would, if consummated, result in a transaction that is more favorable to the Select stockholders than the currently contemplated merger (including any changes proposed by Holdings to the terms of the merger agreement in response to such acquisition proposal or otherwise). See “The Merger Agreement-Termination” beginning on page 87.

• Termination Fees

•	If the merger agreement is terminated under certain circumstances, including acceptance of a superior proposal, Select may be required to pay to a Welsh Carson affiliate a $40.0 million termination fee and up to $750,000 in reimbursement of certain out-of-pocket fees and expenses. See “The Merger Agreement-Fees and Expenses; Termination Fee” beginning on page 88.

•	If the merger agreement is terminated by Holdings as a result of a willful and knowing breach of the merger agreement by Select, Select may be required to pay to a Welsh Carson affiliate a $10.0 million liquidated damages payment as Holdings’ and Acquisition Corp.’s sole and exclusive remedy for such breach.

•	If the merger agreement is terminated by Select as a result of a willful and knowing breach of the merger agreement by Holdings or Acquisition Corp., Holdings may be required to pay to Select a $10.0 million liquidated damages payment as Select’s sole and exclusive remedy for such breach. In addition, pursuant to a contingency letter agreement among Welsh Carson, Holdings and Select, in the event of such a termination, Welsh Carson has agreed to contribute to Holdings, with payment to be made directly to Select, up to $10.0 million to satisfy Holdings’ payment obligations to Select, and Select has agreed that it will have no remedy against any person or entity other than the right to receive such payment from Welsh Carson.

• Appraisal Rights

•	Any holder of Select common stock who does not wish to accept the per share merger consideration in cash for such holder’s shares may exercise appraisal rights under the DGCL and elect to have the fair value of the holder’s shares on the date of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to the holder in cash, together with a fair rate of interest, if any, provided that the holder complies with the provisions of Section 262 of the DGCL. To perfect his, her or its appraisal rights under Section 262 of DGCL, a Select stockholder (1) must deliver to Select, before the special meeting, a demand for appraisal and (2) must not vote in favor of the merger agreement or the merger. A stockholder’s vote against the merger agreement or the merger does not constitute a demand for appraisal or a waiver of his, her or its appraisal rights. See “Special Factors-Appraisal Rights” beginning on page 70 and see Appendix C.

QUESTIONS AND ANSWERS ABOUT THE MERGER

      The following section provides brief answers to some of the questions that may be raised by the merger agreement and the merger. This section is not intended to contain all of the information that is important to you. You are urged to read the entire proxy statement carefully, including the information incorporated by reference and the information in the appendices.

      Q: What am I being asked to vote on?

      A: You are being asked to approve and adopt the merger agreement and the merger, which provides for the acquisition of Select by Holdings, and to approve the adjournment of the special meeting to a later date to solicit additional proxies in favor of the approval and adoption of the merger agreement and the merger if there are not sufficient votes for approval and adoption of the merger agreement and the merger at the special meeting. After the merger, Select will become a privately-held company and a wholly-owned subsidiary of Holdings, which will be owned by Welsh Carson, its co-investors and the continuing investors.

      The board of directors, acting upon the unanimous recommendation of the special committee, unanimously approved the merger agreement and the merger. The special committee and the board of directors believe that the terms of the merger agreement and the merger are advisable and procedurally and substantively fair to, and in the best interests of, the unaffiliated stockholders. The board of directors recommends that you vote FOR the grant to the proxyholders of the authority to vote in their discretion with respect to the approval and adoption of the merger agreement and the merger and FOR the approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the approval and adoption of the merger agreement and the merger if there are not sufficient votes for approval and adoption of the merger agreement and the merger at the special meeting.

      Q: What function did the special committee serve with respect to the merger and who are its members?

      A: The principal function of the special committee with respect to the merger was to examine and evaluate the merits of any sale, merger or other similar business combination with Welsh Carson. The special committee is composed of James E. Dalton, Jr. and David S. Chernow, who are not officers or employees of Select and who are independent of and have no economic interest or expectancy of an economic interest in Welsh Carson, Holdings or the surviving corporation. If the merger is completed, the special committee members will receive cash payments for their shares and stock options in an aggregate amount equal to $1,615,728. Because of these interests, the interests of the special committee and the unaffiliated stockholders of Select may not be aligned. The special committee independently selected and retained legal and financial advisors to assist it. See “Special Factors — Background of the Merger” at page 21. The non-employee directors of Select determined that the appointment of an additional representative unaffiliated with Select to act solely on behalf of the stockholders of Select that are not affiliated with the buying group to further protect their interests in connection with the negotiations of the merger agreement or the evaluation of the fairness of the merger was not necessary in light of the creation of the special committee, and the fact that the use of a special committee of this type is a well-recognized mechanism to achieve fairness in transactions such as the merger.

      Q: When and where is the special meeting?

      A: The special meeting of Select stockholders will be held at 9:00 a.m., Eastern Standard Time, on February 24, 2005 at 4716 Old Gettysburg Road, Mechanicsburg, PA 17055.

      Q: Who can vote on the merger agreement?

      A: Stockholders as of the close of business on January 21, 2005, the record date for the special meeting, are entitled to vote on the merger agreement and the merger in person or by proxy at the special meeting. On the record date, 101,989,434 shares of common stock were outstanding and eligible to vote, and there were approximately 93 record holders. A list of stockholders eligible to vote will be available at the offices of Select, 4716 Old Gettysburg Road, Mechanicsburg, Pennsylvania beginning on February 14, 2005. Stockholders may examine this list during normal business hours for any proper purpose relating to the special meeting.

      Q: How many votes do I have?

      A: You have one vote for each share of Select common stock that you owned at the close of business on January 21, 2005, the record date for the special meeting.

      Q: What happens if I do not respond?

      A: The failure to respond by returning your proxy card, or by submitting your proxy via the Internet or by telephone, will have the same effect as voting against the merger agreement and the merger unless you vote for the merger agreement and the merger in person at the special meeting.

      Q: May I vote in person?

      A: Yes. You may attend the special meeting and vote your shares in person, regardless of whether you sign and return your proxy card or submit your proxy via the Internet or by telephone prior to the special meeting. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy from the record holder.

      Q: May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote?

      A: Yes. You may change your vote at any time before your proxy is voted at the special meeting. Regardless of the manner in which you vote, you can do this in one of three ways. First, you can send a written notice revoking your proxy or voting instructions. Second, you can complete and submit a new proxy card or voting instructions bearing a later date, or submit a later vote via the Internet at http://www.proxyvoting.com/sem or by telephone by calling 1-866-540-5760. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

      Q: If my shares are held in “street name” by my broker, will my broker vote my shares for me?

      A: Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided to you by your broker.

      Q: When do you expect the merger to be completed?

      A: The parties to the merger agreement are working toward completing the merger as quickly as possible. If the merger agreement and the merger are approved by the requisite stockholder votes and the other conditions to the merger are satisfied or waived, the merger is expected to be completed promptly after the special meeting.

      Q: Should I send in my stock certificates now?

      A: No. After the merger is completed, the paying agent for the merger will send you a letter of transmittal and written instructions for exchanging your shares of Select common stock for the merger consideration, without interest. You should not send in your Select stock certificates until you receive the letter of transmittal. See “The Merger Agreement — Payment for Shares” beginning on page 75.

      Q: How long after the effective date of the merger will I receive the cash payment for my shares?

      A: We expect the paying agent to distribute letters of transmittal within approximately 10 days after the effective date of the merger. You should expect payment for your shares approximately 20 days after the paying agent receives your properly completed letter of transmittal and stock certificates.

      Q: What is “householding?”

      A: If you and other residents at your mailing address own shares of common stock in “street name,” your broker or bank may have notified you that your household will receive only 1 proxy statement for each company in which you hold stock through that broker or bank. This practice is known as “householding.” Unless you responded that you did not want to participate in “householding,” you were deemed to have consented to the process. Each stockholder will continue to receive a separate proxy card or voting instruction card. If you did not receive an individual copy of this proxy statement, we will send a copy to you if you address a written request to Select Medical Corporation, c/o Investor Relations, 4716 Old Gettysburg Road, P.O. Box 2034, Mechanicsburg, Pennsylvania 17055, or call (717) 972-1100.

      Q: Who can help answer my questions?

      A: The information provided above in the question-and-answer format is for your convenience only and is merely a summary of some of the information contained in this proxy statement. You should carefully read the entire proxy statement, including the information incorporated by reference and the information in the appendices. See “Where Stockholders Can Find More Information” beginning on page 98. If you would like additional copies of this proxy statement, without charge, or if you have questions about the merger, including the procedures for voting your shares, you should contact: Mellon Investor Services at 1-800-756-3353.

      You may also wish to consult your own legal, tax and/or financial advisors with respect to the merger agreement, the merger or the other matters described in this proxy statement.

THE SPECIAL MEETING

General

      The enclosed proxy is solicited by Select on behalf of the board of directors of Select for use at a special meeting of stockholders to be held on February 24, 2005, at 9:00 a.m., Eastern Standard Time, at 4716 Old Gettysburg Road, Mechanicsburg, PA 17055, or at any adjournments or postponements thereof, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. Select intends to mail this proxy statement and accompanying proxy card on or about January 25, 2005 to all stockholders entitled to vote at the special meeting.

      At the special meeting, the stockholders of Select will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 17, 2004, among Holdings, Acquisition Corp. and Select, and the merger contemplated by the merger agreement. You also will be asked to vote on any proposal to approve the adjournment or postponement of the special meeting to a later date to solicit additional proxies in favor of the approval and adoption of the merger agreement and the merger if there are not sufficient votes for approval and adoption of the merger agreement and the merger at the special meeting. Under the merger agreement, Acquisition Corp. will be merged with and into Select, and each issued and outstanding share of Select common stock will be converted into the right to receive $18.00 in cash, without interest, except for:

•	treasury shares of Select common stock, all of which will be canceled without any payment;

•	shares of Select common stock owned by Holdings or Acquisition Corp., which includes any shares contributed to Holdings by the co-investors and the continuing investors prior to the merger in return for equity interests in Holdings; and

•	shares of Select common stock held by stockholders who validly exercise and perfect their appraisal rights in accordance with Delaware law.

      At the effective time of the merger, each outstanding stock option will be canceled in exchange for an amount in cash determined by multiplying (1) the excess of $18.00 over the per share exercise price of the option by (2) the number of shares of Select common stock subject to the option. There are no outstanding stock options under the Select stock option plans with a per share exercise price greater than $18.00 per share. The merger agreement requires the board of directors of Select or any committee administering the stock option plans to take all actions necessary to cause all outstanding stock options granted under the stock option plans to be cancelled as of the effective time of the merger.

      The board of directors, following the unanimous recommendation of the special committee, unanimously approved the merger agreement and the merger. The board of directors recommends that you vote FOR the approval and adoption of the merger agreement and the merger.

Record Date, Quorum and Voting Information

      Only holders of record of Select common stock at the close of business on January 21, 2005, the record date for the special meeting, will be entitled to notice of and to vote at the special meeting. At the close of business on the record date, 101,989,434 shares of Select common stock were outstanding and entitled to vote. Of those shares, 89,072,031 shares were held by stockholders other than Holdings, Acquisition Corp., Welsh Carson, their respective affiliates, their co-investors or the continuing investors. A list of the Select stockholders entitled to vote at the special meeting will be available for review, for any proper purpose relating to the special meeting, at Select’s executive offices during regular business hours for a period of 10 days prior to the special meeting. Each holder of record of Select common stock on the record date will be entitled to 1 vote for each share held. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

      All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in street name for clients typically have the authority to vote on routine proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the approval and adoption of non-routine matters, such as the merger agreement and the merger. Proxies submitted without a vote by the brokers on these matters are referred to as broker non-votes. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

      The affirmative vote of (1) the holders of a majority of the outstanding shares of common stock entitled to vote and (2) the holders of a majority of the outstanding shares of common stock entitled to vote that are not held by Holdings, Acquisition Corp., Welsh Carson, their respective affiliates, their co-investors or the continuing investors is required to approve and adopt the merger agreement and the merger. Accordingly, proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as a vote against approval and adoption of the merger agreement and the merger. The special committee and the board of directors urge the stockholders to complete, sign, date and return the enclosed proxy card in the accompanying self-addressed postage prepaid envelope or to submit their vote through the Internet at http://www.proxyvoting.com/sem or by telephone by calling 1-866-540-5760 as soon as possible. We have been informed that each member of the buying group that is a stockholder of Select intends to vote in favor of the approval and adoption of the merger agreement and the merger.

      Stockholders who do not vote in favor of approval and adoption of the merger agreement and the merger, and who otherwise comply with the applicable statutory procedures and requirements of the DGCL summarized elsewhere in this proxy statement, will be entitled to seek appraisal of the value of their shares as set forth in Section 262 of the DGCL. See “Special Factors — Appraisal Rights” beginning on page 70 and see Appendix C.

      Your shares can be voted at the special meeting only if you are present or represented by proxy. Whether or not you plan to attend the special meeting, you are encouraged to vote by proxy to ensure that your shares will be represented. You have a choice of voting by means of the Internet at http://www.proxyvoting.com/sem, by telephone by calling 1-866-540-5760, or by completing and mailing a proxy card in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to determine which options are available to you. If you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. Also, proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Standard Time, on February 23, 2005.

Proxies; Revocation

      Any person giving a proxy pursuant to this solicitation has the power to revoke the proxy at any time before it is voted at the special meeting. A proxy may be revoked by filing, with the Secretary of Select at Select’s executive offices located at 4716 Old Gettysburg Road, P.O. Box 2034, Mechanicsburg, Pennsylvania 17055, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. Furthermore, if a stockholder’s shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the meeting, the stockholder must obtain from the record holder a proxy issued in the stockholder’s name. If a stockholder has instructed a broker to vote the stockholder’s shares, the stockholder must follow such broker’s directions to change such instructions.

Expenses of Proxy Solicitation

      Select will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders in connection with their proxy. Select has retained Georgeson Shareholder to assist in the solicitation of proxies for a fee of $8,500, plus reimbursement of out-of-pocket expenses. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Select common stock beneficially owned by others to forward to the beneficial owners. Select will reimburse persons representing beneficial owners of its common stock for their costs of forwarding solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or other electronic means, or by personal solicitation by directors, officers or other regular employees of Select or by representatives of Georgeson Shareholder. No additional compensation will be paid to directors, officers or other regular employees of Select for their services in connection with the solicitation of proxies.

Adjournments

      If the requisite stockholder vote approving the merger has not been received at the time of the special meeting, holders of Select common stock may be asked to vote on a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the merger proposal. The board of directors recommends that you vote FOR the approval of any such adjournment or postponement of the meeting, if necessary.

Stock Certificates

      Please do not surrender stock certificates at this time. If the merger is completed, the paying agent for the merger will distribute instructions regarding the procedures for exchanging Select stock certificates for the merger consideration. See “The Merger Agreement — Payment for Shares” beginning on page 75.

THE PARTICIPANTS

Select Medical Corporation
4716 Old Gettysburg Road
P.O. Box 2034
Mechanicsburg, Pennsylvania 17055
(717) 972-1100

      Select Medical Corporation, which is referred to as Select in this proxy statement, is a Delaware corporation headquartered in Mechanicsburg, Pennsylvania, and is a leading operator of specialty hospitals in the United States. After giving effect to the SemperCare acquisition, Select operates 99 long-term acute care hospitals in 26 states. Select operates 4 acute medical rehabilitation hospitals in New Jersey. Select is also a leading operator of outpatient rehabilitation clinics in the United States and Canada, with approximately 750 locations. Select also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites.

      If the merger agreement and the merger are approved and adopted by the Select stockholders at the special meeting and the merger is completed as contemplated, Select will continue its operations following the merger as a private company and wholly-owned subsidiary of Holdings.

EGL Holding Company
c/o Welsh, Carson, Anderson & Stowe IX, L.P.
320 Park Avenue, Suite 2500
New York, New York 10022-6815
(212) 893-9500

      EGL Holding Company, which is referred to as Holdings in this proxy statement, is a Delaware corporation organized by Welsh, Carson, Anderson & Stowe IX, L.P., which is referred to as Welsh Carson in this proxy statement, for the purpose of engaging in the merger and the related transactions. Holdings has not participated in any activities to date other than those incident to its formation, the formation of its wholly-owned subsidiary, Acquisition Corp., and the transactions contemplated by the merger agreement. Holdings is currently a wholly-owned subsidiary of Welsh Carson, and it will be owned by Welsh Carson, its co-investors and the continuing investors immediately following the merger.

      Welsh Carson is an investment partnership organized by Welsh, Carson, Anderson & Stowe, one of the largest private equity firms in the United States and the largest in the world focused exclusively on investments in the healthcare services, information and business services and communications services industries. Since its founding in 1979, Welsh, Carson, Anderson & Stowe has organized 13 private investment partnerships with total capital of more than $11.0 billion and has completed over 200 management buyouts and initial investments. The firm currently invests out of Welsh Carson, a $3.8 billion equity fund, and WCAS Capital Partners IV, L.P., a $1.2 billion subordinated debt fund.

      Welsh Carson’s co-investors are Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Thomas E. McInerney, Robert A. Minicucci, Anthony J. de Nicola, Paul B. Queally, D. Scott Mackesy, Sanjay Swani, John D. Clark, James R. Matthews, Sean M. Traynor, John Almeida, Jonathan M. Rather, certain other employees of an affiliate of Welsh Carson and Kenneth Melkus. The continuing investors are Rocco A. Ortenzio, Select’s Executive Chairman and the chairman of its board of directors, Robert A. Ortenzio, Select’s Chief Executive Officer and a member of its board of directors, various members of the Ortenzio family and entities controlled by one or more of the Ortenzios, Bryan C. Cressey, a director of Select, various investment funds affiliated with Thoma Cressey Equity Partners, a private equity firm which includes Bryan C. Cressey as a principal, Meyer Feldberg, a director of Select, Patricia A. Rice, Select’s President and Chief Operating Officer, Martin F. Jackson, Select’s Chief Financial Officer, S. Frank Fritsch, Select’s Senior Vice President, Human Resources, Michael E. Tarvin, Select’s Senior Vice President, General Counsel and Secretary, James J. Talalai, Select’s Senior Vice President and Chief Information Officer, Scott A. Romberger, Select’s Vice President, Controller and Chief Accounting Officer, Kenneth L. Moore, a Vice President of Select, and Joel T. Veit, a Vice President of Select.

EGL Acquisition Corp.
c/o Welsh, Carson, Anderson & Stowe IX, L.P.
320 Park Avenue, Suite 2500
New York, New York 10022-6815
(212) 893-9500

      EGL Acquisition Corp., which is referred to as Acquisition Corp. in this proxy statement, is a Delaware corporation organized by Welsh Carson for the purpose of engaging in the merger and the related transactions. Acquisition Corp. has not participated in any activities to date other than those incident to its formation and the transactions contemplated by the merger agreement. Acquisition Corp. is a wholly-owned subsidiary of Holdings.

SPECIAL FACTORS

General

      At the special meeting, Select will ask its stockholders to vote on a proposal to approve the merger agreement and the merger of Acquisition Corp. with and into Select. We have attached a copy of the merger agreement as Appendix A to this proxy statement. We urge you to read the merger agreement in its entirety because it is the legal document governing the merger.

Background of the Merger

      Partnerships affiliated with Welsh Carson and Thoma Cressey were initial investors in Select in 1997. Subsequent to Select’s initial public offering in 2001, the partnerships affiliated with Welsh Carson distributed their investment in Select to their respective partners and the partnerships affiliated with Thoma Cressey distributed to their respective partners or disposed of a portion of their investment in Select. As of August 24, 2004 and as of the date of this proxy statement, Welsh Carson and its affiliates (not including any of the co-investors) beneficially owned none of Select’s outstanding common stock. As of August 24, 2004 and as of the date of this proxy statement, Thoma Cressey and its affiliates beneficially owned approximately 2.1% of Select’s outstanding common stock. Russell L. Carson, a managing member of the general partner of Welsh Carson, and Bryan C. Cressey, a partner of Thoma Cressey, have been members of the board of directors of Select since 1997.

      During the week of August 9, 2004, Mr. Carson contacted Rocco A. Ortenzio and informed Mr. Ortenzio that Welsh Carson was interested in exploring the possibility of a going-private transaction with Select. During that conversation, Mr. Carson suggested a meeting between himself and Sean M. Traynor, on behalf of Welsh Carson, and Rocco A. Ortenzio, Robert A. Ortenzio and Martin F. Jackson to discuss whether such transaction was feasible. Subsequent to this conversation, Mr. Jackson suggested that Patricia Rice, Chief Operating Officer of Select, participate in this meeting to discuss Select’s operations.

      On August 16, 2004, Mr. Carson and Mr. Traynor traveled to Select’s headquarters in Mechanicsburg, Pennsylvania to meet with Rocco A. Ortenzio, Robert A. Ortenzio, Mr. Jackson and Mrs. Rice. The discussions included an in-depth review of Select’s historical financial statements, a detailed review of the impact of the recently implemented Medicare prospective payment system, a preliminary analysis of the new regulations adopted on August 2, 2004 by the Centers for Medicare & Medicaid Services, which is referred to as CMS in this proxy statement, that are applicable to long-term acute care hospitals that are operated as “hospitals within hospitals” or as “satellites,” which are referred to as CMS Regulations in this proxy statement, and the potential impact of the CMS Regulations on Select’s business.

      The CMS Regulations are applicable to hospitals within hospitals. Effective for hospital cost reporting periods beginning on or after October 1, 2004, the final rule, subject to certain exceptions, provides long-term acute care hospitals within hospitals with lower rates of reimbursement for Medicare admissions from their hosts that are in excess of specified percentages. For new long-term acute care hospitals within hospitals, the Medicare admissions limitation will be 25%. For existing long-term acute care hospitals within hospitals as of October 1, 2004 that meet specified criteria, which includes all of Select’s long-term acute care hospitals within hospitals, the Medicare admissions limitations will be phased-in over a 4 year period starting with hospital cost reporting periods beginning on or after October 1, 2004, as follows: (i) for discharges during the cost reporting period beginning on or after October 1, 2004 and before October 1, 2005, the Medicare admissions limitation is the percentage of patients admitted from the host during Medicare fiscal year 2004; (ii) for discharges during the cost reporting period beginning on or after October 1, 2005 and before October 1, 2006, the Medicare admissions limitation is the lesser of the percentage of patients admitted from the host during Medicare fiscal year 2004 or 75%; (iii) for discharges during the cost reporting period beginning on or after October 1, 2006 and before October 1, 2007, the Medicare admissions limitation is the lesser of the percentage of patients admitted from the host during Medicare fiscal year 2004 or 50%; and (iv) for discharges during the cost reporting period beginning on or after October 1, 2007, the Medicare admissions limitation is 25%.

      At September  30, 2004, Select operated 83 long-term acute care hospitals. Of this total, 79 operated as hospitals within hospitals. For the 9 months ended September 30, 2004, approximately 60% of the Medicare admissions to Select’s hospitals within hospitals were from host hospitals. For the 9 months ended September 30, 2004, approximately 8% of Select’s hospitals within hospitals admitted 25% or less of their Medicare patients from their host hospitals, approximately 29% of Select’s hospitals within hospitals admitted 50% or less of their Medicare patients from their host hospitals, and approximately 80% of Select’s hospitals within hospitals admitted 75% or less of their Medicare patients from their host hospitals. There are several factors that should be taken into account in evaluating this admissions data. First, the admissions data for the 9 months ended September 30, 2004 is not necessarily indicative of the admissions mix these hospitals will experience in the future. Second, admissions data for the 9 months ended September 30, 2004 includes 6 hospitals that were open for less than 1 year, and the data from these hospitals may not be indicative of the admissions mix these hospitals will experience over a longer period of time.

      The new Medicare host admission limitations are phased in over a 4 year period. Select’s existing hospitals within hospitals will be unaffected by the CMS Regulations until cost reporting periods beginning on or after October 1, 2005, when the limitation on Medicare host admissions drops to 75%. Thus, the CMS Regulations will have no effect on Select’s 2004 financial results. Select’s hospitals within hospitals have cost reporting periods that commence on various dates throughout the calendar year. Consequently, any effect of the new admissions limitations on Select’s hospitals within hospitals may be delayed depending on when a particular hospitals within hospitals’ cost reporting period begins. For example, although approximately 20% of Select’s hospitals within hospitals open at September 30, 2004 admitted more than 75% of their Medicare patients from their host hospitals during the 9 months ended September 30, 2004, only 5 of such hospitals within hospitals have cost reporting periods that will begin after October 1, 2005 and before December 31, 2005. As a result, the CMS Regulations should have only a minimal impact on Select’s 2005 financial results. In order to minimize the more significant impact of the CMS Regulations in 2006 and for the subsequent years, Select intends, during the intervening period, to reevaluate its business plan in each of its hospitals within hospitals markets and develop appropriate strategies to adapt to the CMS Regulations, such as relocating certain hospitals within hospitals to alternative settings.

      The CMS Regulations established exceptions to the Medicare admissions limitations with respect to patients who reach “outlier” status at the host hospital, hospitals within hospitals located in “MSA-dominant hospitals” or hospitals within hospitals located in rural areas. Select does not expect that these exceptions will have any significant applicability to its operations.

      On August 24, 2004, Welsh Carson submitted a letter to the board of directors of Select expressing an interest in exploring an acquisition of all of the outstanding common stock of Select for a cash price of between $16.50 and $17.25 per share. Among other things, Welsh Carson indicated that it anticipated that, if a transaction were consummated, all of Select’s senior management members would retain their current positions and responsibilities and would be provided with the opportunity to participate in the transaction through direct investment and a grant of stock options and/or restricted stock in the acquiring entity. Welsh Carson also requested that Select enter into a 30-day period of exclusive negotiations with Welsh Carson.

      Since certain members of the board of directors of Select had actual or potential conflicts of interest with respect to evaluating a transaction with Welsh Carson, the board of directors of Select on August 25, 2004 appointed David S. Chernow and James E. Dalton, Jr. to a two-member special committee of the board of directors of Select to examine and evaluate the merits of any potential sale, merger or other business combination involving Select that may arise out of the expression of interest received from Welsh Carson. Russell L. Carson and Bryan C. Cressey were not present at this meeting. In connection with their selection, the board of directors of Select determined that the members of the special committee were independent. The special committee members are not officers or employees of Select and are independent of and have no economic interest or expectancy of an economic interest in Welsh Carson, Holdings or the surviving corporation. On August 26, 2004, the board authorized the payment of $65,000 to each member of the special committee as compensation for his service on the special committee and the reimbursement of each member of the special committee for out-of-pocket expenses incurred in connection with service on the special committee. The compensation to be paid to the members of the special committee is not contingent upon the completion of any transaction or any favorable recommendation of the special committee.

      The special committee was given exclusive authority, pursuant to resolutions adopted by the board of directors of Select, to, among other things, evaluate, negotiate and recommend the terms of any proposed transaction and to reject on behalf of Select any offer that the special committee could not favorably recommend to the board of directors of Select. In connection with the Welsh Carson proposal, on September 1, 2004, Welsh Carson entered into a confidentiality and standstill agreement with Select.

      On September 11, 2004, the special committee retained Foley & Lardner LLP as its counsel in connection with its mandate. Upon the recommendation of Foley & Lardner LLP, the special committee retained Morris, Nichols, Arsht & Tunnell, as its special Delaware counsel. The special committee also decided to proceed with the interviews of selected national investment banking firms with the objective of engaging an independent financial advisor for the committee. Shortly after its engagement, Foley & Lardner LLP reviewed with the special committee in detail the fiduciary duties of the members of the special committee in connection with the exercise of their delegated authority. Foley & Lardner LLP also commenced due diligence relating to Select immediately following its engagement by the special committee.

      Between September 15 and September 23, 2004, the special committee interviewed 4 national investment banking firms as candidates to be the financial advisor to the special committee. After evaluating the qualifications, expertise and independence of the firms interviewed, the special committee, on September 24, 2004, retained Banc of America Securities LLC to act as the exclusive financial advisor to the special committee.

      On September 25, 2004, representatives of Banc of America Securities LLC received and began reviewing due diligence materials relating to Select. At the direction of the special committee, during the following three weeks, representatives of Banc of America Securities LLC and Foley & Lardner LLP attended presentations by Select’s management and conducted further due diligence at Select’s principal executive offices in Mechanicsburg, Pennsylvania.

      The special committee held numerous discussions with its financial and legal advisors following their respective engagements in September and into early October and received various presentations from Banc of America Securities LLC and Foley & Lardner LLP with respect to matters being considered by the special committee. The special committee focused particular attention on the CMS Regulations and directed that its advisors do likewise. The special committee considered as a significant factor in its deliberations the impact the CMS Regulations would have on the future financial performance of Select. The special committee noted in particular that, on August 23, 2004, Select issued a press release indicating that Select would re-evaluate its business plan in each of its hospitals within hospitals, or HIHs, markets in light of the adoption of the CMS Regulations. The special committee spent considerable time with its financial and legal advisors discussing the potential ramifications of the CMS Regulations on Select’s business. The special committee also discussed with its financial and legal advisors various types of strategic alternatives with respect to Select, including maintaining the status quo, effecting a leveraged recapitalization through either a share repurchase or a one-time dividend, selling Select’s outpatient rehabilitation division and using the net proceeds to effect a share repurchase or a one-time dividend, or combining with or selling Select to a strategic or another financial party. The special committee directed its advisors to evaluate the merits and considerations of each of those alternatives (as well as any others that the advisors deemed appropriate) and report the results of their evaluation to the special committee. Although the special committee, taking into account all considerations (including its knowledge of the healthcare industry generally and issues related to the CMS Regulations specifically), did not believe that there was a compelling need for Select to enter into any particular transaction, the special committee decided to consider the possibility of a transaction that would enhance stockholder value in light of the Welsh Carson proposal.

      In early October 2004, Thoma Cressey informed the special committee of its interest in possibly participating in the transaction. As a result of Thoma Cressey expressing such interest, and at the direction of the special committee, on October 11, 2004, Thomas Cressey entered into a confidentiality and standstill agreement with Select.

      On October 6, 2004, the special committee met with representatives of Banc of America Securities LLC and Foley & Lardner LLP. Banc of America Securities LLC reviewed with the special committee Banc of America Securities LLC’s preliminary views regarding the Welsh Carson proposal and related matters. In particular, Banc of America Securities LLC reviewed (1) business, financial and public market information relating to Select, including a review of financial projections prepared by Select’s management, (2) sensitivities around the financial projections prepared by Select’s management as adjusted by Banc of America Securities LLC at the direction of the special committee, (3) the financial terms of the Welsh Carson proposal, (4) various types of strategic alternatives with respect to Select, including maintaining the status quo, effecting a leveraged recapitalization through either a share repurchase or a one-time dividend, selling Select’s outpatient rehabilitation division and using the net proceeds to effect a share repurchase or a one-time dividend, combining Select with or selling Select to a strategic or another financial party, and (5) summary valuation ranges relating to Select based on historical trading prices, trading multiples of comparable public companies, multiples paid in selected precedent transactions, estimates of net present value using discounted future cash flows based on financial projections prepared by Select’s management and based on such projections as adjusted by Banc of America Securities LLC at the direction of the special committee, and possible values attainable in a leveraged buyout transaction based on financial projections prepared by Select’s management and based on such projections as adjusted by Banc of America Securities LLC at the direction of the special committee. Banc of America Securities LLC focused a portion of its presentation on the potential financial impact of the CMS Regulations on Select’s business, future performance and future stock price. Following this presentation, the special committee directed Banc of America Securities LLC to refine and prepare additional sensitivities around the financial projections prepared by Select’s management. The special committee also directed Foley & Lardner LLP to consider the future application of the CMS Regulations.

      On October 9, 2004, the special committee met with representatives of Banc of America Securities LLC and Foley & Lardner LLP. Banc of America Securities LLC presented to the special committee updated financial analyses relating to Select. The special committee also discussed additional matters relating to the CMS Regulations and the uncertainty that these regulations created relative to the future execution of Select’s strategic plan. Following this discussion and based on the analyses that it had received to date, the special committee instructed Banc of America Securities LLC to communicate to Welsh Carson that, although the special committee might consider a transaction with Welsh Carson at a higher value, Welsh Carson’s proposed price range of $16.50 to $17.25 per share was not consistent with the special committee’s view of Select’s value. The special committee also instructed Banc of America Securities LLC to advise Welsh Carson that it was not prepared to commit to any exclusive negotiation period with Welsh Carson. The special committee made no determination to sell Select or to otherwise pursue any particular alternative strategy. Banc of America Securities LLC communicated the special committee’s position to Welsh Carson.

      On October 10, 2004, Welsh Carson contacted Banc of America Securities LLC and proposed increasing its per share price range to between $17.35 and $17.45. Welsh Carson also provided an update regarding its financing commitments and remaining due diligence. In addition, Welsh Carson advised Banc of America Securities LLC that it would be amenable to including in the merger agreement (1) a provision allowing Select to pursue a superior alternative transaction during a 10 business day active solicitation period that would commence immediately after the execution of the merger agreement and (2) a provision providing for only a modest break-up fee in the event that the board of directors of Select, acting at the direction of the special committee, terminated the merger agreement to pursue a superior alternative transaction.

      Later on October 10, 2004, the special committee considered the revised proposal from Welsh Carson with Banc of America Securities LLC and Foley & Lardner LLP. The special committee considered the revised proposal in light of the valuation analyses previously prepared by Banc of America Securities LLC as well as the strategic alternatives previously reviewed by the special committee. The special committee and its advisors discussed in great detail the impact that the uncertainty surrounding the CMS Regulations would have on the future financial performance of Select as well as the likelihood that the CMS Regulations would be modified prior to October 1, 2007 when the Medicare admissions threshold from the host hospital would be finally established at 25%. After consideration of these and other factors, including the option of maintaining the status quo or pursuing other possible strategic alternatives, the special committee instructed Banc of

America Securities LLC to communicate to Welsh Carson that its revised range of $17.35 to $17.45 per share was not consistent with the special committee’s view of Select’s value. The special committee reached this conclusion after evaluating various factors, including the relationship of the range of the proposed offer to the valuation ranges prepared by Banc of America Securities LLC, the implications of maintaining the status quo and implementing Select’s strategic plan or pursuing other strategic alternatives in light of the uncertainty created by the CMS Regulations, and the potential impact of these regulations on Select’s future financial performance. Thereafter, the special committee directed Banc of America Securities LLC to advise Welsh Carson that it was not prepared to recommend a price to the board of directors of Select that was less than $18.00 per share, and Banc of America Securities LLC advised Welsh Carson accordingly.

      The special committee met again on October 10, 2004, with Banc of America Securities LLC and Foley & Lardner LLP. At this meeting, Banc of America Securities LLC reported that Welsh Carson had raised its proposed per share range from between $17.35 to $17.45 to between $17.75 to $17.85. Welsh Carson also requested that the special committee advise it of any major issues the special committee might have with respect to the proposed form of merger agreement that Welsh Carson had previously supplied to the special committee. The special committee directed Banc of America Securities LLC to consider the revised price range proposed by Welsh Carson and directed Foley & Lardner LLP to compile a list of key issues relating to the proposed form of merger agreement.

      The special committee met on October 11, 2004, with Banc of America Securities LLC and Foley & Lardner LLP. Foley & Lardner LLP reviewed certain key issues related to Welsh Carson’s form of merger agreement, and Banc of America Securities LLC reviewed its valuation analyses in light of the most recent proposal from Welsh Carson. The special committee again discussed with its advisors the relationship between current and historical stock prices and how such relationship was affected by the uncertainty surrounding the CMS Regulations and their ultimate implementation. The special committee also discussed with its advisors the market check mechanisms that it desired to have incorporated into the merger agreement, namely, a post-signing active solicitation period, with the ability to consider unsolicited proposals after that period, a de minimus break-up fee and a requirement that the transaction be subject to a favorable vote of a majority of shares held by unaffiliated stockholders. The special committee also reviewed the scope of the “fiduciary out” provisions included in the proposed form of merger agreement, noted its desire to delete Holdings’ and Acquisitions Corp.’s proposed contractual right to “top” any superior proposal made by a third party and noted the belief of Foley & Lardner LLP that the representations and warranties contemplated by the proposed agreement were not typical for a public company transaction, especially in a transaction in which senior management was expected to participate. Based on these discussions, the special committee directed Banc of America Securities LLC to advise Welsh Carson that the special committee was not prepared to recommend to the Select board of directors a transaction with a price of less than $18.00 per share. The special committee also indicated its preference that any merger agreement with Welsh Carson would involve a de minimus break-up fee and a 20 business day active post-signing solicitation period. The special committee also advised that it would expect Welsh Carson to have fully executed financing commitments with terms that were acceptable to the special committee in advance of any execution of the merger agreement, and requested from Welsh Carson information regarding the tender offer and consent solicitation that Welsh Carson was proposing for Select’s existing publicly-traded debt securities. Banc of America Securities LLC thereafter communicated the special committee’s positions to Welsh Carson.

      The special committee met later in the afternoon of October 11, 2004 to receive a report from Banc of America Securities LLC on Welsh Carson’s reaction to the committee’s positions. Foley & Lardner LLP also participated in this discussion. Banc of America Securities LLC reported that Welsh Carson was prepared to pay a price of $18.00 per share, but that the length of the active solicitation period and the size of the break-up fee remained open issues. The special committee directed Banc of America Securities LLC to continue to discuss these open issues with Welsh Carson.

      Following further discussions between representatives of Banc of America Securities LLC and Welsh Carson, Banc of America Securities LLC reported to the special committee late in the evening of October 11, 2004 that Welsh Carson had agreed to a 15 business day post-signing active solicitation period and a break-up fee predicated on Welsh Carson having a 48-hour period to “top” any potential superior proposal before the board of directors of Select, acting through the special committee, could terminate the merger agreement. Although this issue, among various other issues in the proposed form of merger agreement, required additional negotiation, the special committee authorized its advisors to continue their discussions in order to determine whether agreement could be reached on the terms of a definitive merger agreement. At the direction of the special committee, Foley & Lardner LLP furnished its comments on the draft merger agreement to Ropes & Gray LLP, counsel for Welsh Carson.

      Throughout the course of the next several days, advisors to the special committee and Welsh Carson participated in active negotiations relating to the draft merger agreement. In addition, advisors to the special committee reviewed initial drafts of the proposed financing commitments that Welsh Carson was seeking to secure and provided comments on such drafts to counsel for Welsh Carson. Welsh Carson and management continued negotiations of the terms of management’s participation in the proposed merger.

      On October 13, 2004, the special committee met with Banc of America Securities LLC and Foley & Lardner LLP. At this meeting, Foley & Lardner LLP reported on the progress of the merger agreement negotiations noting, among other things, that Welsh Carson had been asked to accept a requirement, urged by the special committee, that the transaction, when submitted to stockholders, would be required to receive not only the vote of holders of a majority of shares of Select common stock, but also the vote of the majority of shares held by the unaffiliated stockholders. Foley & Lardner LLP also noted that, at the direction of the special committee, Welsh Carson had been asked to delete from the draft merger agreement a contractual right of Holdings or Acquisition Corp. to “top” any superior proposal made by a third party for a period of 48 hours. At the meeting, Banc of America Securities LLC also reviewed with the special committee recommended procedures for effecting the post-signing active solicitation and the time period during which such solicitation reasonably could be accomplished. At the conclusion of the meeting, the special committee directed Foley & Lardner LLP to continue with the negotiation of the merger agreement.

      On October 15, 2004, the special committee met with Banc of America Securities LLC and Foley & Lardner LLP and received a report on the status of the merger agreement negotiations. The special committee discussed in detail the open issues relating to the merger agreement, including the mechanics of the post-signing active solicitation process and the terms of the “fiduciary out” provisions that would allow, under certain circumstances, the board of directors of Select, acting at the direction of the special committee, to terminate the merger agreement in order to pursue a superior proposal. The special committee also reviewed in detail the status and terms of the proposed financing commitments being negotiated by Welsh Carson, focusing particular attention on the conditions precedent to the receipt of such financing. The special committee requested that Banc of America Securities LLC provide further analysis of pro forma financial projections and the leverage profile for Select after consummation of the proposed transaction. The special committee also directed Foley & Lardner LLP to continue with the negotiation of the merger agreement.

      The special committee also received a preliminary report from its advisors on the proposed terms of the arrangement between management and Welsh Carson relative to senior management’s participation in the proposed transaction. The special committee directed its advisors to provide further background and analysis about the proposed management arrangements.

      The special committee met several times on October 16, 2004 with Banc of America Securities LLC and Foley & Lardner LLP. The special committee received updated reports regarding the status of the merger agreement negotiations, the terms of the financing commitments, including equity commitments proposed by each of Welsh Carson and Thoma Cressey, the proposed arrangements between senior management and Holdings relative to senior management’s participation in the proposed transaction and an analysis of pro forma financial projections and the leverage profile for Select after the consummation of the proposed transaction. Banc of America Securities LLC again reviewed its financial analyses relating to the $18.00 per share purchase price. After a thorough discussion, the special committee directed its advisors to continue negotiations with Welsh Carson on various issues related to the merger agreement and financing commitments, including the special committee’s position that it would not accept any obligation to disclose the identity of parties participating in the post-signing solicitation process to Holdings or Acquisition Corp. or provide Holdings or Acquisition Corp. with any contractual right to “top” a superior proposal for a period of up to 48 hours. As directed by the special committee, the advisors communicated the special committee’s position to Welsh Carson and its counsel.

      Foley & Lardner LLP and Ropes & Gray LLP continued and ultimately completed their negotiations during the course of the day on October 17, 2004. The special committee then met late in the afternoon of October 17, with Banc of America Securities LLC and Foley & Lardner LLP. At this meeting, Foley & Lardner LLP reviewed in detail the fiduciary duties of the special committee and other legal considerations that the special committee should take into account in connection with its deliberations regarding the proposed transaction. The special committee reviewed in detail the proposed terms of the merger agreement with Foley & Lardner LLP, including the fact that the agreement contained a provision providing for a 15 business day post-signing active solicitation period during which Select would be permitted to solicit superior acquisition proposals, and if during such period Select received a proposal that it believed could lead to a superior proposal, it could continue to provide information and have discussions with respect to such proposal after the expiration of such period. The special committee also considered the fact that the agreement included “fiduciary out” provisions under which Select would be permitted to respond to unsolicited superior proposals even after the expiration of the 15 business day post-signing active solicitation period. In addition, it was noted that the agreement contained no contractual right for Holdings or Acquisition Corp. to “top” a superior proposal or to learn the identity of parties who responded favorably to the post-signing active solicitation process or who otherwise expressed an interest in acquiring Select pursuant to a superior proposal. The special committee also noted that the proposed form of merger agreement contained a $40.0 million break-up fee, an expense reimbursement provision providing for a payment of up to $750,000 and a $10.0 million liquidated damages clause in the event the merger agreement is terminated due to a willful and knowing breach of the merger agreement by any of the parties to the agreement. The special committee also received reports on the final proposed terms for senior management personnel in connection with their participation in the transaction as well as the final proposed terms of the financing commitments secured by Welsh Carson, including the terms of equity commitments to be provided by affiliates of Welsh Carson and Thoma Cressey. Banc of America Securities LLC presented materials to the special committee, which included, among other information, (1) updated business, financial and public market information regarding Select and (2) a summary of valuation ranges for Select based on historical trading prices, comparable public companies, selected precedent transactions, estimates of net present value using discounted future cash flows based on financial projections prepared by Select’s management, and possible value attainable in a leveraged buyout transaction based on financial projections prepared by Select’s management. Banc of America Securities LLC then reviewed the terms of its proposed fairness opinion and indicated that Banc of America Securities LLC was prepared to issue its fairness opinion if the special committee made a final decision to go forward with the transaction. The special committee noted that the immediate return provided by the merger consideration removed the uncertainties regarding achieving projected operating results and share values in the future or pursuing other strategic alternatives. In this regard, the special committee considered as a significant factor the potential impact of the CMS Regulations on Select. After further discussion, the special committee adopted resolutions supporting the transaction, declaring that the terms of the merger and the merger agreement were advisable and fair to, and in the best interests of, the unaffiliated stockholders and recommending that the board of directors of Select approve and declare advisable the merger and the merger agreement.

      Following the special committee’s meeting on October 17, 2004, the full board of directors of Select met. All of Select’s directors were present for this meeting, including Mr. Rocco Ortenzio, Mr. Robert Ortenzio, Mr. Carson and Mr. Cressey. Dechert LLP, counsel for Select, reviewed the fiduciary duties of the board of directors under Delaware law in connection with the board’s consideration of the proposed transaction. The special committee informed the board of directors of Select about its deliberations and the factors that it had considered in reaching its conclusions to recommend the merger to the full board of directors. Banc of America Securities LLC presented its financial analysis of the proposed transaction, which was the same analysis presented to the special committee earlier in the day. Banc of America Securities LLC delivered its written opinion dated October 17, 2004, which stated that, as of that date, and based upon and subject to the assumptions made, matters considered, qualifications and limitations set forth in the written opinion, the consideration of $18.00 per share in cash to be received by the unaffiliated stockholders was fair from a financial point of view to such unaffiliated stockholders. Foley & Lardner LLP also reviewed in detail with the board of directors of Select the draft of the merger agreement, the final terms of the proposed financing commitments and the proposed terms pursuant to which senior management would participate in the transaction. The board of directors of Select also considered the special committee’s conclusion that the merger consideration, at $18.00 per share, was fair and provided an immediate cash return to stockholders, at a premium over recent stock market prices. The board of directors of Select also considered that the immediate cash return removed the significant uncertainties regarding achieving projected operating results and share values in the future or pursuing other strategic transactions, especially in light of the uncertainty created by the CMS Regulations. During the course of the meeting, the directors of Select who were affiliated with Welsh Carson, its co-investors and the continuing investors and those directors who are paid advisors to Welsh Carson excused themselves from the meeting, and the remaining directors met with the special committee to discuss the terms of the transaction and the advisability and fairness of proceeding with the transaction as proposed. Following this session, these directors unanimously agreed that it was in the best interests of the unaffiliated stockholders to proceed with the transaction. Thereafter, and based on the factors described above, the board of directors with all members present unanimously adopted the recommendation of the special committee, declared that the terms of the merger and the merger agreement were advisable and procedurally and substantively fair to, and in the best interests of, the unaffiliated stockholders and approved the merger agreement and the merger.

      On the morning of October 18, 2004, Select issued a press release announcing that it had entered into a definitive merger agreement with Holdings and Acquisition Corp.

Post-Execution Solicitation

      The merger agreement permitted Select to solicit acquisition proposals from October 17 through 12:01 a.m. Eastern Standard Time on November 6, 2004. During that time, Banc of America Securities LLC, at the direction of the special committee, contacted 37 potential purchasers (14 strategic parties and 23 financial parties), and 1 potential purchaser entered into a confidentiality agreement with Select. Select did not receive any written indications of interest during the solicitation period. On November 5, 2004, the potential purchaser that executed a confidentiality agreement with Select indicated that it would not proceed with any further consideration of a transaction with Select. No potential purchasers made an acquisition offer or otherwise indicated any interest in paying a price for shares of Select common stock exceeding $18.00 per share.

Acquisition of SemperCare, Inc.

      On November 4, 2004, Select advised the special committee that it was in active negotiations to acquire SemperCare and provided preliminary background information on the proposed terms of the transaction. Select advised the special committee that Holdings and Acquisition Corp. were prepared to consent to the consummation of the SemperCare acquisition in accordance with the terms of the merger agreement.

      On November 5, 2004, the special committee met with Banc of America Securities LLC and Foley & Lardner LLP to discuss the impact of the proposed SemperCare acquisition on the special committee’s prior recommendation to the full board of directors of Select with respect to the advisability of the merger and the merger agreement with Holdings and Acquisition Corp. At the conclusion of this meeting, the special committee directed Banc of America Securities LLC to undertake due diligence relative to the SemperCare acquisition and to update its fairness opinion on the assumption that the SemperCare transaction would be effected prior to the merger. The special committee also directed Banc of America Securities LLC and Foley & Lardner LLP to review the proposed form of acquisition agreement relating to the SemperCare acquisition as well as to identify any additional execution risk that the SemperCare acquisition might impose on the merger, including the ability of Holdings to secure the necessary financing.

      During the course of the next several days, the advisors to the special committee began their due diligence investigations regarding SemperCare. The special committee met on November 10, 2004 to receive an update on the process and to review in greater detail the proposed terms of the SemperCare acquisition. The special committee directed its advisors to continue their work.

      The special committee met on November 17, 2004 with Banc of America Securities LLC and Foley & Lardner LLP. Banc of America Securities LLC reviewed the due diligence work that it had completed and Foley & Lardner LLP reviewed the terms of the proposed acquisition agreement relating to the SemperCare acquisition. The special committee also reviewed a revised analysis of pro forma financial projections and the leverage profile for Select, assuming completion of the merger as well as consummation of the SemperCare acquisition prior to the merger. Banc of America Securities LLC and Foley & Lardner LLP discussed with the special committee their respective views of the execution risk that the SemperCare acquisition might impose on the merger, including with respect to obtaining the financing necessary to complete the merger. Banc of America Securities LLC also reviewed with the special committee its financial analysis related to Select on the assumption that the SemperCare acquisition would be consummated prior to the merger.

      The special committee met again in the morning of November 18, 2004 with Banc of America Securities LLC and Foley & Lardner LLP. Banc of America Securities LLC presented materials to the special committee, which included, among other information, an updated summary of valuation ranges for Select (assuming consummation of the SemperCare acquisition) based on historical trading prices, comparable public companies, selected precedent transactions, estimates of net present value using discounted future cash flows based on financial projections prepared by Select’s management, and possible value attainable in a leveraged buyout transaction based on financial projections prepared by Select’s management. Banc of America Securities LLC then reviewed the terms of its proposed updated fairness opinion and indicated that Banc of America Securities LLC was prepared to reissue its fairness opinion if the special committee made a final decision to reaffirm its recommendation relative to the merger and the merger agreement with Holdings and Acquisition Corp. The special committee again reviewed the leverage profile of Select assuming completion of the SemperCare acquisition and considered the execution risk posed by the SemperCare acquisition relative to the consummation of the merger as well as the perceived benefits of the SemperCare acquisition. After further discussion, the special committee reaffirmed its recommendation to the board of directors of Select relative to the merger and the merger agreement in light of the proposed SemperCare acquisition, provided that one of the following actions was completed prior to the execution of a definitive agreement with respect to the SemperCare acquisition: (1) the modification of Holdings’ existing bank financing commitment letters to provide for the SemperCare acquisition; (2) the procurement of an additional equity commitment by Holdings to satisfy any shortfall created by the SemperCare acquisition; or (3) the incorporation into the SemperCare agreement of a financing contingency that would condition the closing of the SemperCare acquisition on Holdings’ ability to obtain the financing necessary to complete the transactions contemplated by the merger agreement with Holdings and Acquisition Corp.

      Following the special committee’s meeting on November 18, 2004, the full board of directors of Select met. Each of the members of the board of directors of Select was present at this meeting, including Mr. Rocco Ortenzio, Mr. Robert Ortenzio, Mr. Carson and Mr. Cressey. After receiving the recommendation of the special committee and the updated fairness opinion of Banc of America Securities LLC, the board of directors unanimously approved the SemperCare acquisition. After such approval but prior to the execution by Select of the SemperCare acquisition agreement, Holdings and Acquisition Corp. consented to the SemperCare acquisition. In addition, as required by the special committee, Welsh Carson agreed that in the event that the existing debt financing commitment letters could not be amended to provide for additional borrowings to cover the $100.0 million purchase price for the SemperCare acquisition, Welsh Carson would provide the additional equity necessary to finance any shortfall in the financing. Select and Camp Hill Acquisition Corp. signed the definitive agreement to acquire SemperCare on November 19, 2004. The debt financing commitment letters were subsequently amended in December 2004. The SemperCare acquisition closed effective as of January 1, 2005.

Recommendation of the Special Committee and the Board of Directors and Reasons for the Merger

      The special committee of the board of directors unanimously determined that the terms of the merger agreement, including the merger consideration of $18.00 per share of common stock, and the merger are advisable and fair to, and in the best interests of, the unaffiliated stockholders. As a result, the special committee unanimously adopted resolutions supporting the merger and recommending that the board of directors approve and declare advisable the merger agreement and the merger. In making these determina-

tions, the special committee considered a number of factors, as more fully described above under “— Background of the Merger” and below under “— Reasons for the Special Committee’s Determination.”

      After receiving the special committee’s recommendation, the members of the board of directors who are not affiliated with Welsh Carson, its co-investors and the continuing investors and who are not paid advisors to Welsh Carson met with the special committee to discuss the terms of the merger agreement and the advisability and fairness of the merger as proposed. These members of the board of directors control 240,936 shares (or approximately 0.2% of the voting shares of common stock of Select). Following this meeting, these members of the board of directors unanimously agreed that it was in the best interests of the unaffiliated stockholders to proceed with the merger. Thereafter, the board of directors, with all members present, adopted the recommendation of the special committee, found that the merger agreement and the merger were advisable and procedurally and substantively fair to, and in the best interests of, the unaffiliated stockholders and unanimously approved the merger agreement and the merger. The board of directors recommends that stockholders vote FOR the approval and adoption of the merger agreement and the merger.

      Reasons for the Special Committee’s Determination. The members of the special committee are David S. Chernow and James E. Dalton, Jr. The special committee members are not officers or employees of Select and are independent of and have no economic interest or expectancy of an economic interest in Welsh Carson, Holdings or the surviving corporation. If the merger is completed, then each special committee member will receive cash payments for their shares and stock options in an aggregate amount equal to $1,615,728. See “— Interests of Select Directors and Executive Officers in the Merger” beginning on page 50. Whether the merger is completed or not, each special committee member will be paid $65,000 for such member’s service on the special committee and will be reimbursed for out-of-pocket expenses incurred in connection with service on the special committee. As members of the board of directors, the special committee members will also benefit from the indemnification, insurance and related provisions contained in the merger agreement with respect to their acts or omissions as directors. Because of these interests, the interests of the special committee and the unaffiliated stockholders of Select may not be aligned.

      In recommending the approval of the merger agreement and the merger to the board of directors, the special committee considered the following material factors that it believed supported its recommendation:

•	the merger consideration of $18.00 per share was payable in cash and represented a substantial premium over the market price of common stock of Select before the public announcement of the execution of the merger agreement, namely, an approximately 26.6% premium over the stock market closing price of $14.22 per share on October 15, 2004 and an approximately 35.5% premium over the average stock market closing price of $13.28 per share for the 30 trading days preceding the public announcement of the execution of the merger agreement;

•	the written opinion of Banc of America Securities LLC, dated October 17, 2004 (which was subsequently updated on November 18, 2004), to the special committee and the board of directors indicating that, as of that date, and based upon and subject to the assumptions made, matters considered, qualifications and limitations set forth in the written opinion, the cash merger consideration of $18.00 per share to be received by the unaffiliated stockholders was fair from a financial point of view to the unaffiliated stockholders, which opinion the special committee considered in its totality, and the specific financial analyses presented by Banc of America Securities LLC in connection with the delivery of its fairness opinion, which analyses related to summary valuation ranges relating to Select based on historical trading prices, trading multiples of comparable public companies, premiums paid in other transactions, estimates of future discounted cash flows based on estimates provided by Select management, and possible values attainable in a leveraged buyout transaction based on management’s estimates;

•	the ability of the unaffiliated stockholders to recognize a significant cash value through the cash proceeds of the merger versus continued risk of operating as a stand-alone company, taking into account uncertainties relating to reimbursement by governmental programs, including uncertainties regarding the impact of the CMS Regulations on the future operations and financial performance of

Select, as well as uncertainties associated with achieving management’s projections, which risks and uncertainties will be borne solely by Holdings after the merger, and not by the public stockholders;

•	the special committee’s familiarity with Select’s recent, current and anticipated future financial performance, including operational uncertainties due to changes in reimbursement practices by governmental programs, changes arising from the CMS Regulations and, more generally, changes in the healthcare industry environment and the effects of such uncertainties on the potential stock market performance of Select common stock;

•	the terms of the merger agreement, including the cash price, the ability and intent of Select, acting through the special committee, to solicit other possible buyers through November 5, 2004, the ability to consider unsolicited offers by other possible buyers after that date, the requirement that the merger receive the approval of not only the holders of a majority of shares of Select common stock but also the holders of a majority of Select common stock excluding Holdings, Acquisition Corp., Welsh Carson, their respective affiliates, their co-investors and the continuing investors, and the amount of the termination fee (which the special committee believed should not unduly discourage other possible buyers from offering acquisition proposals that are more favorable than the transactions contemplated by the merger agreement);

•	the fact that the merger agreement permitted Select not only to solicit acquisition proposals from other possible buyers through November 5, 2004 but also permits Select to, even after November 5, 2004, provide information and participate in negotiations with respect to other possible buyers that have submitted acquisition proposals under certain circumstances described in the merger agreement and, in either such case, to terminate the merger agreement to accept a superior acquisition proposal;

•	the intention to solicit, with the assistance of Banc of America Securities LLC, acquisition proposals from other possible buyers for a period of time as permitted by the merger agreement and to terminate the merger agreement to accept a superior acquisition proposal from another possible buyer;

•	the lack of any obligation by Select to provide Holdings or Acquisition Corp., prior to the termination of the merger agreement, with notice of the receipt of acquisition proposals from other possible buyers, the identity of the party submitting acquisition proposals or the terms and conditions of acquisition proposals or of any contractual right contained in the merger agreement that would permit Holdings or Acquisition Corp. to “top” any superior acquisition proposal from another possible buyer prior to effecting the termination of the merger agreement;

•	its review of the alternatives to a sale of Select, including maintaining the status quo, effecting a recapitalization/share repurchase or extraordinary dividend transaction, selling Select’s outpatient division, combining Select with or selling Select to a strategic party or effecting a leveraged buyout of Select;

•	Holdings’ agreement that any impact of the CMS Regulations will not constitute a material adverse effect with respect to Select that would result in the failure by Select to satisfy a condition to the closing of the merger;

•	the fact that the stock market price of Select common stock and, as a result, the stockholders of Select, would be susceptible to adverse effects of earnings fluctuations that may result from further changes in reimbursement practices by governmental programs, changes arising from the CMS Regulations and, more generally, changes in the healthcare industry environment, at least in the short term;

•	that Select’s repurchases of shares of its common stock during the last 2 years were completed at prices substantially below $18.00 per share;

•	the nature of the financing commitments received by Holdings and Acquisition Corp. with respect to the merger, including the conditions to those financing commitments; and

•	the proposed terms of the tender offer for Select’s outstanding 9 1/2% senior subordinated notes due 2009 and 7 1/2% senior subordinated notes due 2013 and the likely success of the tender offers.

      The special committee did not consider any firm acquisition proposals from other possible buyers with respect to a merger or consolidation, sale of assets or other change of control of Select because the special committee was not aware that any such proposals were made during the past 3 years. Similarly, the special committee did not assign any significance to recent purchases of Select common stock by members of the buying group described under “— Position of the Buying Group as to the Fairness of the Merger” beginning on page 43, as those purchases were completed as a result of the exercise of employee and director stock options. The special committee did not consider the historical market prices of Select’s common stock prior to May 12, 2004, the day after CMS announced a proposed regulatory change affecting reimbursement rates applicable to Select’s long-term acute care hospitals that resulted in the adoption of the CMS Regulations on August 2, 2004, as a material factor because those prices do not reflect the effect of the CMS Regulations on Select and its business. In addition, the special committee did not consider a possible liquidation transaction as a viable alternative. Select is essentially a service company, and its tangible assets are incidental to its service operations. As a result, the value of Select is tied to its existence as an integrated going concern. Moreover, a portion of Select’s success is attributable to its market share and market presence. As a result, the special committee concluded that any liquidation of Select’s assets, or any break-up, spin-off and piecemeal sale of Select’s business or assets, would not maximize stockholder value. Therefore, the special committee did not consider a possible liquidation value. Further, the special committee did not consider net book value, which is an accounting concept, as a factor because the merger consideration of $18.00 per share is significantly higher than $4.72, the net book value per share of Select common stock at September 30, 2004.

      The special committee also determined that the merger is procedurally fair because, among other things:

•	the board of directors established a special committee of independent directors to consider and negotiate the merger agreement, and the special committee retained its own independent counsel and its own independent financial advisor who have extensive experience in transactions similar to the merger;

•	the special committee consists solely of directors who are not officers or employees of Select, and who are independent of and have no economic interest or expectancy of an economic interest in Welsh Carson, Holdings or the surviving corporation (If the merger is completed, then the special committee members will, however, like all other Select stockholders and option holders receive cash payments for their shares and stock options in an aggregate amount equal to $1,615,728. See “— Interests of Select Directors and Executive Officers in the Merger” beginning on page 50. Whether the merger is completed or not, each special committee member will be paid $65,000 for his service on the special committee, and will be reimbursed for out-of-pocket expenses incurred in connection with his service on the special committee. As members of the board of directors, the special committee members will also benefit from the indemnification, insurance and related provisions contained in the merger agreement with respect to their acts or omissions as directors);

•	the special committee was given exclusive authority, pursuant to resolutions adopted by the board of directors, to, among other things, evaluate, negotiate and recommend the terms of any proposed transaction and to reject on behalf of Select any offer that the special committee could not favorably recommend to the board of directors;

•	the cash merger consideration of $18.00 per share and other terms and conditions of the merger agreement resulted from arm’s-length negotiations between the special committee and Welsh Carson;

•	the merger must be approved not only by the holders of a majority of shares of Select common stock but also by holders of a majority of the shares of Select common stock excluding Holdings, Acquisition Corp., Welsh Carson, their respective affiliates, their co-investors and the continuing investors;

•	Select issued a press release regarding the merger in which it publicly announced its ability to actively solicit other possible buyers through November 5, 2004 and to respond to unsolicited acquisition proposals from other possible buyers after November 5, 2004 if the special committee determines that the unsolicited acquisition proposals could lead to a superior proposal;

•	subject to certain conditions, including the payment of a termination fee under certain circumstances, the merger agreement permits the board of directors, acting through the special committee, to exercise its fiduciary duties to consider alternative transactions, particularly if it believes that an acquisition proposal received from another possible buyer after the date of the merger agreement could result in a superior proposal;

•	the special committee believed, based on information provided by its financial advisor that the termination fee of $40.0 million (or less than 2% of the equity value and the enterprise value of the transaction) was lower than or comparable to termination fees in most public company merger transactions, even considering the requirement that Select reimburse up to $750,000 of certain expenses incurred by Welsh Carson and its affiliates in connection with the merger, and that these obligations should not unduly discourage other possible buyers from offering acquisition proposals that are more favorable than the merger agreement proposed by Welsh Carson; and

•	under Delaware law, the stockholders of Select have the right to demand appraisal of their shares, which rights are described below under “— Appraisal Rights” beginning on page 70 and Appendix C.

      In light of the creation of the special committee and the fact that the use of a special committee of this type is a well-recognized mechanism to achieve fairness in transactions such as the merger, the non-employee directors of Select determined that the appointment of an additional representative unaffiliated with Select to act solely on behalf of the stockholders of Select that are not affiliated with the buying group to further protect their interests in connection with the negotiation of the merger agreement or the evaluation of the fairness of the merger was not necessary.

      In connection with its review of the merger agreement, the merger and the related transactions, the special committee also considered the following risks and other potentially material negative factors concerning the merger:

•	the fact that the obligation of Holdings to complete the merger is conditioned upon the receipt of financing by Holdings and Acquisition Corp., as discussed below in “— Merger Financing” beginning on page 56, and that Holdings and Acquisition Corp. may not secure any financing for a variety of reasons, including reasons beyond the control of Select, Holdings or Acquisition Corp.;

•	the specific wording of language in the merger agreement and in Holdings’ financing commitments relating to the occurrence of a material adverse effect on Select’s business that could cause the merger not to close, including the fact that, even though the risk of a material adverse effect arising from the CMS Regulations was assumed by Holdings and its lenders, the risk of a material adverse effect arising from other changes or proposed changes in laws (including laws regarding payment or reimbursement from government payors) will generally be borne by Select and not by Holdings;

•	the fact that that the obligation of Holdings to complete the merger is conditioned upon the tender of not less than a majority of the aggregate principal amount of Select’s outstanding 9 1/2% senior subordinated notes due 2009 and 7 1/2% senior subordinated notes due 2013 and that the obligation of Holdings to complete the merger is conditioned upon the total number of dissenting shares not exceeding 8% of the issued and outstanding shares of Select common stock as of the effective time of the merger;

•	the fact that if the merger is not consummated under circumstances further discussed in “The Merger Agreement — Termination” beginning on page 87 and “The Merger Agreement — Fees and Expenses; Termination Fee” beginning on page 88, Select may be required to pay a termination fee to Holdings and to reimburse Holdings for certain expenses;

•	the terms of senior management participation in the merger and the fact that Welsh Carson, its co-investors and the continuing investors, including senior members of Select management, have interests in the merger that are different from, or in addition to, those of the unaffiliated stockholders, including equity interests in Holdings, continued employment with the surviving corporation, payments in connection with respect to outstanding stock options and benefits from the indemnification, insurance and related provisions in the merger agreement;

•	the fact that, after the effective date of the merger, the unaffiliated stockholders would cease to participate in any future earnings growth of Select or benefit from any increase in the value of Select;

•	the fact that the unaffiliated stockholders, after the effective date of the merger, would be required to surrender their shares involuntarily in exchange for a cash price determined by the special committee and the board of directors and would not have the right to liquidate their shares at a time and for a price of their own choosing; and

•	the fact that the merger would be taxable and that the stockholders of Select may face taxation on the proceeds of the merger, thereby potentially foregoing the deferral of taxation on their shares.

      In addition to considering the positive and negative factors of the merger and the merger agreement, the special committee discussed the positive and negative factors of certain alternatives that did not involve a change of control of Select. These alternatives included the maintenance of the status quo, the completion of a leveraged recapitalization through either a share repurchase or a one-time dividend and the sale of Select’s outpatient division and use of the proceeds to effect a share repurchase or a one-time dividend.

•	The special committee determined that an attempt by Select to maintain the status quo would allow Select stockholders to retain control of Select and, as a result, benefit from any future growth of Select’s business. However, in the special committee’s view, this benefit was outweighed by the negative factors associated with attempting to maintain the status quo, which include the potential volatility of Select’s future financial success, if any, in light of the anticipated need for Select to develop and implement a new business model and incur increased capital costs and expenses over the next three or four years as a result of the impact of the CMS Regulations, among other factors.

•	The special committee determined that the completion of a leveraged recapitalization through either a share repurchase or a one-time dividend would provide the advantage of allowing non-selling stockholders to retain control of Select while providing selling stockholders with cash proceeds in a potentially tax efficient manner. However, the special committee determined that various negative factors outweighed the advantages of a recapitalization. These negative factors included the recapitalization’s anticipated negative impact on Select’s stock price, the potential that the recapitalization would signal a lack of growth opportunities for Select’s business, the likely reduction of Select’s liquidity and public float as a result of the recapitalization and the absence of any mitigation of the risks borne by stockholders, including the risks relating to uncertainties arising from the CMS Regulations.

•	The special committee also determined that the positive factors associated with the sale of Select’s outpatient division were outweighed by the negative factors. While the sale of Select’s outpatient division might provide Select with the ability to obtain cash proceeds for the purpose of effecting a share repurchase or one-time dividend in a manner that does not require a change of control of Select, the special committee determined that the prospects for completing a successful sale were limited. In this regard, the special committee determined that Select would face several challenges associated with identifying a buyer willing to pay fair value for the outpatient division, separating the outpatient division from Select’s other business segments and managing Select’s other business segments without disruption in the face of any pending sale. Moreover, the sale of Select’s outpatient division presented challenges in respect of structuring a transaction in a tax efficient manner and would not result in the mitigation of the significant risks borne by stockholders, including the risks associated with the uncertainties arising from the CMS Regulations.

      The foregoing describes all of the material factors considered by the special committee in its consideration of the merger and various alternatives to the merger. After considering these factors, the special committee concluded that the positive factors relating to the merger outweighed the negative factors and that the merger constituted a more attractive transaction for stockholders than the alternatives described above. Because of the variety of factors considered, the special committee did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. In addition, each member of the special committee may have assigned different weights to various factors. The determination of the special committee was made after consideration of all factors taken as a whole.

      Reasons for the Board of Directors’ Determination. The board of directors of Select consists of 10 directors, 2 of whom serve on the special committee. In reporting to the Select board of directors regarding its determination and recommendation, the special committee, with its legal and financial advisors participating, advised the other members of the board of directors of the course of negotiations with Welsh Carson and its legal counsel, its review of the merger agreement and the related financing commitments and the factors that the special committee considered in reaching its determination that the terms of the merger agreement and the merger are advisable and fair to, and in the best interests of, the unaffiliated stockholders. On October 17, 2004, Banc of America Securities LLC presented to the board of directors of Select its financial analysis of the proposed transaction and delivered its written opinion, dated October 17, 2004 (which was subsequently updated on November 18, 2004), to the special committee and the board of directors which stated that, as of that date, and based upon and subject to the assumptions made, matters considered, qualifications and limitations set forth in the written opinion, the consideration of $18.00 per share in cash to be received by the unaffiliated stockholders was fair from a financial point of view to the unaffiliated stockholders. After receiving the special committee’s recommendation with respect to the approval of the merger agreement and the merger and listening to the presentation of Banc of America Securities LLC, the members of the board of directors who are affiliated with the buying group and the members of the board of directors who are paid advisors to Welsh Carson excused themselves from the meeting, and the remaining directors met with the special committee to discuss the terms of the merger and the advisability and fairness of proceeding with the merger. Following this meeting, these directors unanimously agreed that it was in the best interests of the unaffiliated stockholders to proceed with the merger. Thereafter, the board of directors, with all members present, adopted the recommendation of the special committee, found that the merger agreement and the merger are advisable and procedurally and substantively fair to, and in the best interests of, the unaffiliated stockholders and unanimously approved the merger agreement and the merger. As part of its determination with respect to the merger set forth below, the board of directors adopted the fairness analysis and conclusion of the special committee and relied upon the analyses and opinion of Banc of America Securities LLC, and the factors, both positive and negative, considered by the special committee in respect of such fairness analysis and conclusion, based upon the board of directors’ view as to the reasonableness of such fairness analysis and conclusion. In light of the wide variety of factors considered in its evaluation of the merger, the board of directors did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. Instead, the board of directors based its position on the totality of the information presented and considered.

      The Select board of directors believes that the merger agreement and the merger are advisable and procedurally and substantively fair to, and in the best interests of, the unaffiliated stockholders. The board of directors adopted the special committee’s analysis and conclusions, which included both positive and negative factors. See “— Recommendation of the Special Committee of the Board of Directors and Reasons for the Merger — Reasons for the Special Committee’s Determination.” In reaching this conclusion, the board of directors considered the following material items:

•	the merger consideration of $18.00 per share was payable in cash and represented a substantial premium over the market price of common stock of Select before the public announcement of the execution of the merger agreement, namely, an approximately 26.6% premium over the stock market closing price of $14.22 per share on October 15, 2004 and an approximately 35.5% premium over the average stock market closing price of $13.28 per share for the 30 trading days preceding the public announcement of the execution of the merger agreement;

•	the $18.00 per share merger consideration and other terms and conditions of the merger agreement resulted from arm’s-length negotiations between the special committee and Welsh Carson;

•	Select’s repurchases of shares of its common stock during the last 2 years were at prices substantially below $18.00 per share;

•	the special committee consists solely of directors who are not officers or employees of Select, are independent of and have no economic interest or expectancy of an economic interest in Welsh Carson, Holdings or the surviving corporation;

•	the special committee retained its own independent financial and legal advisors who have extensive experience in transactions similar to the merger, conducted extensive negotiations with Welsh Carson and had the authority to reject the transactions proposed by Welsh Carson (these negotiations led to an increase in the cash consideration to be received by the holders of Select common stock from between $16.50 and $17.25 to $18.00 per share);

•	Welsh Carson did not participate in or have any influence on the deliberative process of, or the conclusions reached by, the special committee or the negotiating positions of the special committee;

•	the special committee obtained a written opinion, dated October 17, 2004, from its independent financial advisor (both for its own benefit and for the benefit of the board of directors) indicating that as of that date, and based upon and subject to the assumptions made, matters considered, qualifications and limitations set forth in the written opinion, the cash merger consideration of $18.00 per share to be received by the unaffiliated stockholders was fair from a financial point of view to the unaffiliated stockholders and upon its request, the special committee subsequently obtained a written opinion, dated November 18, 2004, from its independent financial advisor (both for its own benefit and for the benefit of the board of directors) indicating that, as of that date and based upon and subject to the assumptions made, matters considered (including the proposed SemperCare acquisition), qualifications and limitations set forth in the written opinion, the cash merger consideration of $18.00 per share to be received by the unaffiliated stockholders was fair from a financial point of view to the unaffiliated stockholders, which opinion the board of directors considered in its totality, and the specific financial analyses presented by Banc of America Securities LLC to the board of directors in connection with the delivery of its fairness opinion, which analyses related to summary valuation ranges relating to Select based on historical trading prices, trading multiples of comparable public companies, premiums paid in other transactions, estimates of future discounted cash flows based on estimates provided by Select management, and possible values attainable in a leveraged buyout transaction based on management’s estimates, as described more fully below under “— Opinion of the Financial Advisor to the Special Committee”;

•	the fact that the merger agreement permitted Select not only to solicit acquisition proposals from other possible buyers through November 5, 2004 but also permits Select to, even after November 5, 2004, provide information and participate in negotiations with respect to other possible buyers that have submitted acquisition proposals in the circumstances described in the merger agreement and, in either such case, to terminate the merger agreement to accept a superior acquisition proposal;

•	Select issued a press release regarding the merger in which it publicly announced its ability to actively solicit other possible buyers through November 5, 2004, and to respond to unsolicited acquisition proposals from other possible buyers after November 5, 2004 if the special committee determines that the unsolicited acquisition proposals could lead to a superior proposal;

•	the intention to solicit, with the assistance of Banc of America Securities LLC, acquisition proposals from other possible buyers for a period of time as permitted by the merger agreement;

•	the special committee believed, based on information provided by its financial advisor and legal advice, that the termination fee of $40.0 million (or less than 2% of the equity value and the enterprise value of the transaction) was lower than or comparable to termination fees in most public company merger transactions, even considering the requirement that Select reimburse certain expenses incurred by Welsh Carson and its affiliates in connection with the transaction up to a maximum amount of $750,000, and that these obligations should not unduly discourage other possible buyers from offering an acquisition proposal that is more favorable than the merger agreement proposed by Welsh Carson;

•	the merger must be approved by not only the holders of a majority of shares of Select common stock but also the holders of a majority of Select common stock excluding Holdings, Acquisition Corp., Welsh Carson, their respective affiliates, their co-investors and the continuing investors; and

•	under Delaware law, the stockholders of Select have the right to demand appraisal of their shares.

      Special Committee Fees. In connection with the establishment of the special committee, the board of directors determined that each member of the special committee would be paid $65,000 for his service on the special committee, regardless of whether any proposed transaction was entered into or completed. In addition, the members of the special committee are entitled to reimbursement for their out-of-pocket expenses incurred in connection with their service on the special committee.

Opinion of the Financial Advisor to the Special Committee

      In September 2004, the special committee of the board of directors of Select retained Banc of America Securities LLC to act as its financial advisor in connection with the merger. Banc of America Securities LLC is a nationally recognized investment banking firm. Banc of America Securities LLC is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The special committee selected Banc of America Securities LLC to act as its financial advisor on the basis of Banc of America Securities LLC’s experience and expertise in transactions similar to the merger and its reputation in the healthcare industry.

      The amount of the merger consideration was determined by negotiations between the special committee and Welsh Carson and was not based on recommendations from Banc of America Securities LLC. Prior to the execution of the merger agreement, Banc of America Securities LLC was not requested or permitted to, and did not, solicit any expressions of interest from any other parties with respect to the sale of all or part of Select or any other alternative transaction.

      On October 17, 2004, Banc of America Securities LLC delivered a written opinion to the special committee and the board of directors of Select that, as of such date and based upon and subject to the assumptions made, matters considered, qualifications and limitations set forth in such opinion, the merger consideration to be received by the unaffiliated stockholders in the merger is fair from a financial point of view to such stockholders. Subsequent to the date that Banc of America Securities LLC delivered its opinion, Select entered into negotiations to acquire SemperCare. On November 5, 2004, the special committee requested that Banc of America Securities LLC update its opinion in light of the anticipated acquisition of SemperCare by Select. On November 18, 2004, Banc of America Securities LLC delivered a written opinion to the special committee and the board of directors of Select that, as of such date and based upon and subject to the assumptions made, matters considered (including the proposed acquisition of SemperCare), qualifications and limitations set forth in such opinion, the merger consideration to be received by the unaffiliated stockholders in the merger is fair from a financial point of view to such stockholders. Unless specifically noted otherwise, references to the “opinion” below are to the updated opinion that was delivered by Banc of America Securities LLC on November 18, 2004.

      We have attached the full text of Banc of America Securities LLC’s written opinion to the special committee and the board of directors of Select as Appendix B, which is incorporated herein in its entirety. You should read this opinion carefully and in its entirety in connection with this proxy statement. However, we have also included the following summary of Banc of America Securities LLC’s opinion, which is qualified in its entirety by reference to the full text of the opinion.

      Banc of America Securities LLC’s opinion is directed to the special committee and the board of directors of Select. It does not constitute a recommendation to you on how to vote with respect to the merger. The opinion addresses only the financial fairness of the merger consideration to be received by the unaffiliated stockholders in the merger. The opinion does not address the relative merits of the merger, any alternatives to the merger, or the SemperCare acquisition, the underlying decision of Select to proceed with or effect the merger, any other aspect of the merger, or the SemperCare acquisition. Banc of America

Securities LLC also expresses no opinion as to the fairness, from a financial point of view, of the consideration to be paid by Select pursuant to the SemperCare acquisition agreement.

      Banc of America Securities LLC:

•	reviewed certain publicly available financial statements and other business and financial information of Select;

•	reviewed certain internal financial statements and other financial and operating data concerning Select;

•	analyzed certain financial projections prepared by the management of Select, including, without limitation, financial forecasts that incorporated the impact of the SemperCare acquisition (as determined by the management of Select);

•	discussed the past and current operations, financial condition and prospects of Select with senior executives of Select, including, without limitation, (1) the CMS Regulations and management’s views concerning the impact of the CMS Regulations on Select’s business and (2) management’s views concerning the impact of the SemperCare acquisition on the future operations, financial condition and prospects of Select;

•	reviewed the reported prices and trading activity for Select common stock;

•	compared the financial performance of Select and the prices and trading activity of the Select common stock with that of certain other publicly traded companies that Banc of America Securities LLC deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of certain other business combination transactions and leveraged buyout transactions that Banc of America Securities LLC deemed relevant;

•	participated in discussions and negotiations involving representatives of Welsh Carson and its financial and legal advisors and members of the special committee and its legal advisor;

•	reviewed the merger agreement and certain related documents, including, without limitation, the provisions providing that Select may solicit alternative acquisition proposals for the 15 business day period following the execution of the merger agreement, which is referred to as the “Shop Period” in this part of the proxy statement;

•	reviewed the November 16, 2004 draft of the SemperCare acquisition agreement;

•	reviewed the results of Banc of America Securities LLC’s efforts, during the Shop Period, to solicit indications of interest and alternative acquisition proposals from third parties with respect to an acquisition of Select;

•	reviewed certain internal financial statements and other financial and operating data concerning SemperCare, including the near-term expectations of SemperCare’s management for the financial performance of SemperCare for the remainder of 2004, which are referred to as the “SemperCare Projections” in this proxy statement, and financial projections for SemperCare for the years ending December 31, 2005 through December 31, 2009, which are referred to as the “Extended SemperCare Projections” in this proxy statement; and

•	performed such other analyses and considered such other factors as Banc of America Securities LLC deemed appropriate.

      Banc of America Securities LLC did not assume any responsibility to independently verify the information listed above and any other information reviewed by it for the purposes of rendering its opinion. Instead, Banc of America Securities LLC relied on the information as being accurate and complete in all material respects. Banc of America Securities LLC also made the following assumptions:

•	with respect to the financial projections for Select provided to Banc of America Securities LLC by management of Select, that the projections were reasonably prepared on bases reflecting the best available estimates and good faith judgments of the management of Select at the time of preparation as to the future financial performance of Select;

•	with respect to the SemperCare Projections, Banc of America Securities LLC assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of SemperCare’s management as to the future financial performance of SemperCare. However, Banc of America Securities LLC was not provided with, and did not have any access to, any financial projections of SemperCare prepared by management of SemperCare for periods beyond December 31, 2004 and, upon advice of Select’s management and with the special committee’s consent, Banc of America Securities LLC assumed that the Extended SemperCare Projections were a reasonable basis upon which to evaluate the future financial performance of SemperCare and Banc of America Securities LLC relied upon such Extended SemperCare Projections in performing its analyses;

•	that the CMS Regulations will remain in effect;

•	that the merger will be consummated as provided in the merger agreement, with full satisfaction of all covenants and conditions set forth in the agreement and without any waivers thereof;

•	that certain stockholders of Select who are affiliates of Welsh Carson (including, without limitation, Russell L. Carson) will exchange their shares of Select common stock prior to the merger for shares of capital stock of Holdings; and

•	that the final executed SemperCare acquisition agreement will not differ in any material respect from the November 16, 2004 draft SemperCare acquisition agreement reviewed by Banc of America Securities LLC, and that the SemperCare acquisition will be consummated prior to the merger and as provided in the draft SemperCare acquisition agreement, with full satisfaction of all covenants and conditions set forth in the draft SemperCare acquisition agreement and without any waivers thereof.

      Select does not publicly disclose internal management projections of the type provided to Banc of America Securities LLC by the management of Select in connection with Banc of America Securities LLC’s review of the merger. The projections were not prepared with a view toward public disclosure. In addition, the projections were based on numerous variables and assumptions that are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from the results set forth in the projections. Banc of America Securities LLC has assumed no liability for the projections.

      In addition, for purposes of its opinion, Banc of America Securities LLC did not make an independent valuation or appraisal of the assets or liabilities of Select or SemperCare, nor was Banc of America Securities LLC furnished with any such appraisals.

      Banc of America Securities LLC’s opinion was based on economic, monetary and market and other conditions in effect on, and the information made available to it as of, the date of the opinion. Accordingly, although subsequent developments may affect its opinion, Banc of America Securities LLC did not assume any obligation to update, revise or reaffirm its opinion.

      The following represents a brief summary of the material financial analyses performed by Banc of America Securities LLC in connection with providing its opinion to the special committee and the board of directors of Select. Some of the summaries of financial analyses performed by Banc of America Securities LLC include information presented in tabular format. To fully understand the financial analyses performed by Banc of America Securities LLC, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Banc of America Securities LLC.

      Historical Stock Price Analysis. Banc of America Securities LLC reviewed the performance of the per share market price and trading volume of Select common stock for the period between October 15, 2003 and

October 15, 2004. The analysis indicated that the closing market price per share for Select common stock during this period ranged from $10.25 to $19.75.

      Comparable Public Company Analysis. Using publicly available information, Banc of America Securities LLC compared Select to a group of publicly-traded companies in the long-term care, rehabilitation, home healthcare and hospice industries with operations (including similar reimbursement profiles) that, for purposes of Banc of America Securities LLC’s analysis, may be considered similar to certain operations of Select and that Banc of America Securities LLC deemed to be reasonably comparable to Select.

      Banc of America Securities LLC calculated various financial multiples for each company, including (1) enterprise value divided by projected calendar year 2005 earnings before interest, taxes, depreciation and amortization, which is referred to as EBITDA in this proxy statement, (2) adjusted enterprise value divided by projected calendar year 2005 earnings before interest, taxes, depreciation, amortization and rent, which is referred to as EBITDAR in this proxy statement, and (3) current stock price divided by projected calendar year 2005 earnings per share. These multiples were calculated using Wall Street equity research, First Call consensus estimates and other publicly available sources for each company. Banc of America Securities LLC defined “enterprise value” to mean (1) equity value, defined as the product of the number of fully-diluted shares of common stock outstanding for a company multiplied by its stock price; plus (2) outstanding funded debt; plus (3) minority interest in consolidated subsidiary companies; less (4) cash and cash equivalents. Banc of America Securities LLC defined “adjusted enterprise value” to mean enterprise value plus rent expense capitalized at 12.5%.

      The following table summarizes the results of this analysis:

Current Stock
		Adjusted Enterprise	Price/ Calendar
	Enterprise Value/	Value/ Calendar	Year 2005P
	Calendar Year 2005P	Year 2005P	Earnings Per
	EBITDA	EBITDAR	Share

Apria Healthcare Group Inc.	5.7x	—	15.5x
Beverly Enterprises, Inc.	6.8x	7.2x	11.3x
Genesis HealthCare Corporation	6.3x	6.6x	17.9x
Horizon Health Corporation	6.4x	—	10.0x
Kindred Healthcare, Inc.	3.5x	5.6x	11.1x
Lincare Holdings Inc.	9.8x	—	19.6x
Manor Care, Inc.	7.8x	7.7x	16.2x
Odyssey HealthCare, Inc.	6.5x	—	13.3x
RehabCare Group, Inc.	7.1x	—	15.8x
U.S. Physical Therapy, Inc.	8.5x	—	20.3x
VistaCare, Inc.	14.1x	—	27.4x

      The enterprise value as a multiple of calendar year 2005 projected EBITDA analysis resulted in a range of multiples of 3.5x to 14.1x, with a median multiple of 6.8x. The adjusted enterprise value as a multiple of calendar year 2005 projected EBITDAR analysis resulted in a range of multiples of 5.6x to 7.7x, with a median multiple of 6.9x. The current stock price as a multiple of estimated calendar year 2005 earnings per share analysis resulted in a range of multiples of 10.0x to 27.4x, with a median multiple of 15.8x. Based on its professional judgments and on its analysis of the forgoing multiples calculated for the comparable companies, including the median, high and low of such multiples and including qualitative judgments involving non-mathematical considerations, Banc of America Securities LLC determined the relevant ranges to be (1) 6.0x to 7.5x projected calendar year 2005 EBITDA, (2) 6.0x to 7.0x projected calendar year 2005 EBITDAR and (3) 11.0x to 16.5x projected calendar year 2005 earnings per share. For each relevant range, multiples listed in the above table that fell outside of such relevant range were excluded from the calculation of the range of implied per share equity values for Select set forth below. Banc of America Securities LLC excluded these multiples based on its professional judgment and its determination that certain factors (including industry-specific dynamics, business profile and prospects, size and profitability) which contributed to the dispropor-

tionately high multiples for certain companies in the table above were unique to such companies and, therefore, the inclusion of such multiples in the relevant ranges would have resulted in a distorted range of per share equity values for Select. Had these multiples not been excluded from the relevant range, the range of per share equity values for Select would have been greater than the range set forth below.

      Banc of America Securities LLC applied the relevant multiple ranges set forth above to corresponding information for Select to calculate a range of implied per share equity values for Select. The financial information of Select used in this analysis included projected calendar year 2005 EBITDA, projected calendar year 2005 EBITDAR, and projected calendar year 2005 earnings per share, each based on information provided by Select’s management. This analysis indicated an implied per share equity value reference range for Select of $14.50 — $21.50.

      No company used in this Comparable Public Company Analysis is identical to Select. Accordingly, an analysis of the foregoing results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which Select is being compared.

      Selected Precedent Transactions Analysis. Banc of America Securities LLC analyzed publicly available financial information relating to 9 precedent transactions involving companies in the healthcare industry with target companies that operate comparable business models to Select. The transactions reviewed were as follows:

Enterprise Value/
Target	Acquiror	Date Announced	Last 12 Months EBITDA

Province Healthcare Company	LifePoint Hospitals, Inc.	8/16/2004	12.6x
Vanguard Health Systems, Inc.	The Blackstone Group	7/23/2004	9.9x
National Nephrology Associates, Inc.	Renal Care Group, Inc.	2/2/2004	9.2x
IASIS Healthcare Corporation	Texas Pacific Group	5/5/2004	7.7x
Quorum Health Group, Inc.	Triad Hospitals, Inc.	10/19/2000	7.6x
AmeriPath, Inc.(a)	Welsh Carson, Anderson & Stowe	12/9/2002	7.5x
US Oncology, Inc.	Welsh Carson, Anderson & Stowe	3/22/2004	7.4x
Kessler Rehabilitation Corporation	Select Medical Corporation	6/30/2003	6.7x
Quintiles Transnational Corporation	Pharma Services Holding, Inc.	4/10/2003	5.6x

(a)	Includes $65.1 million of certain existing contingent obligations to be assumed.

      Using publicly available information, Banc of America Securities LLC calculated the enterprise value of each target company as a multiple of its last 12 months EBITDA prior to the announcement date of the applicable transaction. This resulted in a range of multiples of 5.6x to 12.6x, with a median multiple of 7.6x. Based on its professional judgments and on its analysis of the multiples calculated, including the median, high and low of such multiples and including qualitative judgments involving non-mathematical considerations, Banc of America Securities LLC determined the relevant ranges to be 6.5x to 8.0x. Banc of America Securities LLC then applied this relevant range to the estimated calendar year 2004 EBITDA of Select to calculate a range of implied per share equity values for Select. This analysis indicated an implied per share equity value reference range for Select of $15.50 — $19.00. Multiples listed in the above table that fell outside of the relevant range were excluded from this calculation of the range of implied per share equity values for Select. Banc of America Securities LLC excluded these multiples based on its professional judgment and its determination that certain factors, including business profile and prospects, which contributed to the disproportionately high multiples for certain target companies in the table above were unique to such companies and, therefore, the inclusion of such multiples in the relevant ranges would have resulted in a distorted range of per share equity values for Select. Had these multiples not been excluded from the calculation, the range of per share equity values for Select would have been greater.

      This Selected Precedent Transactions Analysis compared the merger to the 9 acquisitions of healthcare companies on the basis that the transactions selected were the most relevant. Consequently, Banc of America Securities LLC did not include every transaction that could be deemed to have occurred in the relevant industry.

      No company or transaction used in this Selected Precedent Transactions Analysis is identical to Select or the merger. Accordingly, an analysis of the foregoing results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the value of the companies to which Select and the merger are being compared.

      Discounted Cash Flow Analysis. Banc of America Securities LLC used financial cash flow projections for Select for calendar year 2005 through calendar year 2009, as estimated by the management of Select, to perform a discounted cash flow analysis. In conducting this analysis, Banc of America Securities LLC first calculated the present values of the forecasted cash flows. Second, Banc of America Securities LLC estimated the terminal value of Select at the end of calendar year 2009 by applying multiples to Select’s projected calendar year 2009 EBITDA, which multiples ranged from 6.0x to 8.0x. Banc of America Securities LLC then discounted the cash flows and terminal values to present values using discount rates ranging from 11.0% to 13.0%. Banc of America Securities LLC selected the multiples and rates used in this analysis based on its professional judgment in relation to the nature, size, volatility and profitability of Select’s business. This analysis indicated implied perpetual growth rates ranging from 3.2% to 7.0%. This analysis indicated an implied per share equity value reference range for Select of $16.25 — $21.75.

      Leveraged Buyout Analysis. Banc of America Securities LLC calculated the range of hypothetical purchase prices achievable by a third-party financial buyer in a leveraged buyout transaction. Banc of America Securities LLC estimated the implied equity value of Select at the end of calendar year 2009 by applying exit multiples to Select’s projected calendar year 2009 EBITDA, which multiples ranged from 6.0x to 8.0x. Then, Banc of America Securities LLC calculated the implied price per share of Select common stock by applying target return requirements of 20% — 25%. Banc of America Securities LLC assumed a maximum total debt to EBITDA multiple of 5.5x. This analysis indicated an implied per share equity value reference range for Select of $16.00 — $19.00.

      Leveraged buyout analyses are unique to specific points in time because they are subject to constantly changing financial market environments. The outcome of a leveraged buyout analysis may vary widely at various points in time as investors and lenders react to exogenous and endogenous factors impacting the financial markets and the applicable company.

      As noted above, the discussion above is merely a summary of the analyses and examinations that Banc of America Securities LLC considered to be material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Banc of America Securities LLC. The preparation of a fairness opinion is not susceptible to partial analysis or summary description. Banc of America Securities LLC believes that its analyses and the summary above must be considered as a whole. Banc of America Securities LLC further believes that selecting portions of its analyses and the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the special committee and the board of directors of Select. Banc of America Securities LLC did not assign any specific weight to any of the analyses described above. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that that analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Banc of America Securities LLC’s view of the actual value of Select.

      In performing its analyses, Banc of America Securities LLC considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Select. The analyses performed by Banc of America Securities LLC are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of Banc of America Securities LLC’s analysis of the financial fairness of the merger consideration to be received by the unaffiliated stockholders in the merger and were provided to the special committee and the board of directors of Select in connection with the delivery of Banc of America Securities LLC’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

      As described above, Banc of America Securities LLC’s opinion and presentation to the special committee and the board of directors of Select were among the many factors taken into consideration by the special committee and the board of directors in making their determination to approve, and to recommend that Select stockholders approve, the merger agreement.

      Select agreed to pay Banc of America Securities LLC a fee of $100,000 at the time the engagement letter was executed and a fee of $750,000 at the time Banc of America Securities LLC delivered its original opinion on October 17, 2004. In addition, Select agreed to pay Banc of America Securities LLC a transaction fee contingent on the completion of the merger in an amount equal to 0.38% of the aggregate value of the consideration to be paid in the merger (including assumed or funded debt) or approximately $8.9 million. The transaction fee will be reduced by the $100,000 fee paid at the time the engagement letter was executed and the $750,000 fee paid when the original opinion was delivered on October 17, 2004. The special committee and the board of directors were aware of this fee structure and took it into account in considering Banc of America Securities LLC’s fairness opinion and in approving the merger. The engagement letter requires Select to reimburse Banc of America Securities LLC for its reasonable out-of-pocket expenses, and Select has agreed to indemnify Banc of America Securities LLC, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against particular liabilities, including liabilities under the federal securities laws.

      Banc of America Securities LLC or its affiliates have provided and may in the future provide financial advisory and financing services to Select and Welsh Carson and certain of their respective affiliates and portfolio companies, and Banc of America Securities LLC or its affiliates have received or may in the future receive fees for the rendering of these services. An affiliate of Banc of America Securities LLC serves as a lender under Select’s credit facility, which is expected to be refinanced in connection with the merger, and has received fees for the rendering of such services. Certain affiliates of Banc of America Securities LLC also serve as agent and lender for certain Welsh Carson affiliates and portfolio companies and has received fees for the rendering of such services. In addition, certain affiliates of Banc of America Securities LLC are investors in Welsh Carson and certain funds affiliated with Welsh Carson. In the ordinary course of their businesses, Banc of America Securities LLC and its affiliates may actively trade the debt and equity securities or loans of Select and certain affiliates and portfolio companies of Welsh Carson and certain of its affiliates for their own account or for the accounts of customers, and accordingly, Banc of America Securities LLC or its affiliates may at any time hold long or short positions in such securities or loans.

Position of the Buying Group as to the Fairness of the Merger

      Under the rules of the Securities and Exchange Commission, the members of the buying group are required to express their belief as to the fairness of the proposed merger to Select’s stockholders who are unaffiliated with such investors. Each member of the buying group believes that the merger is both procedurally and substantively fair to such unaffiliated stockholders because, among other things:

•	the merger consideration of $18.00 per share was payable in cash and represented a substantial premium over the market price of common stock of Select before the public announcement of the execution of the merger agreement, namely, an approximately 26.6% premium over the stock market closing price of $14.22 per share on October 15, 2004 and an approximately 35.5% premium over the average stock market closing price of $13.28 per share for the 30 trading days preceding the public announcement of the execution of the merger agreement;

•	the $18.00 per share merger consideration and other terms and conditions of the merger agreement resulted from arm’s-length negotiations between the special committee and Welsh Carson;

•	the ability of Select stockholders to recognize a significant cash value through the proceeds of the merger versus continued risk of operating as a stand-alone company, taking into account uncertainties regarding reimbursement by governmental programs and the unpredictability of future interest rates and stock market valuations, as well as the uncertainty of achieving management’s projections, which risks and uncertainties will be borne by Holdings after the merger;

•	the merger consideration is all cash, thus eliminating any uncertainties in valuing the consideration to be received by the stockholders of Select;

•	the fact that the merger agreement permitted Select not only to solicit acquisition proposals from other possible buyers through November 5, 2004, but also permits Select to, even after November 5, 2004, provide information and participate in negotiations with respect to other possible buyers that have submitted acquisition proposals under certain circumstances described in the merger agreement and, in either such case, to terminate the merger agreement to accept a superior proposal;

•	Select issued a press release regarding the merger in which it publicly announced its ability to actively solicit other possible buyers through November 5, 2004 and to respond to unsolicited acquisition proposals from other possible buyers after November 5, 2004 if the special committee determines that the unsolicited acquisition proposals could lead to a superior proposal;

•	the buying group believes that the termination fee of $40.0 million (or less than 2% of the equity value and the enterprise value of the transaction) was lower than or comparable to most public company merger transactions, even considering the requirement that Select reimburse certain expenses incurred by Welsh Carson and its affiliates in connection with the transaction up to a maximum amount of $750,000, and would not necessarily deter another potential purchaser from considering a transaction with Select at a higher price;

•	the special committee consists solely of directors who are not officers or employees of Select and are independent of and have no economic interest or expectancy of an economic interest in Welsh Carson, Holdings or the surviving corporation;

•	the special committee conducted extensive negotiations with Welsh Carson and had the authority to reject the transactions proposed by Welsh Carson (these negotiations led to an increase in cash consideration to be received by the holders of Select common stock from between $16.50 and $17.25 to $18.00 per share);

•	the special committee’s unanimous recommendation to the Select board of directors that the merger agreement and the merger be approved;

•	the fact that the non-employee directors of Select who are not affiliated with the buying group and who are not paid advisors to Welsh Carson unanimously agreed that it was in the best interests of the unaffiliated stockholders to proceed with the merger;

•	the buying group did not participate in or have any influence on the deliberative process of, or the conclusions reached by, the special committee or the negotiating positions of the special committee;

•	the transaction must be approved not only by the holders of a majority of shares of Select common stock but also by holders of a majority of the shares of Select common stock entitled to vote excluding Holdings, Acquisition Corp., Welsh Carson, their respective affiliates, their co-investors and the continuing investors; and

•	under Delaware law, the stockholders of Select have the right to demand an appraisal of the fair value of their shares.

      Each member of the buying group believes that the merger is procedurally fair for all the reasons listed above, including as a result of the creation of the special committee, notwithstanding the fact that Select did not retain an unaffiliated representative to act on behalf of Select’s unaffiliated stockholders. In this regard, each member of the buying group notes that our non-employee directors believe it was not necessary to appoint an additional representative unaffiliated with Select to act solely on behalf of the unaffiliated stockholders for purposes of negotiating the terms of the merger agreement or preparing a report concerning the fairness of the merger in light of the fact that the use of a special committee of this type is a well-recognized mechanism to achieve fairness in transactions such as the merger. See “— Recommendation of the Special Committee and the Board of Directors and Reasons for the Merger — Reasons for the Special Committee’s Determination.”

      In evaluating the fairness of the merger to Select’s unaffiliated stockholders, the buying group did not consider net book value because they believe that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, the market trading prices for Select common stock. The buying group noted, however, that the merger consideration of $18.00 per share is significantly higher than $4.72, the net book value per share of Select common stock at September 30, 2004. The buying group did not consider liquidation value in determining the fairness of the merger to Select’s unaffiliated stockholders because Select will continue to operate its businesses following completion of the merger and because of the buying group’s belief that liquidation sales generally result in proceeds substantially less than sales of a going concern. The buying group did not establish going concern value for the Select common stock as a public company to determine the fairness of the merger consideration to the unaffiliated shareholders. None of the members of the buying group believe that there is a single method for determining going concern value and, therefore, did not base their valuation of Select on a concept that is subject to various interpretations. Further, the members of the buying group believed that, to the extent that Select’s pre-merger going concern value was already reflected in the pre-announcement per share stock price of Select’s common stock, such pre-merger going concern value undervalued Select in comparison to the offer prices being discussed in the merger negotiations, which from the outset reflected a premium to such pre-announcement stock price. The buying group did not consider the historical market prices of Select’s common stock prior to May 12, 2004, the day after CMS announced a proposed regulatory change affecting reimbursement rates applicable to Select’s long-term acute care hospitals that resulted in the adoption of the CMS Regulations on August 2, 2004, as a material factor because those prices do not reflect the effect of the CMS Regulations on Select and its business. In addition, the buying group did not consider any other firm offers made by any unaffiliated third parties with respect to a merger or consolidation, sale of assets or other sale of Select, as it was not aware of any such offers during the past 2 years. The buying group also did not assign any significance to recent purchases of Select common stock by members of the buying group described under “— Common Stock Purchase Information” beginning on page 64 because the purchases were all made upon exercise of employee and director stock options or outstanding warrants.

      The buying group did not receive any opinion, report or appraisal from an outside party that is materially related to the merger.

      In addition, since the members of the buying group relied on their own analysis and conclusions in determining their belief as to the fairness of the proposed merger to Select’s unaffiliated stockholders, they did not adopt the conclusions of the special committee or the board of directors of Select with respect to such fairness and accordingly, did not adopt the analysis or opinion of the special committee’s financial advisor.

      The buying group found it impracticable to assign, nor did they assign, relative weight to the individual factors considered in reaching its conclusion as to fairness. The foregoing discussion of the information and factors considered by the buying group as to the fairness of the merger is believed to include all of the material factors considered by the buying group.

      The buying group’s views as to the fairness of the merger to the unaffiliated stockholders should not be construed as a recommendation to any stockholder as to whether such stockholder should vote in favor of the merger agreement and the merger.

      Many of the members of the buying group are directors and executive officers of Select and have an interest in the merger not shared by other stockholders of Select. These interests are described under “— Interests of Select Directors and Executive Officers in the Merger.” Each member of the buying group that is a stockholder of Select has informed us that such person intends to vote in favor of the approval and adoption of the merger agreement and the merger, although they are under no obligation to do so.

Purpose and Structure of the Merger

      The purpose of the merger for Select is to allow its stockholders to realize the value of their investment in Select in cash at a price that represents a premium to the stock market price of Select common stock before the public announcement of the merger. The special committee and the board of directors of Select believe, based upon the reasons discussed under “— Recommendation of the Special Committee and the Board of Directors and Reasons for the Merger,” that the merger is advisable and procedurally and substantively fair to, and in the best interests of, the Select unaffiliated stockholders.

      For the buying group, the purpose of the merger is to allow them to benefit from any future earnings and growth of Select after its common stock ceases to be publicly traded. One of the purposes of the merger for the buying group is to afford greater operating flexibility, allowing management to concentrate on long-term growth and to reduce its focus on the quarter-to-quarter performance often emphasized by the public markets. The merger is also intended to enable Select to use in its operations funds that would otherwise be expended in complying with certain requirements applicable to public companies. The members of the buying group, in deciding to engage in the merger, considered these factors as well as the projections for revenues and earnings prepared by Select’s management described under the section entitled “— Certain Projections.”

      The transaction has been structured as a cash merger in order to provide the unaffiliated stockholders with cash for all of their shares and stock options and to provide a prompt and orderly transfer of ownership of Select with reduced transaction costs.

Effects of the Merger

      If the merger is approved by the Select stockholders and the other conditions to the closing of the merger are either satisfied or waived, Acquisition Corp. will be merged with and into Select, with Select being the surviving corporation. After the merger, Holdings will own all of the capital stock of Select, and Holdings will be owned by Welsh Carson, its co-investors and the continuing investors.

      When the merger is completed, each share of Select common stock issued and outstanding immediately prior to the effective time of the merger (other than treasury shares, shares held by Holdings or Acquisition Corp. and shares held by stockholders who validly exercise and perfect their appraisal rights) will be converted into the right to receive $18.00 in cash, without interest. Each outstanding option will be canceled in exchange for an amount in cash determined by multiplying (1) the excess of $18.00 over the per share exercise price of the option by (2) the number of shares of common stock subject to the option. The merger agreement requires the board of directors of Select or any committee administering the stock option plans to take all actions necessary to cause all outstanding stock options granted under the stock option plans to be cancelled as of the effective time of the merger.

      At the effective time of the merger, current Select stockholders (other than certain of Welsh Carson’s co-investors and the continuing investors) will cease to have ownership interests in Select or rights as Select stockholders. Therefore, such current unaffiliated stockholders will not participate in any future earnings or growth of Select and will not benefit from any appreciation in the value of Select.

      Select common stock is currently registered under the Exchange Act and listed on the New York Stock Exchange under the symbol “SEM.” As a result of the merger, Select will be a privately-held corporation, and there will be no public market for its common stock. After the merger, the common stock will cease to be listed on the New York Stock Exchange, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of Select common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to Select. After the effective time of the merger, Select also will no longer be required to file periodic reports with the Securities and Exchange Commission.

      At the effective time of the merger, the directors of Acquisition Corp. will become the initial directors of the surviving corporation, and the officers of Select immediately prior to the effective time of the merger will become the initial officers of the surviving corporation. The certificate of incorporation of Select will be amended to be as set forth on an exhibit to the merger agreement. The bylaws of Select in effect immediately prior to the effective time of the merger will become the initial bylaws of the surviving corporation.

      It is expected that, upon completion of the merger, the operations of Select will be conducted substantially as they are currently conducted, except that Select will not be subject to the obligations and constraints, and the related direct and indirect costs and personnel requirements, associated with being a public company. The buying group has advised Select that it does not have any present plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger involving Select’s corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. Holdings and Acquisition Corp. expect, however, that, following the merger, Select’s management and new controlling stockholders will continuously evaluate and review Select’s business and operations and may develop new plans and proposals that they consider appropriate to maximize the value of Select.

      A benefit of the merger to Welsh Carson, its co-investors and the continuing investors is that Select’s future earnings and growth will be solely for their benefit and not for the benefit of its current stockholders. An additional benefit of the merger to Welsh Carson is that, at the closing of the merger, the surviving corporation will pay an affiliate of Welsh Carson a financing fee equal to $24.6 million, as agent for itself and certain other investors in Holdings, and will reimburse Welsh Carson and its affiliates for any expenses incurred by them in connection with the transactions contemplated by the merger agreement. The detriments to Welsh Carson, its co-investors and the continuing investors of the merger are the lack of liquidity for Holdings’ capital stock following the merger, the risk that Select will decrease in value following the merger, the incurrence by Select of up to $1,440.0 million of new long-term debt (in addition to the incurrence by Holdings of up to $150.0 million of new long-term debt to an affiliate of Welsh Carson) and the payment by Select of approximately $133.1 million in estimated fees and expenses related to the merger and the related transactions. See “— Merger Financing” and “— Fees and Expenses of the Merger.”

      As described under “— Interests of Select Directors and Executive Officers in the Merger,” certain of the continuing investors will receive benefits in connection with the merger to which they otherwise would not have been entitled. These incremental benefits include the right to continue their equity investment in Select by making an equity investment in Holdings, participation in a new restricted stock and option plan and a new cash incentive plan adopted by Holdings, the receipt of the payment required by the merger agreement for their existing options for Select common stock, the receipt of merger consideration for their Select common stock, continuing as executive officers of the surviving corporation, and executing employment agreements or management agreements with the surviving corporation. In addition, certain existing directors of Select who are not members of the special committee are expected to become directors of Holdings.

      The benefit of the merger to our unaffiliated stockholders is the right to receive $18.00 per share for their shares of Select common stock. Our unaffiliated stockholders also will not bear the execution risks associated with Select’s implementation of a revised business model designed to remain in compliance with the CMS Regulations. The detriments are that our stockholders, other than certain of Welsh Carson’s co-investors and the continuing investors, will cease to participate in our future earnings and growth, if any, and that the receipt of the payment for their shares will be a taxable transaction for federal income tax purposes. See “— Material U.S. Federal Income Tax Consequences.”

      Prior to the merger, and excluding the shares contributed to Holdings by the continuing investors immediately prior to the merger, Welsh Carson, WCAS IX Associates, L.L.C., Holdings and Acquisition Corp. will have no interest in Select’s net book value or net earnings. The following table sets forth for each member of the buying group, other than Holdings and Acquisition Corp., (1) such investor’s interest in the stockholders’ equity (net book value) of Select at September 30, 2004, (2) such investor’s interest in the net income of Select for the 9 months ended September 30, 2004 (in the case of (1) and (2), such investor’s interest has been calculated to give pro forma effect to the exercise of all stock options (vested and unvested) that were outstanding on October 15, 2004) and (3) the percentage interest expected to be held by each such investor in the equity (and accordingly the net book value and net income) of Holdings (the sole stockholder of Select after the merger), without giving effect to option or restricted stock ownership, immediately following the merger.

Pro Forma Changes in Investors’ Interests in the Merger

(Dollars in thousands)

			Net Income for Nine
			Months
	Net Book Value at		Ended September 30,		Percentage Interest
	September 30, 2004 (1)		2004(2)		in Net Book Value
					and Net Income
	Percentage		Percentage		Following the
	Interest(4)	Amount	Interest(4)	Amount	Merger(3)

Welsh Carson	0%	$0	0%	$0	72.3%
WCAS IX Associates, L.L.C.	0	0	0	0	0
Russell L. Carson	0.6	2,893	0.6	530	2.0
Bryan C. Cressey(5)	1.9	9,094	1.9	1,678	11.8
Rocco A. Ortenzio	10.0	48,311	10.0	8,830	4.0
Robert A. Ortenzio	6.8	32,816	6.8	6,004	4.0
Patricia A. Rice	1.1	5,332	1.1	980	0.2
Martin F. Jackson	0.8	3,941	0.8	706	0.2
S. Frank Fritsch	0.4	1,776	0.4	326	0.2
Michael E. Tarvin	0.3	1,414	0.3	256	*
James J. Talalai	0.3	1,311	0.3	238	*
Scott A. Romberger	0.2	744	0.2	132	*

*	Less than 0.1%

(1)	Total net book value of Select at September 30, 2004 was $481.1 million.

(2)	Net income of Select for the 9 months ended September 30, 2004 was $88.3 million.

(3)	Amounts represent interests in Holdings. Following the merger, Holdings will have substantially greater indebtedness than Select presently has and, therefore, lower stockholders’ equity and net income.

(4)	Percentage interest gives pro forma effect to the exercise of all stock options (vested and unvested) that were outstanding on October 15, 2004.

(5)	Mr. Cressey is a principal of the general partner of Thoma Cressey Fund VI, L.P. and certain of its affiliated funds. Mr. Cressey may be deemed to beneficially own the shares owned by each such fund. For purposes of this table, the percentage interest for Mr. Cressey is calculated taking into account such beneficial ownership.

      Upon completion of the merger, unaffiliated stockholders will no longer hold any direct or indirect equity interest in Select and, therefore, will no longer own any interest in its net book value or net earnings.

Risks that the Merger Will Not Be Completed

      Completion of the merger is subject to various risks, including, but not limited to, the following:

•	that the merger agreement and the merger will not be approved and adopted by (1) the holders of at least a majority of the outstanding shares of Select common stock entitled to vote and (2) the holders of at least a majority of the outstanding shares of Select common stock entitled to vote not held by

Holdings, Acquisition Corp., Welsh Carson, their respective affiliates, their co-investors and the continuing investors;

•	that Select will experience any event, change (including any changes or proposed changes in laws regarding payment or reimbursement by government payors, but excluding the CMS Regulations), condition, circumstance or state of facts that, either individually or in the aggregate has, or would reasonably be expected to have, a material adverse effect (as defined in the merger agreement) on Select;

•	that there will occur changes or proposed changes in laws (including any changes or proposed changes in laws regarding payment or reimbursement by government payors, but excluding the CMS Regulations) that, either individually or in the aggregate have, or would reasonably be expected to have, a material adverse effect on the business, financial condition, results of operations or prospects of Select;

•	that Holdings and Acquisition Corp. will not secure the financing necessary to complete the merger on substantially the terms and conditions set forth in the financing commitment letters already obtained, or other financing arrangements on terms which are in the aggregate no less favorable to Holdings, the surviving corporation and the stockholders of Holdings than the terms set forth in the financing commitment letters, as further described in “— Merger Financing;”

•	that less than a majority of the aggregate principal amount of Select’s 9 1/2% senior subordinated notes or its 7 1/2% senior subordinated notes will be tendered in accordance with the terms of Select’s debt tender offers, or that the proposed amendments to the indentures governing such notes pursuant to the consent solicitations will not be adopted;

•	that the total number of shares held by stockholders who validly exercise and perfect their appraisal rights will exceed 8% of the issued and outstanding shares of Select common stock as immediately before the effective time of the merger;

•	that the parties will not have performed in all material respects their obligations contained in the merger agreement at or before the effective time of the merger;

•	that Select will not secure required governmental or third party consents to and authorizations for the merger; and

•	that the representations and warranties made by the parties in the merger agreement will not be true and correct to the extent required in the merger agreement immediately before the effective time of the merger.

      As used in the merger agreement, a material adverse effect with respect to Select means (1) a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of Select and its subsidiaries, taken as a whole, or (2) a material adverse effect on the ability of Select to perform its obligations under the merger agreement; provided, that material adverse effect will not be deemed to include any such material adverse effect arising as a result of (a) conditions, events or circumstances (other than any changes or proposed changes in laws, including changes or proposed changes in payment or reimbursement by government payors, but excluding CMS Regulations) affecting either (i) the U.S. economy generally or (ii) the industry of Select and its subsidiaries generally, which in each case does not have a materially disproportionate effect on Select and its subsidiaries, taken as a whole, (b) changes in generally accepted accounting principles or in Securities and Exchange Commission accounting rules, policies, practices or interpretations, (c) acts or omissions of Holdings or Acquisition Corp. prior to the effective time of the merger, (d) acts or omissions of Select or any of its subsidiaries taken at the request of Holdings or with the prior written consent of Holdings after the date of the merger agreement, (e) the effects of compliance with the merger agreement by Select or any of its subsidiaries, including the incurrence of expenses by Select or any of its subsidiaries in connection with the consummation of the transactions contemplated hereby, (f) acts or omissions of Holdings, Acquisition Corp., Select or its subsidiaries contemplated hereby that have an effect on Select or its subsidiaries, including any disruptions to the business of Select or any of its subsidiaries as a result of the execution, delivery and performance of the merger agreement or the announcement of the transactions contemplated hereby, (g) any outbreak or escalation of hostilities, any occurrence or threat of acts commonly referred to as terrorist attacks or any armed hostilities associated therewith and any national or international calamity or emergence or any escalation thereof, or (h) changes in the market price or trading volume of the shares of Select common stock (but not any change or effect underlying such decrease to the extent such change or effect would otherwise constitute a material adverse effect).

      As a result of various risks to the completion of the merger, there can be no assurance that the merger will be completed even if the requisite stockholder approval is obtained. If Select stockholders do not approve and adopt the merger agreement and the merger or if the merger is not completed for any other reason, the current management of Select, under the direction of its board of directors, is expected to continue to manage Select as an ongoing business.

Interests of Select Directors and Executive Officers in the Merger

      In considering the recommendations of the board of directors, Select stockholders should be aware that some of Select’s executive officers and directors have interests in the transaction that are different from, or in addition to, the interests of Select stockholders generally. The special committee was aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the board of directors that the merger agreement and the merger be approved and adopted. The total amount payable to directors and executive officers of Select in connection with the merger in respect of shares of Select common stock (excluding any shares contributed to Holdings by the continuing investors immediately prior to the merger) and stock options is $189.7 million. The executive officers or directors of Select who are continuing investors will have the opportunity to invest in equity securities of Holdings on the same terms and conditions as Welsh Carson. Except for payments in accordance with the merger agreement for shares of, and options to acquire shares of, Select common stock owned by such persons, no other payments will be made to executive officers or directors of Select at the time of the merger.

      The board of directors appointed the special committee, consisting solely of directors who are not officers or employees of Select and are independent of and have no economic interest or expectancy of an economic interest in Welsh Carson, Holdings or the surviving corporation, to evaluate, negotiate and make a recommendation with respect to the merger agreement and to evaluate whether the merger is in the best interests of the unaffiliated stockholders. The members of the special committee will receive cash payments totaling approximately $1.3 million for their stock options in the merger. These cash payments represent consideration for the cancellation of the stock options on the same terms as provided to other holders of stock options in the merger agreement. The members of the special committee will also receive cash payment for their shares in the merger. As members of the board of directors, the special committee members will also benefit from the indemnification, insurance and related provisions contained in the merger agreement with respect to their acts or omissions as directors. Whether the merger is completed or not, each member of the special committee will be paid $65,000 for such member’s service on the special committee and will be reimbursed for out-of-pocket expenses incurred in connection with service on the special committee.

      We expect the current executive officers of Select to remain as executive officers after the merger. Certain of the directors of Select, including Meyer Feldberg, Leopold Swergold and LeRoy S. Zimmerman, and the members of the special committee, James E. Dalton, Jr. and David S. Chernow, are not expected to remain as directors after the merger.

Interests of Select Directors in the Merger

      Russell L. Carson. Russell L. Carson, a current director of Select, is a managing member of the general partner of Welsh Carson, a co-investor and a founder of Welsh, Carson, Anderson & Stowe. Mr. Carson is expected to join the board of directors of Holdings after the merger. Immediately prior to the merger, Mr. Carson is expected to contribute shares of Select common stock held by him to Holdings in exchange for the same equity securities purchased by Welsh Carson, its other co-investors and the continuing investors, and is expected to invest additional cash in Holdings, in each case, on the same terms and conditions as Welsh Carson, its other co-investors and the other continuing investors. Excluding the direct investment to be made by Welsh Carson, the aggregate investment in Holdings by Mr. Carson is expected to be approximately $14.6 million (which, at the time that the merger is completed, is expected to be approximately 2% of the full equity capitalization of Holdings, as compared to his 0.7% current ownership of Select). In addition, as described below, stock options held by Mr. Carson will be cancelled in exchange for the same consideration received by the other option holders in an aggregate amount equal to $59,700.

      Bryan C. Cressey. Bryan C. Cressey, a current director of Select, is a principal of Thoma Cressey Equity Partners. Mr. Cressey is expected to join the board of directors of Holdings after the merger. Mr. Cressey and Thoma Cressey Fund VI, L.P., a fund affiliated with Thoma Cressey Equity Partners, and certain of its affiliates are continuing investors who, immediately prior to the merger, will contribute shares of Select common stock held by them to Holdings in exchange for the same equity securities of Holdings purchased by Welsh Carson, its co-investors and the other continuing investors, in each case, on the same terms and conditions as Welsh Carson, its co-investors and the other continuing investors. In addition, Thoma Cressey Fund VI, L.P. is expected to invest additional cash in such equity securities of Holdings. The aggregate investment in Holdings by Thoma Cressey Fund VI, L.P. and its affiliates is expected to be approximately $89.8 million (which, at the time that the merger is completed, is expected to be approximately 11% of the full equity capitalization of Holdings as compared to its 2.1% current ownership of Select). In addition, as described below, stock options held by Mr. Cressey will be cancelled in exchange for the same consideration received by the other option holders in an aggregate amount equal to $69,700. Mr. Cressey’s shares of stock, to the extent not contributed to Holdings, will be exchanged for $18.00 per share in the merger for an aggregate $1,800,324.

      Meyer Feldberg. Meyer Feldberg, a current director of Select, will contribute shares of Select common stock held by him to Holdings in exchange for the same equity securities of Holdings purchased by Welsh Carson, its co-investors and the other continuing investors, in each case, on the same terms and conditions as Welsh Carson, its co-investors and the other continuing investors. Mr. Feldberg is a member of the board of advisors for Welsh Carson and certain other affiliated investment funds. Mr. Feldberg is paid by Welsh Carson for his services on such board. In addition, as described below, stock options held by Mr. Feldberg will be cancelled in exchange for the same consideration received by the other option holders in an aggregate amount equal to $515,883.

      Thomas A. Scully. Thomas A. Scully is a senior advisor to Welsh Carson and its affiliated investment funds and is a member of the board of directors of various Welsh Carson portfolio companies. Mr. Scully is paid by Welsh Carson for such services. Mr. Scully may invest a portion of the funds he receives in connection with the merger in Holdings on the same terms and conditions as Welsh Carson, its co-investors and the continuing investors. Mr. Scully will receive cash for shares of common stock held by Mr. Scully on the closing date in an aggregate amount of $28,800. As described below, stock options held by Mr. Scully will be cancelled in exchange for the same consideration received by the option holders in an aggregate amount equal to $518,400.

      Rocco A. Ortenzio and Robert A. Ortenzio. Rocco A. Ortenzio, Select’s Executive Chairman and the chairman of its board of directors, Robert A. Ortenzio, Select’s Chief Executive Officer and a member of its board of directors, and various members of the Ortenzio family and entities controlled by one or more Ortenzios will each be a continuing investor. Rocco A. Ortenzio and Robert A. Ortenzio are expected to join the board of directors of Holdings after the merger. Together with other continuing investors, Rocco A. Ortenzio, Robert A. Ortenzio, and various members of the Ortenzio family and entities controlled by one or more Ortenzios immediately prior to the merger, will contribute shares of Select common stock held by them to Holdings in exchange for the same equity securities of Holdings purchased by Welsh Carson, its co-investors and the other continuing investors, in each case, on the same terms and conditions as Welsh Carson, its co-investors and the other continuing investors. In addition, Rocco A. Ortenzio and Robert A. Ortenzio, similar to the other executive officers of Select, will participate in equity incentive plans of Holdings, will receive cash for shares of Select common stock not contributed to Holdings, will receive cash for stock options, and will remain as executive officers of the surviving corporation with employment agreements, all as described below. The aggregate amount that Rocco A. Ortenzio will receive in exchange for the shares of Select common stock not contributed to Holdings and for stock options is equal to approximately $96.3 million. The aggregate amount that Robert A. Ortenzio will receive in exchange for the shares not contributed to Holdings and for stock options is equal to approximately $49.6 million. The aggregate equity investment in Holdings by Rocco A. Ortenzio is expected to be approximately $32.4 million (which, at the time that the merger is completed, is expected to be approximately 4% of the full equity capitalization of Holdings as compared to his 4.7% current ownership of Select). In addition, Rocco A. Ortenzio will receive a warrant for 2% of the common stock of Holdings at an exercise price equal to the fair market value of the common stock of Holdings on the closing date. The aggregate equity investment in Holdings by Robert A. Ortenzio is expected to be approximately $30.6 (which, at the time the merger is completed, is expected to be approximately 4% of the full equity capitalization of Holdings as compared to his 2.1% current ownership of Select). We also expect that Rocco A. Ortenzio, Robert A. Ortenzio, and various members of the Ortenzio family and entities controlled by one or more Ortenzios will purchase up to $12.0 million of senior subordinated notes to be purchased by WCAS Capital Partners IV, L.P. and described under “Special Factors — Merger Financing — Other Debt Commitments,” on the same terms and conditions as WCAS Capital Partners IV, L.P.

Interests of Select Executive Officers in the Merger

      Equity Investment. In addition to the directors referred to above, Holdings expects that each of Patricia A. Rice, Select’s President and Chief Operating Officer, Martin F. Jackson, Select’s Chief Financial Officer, S. Frank Fritsch, Select’s Senior Vice President, Human Resources, Michael E. Tarvin, Select’s Senior Vice President, General Counsel and Secretary, James J. Talalai, Select’s Senior Vice President and Chief Information Officer, and Scott A. Romberger, Select’s Vice President, Controller and Chief Accounting Officer will be a continuing investor and, immediately prior to the merger, will contribute shares of Select common stock held by them to Holdings in exchange for the same equity securities of Holdings to be purchased by Welsh Carson, its co-investors and the other continuing investors and may invest additional cash in Holdings, in each case on the same terms and conditions as Welsh Carson, its co-investors and the other continuing investors. The aggregate investment in Holdings by Mrs. Rice is expected to be approximately $1.8 million (which, at the time that the merger is completed, is expected to be less than 1% of the full equity capitalization of Holdings, as compared to her less than 1% current ownership of Select). The aggregate investment in Holdings by Mr. Jackson is expected to be approximately $1.8 million (which, at the time that the merger is completed, is expected to be less than 1% of the full equity capitalization of Holdings compared to his less than 1% current ownership of Select). The aggregate investment by Mr. Fritsch is expected to be approximately $1.6 million (which, at the time the merger is completed, is expected to be less than 1% of the full equity capitalization of Holdings, compared to his less than 1% current ownership of Select). The aggregate investment in Holdings by Mr. Tarvin is expected to be approximately $0.3 million (which, at the time that the merger is completed, is expected to be less than 1% of the full equity capitalization of Holdings, as compared to his less than 1% current ownership of Select). The aggregate investment of Mr. Talalai is expected to be approximately $0.3 million (which, at the time that the merger is completed, is expected to be less than 1% of the full equity capitalization of Holdings, as compared to his less than 1% current ownership of Select). The aggregate investment by Mr. Romberger is expected to be approximately $0.1 million (which, at the time that the merger is completed, is expected to be less than 1% of the full equity capitalization of Holdings, as compared to his less than 1% current ownership of Select). In addition, David W. Cross, Select’s Senior Vice President and Chief Development Officer, may invest $300,000 in cash in Holdings on the same terms and conditions as Welsh Carson, its co-investors and the continuing investors. Also, in consideration for the cancellation of their existing stock options in connection with the merger, Mrs. Rice will receive $8,093,439, Mr. Jackson will receive $7,613,502, Mr. Fritsch will receive $2,781,888, Mr. Tarvin will receive $2,815,219, Mr. Talalai will receive $2,659,285, Mr. Romberger will receive $774,496, and Mr. Cross will receive $6,534,061.

      Employee Plans. In connection with the merger, Holdings will adopt an equity incentive plan providing for the grant of restricted stock and stock options. The aggregate amount of shares of restricted stock issuable under that plan is expected to be approximately 20% of the fully-diluted common stock of Holdings upon completion of the merger (which, at that time, is expected to be approximately 6% of the full equity capitalization of Holdings). Rocco A. Ortenzio is expected to receive 25% of the restricted stock issuable pursuant to this plan, and Robert A. Ortenzio is expected to receive 35% of the restricted stock issuable pursuant to this plan. The aggregate amount of shares of common stock available for issuance pursuant to options granted under the plan is expected to be approximately 15% of the fully-diluted common stock of Holdings upon completion of the merger, of which, not more than one percentage point (which, at the time the merger is completed, is expected to be less than 1% of the full equity capitalization of Holdings) may be issued until Holdings completes an initial public offering in which the aggregate proceeds to it are at least $100.0 million. Depending on the future results of Holdings, the value of the common equity received under the restricted stock and option plan may increase over time as a percentage of the full equity capitalization of Holdings. Other of Select’s executive officers, including some of the continuing investors, are expected to receive awards of restricted stock and/or options under this plan upon completion of the merger. The timing and amounts of such awards, as well as the specific recipients of such awards, will be determined by the compensation committee of the board of directors of Holdings following the merger based on such criteria as it may determine. In addition, management will be entitled to participate in a long-term cash incentive plan to the extent Select exceeds targeted returns on invested equity as of a liquidity event, such as a sale of Select or an initial public offering by Holdings of its stock within a specified number of years.

      Executive Officers of the Surviving Corporation. The members of the current management of Select are expected to remain as members of management of the surviving corporation under new employment agreements or arrangements. The executive officers of Select are expected to remain executive officers of the surviving corporation following completion of the merger.

      Employment Agreements with the Surviving Corporation. Each of Rocco A. Ortenzio, Robert A. Ortenzio, Patricia A. Rice, David W. Cross, S. Frank Fritsch, Michael E. Tarvin and Scott A. Romberger, each an executive officer of Select, currently has an employment agreement or management agreement with Select. Upon completion of the merger, those officers are expected to enter into new employment agreements or management agreements with substantially the same terms and provisions as the previous agreements, including salaries, entitlement to annual bonuses and noncompetition provisions, except that the agreements for members of management who are continuing investors will contain acknowledgements that the merger would not trigger any “change of control” payments under their existing agreements. We also expect that certain other executive officers of Select will enter into employment agreements upon completion of the merger on substantially similar terms.

      Payments to the Executive Officers of Select. Each executive officer who does not remain a member of management of the surviving corporation may be entitled to a lump sum cash payment equal to the aggregate amount of his or her base salary and bonus for the previous 3 years if the officer is no longer employed by Select within a specified period of time after the merger under certain circumstances. Each of the executive officers of Select has an agreement with Select with such a change of control provision. Each of these executive officers has agreed or, is expected to agree prior to closing, that the merger will not be considered a change of control for purposes of their employment agreement or change of control agreement, as the case may be. All of the executive officers of Select are expected to remain as executive officers of the surviving corporation; therefore, no executive officer will be entitled to receive a change of control payment under their current employment agreements or change of control agreements as a result of the closing of the merger, whether he or she leaves Select voluntarily or is terminated.

Payments Under the Merger Agreement

      Pursuant to the merger agreement, Select’s directors and executive officers will receive an aggregate of $189.7 million for their shares of Select common stock not contributed to Holdings and options to purchase Select common stock. The table below sets forth, as of January 1, 2005, for each of Select’s executive officers and directors, (1) the number of shares currently held (excluding any shares held by continuing investors which will be contributed to Holdings immediately prior to the merger), (2) the amount of cash that will be paid in respect to such shares upon consummation of the merger, (3) the number of shares subject to the options held by such person, whether or not vested (4) the amount of cash that will be paid in respect of cancellation of such options upon consummation of the merger, and (5) the total amount of cash that will be received by each such person in respect of such shares and options upon consummation of the merger. All dollar amounts are gross amounts and do not reflect deductions for income taxes and other withholding. In each case with respect to the options, the payment amount is calculated by multiplying (a) the excess of $18.00 over the per share exercise price of the option by (b) the number of shares subject to the option. The merger agreement requires the board of directors of Select or any committee administering the stock option plans to take all actions necessary to cause all outstanding stock options granted under the stock option plans to be cancelled as of the effective time of the merger.

	Common Stock Owned as of		Options Owned as of
	January 1, 2005		January 1, 2005
					Total
Name	Shares(a)	Consideration	Shares(b)	Consideration	Consideration

Members of the Special Committee:
James E. Dalton, Jr.	0	$0.00	70,800	$715,552.00	$715,552.00
David S. Chernow(c)	17,040	$306,720.00	62,800	$593,456.00	$900,176.00
Other Non-Employee Directors:
Russell L. Carson	0	$0.00	20,000	$59,700.00	$59,700.00
Bryan C. Cressey	100,018	$1,800,324.00	24,000	$69,700.00	$1,870,024.00
Meyer Feldberg	0	$0.00	48,480	$515,883.20	$515,883.20
Leopold Swergold(d)	207,538	$3,735,684.00	70,800	$696,256.00	$4,431,940.00
Thomas A. Scully	1,600	$28,800.00	28,800	$518,400.00	$547,200.00
LeRoy S. Zimmerman	16,358	$294,444.00	20,000	$138,200.00	$432,644.00
Executive Officers:
Rocco A. Ortenzio(e)	2,991,291	$53,843,238.00	7,778,000	$42,459,260.00	$96,302,498.00
Robert A. Ortenzio(f)	459,284	$8,267,112.00	6,180,000	$41,381,700.00	$49,648,812.00
Patricia A. Rice(g)	101,000	$1,818,000.00	1,168,602	$8,093,439.08	$9,911,439.08
Martin F. Jackson	0	$0.00	911,378	$7,613,502.00	$7,613,502.00
S. Frank Fritsch	0	$0.00	368,726	$2,781,887.80	$2,781,887.80
David W. Cross	0	$0.00	516,662	$6,534,060.90	$6,534,060.90
Scott A. Romberger	90,802	$1,634,436.00	91,520	$774,495.52	$2,408,931.52
James J. Talalai	0	$0.00	322,520	$2,659,284.64	$2,659,284.64
Michael E. Tarvin	0	$0.00	359,728	$2,815,219.12	$2,815,219.12
All directors and officers as a group (17 persons)(h)	3,957,451	$71,234,118.00	18,042,816	$118,419,996.26	$189,654,114.26

(a)	Excludes an aggregate 722,960 shares of common stock held by Russell L. Carson, an aggregate 2,211,870 shares of common stock held by Thoma Cressey Fund VI, L.P. and its affiliates (including 113,274 shares of common stock held by Bryan C. Cressey), an aggregate 1,800,000 shares of common stock held by Rocco A. Ortenzio, an aggregate 1,700,000 shares of common stock held by Robert A.

Ortenzio, an aggregate 14,320 shares of common stock held by Meyer Feldberg, an aggregate 100,000 shares of common stock held by Patricia A. Rice, an aggregate 101,000 shares of common stock held by Martin F. Jackson, an aggregate 87,546 shares of common stock held by S. Frank Fritsch, an aggregate 3,524 shares of common stock held by Michael E. Tarvin, an aggregate 14,324 shares of common stock held by James J. Talalai, and an aggregate 8,000 shares of common stock held by Scott A. Romberger. All such shares will be contributed to Holdings in exchange for equity securities of Holdings immediately prior to the merger. If these common shares were converted into the merger consideration instead of being so contributed, the cash payment in respect of such shares would be equal to $13,013,280 for shares held by Russell L. Carson, $39,813,660 for shares held by Thoma Cressey Fund IV, L.P. and its affiliates, $257,760 for shares held by Meyer Feldberg, $32,400,000 for shares held by Rocco A. Ortenzio, $30,600,000 for shares held by Robert A. Ortenzio, $1,800,000 for shares held by Patricia A. Rice, $1,818,000 for shares held by Martin F. Jackson, $1,575,828 for shares held by S. Frank Fritsch, $63,432 for shares held by Michael E. Tarvin, $257,832 for shares held by James J. Talalai, and $144,000 for shares held by Scott A. Romberger. See also “Security Ownership of Certain Beneficial Owners and Management” on page 95.

(b)	This column reflects all vested and unvested stock options for the individuals in the table as of January 1, 2005. The merger agreement requires the board of directors of Select or any committee administering the stock option plans to take all actions necessary to cause all outstanding stock options granted under the stock option plans to be cancelled as of the effective time of the merger. All dollar amounts are gross amounts and do not reflect deductions for income taxes and other withholding. In each case with respect to the options, the payment amount is calculated by multiplying (a) the excess of $18.00 over the per share exercise price of the option by (b) the number of shares subject to the option.

(c)	Includes 15,040 shares held by David S. Chernow and Elizabeth A. Chernow as tenants in common.

(d)	Common shares held include 100,004 shares owned by Anvers, L.P. and 40,000 shares owned by Anvers II, L.P. Mr. Swergold is the senior managing director of FSIP, LLC, which is the general partner of Anvers, L.P. and Anvers II, L.P., Mr. Swergold disclaims beneficial ownership of any shares held by Anvers, L.P. and Anvers II, L.P. that exceed his pecuniary interest therein. Also includes 3,770 shares held by Jane Swergold, spouse of Leopold Swergold. Includes 8,000 shares held by the Swergold Family Foundation.

(e)	Includes 866 shares owned by Select Investments I, a Pennsylvania general partnership. Rocco A. Ortenzio is the managing partner and a 25% owner of Select Investments I. Rocco A. Ortenzio disclaims beneficial ownership of any shares held by Select Investments I that exceed his pecuniary interest therein. Includes 27,480 common shares owned by Select Capital Corporation, of which Rocco A. Ortenzio is a 25% owner, Director and Chief Executive Officer. Rocco A. Ortenzio disclaims beneficial ownership of any shares held by Select Capital Corporation that exceed his pecuniary interest therein. Includes 11,002 shares owned by the R.A. Ortenzio Family Partnership, L.P., of which Rocco A. Ortenzio is a general partner. Rocco A. Ortenzio disclaims beneficial ownership of any shares owned by the R.A. Ortenzio Family Partnership that exceed his pecuniary interest therein. Includes 380,386 shares held by the Ortenzio Family Foundation. Also includes 10,400 shares held by Nancy Ortenzio, spouse of Rocco A. Ortenzio. Rocco A. Ortenzio’s business address is 4716 Old Gettysburg Road, P.O. Box 2034, Mechanicsburg, PA 17055.

(f)	Includes 78,338 shares owned by the Ortenzio Family Partnership, L.P., of which Robert A. Ortenzio is the general partner. Includes 27,480 shares owned by Select Capital Corporation, of which Robert A. Ortenzio is a 25% owner, Director and President. Robert A. Ortenzio disclaims beneficial ownership of any shares held by Select Capital Corporation that exceed his pecuniary interest therein. Includes 153,466 shares owned by the Robert and Angela Ortenzio Family Foundation. Also includes 200,000 shares owned by The Robert A. Ortenzio GRAT.

(g)	Includes 101,000 common shares issued to Patricia A. Rice and Jesse W. Rice as Trustees under the Patricia Ann Rice Living Trust.

(h)	The 27,480 shares owned by Select Capital Corporation regarding which both Rocco A. Ortenzio and Robert A. Ortenzio are attributed beneficial ownership on the table above are only included once for purposes of this calculation.

      As of the record date, directors and executive officers of Select beneficially owned 3,957,451 shares (representing 3.9% of shares outstanding as of such date), not including shares that will be contributed to Holdings in exchange for equity securities of Holdings immediately prior to the merger or shares that may be acquired upon the exercise of stock options. Stockholders should note that, in addition to an affirmative vote by holders of a majority of outstanding shares of Select, approval of the merger requires an affirmative vote by holders of a majority of shares other than shares owned by Holdings, Acquisition Corp., Welsh Carson, their respective affiliates, their co-investors and the continuing investors. As a result, 12,917,403 of the shares beneficially held by these directors and executive officers who are continuing investors and the co-investors and other continuing investors will not be counted for purposes of determining whether the merger has been approved by the unaffiliated stockholders.

Directors’ and Officers’ Indemnification and Insurance

      The merger agreement provides that, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any of the foregoing in which any current or former director, officer, employee or agent of Select or any of its subsidiaries is, or is threatened to be, made a party based, in whole or in part, out of the fact that such person was a director, officer, employee or agent, or the transactions contemplated by the merger agreement, Holdings and the surviving corporation will jointly and severally indemnify and hold harmless such persons to the fullest extent permitted by law.

      The merger agreement also provides that all rights of indemnification and exculpation from liability for acts and omissions occurring at or prior to the effective time of the merger (including the advancement of funds for expenses) of the current and former directors, officers, employees and agents of Select and its subsidiaries, as provided in their respective charters, bylaws or indemnification agreements, will survive the merger and for 6 years after the effective time of the merger may not be amended, repealed or modified in any manner that would adversely affect such rights, unless otherwise required by law or with the consent of each affected party.

      For 6 years after the effective time of the merger, the parties have agreed that the surviving corporation will maintain officers’ and directors’ insurance for acts and omissions occurring at or prior to the effective time of the merger and covering those persons who are currently covered by Select’s existing officers’ and directors’ insurance policies, on terms no less advantageous to the covered parties than Select’s currently existing insurance coverage. However, the surviving corporation is not required to pay an annual premium in excess of 300% of Select’s currently existing annual premium, and if the provision of existing insurance expires or is terminated during the 6 year period, the parties have agreed that the surviving corporation will use reasonable best efforts to obtain the greatest amount of coverage for the remainder of the period for a premium on an annualized basis of not more than 300% of the current annual premium.

      If Holdings, the surviving corporation or any of their successors or assigns (1) consolidates with or merges into any other entity and is not the continuing or surviving entity or (2) transfers all or substantially all of its properties and assets to any entity, Holdings and the surviving corporation will cause the surviving transferee entity to assume the indemnification and insurance obligations discussed above.

Merger Financing

      The total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $2,310.0 million, consisting of (1) approximately $1,826.9 million to pay Select’s stockholders (other than Holdings and Acquisition Corp., and other than shares that will be contributed to Holdings by the co-investors and the continuing investors prior to the merger in return for equity interests in Holdings) and option holders the amounts due to them under the merger agreement, assuming that no Select stockholder validly exercises and perfects his, her or its appraisal rights, (2) approximately $350.0 million to refinance existing indebtedness of Select (assuming the holders of all of Select’s existing 9 1/2% senior subordinated notes and 7 1/2% senior subordinated notes tender their notes in the debt tender offers contemplated by the merger agreement), which amount is exclusive of any debt tender premium, and (3) approximately $133.1 million to pay related fees and expenses in connection with the merger, the financing arrangements and the transactions described in this paragraph, including the premium paid in connection with the tender for the senior subordinated notes.

      These funds are anticipated to come from the following sources:

•	a cash equity investment by Welsh Carson, its co-investors and certain of the continuing investors of up to $610.0 million in Holdings;

•	the issuance by Holdings of a senior subordinated note with a principal amount of up to $150.0 million to an affiliate of Welsh Carson;

•	borrowings by the surviving corporation of $780.0 million of term and revolving loans under a $880.0 million senior secured credit facility to be provided by lenders pursuant to a syndication managed by J.P. Morgan Securities, Inc., which is referred to as JP Morgan in this proxy statement, and for which JP Morgan and Wachovia Capital Markets, LLC, which is referred to as Wachovia in this proxy statement, will act as joint lead arrangers and bookrunners and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which is referred to as Merrill Lynch in this proxy statement, will act as an arranger;

•	the issuance by Acquisition Corp. of up to $660.0 million of senior subordinated notes in a public offering or Rule 144A or other private offering, and if and to the extent such offering of notes cannot be completed prior to the closing of the merger, borrowings by the surviving corporation of senior subordinated loans under a bridge loan facility to be provided by lenders pursuant to a syndication to be managed by Merrill Lynch, and for which Merrill Lynch, JP Morgan and Wachovia will act as joint arrangers and joint bookrunners. The total principal amount of senior subordinated notes and loans under the bridge loan facility will be reduced if and to the extent that (1) the sum of (a) the aggregate principal amount of Select’s existing 9 1/2% senior subordinated notes and 7 1/2% senior subordinated notes not tendered in the debt tender offers contemplated by the merger agreement and (b) the amount of the tender premium offered in the debt tender offers and accrued but unpaid interest in respect of the untendered notes, exceeds (2) $10.0 million; and

•	excess cash on hand of Select.

Holdings’ Equity Commitments

      Holdings has received a commitment letter from Welsh Carson, pursuant to which Welsh Carson has committed, subject to the terms and conditions set forth in such commitment letter, to provide Holdings with up to an aggregate of $567.2 million in cash in exchange for stock of Holdings. In addition, certain co-investors of Welsh Carson, including Russell L. Carson, a member of the board of directors of Select, are expected to contribute approximately 2.0 million shares of Select common stock to Holdings immediately prior to the merger in exchange for stock of Holdings. In the event that such co-investors contribute less than 2.0 million shares of Select common stock to Holdings, Welsh Carson has agreed to increase its equity investment in Holdings by an amount equal to the product of (1) 2.0 million less the number of shares actually contributed to Holdings by such co-investors, and (2) $18.00. Welsh Carson may assign to certain of its limited partners a portion of its right to purchase equity interests in Holdings. Holdings has also received a commitment letter from Thoma Cressey Fund VI, L.P., pursuant to which Thoma Cressey Fund VI, L.P. has committed, subject to the terms and conditions set forth in such commitment letter, to provide Holdings with up to an aggregate of $50.0 million in cash in exchange for stock of Holdings. Thoma Cressey Fund VI, L.P. may assign to certain of its limited partners a portion of its right to purchase equity interests in Holdings. In addition, Holdings has agreements with the continuing investors, whereby the continuing investors are expected to contribute an aggregate of 6,373,584 shares of Select common stock to Holdings in return for equity interests in Holdings. Based on a valuation of $18.00 per share of Select common stock, the aggregate equity investment in Holdings is expected to be up to $761.9 million as of the effective time of the merger.

      The equity commitment letter from Welsh Carson also provides that, at the closing, the surviving corporation will pay an affiliate of Welsh Carson, as agent for such Welsh Carson affiliate and certain other investors in Holdings, a financing fee equal to $24.6 million and will reimburse Welsh Carson and its affiliates for any expenses incurred by them in connection with the transactions contemplated by the merger agreement.

      The equity investors in Holdings each will acquire preferred and common stock of Holdings. Approximately 80% of the amount invested by each investor will be used to acquire preferred stock, and approximately 20% will be used to acquire common stock. The material terms of the preferred and common stock of Holdings are set forth below.

      Preferred Stock. The Holdings preferred stock will rank senior to the Holdings common stock as to dividends and rights to payment upon liquidation or a change of control transaction and will participate with the common stock in such payments and other corporate events to the extent of approximately 10% of the fully-diluted common equity of Holdings outstanding immediately after the merger. The Holdings preferred stock also will be entitled to receive cumulative dividends on a non-cash accrual basis at a rate equal to 5% per annum, compounded quarterly, on the stated value thereof. The Holdings preferred stock has no fixed redemption date, but Holdings will be required to redeem the preferred stock, together with all accrued and unpaid dividends thereon, upon a change of control transaction. In addition, upon the consummation of a qualified public offering of Holdings common stock, each share of Holdings preferred stock will be automatically converted into Holdings common stock through the issuance of an equivalent value of Holdings common stock determined by reference to the public offering price and a fixed conversion ratio for shares of common stock issuable in respect of the participation feature of the Holdings preferred stock. All shares of Holdings preferred stock that are automatically converted into Holdings common stock upon a qualified public offering, other than those shares issued in respect of the participation feature of the Holdings preferred stock, will be redeemed to the extent of available cash at a redemption price equal to the public offering price of the Holdings common stock in such offering.

      The Holdings preferred stock will vote together with the Holdings common stock, other than in connection with the election or removal of directors, with each share of Holdings preferred stock having voting rights equivalent to one (subject to appropriate adjustment in the event of any stock split or similar event affecting the Holdings common stock) share of Holdings common stock issuable in respect of the participation right of the Holdings preferred stock. In addition, the Holdings preferred stock, voting as a separate class, will be entitled to elect 2 directors to the Holdings board of directors.

      For so long as any shares of Holdings preferred stock remain outstanding, the consent of the holders of not less than 66 2/3% of the Holdings preferred stock will be required for any action that alters or changes the rights, preferences or privileges of the Holdings preferred stock. In addition, consent of the holders of at least a majority of the Holdings preferred stock will be required for any action that increases or decreases the authorized number of shares of Holdings preferred stock otherwise adversely affects the rights or preferences of the holders of the Holdings preferred stock.

      Common Stock. The Holdings common stock will rank junior to the Holdings preferred stock as to dividends and rights to payment upon liquidation, except with respect to the participation feature of the Holdings preferred stock, which will rank on an equal basis with the Holdings common stock. The Holdings common stock will be entitled to receive dividends as from time to time may be declared by the board of directors of Holdings, but dividends cannot be paid on the Holdings common stock without the consent of holders of a majority of the Holdings preferred stock. Upon any liquidation, dissolution or winding up of Holdings, after the payment of or provision for all debts and liabilities of Holdings and the preferential amounts payable to the holders of the Holdings preferred stock, the holders of the Holdings common stock will be entitled to share ratably, together with the holders of the Holdings preferred stock to the extent of the participation feature of the Holdings preferred stock, in the remaining assets of Holdings available for distribution to the Holdings stockholders. With respect to any matter to be voted on by the stockholders of Holdings (other than the election of the 2 directors to be elected separately by the Holdings preferred stock), the holders of the Holdings common stock will be entitled to 1 vote for each share of Holdings common stock held by them.

Senior Secured Credit Facilities

      Holdings has received a commitment letter pursuant to which JPMorgan Chase Bank, Wachovia Bank, National Association and Merrill Lynch Capital Corporation, which are referred to as the Agents in this proxy statement, will provide the surviving corporation with up to $880.0 million in senior secured credit facilities, consisting of a $580.0 million term loan and a $300.0 million revolving credit facility. Up to $580.0 million of the term loan and up to $200.0 million of the revolving credit facility may be used to fund a portion of the merger consideration, to refinance existing indebtedness of Select (including the funding of the debt tender offers for Select’s existing 9 1/2% senior subordinated notes and 7 1/2% senior subordinated notes contemplated by the merger agreement) and to pay related fees and expenses. As a result of the merger, Acquisition Corp. will be merged with and into Select, and Select, as the surviving corporation, will be the borrower under the senior secured credit facilities. All obligations of Select under the senior credit facilities will be guaranteed by Holdings and each existing and subsequently acquired or organized domestic subsidiary of Select, subject to certain exceptions. The senior credit facilities will be secured by substantially all the assets of Holdings, Select and any existing or subsequently acquired or organized domestic subsidiary of Holdings, subject to certain exceptions. The term loan is expected to bear interest at either the adjusted London inter-bank offered rate, which is referred to as LIBOR in this proxy statement, plus 2.5% per annum, or the alternate base rate, which is referred to as ABR in this proxy statement, plus 1.5% per annum, at the option of Select. Subject to adjustment, the revolving credit facility is expected to bear interest at either adjusted LIBOR plus 2.5% per annum or ABR plus 1.5% per annum, at the option of Select. The term loan will mature 7 years after the effective date of the merger, and the revolving credit facility will mature 6 years after the effective date of the merger.

      The commitment of each of the Agents to provide senior secured financing is subject to a number of conditions set forth in the commitment letter, including, but not limited to, the following:

•	such party not having discovered or otherwise become aware of information not previously disclosed to it that it reasonably believes to be materially inconsistent with the information provided to it by Holdings prior to October 17, 2004 of the business, operations, assets, liabilities, financial condition or results of operations of Select and its subsidiaries, taken as a whole;

•	the absence, since December 31, 2003, of any event, change, condition, circumstance or state of facts or aggregation of events, changes, conditions, circumstances or state of facts that has had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of Select and its subsidiaries, taken as a whole, whether or not covered by insurance, or on Acquisition Corp.’s ability to perform its obligations under the senior secured credit facilities and the bridge facility (including any material adverse change or proposed change in laws or changes in payment or reimbursement by government payors, other than the CMS Regulations, but excluding conditions generally affecting the economy or the industry of Select and its subsidiaries which do not disproportionately affect Select and its subsidiaries, taken as a whole);

•	the absence of any significant change or condition in the loan syndication, financial or capital markets, including the high-yield market, that could in the Agents’ judgment be reasonably expected to materially impair the syndication of the senior secured debt facilities, the bridge facility or the public offering or Rule 144A or other private offering of up to $660.0 million of notes of Acquisition Corp.;

•	the Agents’ satisfaction that, prior to and during any syndication of the senior secured credit facilities and bridge facility, there will be no competing issues of debt securities or commercial bank or other credit facilities of Holdings, Acquisition Corp., Select or any of their respective subsidiaries being offered, placed or arranged (other than the notes of Acquisition Corp.);

•	the purchase of a majority of Select’s existing 9 1/2% senior subordinated notes and 7 1/2% senior subordinated notes pursuant to the debt tender offers on terms and conditions reasonably acceptable to the Agents and the elimination of substantially all restrictive covenants contained in the indentures for each series of such notes;

•	the funding of the Holdings equity;

•	the consummation of the merger in accordance with the merger agreement and not more than 8% of the outstanding Select common stock being subject to properly exercised appraisal rights;

•	(1) Holdings’ and the surviving corporation’s ratio of total indebtedness to pro forma adjusted EBITDA for the most recent 4 fiscal quarters ending at least 40 days prior to the closing of the merger exceeding 6.10 to 1.00 and 5.50 to 1.00, respectively and (2) Holdings’ pro forma adjusted EBITDA for the most recent 12-month period ending at least 40 days prior to the closing of the merger exceeding $264.0 million;

•	the obtaining of all requisite material approvals and consents from governmental authorities and third parties;

•	the obtaining of ratings by Standard & Poor’s Rating Services and Moody’s Investors Services; and

•	the preparation and execution of definitive loan agreements.

Senior Subordinated Notes

      Merrill Lynch, JP Morgan and Wachovia have been engaged to provide capital markets and other financial advisory services to Holdings in connection with a public offering or Rule 144A or other private offering of senior subordinated notes of Acquisition Corp. As a result of the merger, Acquisition Corp. will be merged with and into Select, and, thereafter, Select, as the surviving corporation, will be the issuer of any such notes.

Senior Subordinated Increasing Rate Bridge Loans

      The commitment letter described above also includes commitments by the Agents to provide up to $660.0 million of senior subordinated loans under a bridge loan facility if and to the extent a public offering or Rule 144A or other private placement of notes cannot be completed prior to the closing of the merger. As a result of the merger, Acquisition Corp. will be merged with and into Select, and Select, as the surviving corporation, will be the borrower under the bridge loan facility. Select’s obligations under the bridge loan facility will be guaranteed on a senior subordinated basis by each of its subsidiaries that is a guarantor of the senior secured credit facilities. For the initial 3 month period of the bridge facility loan, interest is expected to accrue at a rate per annum equal to the higher of (1) 3 month adjusted LIBOR as determined on the effective date of the merger, plus a spread initially equal to 650 basis points and (2) 8.5%. If the loans under the bridge loan facility are not fully repaid at the end of the initial 3 month period after the effective date of the merger, the spread will increase by 50 basis points at the end of such 3 month period, and will increase by an additional 50 basis points at the end of any additional 3 month period, subject to a maximum overall interest cap of 12% and a cash interest cap of 10%. All loans under the bridge loan facility will mature 1 year after the effective date of the merger but, subject to certain conditions, the maturity of such loans may be extended to the 10th anniversary of the effective date of the merger. The commitment to provide Select with the bridge loan facility is subject to substantially the same conditions as the commitment for the senior secured credit facilities.

Other Debt Commitments

      Holdings has received a commitment letter from WCAS Capital Partners IV, L.P., an affiliate of Welsh Carson, pursuant to which WCAS Capital Partners IV, L.P. has committed, subject to the terms and conditions set forth in the commitment letter, to purchase for $150.0 million (1) a senior subordinated note from Holdings with a principal amount of up to $150.0 million and (2) certain equity securities of Holdings. The senior subordinated note will mature 10 years after the effective date of the merger and has an interest rate of 10% per annum for interest paid in cash and 12% per annum for interest paid in kind. Holdings has also agreed to reimburse WCAS Capital Partners IV, L.P. for any expenses incurred by it in connection with the transactions contemplated by the merger agreement.

Federal Regulatory Matters

      The HSR Act and the rules and regulations promulgated thereunder require that each of Select and Welsh Carson, as the ultimate parent entity of Holdings and Acquisition Corp., file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the Department of Justice and the Federal Trade Commission. The parties filed such notification and reports on November 9, 2004. The HSR waiting period expired on December 10, 2004. Holdings paid the associated $250,000 filing fee. The Department of Justice, the Federal Trade Commission, state antitrust authorities or a private person or entity could seek to enjoin the merger under federal or state antitrust laws at any time before completion of the merger or to compel rescission or divestiture at any time subsequent to the merger.

Material U.S. Federal Income Tax Consequences

      The following discussion summarizes the material U.S. federal income tax consequences of the merger that are generally applicable to (1) United States holders (as defined below) of Select common stock, (2) Welsh Carson’s co-investors that will contribute shares of common stock of Select to Holdings in exchange for capital stock of Holdings and the continuing investors and (3) Select. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, which is referred to as the Code in this proxy statement, existing and proposed Treasury Regulations promulgated under the Code, and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. This discussion does not address state, local or foreign tax consequences that may be applicable to the parties specified in the first sentence of this paragraph, and such parties should consult their own tax advisors with respect to such consequences.

United States Holders

      The following discussion applies only to United States holders of Select common stock who hold such shares as capital assets and may not apply to shares of Select common stock acquired pursuant to the exercise of employee stock options or other compensation arrangements (and does not, except as specifically set forth below, apply to the exchange or cancellation of employee stock options, including the receipt of cash therefor), and this discussion does not address tax issues relevant to certain classes of taxpayers who may be subject to special treatment under the Code, such as banks, other financial institutions, insurance companies, tax-exempt investors, regulated investment companies, real estate investment trusts, persons subject to the alternative minimum tax, persons who hold their Select common stock as part of a position in a “straddle” or as part of a “hedging” or “conversion” transaction, persons who are deemed to sell their Select common stock under the constructive sale provisions of the Code, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that have a functional currency other than the U.S. dollar, expatriates, S corporations, entities classified as partnerships for U.S. federal income tax purposes or stockholders who hold Select common shares as dealers. All such United States holders should consult their own tax advisors concerning the U.S. federal income tax consequences of the merger to their particular situations.

      Tax matters are very complex and the tax consequences of the merger to you will depend on the facts of your particular situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the federal, state, local and foreign tax consequences of the merger.

      If a partnership holds Select common stock, the tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner of a partnership holding Select common stock should consult its tax advisors.

      For purposes of this discussion, a “United States holder” means a holder that is (1) a citizen or resident of the United States for federal income tax purposes, (2) a corporation (or other entity treated as an association taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and 1 or more U.S. persons have authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

      In general, United States holders of Select stock who receive cash in exchange for their shares pursuant to the merger should recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between their adjusted tax basis in their shares and the amount of cash received. If a stockholder holds Select common stock as a capital asset, the gain or loss should generally be a capital gain or loss. If the stockholder has held the shares for more than 1 year, the gain or loss should generally be a long-term gain or loss. The deductibility of capital losses is subject to limitations.

      In general, stockholders who receive cash in connection with the exercise of their appraisal rights will recognize gain or loss. Any stockholder considering exercising statutory appraisal rights should consult with his or her own tax advisor.

      United States holders of Select common stock may be subject to backup withholding on cash payments received in exchange for shares in the merger or received upon the exercise of appraisal rights. Backup withholding generally will apply only if the stockholder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and requirements. Corporations generally are exempt from backup withholding. Stockholders should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent to provide the information and certification necessary to avoid backup withholding.

Certain of Welsh Carson’s Co-Investors and the Continuing Investors

      The following discussion applies only to Welsh Carson’s co-investors that contribute shares of common stock of Select to Holdings in exchange for capital stock of Holdings and the continuing investors to the extent such investors hold any shares of Select common stock as capital assets. These investors will contribute certain shares of Select common stock held by them, as well as an agreed amount of cash, to Holdings in exchange for capital stock of Holdings. These investors should not recognize any gain or loss for U.S. federal income tax purposes in connection with such contribution. The aggregate tax basis of these investors in their capital stock of Holdings should equal the sum of their tax basis in the shares of Select common stock contributed to Holdings plus the amount of cash contributed by them to Holdings.

      The continuing investors who are directors and executive officers of Select and who will be receiving cash in exchange for surrendering their options to purchase shares of Select common stock will recognize ordinary compensation income with respect to any surrendered option in an amount equal to the product of (1) the excess of $18.00 over the per share exercise price of the option multiplied by (2) the number of shares of Select subject to the option. In the case of any continuing investor who is an employee of Select, this amount of ordinary compensation income will be subject to federal, state and local income withholding tax as well as the employee’s share of social security, Medicare and other applicable payroll taxes. The amount of cash actually distributed to the continuing investors with respect to their surrendered options will be net of these withholding and payroll taxes.

Select

      The merger will cause an “ownership change” of Select for purposes of Section 382 of the Code. As a result, Select’s use of pre-merger tax net operating losses and certain other tax attributes, if any, will be limited following the merger. This limitation should not have any material impact on Select, because Select is not expected to have any significant pre-merger net operating losses or other such tax attributes. In addition, Select should be entitled to an ordinary compensation deduction for U.S. federal income tax purposes with respect to cash paid for the surrender of any compensatory option in an amount equal to the product of (1) the excess of $18.00 over the per share exercise price of the option multiplied by (2) the number of shares of Select subject to the option. With respect to any such cash payments to its employees, Select will be responsible for withholding federal, state and local income tax as well as the employee’s share of social security, Medicare and other applicable payroll taxes. In addition, Select will be responsible for paying the employer’s share of social security, Medicare and other applicable payroll taxes. Subsequent to the merger, Select will join in the U.S. federal income consolidated tax group that includes Holdings. The merger should not cause any other material U.S. federal income tax consequences to Select.

Fees and Expenses of the Merger

      The estimated fees and expenses in connection with the merger are as follows (in millions):

Financial Advisor Fees and Expenses(1):	$8.9
Legal, Accounting and Other Professional Fees:	7.0
Printing, Proxy Solicitation and Mailing Costs:	0.4
Financing Related Fees and Debt Prepayment Penalties:	112.4
Filing Fees:	0.2
Miscellaneous:	4.2

Total:	$133.1

(1)	Of such financial advisor fees and expenses, approximately $8.9 million is expected to be paid to Banc of America Securities LLC for financial advisory services provided to the special committee, and a financing fee of approximately $24.6 million is expected to be paid to WCAS Management Corporation, an affiliate of Welsh Carson, as agent for itself and certain other investors in Holdings.

      Except as described below, the merger agreement provides that Select, Holdings and Acquisition Corp. each will pay all costs and expenses incurred by it in connection with the merger agreement and the merger. None of these costs and expenses will reduce the $18.00 per share merger consideration payable to holders of Select common stock or the amount payable to stock option holders.

      If the merger agreement is terminated under certain circumstances, including acceptance of a superior proposal by Select, Select may be required to pay to a Welsh Carson affiliate, WCAS Management Corporation, a $40.0 million termination fee and up to $750,000 in reimbursement of documented out-of-pocket fees and expenses incurred by WCAS Management Corporation, Holdings or Acquisition Corp., or a $10.0 million liquidated damages payment, as the case may be. See “The Merger Agreement — Fees and Expenses; Termination Fee” beginning on page 88.

Common Stock Purchase Information

Purchases by Select

      The table below sets forth information, by fiscal quarter, regarding purchases by Select of its common stock during the years ended December 31, 2002, December 31, 2003 and December 31, 2004.

	Number of		Average
	Shares	Aggregate	Purchase Price
	Purchased	Price Paid(a)	Per Share

Year ended December 31, 2002	—	—	—
Quarter ended March 31, 2002	—	—	—
Quarter ended June 30, 2002	—	—	—
Quarter ended September 30, 2002	—	—	—
Quarter ended December 31, 2002	—	—	—
Year ended December 31, 2003	—	—	—
Quarter ended March 31, 2003	—	—	—
Quarter ended June 30, 2003	—	—	—
Quarter ended September 30, 2003	—	—	—
Quarter ended December 31, 2003	—	—	—
Year ending December 31, 2004	—	—	—
Quarter ended March 31, 2004	1,249,500	$19,815,000	$15.86
Quarter ended June 30, 2004	2,149,900	$28,141,000	$13.09
Quarter ended September 30, 2004	—	—	—
Quarter ending December 31, 2004	—	—	—

(a)	On February 23, 2004, Select’s board of directors authorized and publicly announced a program to repurchase up to $80.0 million of Select common stock. This program will remain in effect until August 31, 2005, unless extended or cancelled by the board of directors. Select will not repurchase any of its stock under its share repurchase program during the pendency of the proposed merger.

Purchases by Directors and Executive Officers

      The following table sets forth certain information concerning shares of Select common stock purchased in the last 2 years (all of which purchases were made pursuant to exercises of stock options or warrants) by directors and executive officers of Select who are also members of the buying group. The information provided in this table has been restated to reflect the effect of a 2-for-1 stock split of Select common stock on December 22, 2003, and does not include shares received by such directors and officers in connection with distributions of Select common stock by partnerships in which such directors or officers are limited or general partners.

		Number of	Price per
Name	Date	Shares	Share

Rocco A. Ortenzio	2/06/2003	584,774	$3.04
	8/11/2003	471,800	$3.04
	8/11/2003	1,310,088	$3.26
	11/03/2003	660,200	$5.88
	11/04/2003	239,800	$5.88
	2/03/2004	197,200	$5.88
	2/04/2004	102,800	$5.88
	2/09/2004	520,000	$6.70
	5/03/2004	300,000	$5.88
	8/03/2004	222,000	$5.88

		Number of	Price per
Name	Date	Shares	Share

Robert A. Ortenzio	2/06/2003	271,646	$3.04
	8/11/2003	837,392	$3.26
	11/03/2003	400,000	$5.88
	2/03/2004	184,600	$5.88
	2/09/2004	200,000	$5.88
	5/03/2004	200,000	$5.88
	8/03/2004	200,000	$5.88
Patricia A. Rice	8/11/2003	207,356	$3.26
	8/11/2003	23,040	$5.21
	8/11/2003	16,958	$4.75
	8/11/2003	56,000	$5.88
	8/11/2003	120,000	$7.63
	11/03/2003	11,520	$5.21
	1/15/2004	69,120	$3.26
	2/26/2004	8,480	$4.75
	4/21/2004	120,000	$7.63
	4/26/2004	28,000	$5.88
	10/19/2004	11,520	$5.21
Martin F. Jackson	8/11/2003	92,160	$3.04
	8/11/2003	117,500	$3.26
	8/11/2003	18,432	$5.21
	8/11/2003	13,568	$4.75
	8/11/2003	48,000	$5.88
	8/11/2003	80,000	$7.63
S. Frank Fritsch	7/31/2003	61,438	$3.26
	8/07/2003	14,592	$3.26
	8/07/2003	6,912	$5.21
	8/07/2003	10,176	$4.75
	8/07/2003	20,000	$5.88
	8/07/2003	7,040	$6.70
	8/07/2003	30,000	$7.63
	10/14/2003	6,912	$5.21
	1/21/2004	34,560	$3.26
	2/05/2004	7,040	$6.70
	2/09/2004	30,000	$7.63
	3/02/2004	5,088	$4.75
	4/26/2004	10,000	$5.88
	10/19/2004	3,456	$3.26
	10/19/2004	6,912	$5.21
Michael E. Tarvin	7/31/2003	76,548	$3.26
	7/31/2003	6,912	$5.21
	7/31/2003	10,176	$4.75
	7/31/2003	20,000	$5.88
	7/31/2003	2,946	$6.70
	7/31/2003	34,096	$7.63
	10/28/2003	6,912	$5.21
	4/21/2004	34,561	$3.26
	4/21/2004	5,088	$4.75
	4/21/2004	2,945	$6.70
	4/21/2004	30,000	$7.63
	4/26/2004	10,000	$5.88
	10/18/2004	3,456	$3.26
	10/18/2004	6,912	$5.21
	10/18/2004	4,096	$7.63

		Number of	Price per
Name	Date	Shares	Share

James J. Talalai	7/31/2003	11,520	$0.87
	7/31/2003	9,216	$3.04
	7/31/2003	34,560	$3.26
	7/31/2003	13,824	$5.21
	7/31/2003	10,176	$4.75
	7/31/2003	32,000	$5.88
	7/31/2003	30,000	$7.63
	4/26/2004	2,304	$3.04
	4/26/2004	996	$5.21
	4/30/2004	4,608	$3.26
	4/30/2004	5,916	$5.21
	4/30/2004	30,000	$7.63
Scott A. Romberger	8/08/2003	6,912	$5.21
	8/08/2003	5,086	$4.75
	8/08/2003	6,000	$7.63
	9/04/2003	17,280	$3.26

      The following table sets forth certain information concerning options to purchase Select common stock acquired in the last 2 years by directors and executive officers of Select who are also members of the buying group. The information provided in this table has been restated to reflect the effect of a 2-for-1 stock split of Select common stock on December 22, 2003.

		Number of	Exercise
Name	Date	Options	Price

Russell L. Carson	8/12/2003	10,000	$14.53
	2/10/2004	10,000	$15.50
Bryan C. Cressey	8/12/2003	10,000	$14.53
	2/10/2004	14,000	$15.50
Rocco A. Ortenzio	8/12/2003	2,050,000	$14.53
	11/11/2003	1,500,000	$16.50
	2/10/2004	950,000	$15.50
	8/10/2004	600,000	$14.00
Robert A. Ortenzio	8/12/2003	1,600,000	$14.53
	11/11/2003	460,000	$16.50
	2/10/2004	750,000	$15.50
	8/10/2004	500,000	$14.00
Patricia A. Rice	8/12/2003	430,000	$14.53
	11/11/2003	10,000	$16.50
	2/10/2004	65,000	$15.50
	5/11/2004	150,000	$13.86
Martin F. Jackson	8/12/2003	340,000	$14.53
	8/10/2004	30,000	$14.00
S. Frank Fritsch	8/12/2003	120,000	$14.53
	11/11/2003	3,500	$16.50
	2/10/2004	50,000	$15.50
	5/11/2004	9,000	$13.86
Michael E. Tarvin	8/12/2003	120,000	$14.53
	11/11/2003	3,500	$16.50
	5/11/2004	50,000	$13.86
James J. Talalai	8/12/2003	110,000	$14.53
	5/11/2004	27,000	$13.86

		Number of	Exercise
Name	Date	Options	Price

Scott A. Romberger	8/12/2003	14,000	$14.53
	11/11/2003	9,000	$16.50
	8/10/2004	15,000	$14.00

Purchases by Other Members of the Buying Group

      The following table sets forth certain information concerning the exercise of warrants to purchase Select common stock in the last 2 years by certain affiliates of Welsh Carson and Thoma Cressey Fund VI, L.P. The information provided in this table has been restated to reflect the effect of a 2-for-1 stock split of Select common stock on December 22, 2003. None of the co-investors has purchased any shares of Select common stock in the last 2 years.

		Number of	Exercise
Name	Date	Warrants	Price

Thoma Cressey Fund VI, L.P.	2/6/2003	181,608	$3.04
Welsh, Carson, Anderson & Stowe VII, L.P.	6/25/2003	1,353,646	$3.04
WCAS Capital Partners III LP	6/25/2003	91,400	$3.04

Prior Public Offerings

      Select has not made an underwritten public offering of its common stock for cash at any time during the last 3 years.

Contract Regarding Election of Select’s Directors

      Pursuant to the terms of a stockholders agreement by and among Select, Welsh, Carson, Anderson & Stowe VII, L.P., which is referred to as Welsh Carson VII in this proxy statement, Golder, Thoma, Cressey, Rauner Fund V, L.P., Select Investments II, Select Partners, L.P., Rocco A. Ortenzio and Robert A. Ortenzio, dated as of February 5, 1997, Welsh Carson VII had the right to designate 2 directors to Select’s board of directors. Welsh Carson VII is an affiliate of Welsh Carson. This stockholders agreement expired in accordance with its terms upon the completion of the initial public offering of Select’s stock in 2001.

Certain Projections

      In connection with Welsh Carson’s review of Select and during the course of the negotiations between Select and Welsh Carson described in “Special Factors — Background of the Merger,” including the discussions leading to Holdings’ decision to consent to the SemperCare acquisition, Select provided Welsh Carson with certain non-public business and financial information. The non-public information included projections of Select’s future operating performance. Such projections also were provided to Banc of America Securities LLC in their capacity as financial advisor to the special committee. These projections do not give effect to the transactions contemplated by the merger agreement, including the merger, or the financing of the merger. However, the projections provided to Welsh Carson and Banc of America Securities LLC in November 2004, which are referred to as the pro forma projections in this proxy statement, give effect to the proposed acquisition of SemperCare and the financing for that transaction.

      Select does not, as a matter of course, publicly disclose projections of future revenues or earnings. The projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available to Welsh Carson in connection with its due diligence investigation of Select and its decision to consent to the SemperCare acquisition. The projections were not prepared with a view to compliance with the published guidelines of the Securities and Exchange Commission regarding projections, nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. PricewaterhouseCoopers LLP, Select’s independent registered public accounting firm, has neither examined nor compiled the projections, and accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect to the projections. The PricewaterhouseCoopers LLP report incorporated by reference into this proxy statement relates to Select’s historical financial information. It does not extend to the projections and should not be read to do so. In compiling the projections, Select’s management took into account historical performance, combined with projections regarding development activities. In addition, the projections take into account management’s estimates regarding the impact of recent Medicare legislation, including the CMS Regulations, on future results of operations. The projections were developed in a manner consistent with management’s historical development of budgets and long-range operating projections and were not developed for public disclosure. Although the projections were presented with numerical specificity, the projections reflect numerous assumptions and estimates as to future events made by Select’s management that Select’s management believed were reasonable at the time the projections were prepared, including those assumptions described below. Failure to achieve any of the assumptions underlying the projections would impact the accuracy of the projections. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of Select’s management, may cause the projections or the underlying assumptions to be inaccurate. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those contained in the projections. See “Cautionary Statement Concerning Forward-Looking Information” on page 99. In particular, Select’s implementation of a revised business model designed to remain in compliance with the CMS Regulations (such as an increase in development of higher cost free-standing long-term acute care hospitals) involves significant risks and uncertainties, and the failure to successfully implement the revised business model could cause the surviving corporation to fail to achieve the growth that is reflected in the projections set forth below.

      Select does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even if any or all of the assumptions underlying the projections are shown to be in error.

      The following projections Select provided to Welsh Carson and Banc of America Securities LLC included estimates of calendar year 2004, 2005, 2006, 2007, 2008 and 2009 revenue, net income before interest, taxes, depreciation and amortization and minority interests (Adjusted EBITDA), net income and earnings per share for Select (without taking into account the SemperCare acquisition). These projections were completed by Select’s management in early September, 2004. As detailed in the chart below, management expects revenue, Adjusted EBITDA and net income to increase materially over the 5 year period ending December 31, 2009, at a compound annual growth rate of 6.8%, 8.3% and 10.7%, respectively. After the consummation of the merger, the unaffiliated stockholders will not be entitled to participate in or share the benefits of this projected growth. These projections were originally provided to Welsh Carson and Banc of America Securities LLC in September 2004. Banc of America Securities LLC discussed the projections with Select’s management and, based on additional information provided by Select’s management, Banc of America Securities LLC adjusted these projections. These adjustments included incremental depreciation, net interest expense and capital expenditures. The adjusted projections were approved by Select’s management. The chart below provides the adjusted projections approved by Select’s management and, therefore, reflect the projections of Select’s management.

	Projected Fiscal Year Ending December 31,

Selected Income Statement Information	2004	2005	2006	2007	2008	2009

		Dollars in millions except per share amounts
Revenue	$1,689.7	$1,842.5	$1,972.9	$2,099.3	$2,241.3	$2,345.7
Adjusted EBITDA	$271.2	$310.3	$329.5	$355.1	$383.3	$403.6
Net income	$115.6	$141.3	$153.0	$166.5	$181.9	$192.3
Earnings per share	$1.08	$1.27	$1.36	$1.47	$1.60	$1.69

      In preparing the above financial projections, Select employed the following key assumptions:

•	The development of 4 additional long-term acute care hospitals per year beginning in 2005 utilizing both a free standing and hospital-within-a-hospital model. Newly developed hospitals are assumed to be paid general acute care rates for 6 months and then are designated long-term acute care hospitals.

New hospitals are assumed to mature over a 3-year time period and achieve similar occupancy and mix as Select’s existing long-term acute care hospitals.

•	Continued maturation of the 20 Select long-term acute care hospitals opened during 2002, 2003 and 2004, consistent with Select’s past experience with the maturation of Select’s developed hospitals.

•	Modest pricing and volume growth is assumed, with a consistent patient mix in Select’s mature specialty hospitals throughout the projection period. Adjusted EBITDA margins are assumed to remain consistent with current experience for these hospitals.

•	Outpatient rehabilitation base of clinics is assumed to remain stable, with the ongoing closing of unprofitable clinics or clinics in markets with minimal presence, and the development of new clinics in markets with a significant presence.

•	Revenue growth assumptions are 2%-3% annually in Select’s outpatient rehabilitation businesses, driven primarily by pricing increases, coupled with modest volume growth in expanding markets. Adjusted EBITDA margins remain relatively stable in the 15%-16% range.

      The following pro forma projections Select provided to Welsh Carson and Banc of America Securities LLC are pro forma for the SemperCare acquisition as if such transaction was completed on January 1, 2004 and included estimates of calendar year 2004, 2005, 2006, 2007, 2008 and 2009 revenue, net income before interest, taxes, depreciation and amortization and minority interests (Adjusted EBITDA), net income and earnings per share for Select. As detailed in the chart below, management expects revenue, adjusted EBITDA and net income to increase materially over the 5 year period ending December 31, 2009, at a compound annual growth rate of 6.7%, 8.2% and 10.6%, respectively. After the consummation of the merger, the unaffiliated stockholders will not be entitled to participate in or share the benefits of this projected growth. These pro forma projections were provided by management to Welsh Carson and Banc of America Securities LLC in November 2004, and are provided in the chart below. Banc of America Securities LLC discussed the projections with Select’s management and, based on additional information provided by Select’s management, Banc of America Securities LLC adjusted these projections. The adjusted projections were approved by Select’s management. The chart below provides the adjusted projections approved by Select’s management and, therefore, reflect the projections of Select’s management.

	Projected Fiscal Year Ending December 31,
Selected Income Statement
Information	2004	2005	2006	2007	2008	2009

	(Dollars in millions except share amounts)
Revenue	$1,838.5	$2,009.9	$2,148.7	$2,280.4	$2,427.8	$2,537.8
Adjusted EBITDA	$291.0	$330.2	$352.0	$379.5	$409.7	$432.0
Net income	$122.2	$145.8	$159.8	$174.1	$190.5	$201.9
Earnings per share	$1.14	$1.31	$1.42	$1.54	$1.68	$1.77

      In preparing the above financial projections, Select employed the following key assumptions:

•	The operation of 17 additional long-term acute care hospitals acquired in the SemperCare acquisition, as if it occurred as of January 1, 2004.

•	The development of 4 additional long-term acute care hospitals per year beginning in 2005 utilizing both a free standing and hospital-within-a-hospital model. Newly developed hospitals are assumed to be paid general acute care rates for 6 months and then are designated long-term acute care hospitals. New hospitals are assumed to mature over a 3-year time period and achieve similar occupancy and mix as Select’s existing long-term acute care hospitals.

•	Continued maturation of the 20 Select and 13 SemperCare long-term acute care hospitals opened during 2002, 2003 and 2004, consistent with Select’s past experience with the maturation of Select’s developed hospitals.

•	Modest pricing and volume growth is assumed, with a consistent patient mix in Select’s mature specialty hospitals throughout the projection period. Adjusted EBITDA margins are assumed to remain consistent with current experience for these hospitals.

•	Outpatient rehabilitation base of clinics is assumed to remain stable, with the ongoing closing of unprofitable clinics or clinics in markets with minimal presence, and the development of new clinics in markets with a significant presence.

•	Revenue growth assumptions are 2%-3% annually in Select’s outpatient rehabilitation businesses, driven primarily by pricing increases, coupled with modest volume growth in expanding markets. Adjusted EBITDA margins remain relatively stable in the 15%-16% range.

Litigation Challenging the Merger

      On October 18, 2004, Garco Investments, LLP filed a purported class action complaint in the Court of Chancery of the State of Delaware, New Castle County, which is referred to as the Court in this proxy statement, on behalf of the unaffiliated stockholders against Russell L. Carson, David S. Chernow, Bryan C. Cressey, James E. Dalton, Jr., Meyer Feldberg, Robert A. Ortenzio, Rocco A. Ortenzio, Thomas A. Scully, Leopold Swergold and LeRoy S. Zimmerman, who are all of the directors of Select, Select and Welsh, Carson, Anderson & Stowe. On November 3, 2004, Terrence C. Davey filed a purported class action complaint in the Court, on behalf of the unaffiliated stockholders against all of the directors of Select, Select and Welsh, Carson, Anderson & Stowe. On November 18, 2004, the Court entered an Order of Consolidation which, inter alia, consolidated the above-mentioned actions under the caption In re: Select Medical Corporation Shareholders Litigation, Consolidated C.A. No. 755-N and appointed co-lead plaintiffs’ counsel.

      On December 20, 2004, plaintiffs Garco Investments LLP and Terence C. Davey filed an Amended Consolidated Complaint in the Court, purportedly on behalf of the unaffiliated stockholders against all of the directors of Select, Select and Welsh Carson Anderson & Stowe. The complaint alleges, among other things, that the defendants have breached their fiduciary duties owed to the plaintiffs and the stockholders of Select, that the proposed merger consideration is not fair or adequate, and that the defendants failed to disclose and/or misrepresented material information in the proxy statement and/or disseminated a “stale” fairness opinion by Banc of America Securities LLC. The complaint seeks, among other things, to enjoin the defendants form completing the merger or, alternatively, to rescind the merger (if complete) or award recissory damages in an unspecified amount, and to require issuance of corrective and/or supplemental disclosures and an update of the “stale” fairness opinion. Plaintiff’s counsel have advised the Court that an agreement in principle has been reached to settle the litigation, however, there can be no assurance that a final settlement agreement will be reached or that it will receive final approval by the Court, in which case, the plaintiffs could seek the relief requested in the complaint. We believe that the allegations in the complaint are without merit and if the case is not settled intend to vigorously defend against this action.

Appraisal Rights

      To perfect his, her or its appraisal rights under Section 262 of the DGCL, a Select stockholder: (1) must deliver to Select, before the special meeting, a demand for appraisal; and (2) must not vote in favor of the merger agreement or the merger. A stockholder’s vote against the merger agreement or the merger does not constitute a demand for appraisal or a waiver of his, her or its appraisal rights.

      Under Section 262 of the DGCL, any holder of Select common stock who does not wish to accept the per share merger consideration in cash for such holder’s shares may exercise appraisal rights under the DGCL and elect to have the fair value of the holder’s shares on the date of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to the holder in cash, together with a fair rate of interest, if any, provided that the holder complies with the provisions of Section 262 of the DGCL.

      The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to the full text of Section 262, which is provided in its entirety as Appendix C to this proxy statement. All references in Section 262 and in this summary to a “stockholder” are to the holder of record of the shares of Select common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Select common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the holder of record to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

      Under Section 262, where a proposed merger is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in that notice a copy of Section 262. This proxy statement constitutes notice to the holders of Select common stock of appraisal rights, and a copy of Section 262 is attached to this proxy statement as Appendix C. Any stockholder who wishes to exercise appraisal rights or who wishes to preserve those rights should review carefully the following discussion and Appendix C to this proxy statement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the common stock, Select believes that stockholders who consider exercising such appraisal rights should seek the advice of counsel, which counsel or other appraisal expenses will not be paid for by Select. Failure to comply with the procedures specified in Section 262 in a timely and proper manner will result in the loss of appraisal rights.

      Filing Written Objection. Any holder of Select common stock wishing to exercise the right to demand appraisal under Section 262 of the DGCL must satisfy each of the following conditions:

•	as more fully described below, the holder must deliver to Select a written demand for appraisal of the holder’s shares before the vote on the merger agreement and the merger at the special meeting, which demand must reasonably inform Select of the identity of the holder and that the holder intends to demand the appraisal of the holder’s shares;

•	the holder must not vote the holder’s shares of common stock in favor of the merger agreement and the merger at the special meeting nor consent thereto in writing pursuant to Section 228 of the DGCL, and as a result, a stockholder who submits a proxy and wishes to exercise appraisal rights must vote against the merger agreement and the merger or abstain from voting on the merger agreement and the merger, because a proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement and the merger; and

•	the holder must continuously hold the shares from the date of making the demand through the effective time of the merger, and as a result, a stockholder who is the record holder of shares of Select common stock on the date that the written demand for appraisal is made, but who thereafter transfers those shares before the effective time of the merger, will lose any right to appraisal in respect of those shares.

      The written demand for appraisal must be in addition to and separate from any proxy or vote. Neither voting (in person or by proxy) against, abstaining from voting or failing to vote on the proposed merger agreement and the merger will constitute a written demand for appraisal within the meaning of Section 262.

      Only a holder of record of shares of Select common stock issued and outstanding immediately before the effective time of the merger is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the applicable stock certificates, should specify the stockholder’s name and mailing address, the number of shares of Select common stock owned and that the stockholder intends to demand appraisal of the stockholder’s shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than 1 person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. However, an authorized agent, including 1 or more joint owners, may execute a demand for appraisal on behalf of a stockholder. The agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder, such as a broker, who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for 1 or more beneficial owners while not exercising appraisal rights with respect to the shares held for 1 or more other beneficial owners, and in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine appropriate procedures for the making of a demand for appraisal by the nominee.

      Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date before the effective time of the merger).

      Any stockholder may withdraw its demand for appraisal and accept the per share merger consideration by delivering to Select a written withdrawal of the stockholder’s demand for appraisal. However, any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a stockholder’s request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more than, the same as or less than the merger consideration of $18.00 per share.

      A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to Select Medical Corporation, 4716 Old Gettysburg Road, P.O. Box 2034, Mechanicsburg, Pennsylvania 17055.

      Notice by Select. Within 10 days after the effective time of the merger, the parties have agreed that the surviving corporation must send notice of the effectiveness of the merger to each former stockholder of Select who (1) has made a written demand for appraisal in accordance with Section 262, and (2) has not voted to approve and adopt, nor consented to, the merger agreement and the merger.

      Within 120 days after the effective time of the merger, any former stockholder of Select who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving corporation must mail that statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

      Filing a Petition for Appraisal. Within 120 days after the effective time of the merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of common stock held by all such stockholders. Select is under no obligation, and has no present intent, to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that it will initiate any negotiations with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time and the manner prescribed in Section 262. Inasmuch as Select has no obligation to file such a petition, the failure of a stockholder to do so within the time specified could nullify the stockholder’s previous written demand for appraisal.

      A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to the surviving corporation, which will then be obligated within 20 days to provide the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to those stockholders, the Delaware Court of Chancery may conduct a hearing on the petition to determine which stockholders have become entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

      Determination of Fair Value. After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

      Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the $18.00 per share that they would receive under the merger agreement if they do not seek appraisal of their shares. Stockholders should also be aware that the opinion of Banc of America Securities LLC is not an opinion as to fair value under Section 262.

      The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a dissenting stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal.

      Final decisions by the Delaware Court of Chancery in appraisal proceedings are subject to appeal to the Delaware Supreme Court.

      Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder’s statutory appraisal rights. In such case, such stockholder will be entitled to receive the merger consideration for their shares as provided in the merger agreement.

THE MERGER AGREEMENT

      The following is a summary of the material provisions of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement. The full text of the merger agreement is included in this proxy statement as Appendix A, exclusive of all schedules, and is incorporated herein by reference. Stockholders are urged to read the entire merger agreement.

The Merger

      The merger agreement provides that, at the effective time of the merger, Acquisition Corp. will merge with and into Select. Upon completion of the merger, Acquisition Corp. will cease to exist as a separate entity, and Select will continue as the surviving corporation and will be a wholly-owned subsidiary of Holdings.

Effective Time of the Merger

      The parties will cause the merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware as provided in the DGCL. The time at which the certificate of merger is filed is referred to as the effective time of the merger in this proxy statement.

Certificate of Incorporation; Bylaws and Directors and Officers of Select and the Surviving Corporation

      When the merger is completed:

•	the certificate of incorporation of Select will be amended in its entirety to be as set forth in an exhibit to the merger agreement;

•	the bylaws of Select in effect immediately prior to the effective time of the merger will become the bylaws of the surviving corporation;

•	the directors of Acquisition Corp. immediately prior to the effective time of the merger will be the initial directors of the surviving corporation; and

•	the officers of Select immediately prior to the effective time of the merger will be the initial officers of the surviving corporation.

Conversion of Common Stock

      At the effective time of the merger, each share of Select common stock outstanding immediately before the effective time of the merger will be converted automatically into the right to receive $18.00 in cash, without interest, subject to adjustment for any stock split, stock dividend or combination of stock that may occur from the date of the merger agreement until the effective time of the merger, such amount being referred to as the merger consideration in this proxy statement, except for:

•	treasury shares of Select common stock, all of which will be canceled without any payment;

•	shares of Select common stock owned by Holdings or Acquisition Corp., which includes any shares held by Holdings that will be contributed to Holdings by the co-investors and the continuing investors immediately prior to the merger in return for equity interests in Holdings; and

•	shares of Select common stock held by stockholders who validly exercise and perfect their appraisal rights, in accordance with the DGCL.

      At the effective time of the merger, each share of capital stock of Acquisition Corp. outstanding immediately before the effective time of the merger will be converted into and exchanged for 1 fully paid and non-assessable share of common stock of the surviving corporation, which shares will be held by Holdings.

Treatment of Options

      At the effective time of the merger, each outstanding option to acquire shares of common stock of Select granted under the Select stock option plans will be canceled in exchange for an amount in cash determined by multiplying (1) the excess of $18.00 over the per share exercise price of the option by (2) the number of shares of Select common stock subject to the option, whether or not vested and exercisable. At the effective time of the merger, each Select stock option plan in effect immediately prior to the merger will terminate.

Payment for Shares

      Prior to the effective time of the merger, Holdings will select a U.S. commercial bank or trust company, reasonably acceptable to Select, to act as paying agent for the payment of the consideration, pursuant to the terms of the merger agreement, upon surrender of certificates representing the shares of common stock of Select. At the effective time of the merger, Holdings and the surviving corporation will provide the paying agent with the aggregate merger consideration necessary to pay for the shares of common stock converted into the right to receive cash. To receive payment for shares, a stockholder must submit a properly completed letter of transmittal to the paying agent, which will be mailed to the stockholders within approximately 10 days after the effective date of the merger. Stockholders will receive payment for their shares approximately 20 days after the paying agent receives their letter of transmittal. Therefore, the length of time between the effective date of the merger and the first date on which stockholders would receive the cash payment of their tendered shares is approximately 30 days.

      Promptly after the effective time of the merger, the surviving corporation will cause the paying agent to mail to each record holder of shares of Select common stock whose shares were converted into the right to receive the merger consideration, a transmittal letter containing instructions to effect the surrender of the holder’s share certificate(s) in exchange for payment of the merger consideration. The holder will be entitled to receive the merger consideration for the number of shares represented by such certificate(s), only upon surrender to the paying agent of the holder’s share certificate(s), together with the transmittal letter and other required documentation, duly completed in accordance with the instructions. If payment of the merger consideration is to be made to a person other than the person in whose name a share certificate is registered, it will be a condition of payment that (1) the share certificate so surrendered be properly endorsed, with signature guaranteed, or otherwise be in proper form for transfer, and (2) the person requesting the consideration payment either pay any applicable taxes required or establish, to the satisfaction of the surviving corporation, that the taxes have been paid or are not applicable. After the effective time of the merger and until properly surrendered, each share certificate will be deemed to represent only the right to receive the merger consideration, without interest. If any share certificate is lost, stolen or destroyed, the paying agent will pay the merger consideration for the number of shares represented by the certificate upon delivery by the person seeking payment of an affidavit in lieu of the certificate and, if required by the surviving corporation, an indemnity bond in form and substance and with surety reasonably satisfactory to the surviving corporation. No interest will be paid or accrued on the merger consideration payable upon the surrender of the share certificate(s).

      Any funds, including any interest received on the funds, deposited with the paying agent for use in payment of the merger consideration and which have not been disbursed to holders of share certificates 12 months after the effective time of the merger will be delivered to the surviving corporation by the paying agent. Thereafter, holders of certificates representing shares outstanding before the effective time of the merger will be entitled to look only to Holdings and the surviving corporation for payment of any consideration to which they may be entitled. None of Holdings, the surviving corporation or the paying agent will be liable to any person in respect of any cash from the consideration payment fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Transfer of Shares

      After the effective time of the merger, there will be no further registration on the stock transfer books of the surviving corporation of transfers of shares of Select common stock that were outstanding immediately prior to the effective time of the merger.

      If, after the effective time of the merger, any certificates formerly representing shares of Select common stock are presented to the surviving corporation or the paying agent for transfer, they will be converted and exchanged for the appropriate merger consideration. All consideration paid upon surrender for exchange of those certificates representing shares, in accordance with the terms of the merger agreement, will be deemed to have been paid in full satisfaction of all rights pertaining to the shares.

Representations and Warranties

      Representations and Warranties of Select. The merger agreement contains various representations and warranties made by Select to Holdings and Acquisition Corp., subject to identified exceptions, including representations and warranties relating to:

•	the due organization, valid existence and good standing of Select and its subsidiaries;

•	the requisite corporate power and authority of Select and its subsidiaries to own, lease and operate their respective properties and to carry on their respective businesses;

•	the absence of any violation of or default by Select and its subsidiaries under their respective organizational documents;

•	the capital structure of Select;

•	the valid issuance of Select capital stock;

•	the absence of certain agreements, including voting agreements, relating to Select’s capital stock to which Select or its subsidiaries is a party;

•	the jurisdictions of organization, forms of organization, valid issuance of capital stock and capital structure of Select’s subsidiaries;

•	Select’s ownership of equity interests in and obligations to invest in other entities;

•	the requisite corporate power and authority of Select to enter into the merger agreement and to complete the merger;

•	the due execution and delivery of the merger agreement by Select;

•	the validity and binding effect of the merger agreement on Select;

•	the absence of any conflicts between the merger agreement and the merger and the organizational documents of Select and its subsidiaries;

•	the absence of any conflicts between the merger agreement and the merger and the credit agreements, leases, permits, licenses, laws, exchange rules or orders of or to which Select or its subsidiaries is bound;

•	the absence of the necessity to obtain consents or approvals from governmental entities in connection with the merger agreement or the merger;

•	the accuracy of the reports filed by Select with the Securities and Exchange Commission since October 15, 2003;

•	the accuracy of the information supplied by Select for inclusion or incorporation in this proxy statement, the Schedule 13E-3 required to be filed under Securities and Exchange Commission “going private” rules and the debt tender offer documents;

•	the compliance by Select and its subsidiaries with applicable laws;

•	the holding and compliance by Select and its subsidiaries with permits licenses and other governmental authorizations and requirements;

•	the absence of any order, claim, suit, action or proceeding pending or threatened against Select, its subsidiaries or any person Select has agreed to indemnify that would have a material adverse effect;

•	the payment of, and compliance with laws related to the payment of, taxes by Select and its subsidiaries, and certain other tax matters;

•	the administration and compliance with laws of, liability under and effect of the merger on the employee benefit plans of Select and its subsidiaries;

•	the absence of certain changes in the respective business of Select and its subsidiaries since June 30, 2004;

•	the absence of undisclosed liabilities of Select or its subsidiaries that would have a material adverse effect;

•	the receipt of an opinion relating to the merger from the special committee’s financial advisor;

•	certain environmental matters;

•	the vote required to adopt the merger agreement and to consummate the merger;

•	the determination of the board of directors of Select regarding the advisability and fairness of the merger;

•	the ownership and license of intellectual property used by Select and its subsidiaries;

•	the ownership and valid title of Select and its subsidiaries to real property and other material properties and assets;

•	the effectiveness and status of insurance policies by Select and its subsidiaries;

•	the nonexistence of any labor disputes and certain other labor matters;

•	the disclosure of certain contracts and obligations of Select and its subsidiaries, and the absence of certain material defaults under, or notifications of termination of, any contract, agreement, commitment, lease, license, arrangement, instrument or obligation;

•	the disclosure and absence of affiliated contracts and affiliated transactions with Select, its subsidiaries or their respective properties or assets;

•	the execution of an amendment to Select’s rights agreement, dated as of October 17, 2004, rendering the agreement and rights thereunder inapplicable to the merger; and

•	the inapplicability of state anti-takeover statutes or regulations to the merger (other than the applicable Delaware statute).

      Material Adverse Effect. Some of the representations and warranties referred to above are not breached unless the breach of the representation or warranty has or would reasonably be expected to have a material adverse effect on Select and its subsidiaries, taken as a whole. As used in the merger agreement, a material adverse effect with respect to Select means (1) a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of Select and its subsidiaries, taken as a whole, or (2) a material adverse effect on the ability of Select to perform its obligations under the merger agreement; provided, that material adverse effect will not be deemed to include any such material adverse effect arising as a result of (a) conditions, events or circumstances (other than any changes or proposed changes in laws, including changes or proposed changes in payment or reimbursement by government payors, but excluding the CMS Regulations) affecting either (i) the U.S. economy generally or (ii) the industry of Select and its subsidiaries generally, which in each case does not have a materially disproportionate effect on Select and its subsidiaries, taken as a whole, (b) changes in generally accepted accounting principles or in Securities and Exchange Commission accounting rules, policies, practices or interpretations, (c) acts or omissions of Holdings or Acquisition Corp. prior to the effective time of the merger, (d) acts or omissions of Select or any of its subsidiaries taken at the request of Holdings or with the prior written consent of Holdings after the date of the merger agreement, (e) the effects of compliance with the merger agreement by Select or any of its subsidiaries, including the incurrence of expenses by Select or any of its subsidiaries in connection with the consummation of the transactions contemplated hereby, (f) acts or omissions of Holdings, Acquisition Corp.,

Select or its subsidiaries contemplated by the merger agreement that have an effect on Select or its subsidiaries, including any disruptions to the business of Select or any of its subsidiaries as a result of the execution, delivery and performance of the merger agreement or the announcement of the transactions contemplated by the merger agreement, (g) any outbreak or escalation of hostilities, any occurrence or threat of acts commonly referred to as terrorist attacks or any armed hostilities associated therewith and any national or international calamity or emergence or any escalation thereof, or (h) changes in the market price or trading volume of the shares of Select common stock (but not any change or effect underlying such decrease to the extent such change or effect would otherwise constitute a material adverse effect).

      Representations and Warranties of Holdings and Acquisition Corp. The merger agreement also contains various representations and warranties by Holdings and Acquisition Corp. to Select, subject to identified exceptions, including representations and warranties relating to:

•	the due organization, valid existence and good standing of Acquisition Corp. and Holdings;

•	the requisite corporate power and authority of Acquisition Corp. and Holdings to own, lease and operate their respective properties and to carry on their respective business;

•	due qualification or licensing of Acquisition Corp. and Holdings to do business as a foreign entity;

•	the good standing of Acquisition Corp. and Holdings to conduct business in each jurisdiction where their respective business is conducted;

•	the absence of any violation of or default by Acquisition Corp. and Holdings under their respective organizational documents;

•	the capital structure of Acquisition Corp. and Holdings and the absence of subsidiaries of Acquisition Corp. and Holdings;

•	the requisite corporate power and authority of Acquisition Corp. and Holdings to enter into the merger agreement and to complete the merger;

•	the due execution and delivery of the merger agreement by Acquisition Corp. and Holdings;

•	the validity and binding effect of the merger agreement on Acquisition Corp. and Holdings;

•	the absence of any conflicts between the merger agreement and the merger and the organizational documents, credit agreements, leases, licenses, laws or orders of or by which Acquisition Corp. or Holdings is bound;

•	the absence of the necessity to obtain consents or approvals from governmental entities in connection with the merger agreement or the merger;

•	the accuracy of the information supplied by Acquisition Corp. and Holdings for inclusion or incorporation in this proxy statement and the Schedule 13E-3;

•	the purpose for which Acquisition Corp. and Holdings were formed and the limited operations of and the absence of material obligations of each of them;

•	the fact that Acquisition Corp. and Holdings owns less than 5% of Select’s outstanding common stock;

•	the existence of the financing commitments obtained by Acquisition Corp. and Holdings in connection with and for the purpose of funding the merger;

•	the absence of any intent by Acquisition Corp. and Holdings to hinder, delay and defraud creditors and of any breach or default under obligations owed by Acquisition Corp. or Holdings to creditors in respect of indebtedness for borrowed money, and the solvency of the surviving corporation after giving effect to the transactions contemplated by the merger agreement; and

•	the fact that neither Acquisition Corp., Holdings nor any of their affiliates is an “interested stockholder” under Section 203 of the DGCL.

      Some of the representations and warranties listed above will not be considered breached unless the breach of the representation or warranty would be reasonably likely to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Holdings and Acquisition Corp., taken as a whole, or on the ability of Holdings or Acquisition Corp. to consummate the merger.

      None of the representations and warranties in the merger agreement will survive after the effective time of the merger.

Covenants Relating to Conduct of Business Pending the Merger

      Covenants of Select. From the date of the merger agreement to the effective time of the merger, and unless otherwise provided in the merger agreement or consented to in writing by Holdings, Select has agreed to, and has agreed to cause its subsidiaries to carry on in all material respects their respective businesses in the usual, regular and ordinary course in substantially the same manner as prior to the signing of the merger agreement.

      From the date of the merger agreement to the effective time of the merger, Select has agreed, with limited exceptions, that neither it nor any of its subsidiaries will do any of the following, except as expressly contemplated by the merger agreement or otherwise consented to in writing by Holdings:

•	declare, set aside, pay dividends or make other distributions, or set aside funds to do so, in respect of any capital stock (except for Select’s regular quarterly dividend or a cash dividend by any subsidiary of Select to Select or 1 of its wholly-owned subsidiaries);

•	adjust, split, combine or reclassify any capital stock or issue or propose the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

•	except upon certain exercises of stock options, purchase, redeem or otherwise acquire any capital stock or securities convertible into or exercisable or exchangeable for capital stock, or set aside funds to do so;

•	except for capital stock issuable pursuant to existing stock option plans, issue, deliver, hypothecate, pledge, sell or otherwise encumber any capital stock, voting securities or securities convertible into capital stock, voting securities, “phantom” stock, stock appreciation rights or stock based performance units;

•	amend the terms of any outstanding debt or equity security or any stock option plan;

•	amend its certificate of incorporation, bylaws or any other organizational documents;

•	merge or consolidate with, acquire any interest in, acquire any material assets from, make any loan to or investment in any other entity or division thereof in excess of $10.0 million in any single transaction or $100.0 million in the aggregate, taken together with the capital expenditures basket described below;

•	dispose of or encumber assets of Select, other than sales of inventory in the ordinary course of business and other dispositions not in excess of $10.0 million in the aggregate;

•	authorize or propose to adopt a plan of liquidation or dissolution;

•	subject to certain limited exceptions, make grants to or otherwise increase the compensation or benefits of employees, officers and directors;

•	enter into any new, or amend any existing, employment related agreement, employee benefit plan or collective bargaining agreement;

•	assume, incur or guarantee indebtedness in excess of $5.0 million, issue or sell debt securities or warrants to acquire debt securities or guarantee the obligations of or agree to maintain the financial condition of any other person;

•	subject to certain limited exceptions, revalue material assets or change its accounting policies, procedures or practices or its fiscal year;

•	settle or compromise any pending or threatened claims or proceedings involving potential payments of more than $1.0 million in the aggregate, that admit liability or consent to any material non-monetary relief or that otherwise would reasonably be expected to have a material adverse effect on Select;

•	pay, discharge or satisfy claims or liabilities other than in the ordinary course of business, cancel indebtedness, waive or assign rights that would be reasonably expected to have a value exceeding $1.0 million or waive, modify or fail to enforce any material confidentiality, standstill or similar agreement;

•	make or rescind any material tax election or take any tax position or settle or compromise any audit, examination, proceeding (whether judicial or administrative) or matter in controversy relating to taxes involving payments of more than $1.0 million, that admit liability or consent to any non-monetary relief or that otherwise would reasonably be expected to have material adverse effect on Select, or make any material change in its method of reporting income, deductions or other tax items for tax purposes;

•	enter into any new line of business;

•	make any capital expenditures that are in excess of $10.0 million individually or $100.0 million in the aggregate, taken together with the acquisition basket described above;

•	enter into any material agreement the terms of which would be violated by the merger agreement or the merger;

•	enter into, modify or terminate any agreement that would reasonably be expected to have a material adverse effect on Select or that would cause a breach of the merger agreement;

•	subject to certain limited exceptions, alter the corporate structure or ownership of Select or any of its subsidiaries;

•	subject to certain limited exceptions, redeem the rights to purchase Series A preferred stock of Select or amend or terminate the rights agreement, other than to render such rights inapplicable to the merger agreement and the merger or to delay the distribution date; permit the rights to become nonredeemable at the current redemption price; or allow persons other than Holdings or Acquisition Corp. to own 15% or more of Select common stock without causing a distribution or share acquisition date to occur;

•	knowingly or intentionally take any action that is reasonably likely to result in Select’s representations or warranties in the merger agreement being untrue in any material respect; or

•	agree to or make a commitment to take any of the foregoing actions.

      The covenants in the merger agreement or instruments delivered pursuant to the merger agreement will not survive the effective time of the merger except for covenants that contemplate performance after the effective date.

Notification

      Select, Holdings and Acquisition Corp. have agreed to use best efforts to give prompt written notice to each other of (1) any notice or other communication alleging that a consent is or may be required in connection with the merger, (2) notice or communication from any governmental entity in connection with the merger, (3) the occurrence, or failure to occur, of any event of which it becomes aware that has caused, or could reasonably be expected to cause, any representation or warranty of the notifying party contained in the merger agreement to be untrue or inaccurate, (4) the notifying party’s failure to materially comply with or satisfy an obligation under the merger agreement or (5) the commencement or threat of, or any material development with respect to, any litigation against Select or any other investigation or proceeding which relates to the consummation of the merger, or the issuance of any governmental order affecting Select, its subsidiaries or any of their respective properties or assets, which if pending or issued on or prior to the signing of the merger agreement, would have been required to have been disclosed pursuant to the merger agreement. Delivery of such notification will not limit or otherwise affect the remedies available under the merger agreement.

Preparation of Proxy Statement; Stockholders’ Meeting

      Subject to certain exceptions, the merger agreement provides that Select will prepare, and work with the Securities and Exchange Commission to clear, an appropriate proxy statement and duly call, give notice of, convene and hold (no later than 45 days after mailing the proxy statement to the stockholders) the special meeting of Select’s stockholders to which the proxy statement relates to consider and approve the merger agreement and the merger and will solicit proxies in favor thereof. The merger agreement provides that the proxy statement will include the recommendation of the board of directors that the stockholders approve the merger agreement and the merger.

Access to Information; Confidentiality

      Except for information relating to acquisition proposals and information that, if provided, would adversely affect the ability of Select to assert attorney-client privilege or a similar privilege, or as limited by applicable law, from the date of the merger agreement to the effective time of the merger, Select has agreed to give the officers, employees, accountants, counsel and other representatives of Holdings and Acquisition Corp., during normal business hours and upon reasonable request, reasonable access to all of Select’s and its subsidiaries’ books, records, leases, licenses and contracts, and financial and operating data and other information. In addition, subject to Select’s prior written consent, Select has agreed to give such officers, employees, accountants, counsel and other representatives of Holdings and Acquisition Corp. reasonable access to Select’s and its subsidiaries’ properties, customers, officers, employees, accountants, counsel and other representatives who have material knowledge relating to Select and its subsidiaries. All information so furnished will be subject to the confidentiality agreement entered into between Welsh Carson and Select on August 27, 2004.

Solicitation of Transactions

      From the date of the merger agreement until 12:01 a.m., Eastern Standard Time, on November 6, 2004, Select, its subsidiaries and their respective representatives had the right to initiate, solicit and encourage inquiries with respect to, or the making or submission of, an acquisition proposal and to enter into and maintain or continue discussions or negotiations in furtherance of any such inquiries. For more information regarding the solicitation of acquisition proposals, see “Background of the Merger” beginning on page 21.

      Select has agreed that, except as described below and except as may relate to parties from whom Select has received (prior to 12:01 a.m., Eastern Standard Time, on November 6, 2004) written indication of interest that the Select board of directors (acting through the special committee, if such committee still exists) reasonably believes is bona fide and could result in a superior proposal (each such party referred to as an excluded party in this proxy statement), during the period beginning on November 6, 2004 until the effective time of the merger or the termination of the merger agreement, it will not, and will not direct, authorize or permit its subsidiaries or representatives to, directly or indirectly: (1) initiate, solicit or encourage (including by way of providing information) any prospective purchaser in a manner that may reasonably be expected to lead to or to invite the submission of any inquiries, proposals or offers or any other efforts constituting, an acquisition proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with, assist, participate in or facilitate any such inquiries, proposals, discussions or negotiations; or (2) accept an acquisition proposal or enter into any agreement or agreement in principle, other than a confidentiality agreement meeting certain requirements, providing for or relating to any acquisition proposal or requiring Select to abandon, terminate or fail to complete the merger or breach its obligations under the merger agreement. In addition, except as may relate to excluded parties, on November 6, 2004, Select ceased and terminated any then existing solicitation or discussion with any parties conducted by Select, its subsidiaries or representatives with respect to any acquisition proposal.

      Under the merger agreement, an “acquisition proposal” means any inquiry, proposal or offer from any person or group of persons other than Holdings or its affiliates relating to any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of Select and its subsidiaries, taken as a whole, or 20% or more of the outstanding Select common stock, any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 20% or more of the outstanding Select common stock, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Select (or any subsidiary or subsidiaries of Select whose business constitutes 20% or more of the net revenues, net income or assets of Select and its subsidiaries, taken as a whole). Under the merger agreement, a “superior proposal” is defined as an acquisition proposal but changing the references to the 20% amounts in the definition of acquisition proposal to 50%, which is made on terms which the board of directors of Select or the special committee in good faith determines, based on matters it deems relevant, including the advice of its independent financial advisor and outside counsel, would, if consummated, result in a transaction that is more favorable to the Select stockholders than the currently contemplated merger (including any changes proposed by Holdings to the terms of the merger agreement in response to such acquisition proposal or otherwise).

      Beginning November 6, 2004, Select may furnish information to, and participate in discussions or negotiations in respect of an acquisition proposal with any potential buyers, only if, at any time prior to the approval of the merger agreement by its stockholders, Select receives a written acquisition proposal, so long as: (1) Select has otherwise complied with its non-solicitation obligations; (2) the board of directors of Select (acting through the special committee, if such committee still exists), acting in good faith, believes that such acquisition proposal is bona fide and, after consultation with its independent financial advisor and outside counsel, determines that such acquisition proposal could reasonably be expected to result in a superior proposal; and (3) after consultation with its outside counsel, the board of directors (acting through the special committee, if such committee still exists) determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable law. In such instance, Select may take the prohibited actions, provided that Select: (a) does not and does not allow its subsidiaries or representatives to disclose any non-public information to such other party without entering into a confidentiality agreement meeting specified requirements and (b) promptly provides Holdings any material non-public information concerning Select or its subsidiaries provided to such other party which was not previously provided to Holdings.

      Subject to the terms of the merger agreement, the board of directors of Select and any committee thereof may not, directly or indirectly (1) withdraw (or modify in an adverse manner to Holdings), or publicly propose to do so, the approval or recommendation of the board or any such committee for the merger agreement or the merger, (2) recommend or approve, or publicly propose to do so, any acquisition proposal or (3) approve, recommend or allow Select or its subsidiaries to enter into an understanding or agreement constituting or leading to any acquisition proposal (other than a confidentiality agreement meeting certain requirements). Notwithstanding the limitations above, the board of directors (acting through the special committee, if such committee still exists) may make a recommendation adverse to Holdings under clause (1) or (2) if the board determines in good faith, after consultation with its financial advisors and outside counsel, that failure to take such action would be inconsistent with the board’s fiduciary duties to the Select stockholders under applicable law.

      If Select accepts an acquisition proposal, Select may be required to pay to a Welsh Carson affiliate a $40.0 million termination fee and up to $750,000 in reimbursement of certain out-of-pocket expenses, which could have the effect of deterring third parties from making acquisition proposals.

      The board of directors of Select may take and disclose to the stockholders of Select a position on a third party tender or exchange offer pursuant to Rules 14d-9 and 14e-2(a) of the Exchange Act or make any other disclosure required by applicable law, without violating any limitations on soliciting transactions in the merger agreement.

Directors’ and Officers’ Indemnification and Insurance

      The merger agreement provides that, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any of the foregoing in which any current or former director, officer, employee or agent of Select or any of its subsidiaries is, or is threatened to be, made a party based, in whole or in part, out of the fact that such person was a director, officer, employee or agent, or the transactions contemplated by the merger agreement, Holdings and the surviving corporation will jointly and severally indemnify and hold harmless such persons to the fullest extent permitted by law.

      The merger agreement also provides that all rights of indemnification and exculpation from liability for acts and omissions occurring at or prior to the effective time of the merger (including the advancement of funds for expenses) of the current and former directors, officers, employees and agents of Select and its subsidiaries, as provided in their respective charters, bylaws or indemnification agreements, will survive the merger and for 6 years after the effective time of the merger may not be amended, repealed or modified in any manner that would adversely affect such rights, unless otherwise required by law or with the consent of each affected party.

      For 6 years after the effective time of the merger, the parties have agreed that the surviving corporation will maintain officers’ and directors’ insurance for acts and omissions occurring at or prior to the effective time of the merger and covering those persons who are currently covered by Select’s existing officers’ and directors’ insurance policies, on terms no less advantageous to the covered parties than Select’s currently existing insurance coverage. However, the surviving corporation is not required to pay an annual premium in excess of 300% of Select’s currently existing annual premium, and if the provision of existing insurance expires or is terminated during the 6 year period, the parties have agreed that the surviving corporation will use reasonable best efforts to obtain the greatest amount of coverage for the remainder of the period for a premium on an annualized basis of not more than 300% of the current annual premium.

      If Holdings, the surviving corporation or any of their successors or assigns (1) consolidates with or merges into any other entity and is not the continuing or surviving entity or (2) transfers all or substantially all of its properties and assets to any entity, Holdings and the surviving corporation will cause the surviving transferee entity to assume the indemnification and insurance obligations discussed above.

Reasonable Best Efforts

      Each of Select, Holdings and Acquisition Corp. has agreed, subject to the terms and conditions in the merger agreement, to use its reasonable best efforts to take all action and to do all things necessary, proper or advisable to consummate and effect the transactions contemplated by the merger agreement; provided, however, that no party will be required to pay any funds to obtain any third party consent. If at any time after the effective time of the merger, any further action is necessary to carry out the purposes of the merger agreement or to vest the surviving corporation with full title to all of Select’s properties, assets, rights, approvals, immunities and franchises, all of the parties have agreed to direct their respective officers and directors to take all such necessary action.

      Select has agreed to provide, and to cause its subsidiaries to provide, all necessary cooperation reasonably requested by Holdings or Acquisition Corp. in connection with the arrangement of the financing necessary to complete the merger, including by (1) making available to Holdings, Acquisition Corp. and their financing sources any documents and information of Select and its subsidiaries reasonably requested by Holdings, Acquisition Corp. or such financing sources, (2) cooperating in an offering or syndication of financing and (3) using reasonable best effort to have Select’s independent accountants provide requested reports and letters in connection with the financing.

      Holdings and Acquisition Corp. have agreed to use their respective commercially reasonable efforts to arrange financing for the merger and other transactions contemplated by the merger agreement on terms and conditions described in the financing commitment letters attached to the merger agreement. In addition, if any portion of the financing contemplated by such letters becomes unavailable, Holdings and Acquisition Corp. have agreed to use their respective commercially reasonable efforts to obtain any such portion of such financing from alternative sources which provide such financing on terms which are in the aggregate no less favorable to Holdings, the surviving corporation and the stockholders of Holdings than the terms set forth in the commitment letters attached to the merger agreement.

Consents and Approvals

      Holdings, Acquisition Corp. and Select have agreed to cooperate with one another to determine whether any filing with any governmental entity is required or if any consents or waivers are required from third parties in connection with the merger and to seek to timely obtain any such consents or waivers. Further, the parties have agreed to use their reasonable best efforts to promptly file any notifications of the merger required under the HSR Act and any other similar law and to respond on a timely basis to all requests for additional information. Holdings, Acquisition Corp. and Select will cooperate with each other in making of all such filings or responses in connection with the merger.

      Select and its board of directors (acting through the special committee, if such committee still exists) have agreed to use their commercially reasonable efforts to exempt the merger from any takeover, business combination, control share acquisition or similar law and, should the merger agreement or merger become subject to any such law, to use their commercially reasonable efforts to minimize the effect of any such law in respect of the completion of the merger.

Public Announcements

      Select, Holdings and Acquisition Corp. have agreed to consult with each other before issuing, and to mutually agree upon, any press release or other public announcement pertaining to the merger and the related transactions, except as may be required by applicable law, in which case the party proposing to issue the press release or announcement will use its commercially reasonable efforts, taking into account the circumstances of the required disclosure, to consult in good faith with the other parties before any such issuance.

Employee Benefits Matters

      After the effective time of the merger, the parties have agreed that the surviving corporation and its subsidiaries will honor, in accordance with their terms, all existing employment, severance, consulting and salary continuation agreements between Select or its subsidiaries and any of their current or former officers, directors, employees or consultants. For 1 year following the effective time of the merger, the parties have agreed that the surviving corporation will not materially and adversely alter the benefits available to the employees of Select and its subsidiaries as of the date of the merger agreement, other than modifications to any employee benefit plans made in the ordinary course of business consistent with past practice or with respect to any equity-based compensation. To the extent permitted under applicable laws, each employee of Select or its subsidiaries will be given credit for all service with Select or its subsidiaries under all employee benefit plans and arrangements maintained by the surviving corporation and its subsidiaries in which they participate or in which they become participants for purposes of eligibility, vesting and benefit accrual including, for purposes of determining (1) short-term and long-term disability benefits, (2) severance benefits, (3) vacation benefits and (4) benefits under any retirement plan.

Consequences of Triggered Rights

      During the period of time from the date of the merger agreement to the effective time of the merger, if any distribution or share acquisition date occurs under the rights agreement dated as of September 17, 2001 (other than as a result of the action of Holdings, Acquisition Corp. or their respective affiliates), Select, Holdings and Acquisition Corp. have agreed to adjust the per share merger consideration (without any increase in the aggregate merger consideration) to preserve the economic benefit reasonably expected as a result of the merger. The rights agreement was amended in connection with the signing of the merger agreement to exempt the merger and the related transactions (including the financing activities of Welsh Carson) from triggering the rights granted under the rights plan.

Stockholder Litigation

      Select has agreed to give Holdings the opportunity to participate in the defense and settlement of any stockholder litigation against Select and/or its directors relating to the merger agreement and the merger, and before any settlement of such litigation, Holdings must consent to any settlement in writing, but such consent may not be unreasonably withheld, delayed or conditioned.

Debt Tender Offers

      At the request of Holdings and Acquisition Corp., Select has agreed to commence cash tender offers to purchase its outstanding 9 1/2% senior subordinated notes due 2009 and its outstanding 7 1/2% senior subordinated notes due 2013 and has agreed to solicit the consent of the note holders to amendments set forth in a schedule to the merger agreement to the indentures related to such notes, both upon certain terms and conditions set forth in such schedule and as otherwise agreed to by Holdings and Acquisition Corp. (including that the closing of the tender offers and consent solicitations will be contingent on and contemporaneous with the closing of the merger). Select has agreed to waive any conditions to and change the terms of the tender offers and consent solicitations as reasonably requested by Holdings or Acquisition Corp., other than a change that decreases the applicable price paid for each note. Select will enter into customary dealer manager and information agent agreements with persons recommended by Holdings and reasonably acceptable to Select.

      Select has agreed to promptly prepare documents related to the tender offers, and all such documents will be subject to the approval of Holdings and Acquisition Corp. Upon termination of the merger agreement in accordance with its terms, Select will have the right to amend the offer documents without Holdings’ consent.

      Upon notification by a party of information needed to maintain the accuracy of a statement in the offer documents, the offer documents will be amended or supplemented to include such information.

Stock Purchases

      Between the date of the merger agreement and the date of the special meeting, Holdings and Acquisition Corp. will not, and they will cause their affiliates not to, purchase, sell, assign, encumber or otherwise participate in any transfer of shares of Select common stock.

Conditions to Completing the Merger

      Conditions to Each Party’s Obligation. The obligations of Select, Holdings and Acquisition Corp. to complete the merger are subject to the satisfaction or waiver (where permitted by law) of the following conditions:

•	the merger agreement must have been adopted at a special meeting of stockholders by the affirmative vote of the holders of a majority of the outstanding shares of Select common stock entitled to vote and by the holders of a majority of the outstanding shares of Select common stock entitled to vote and not held by Holdings, Acquisition Corp., Welsh Carson, their respective affiliates, their co-investors and the continuing investors;

•	any applicable waiting periods under the HSR Act and any similar law must have expired or been terminated, all actions required to be made with any governmental entity under such laws and all consents, actions of, filings with and notices to all governmental entities required of Holdings, Acquisition Corp. or Select or any of their subsidiaries or other affiliates in connection with the merger must have been obtained or effected, except for those that would not have a material adverse effect on Select if not obtained or effected; and

•	no governmental order or law must be in effect that enjoins or prohibits the merger.

      Conditions to Holdings’ and Acquisition Corp.’s Obligations. The obligations of Holdings and Acquisition Corp. to complete the merger are subject to the satisfaction or waiver (where permitted by law) of the following conditions:

•	as of the date of the merger agreement and as of the closing of the merger, certain specified representations and warranties of Select must be true and correct in all material respects and all other representations and warranties of Select (without giving effect to any materiality qualifications) must be true and correct, except where any failure of such other representations and warranties to be true and correct do not and would not reasonably be expected to have a material adverse effect and Select must provide an officers’ certificate to Holdings and Acquisition Corp. confirming the foregoing;

•	Select must have performed in all material respects the obligations required to be performed by it under the merger agreement on or prior to the closing date of the merger, and Select must provide Holdings and Acquisition Corp. an officers’ certificate confirming the foregoing;

•	Select must have received all written consents and waivers necessary to continue in full force and effect after the effective time of the merger all contracts and obligations of Select and its subsidiaries which, if not so continued, could be reasonably expected to have a material adverse effect;

•	there must not have occurred after the date of the merger agreement a change or proposed change in laws, other than the CMS Regulations, that has had or would reasonably be expected to have a material adverse effect on the business, financial condition, results of operations or prospects of Select and its subsidiaries, taken as a whole;

•	there must not have occurred after the date of the merger agreement any event, change, condition, circumstance or state of facts that has had or would be reasonably expected to have a material adverse effect;

•	Holdings and Acquisition Corp. must have obtained proceeds of the bank financing substantially on the terms contemplated by the commitment letters attached to the merger agreement or proceeds of alternative financing on terms which are in the aggregate no less favorable to Holdings, the surviving corporation and the stockholders of Holdings than the terms set forth in the commitment letters attached to the merger agreement;

•	not less than a majority of the aggregate principal amount of Select’s outstanding 9 1/2% senior subordinated notes and outstanding 7 1/2% senior subordinated notes must have been tendered and accepted for payment by Select in accordance with the terms and conditions of the debt offers;

•	holders of each class of senior subordinated notes must have approved certain amendments to the respective indentures governing such notes and those amendments will be effective concurrently with the effectiveness of the merger;

•	the total number of dissenting shares must not exceed 8% of the issued and outstanding shares of Select common stock as of the effective time of the merger; and

•	Select must have delivered to Holdings on the closing date a complete, accurate and valid statement conforming applicable treasury regulations certifying that shares of capital stock of Select do not constitute “real property interests” under the Code.

      Conditions to Select’s Obligation. The obligation of Select to complete the merger is subject to the satisfaction or waiver (where permitted by law) of the following conditions:

•	as of the date of the merger agreement and as of the closing of the merger, each of the representations and warranties of Holdings and Acquisition Corp. qualified as to materiality must be true and correct and all other representations and warranties not so qualified must be true and correct in all material respects, and Holdings and Acquisition Corp. will each provide Select an officer’s certificate confirming the foregoing;

•	Holdings and Acquisition Corp. must have performed in all material respects the obligations required to be performed by them under the merger agreement on or prior to the closing date of the merger, and Holdings and Acquisition Corp. will each provide Select an officer’s certificate confirming the foregoing;

•	Holdings and Acquisition Corp. must have obtained the proceeds of the financing or alternative financing in an aggregate amount that is sufficient to allow the surviving corporation to fulfill its obligations under the merger agreement; and

•	Select must receive a solvency certificate substantially in the form of the solvency certificate to be delivered to the lenders pursuant to the commitment letters attached to the merger agreement.

      Any or all of the conditions to the closing of the merger that are not satisfied may be waived by the parties in their discretion, other than conditions that are required by law (such as (1) that the merger agreement must be adopted by the holders of a majority of the outstanding shares of Select common stock entitled to vote, (2) that all material required governmental consents, actions, filings or notices must be made, obtained or effected and (3) that no governmental order or law must be in effect that prevents or restricts the merger). Select is unable to determine on the date of this proxy statement whether it would regard it as legally necessary or advisable to resolicit proxies because of any waiver of a condition. It is possible that Select would deem it advisable to resolicit proxies, based on the particular condition that is waived and the circumstances under which the condition was waived, although in a cash-only transaction, such as the merger, it is difficult at present to identify a circumstance in which proxies would be required to be resolicited absent any proposed reduction of the merger price of $18.00 per share or some other material adverse proposed change in the terms of the merger. Select will determine whether resolicitation is necessary based upon an objective assessment of the facts and circumstances present at the time. This assessment would include an analysis of whether there is a substantial likelihood that a reasonable stockholder would consider the facts and circumstances under which the condition would be waived material in making a decision with respect to the merger. Materiality would be established if there is a substantial likelihood that the facts and circumstances would assume actual significance in the deliberations of a reasonable stockholder or would alter the total mix of information available to the stockholder with respect to the merger.

Termination

      Select, Holdings and Acquisition Corp. may terminate the merger agreement and abandon the merger prior to the effective time of the merger as follows:

•	by mutual written consent of Select, Holdings and Acquisition Corp.;

•	by Holdings or Select, if (1) a court or other governmental entity enacts any law or issues an order or refuses to grant any required consent that has the effect of making the completion of the merger illegal or that otherwise prohibits the completion of the merger, (2) the effective time of the merger does not occur on or before 5:00 p.m., Eastern Standard Time, on April 30, 2005, provided that this right to terminate is not available to any party whose failure to fulfill or breach any obligation under the merger agreement has been the cause of, or resulted in, the failure of the effective time of the merger to occur on or before such date, or (3) if the special meeting is held and Select fails to obtain the necessary stockholder approvals for the merger agreement and the merger (or any reconvened meeting after any adjournment thereof);

•	by Holdings, if (1) any representation or warranty of Select in the merger agreement fails to be true or correct or Select breaches or fails to comply with any of its obligations under the merger agreement such that the corresponding closing condition in the merger agreement is not satisfied (other than, in each case, as a result of a material breach by Holdings or Acquisition Corp. of any of its obligations under the merger agreement) and such failure or breach is either not curable or is not cured after notice from Holdings to Select and the passage of a 20 day cure period, (2) the Select board of directors or the special committee withdraws, (or modifies in a manner adverse to Holdings and Acquisition Corp.) or publicly proposes to withdraw (or modify in a manner adverse to Holdings and Acquisition Corp.) its approval, recommendation or declaration of advisability of the merger agreement, the merger or the other transactions contemplated by the merger agreement or recommends, adopts or approves, or publicly proposes to recommend, adopt or approve an acquisition proposal, (3) the Select board of directors fails to recommend to the Select stockholders that they approve the merger agreement and the merger at the special meeting, (4) a tender or exchange offer that would constitute an acquisition proposal is commenced on or after the date of the merger agreement and the Select board of directors or any committee of the board fails to recommend against the acceptance of such tender or exchange offer by the stockholders of Select (including by means of taking no position with respect to the acceptance of such tender or exchange offer) within 10 business days from the commencement of the offer, or (5) the board of directors of Select or any committee thereof resolves to take any actions in clauses (2), (3) or (4) above; or

•	by Select, if (1) any representation or warranty of Holdings or Acquisition Corp. fails to be true or correct or Holdings or Acquisition Corp. breaches or fails to comply with its obligations under the merger agreement such that the corresponding closing condition in the merger agreement is not satisfied (other than as a result of a material breach by Select of any of its obligations under the merger agreement) and such failure or breach is either not curable or not cured after notice from Select to Holdings and the passage of a 20 day cure period, (3) at any time prior to its obtaining the requisite stockholder approval in compliance with the terms of the merger agreement, the board of directors of Select (acting through the special committee, if such committee still exists) resolves to enter into a definitive agreement containing an acquisition proposal by a third party.

      Subject to limited exceptions, including the survival of any obligations to pay the termination fee and expenses, if the merger agreement is terminated, there will be no liability on the part of Holdings, Acquisition Corp. or Select or their respective affiliates, officers, directors or stockholders, and all rights and obligations of the parties under the merger agreement will cease.

Fees and Expenses; Termination Fee

      Subject to certain exceptions, each party has agreed to pay all fees and expenses incurred by it in connection with the merger agreement and the merger. Select has agreed to pay all costs for the printing and mailing of this proxy statement and all filing fees of the Securities and Exchange Commission related to the merger.

      Select has agreed to pay WCAS Management Corporation, an affiliate of Welsh Carson, a fee of $40.0 million and to reimburse WCAS Management Corporation for certain documented out-of-pocket fees and expenses in the aggregate not to exceed $750,000, if the merger is terminated:

•	by Holdings, as a result of (1) the Select board of directors or the special committee having withdrawn (or modified in a manner adverse to Holdings and Acquisition Corp.) or publicly proposed to withdraw (or modify in a manner adverse to Holdings and Acquisition Corp.) its approval, recommendation or declaration of advisability of the merger agreement, the merger or the other transactions contemplated by the merger agreement or having recommended, adopted or approved, or publicly proposed to recommend, adopt or approve, an acquisition proposal, (2) the Select board of directors having failed to recommend to the Select stockholders that they approve the merger agreement and the merger at the special meeting, (3) a tender or exchange offer that would constitute an acquisition proposal having been commenced on or after the date of the merger agreement and the Select board of directors or any committee of the board of directors having failed to recommend against the acceptance of such tender or exchange offer by the Select stockholders (including by means of taking no position with respect to the acceptance of such tender or exchange offer) within 10 business days from the commencement of the offer or (4) the Select board of directors or any committee of the board of directors having resolved to take any of the foregoing actions;

•	by Select, as the result of the board of directors (acting through the special committee, if such committee still exists), at any time prior to obtaining the requisite stockholder approval, resolving to enter into a definitive agreement containing an acquisition proposal by a third party in compliance with the terms of the merger agreement;

•	by Holdings or Select, as a result of the effective time of the merger not occurring on or before 5:00 p.m., Eastern Standard Time, on April 30, 2005, provided that this right to terminate is not available to any party whose failure to fulfill or breach any obligation under the merger agreement has been the cause of, or resulted in, the failure of the effective time of the merger to occur on or before such date, so long as (1) a proposed acquisition proposal is communicated to the board of directors or the special committee or is publicly announced prior to April 30, 2005, and (2) within twelve months of such termination, Select and/or its subsidiaries enter a definitive agreement with respect to or consummate a transaction with the person that communicated such proposal that would have constituted an acquisition proposal; or

•	by Holdings or Select, as a result of the special meeting (or any reconvened meeting after any adjournment thereof) having been held and Select having failed to obtain the necessary stockholder approval for the merger agreement and the merger so long as (1) a proposed acquisition proposal is communicated to the board of directors or the special committee or is publicly announced prior to the special meeting, and (2) within twelve months of such termination, Select and/or its subsidiaries enter a definitive agreement with respect to or consummate a transaction with the person that communicated such proposal that would have constituted an acquisition proposal.

      Select has agreed to pay WCAS Management Corporation a fee of $10.0 million as Holdings’ and Acquisition Corp.’s sole and exclusive remedy if the merger agreement is terminated by Holdings or Acquisition Corp. as a result of any representation or warranty of Select in the merger agreement failing to be true and correct or Select breaching or failing to comply with any of its obligations under the merger agreement, such that the applicable closing conditions in the merger agreement (other than as a result of a material breach by Holdings or Acquisition Corp. of any of its obligations under the merger agreement) are not satisfied and such failure or breach is either not curable or is not cured after notice from Holdings to Select and the passage of a 20 day cure period, provided that such breach or failure to perform by Select giving rise to such termination is a willful and knowing breach or failure to perform.

      Holdings has agreed to pay Select a fee of $10.0 million as Select’s sole and exclusive remedy if the merger agreement is terminated by Select as a result of any representation or warranty of Holdings or Acquisition Corp. in the merger agreement failing to true and correct or Holdings or Acquisition Corp. breaching or failing to comply with any of its obligations under the merger agreement, such that the applicable closing conditions in the merger agreement (other than as a result of a material breach by Select of any of its obligations under the merger agreement) are not satisfied and such failure or breach is either not curable or is not cured after notice from Select to Holdings and the passage of a 20 day cure period, provided that such breach or failure to perform by Holdings or Acquisition Corp. giving rise to such termination is a willful and knowing breach or failure to perform. In addition, pursuant to a contingency letter agreement among Welsh Carson, Holdings and Select, in the event of such termination, Welsh Carson has agreed to contribute to Holdings, with payment directly to Select, up to $10.0 million to satisfy Holdings’ termination obligations to Select and Select has agreed that it will have no remedy against any person or entity other than the right to receive such payment from Welsh Carson.

Brokers or Finders

      No person is entitled to broker’s or finder’s fees from Select in connection with the merger based upon arrangements by or on behalf of Select, Holdings or Acquisition Corp., except for fees and expenses (1) payable to Banc of America Securities LLC by Select for their services as financial advisor to the special committee and (2) disclosed in certain financing commitment letters and in the merger agreement.

Amendment

      The merger agreement may be amended only by written agreement of Holdings, Acquisition Corp. and Select (including the approval of the board of directors of Select (acting through the special committee, if such committee still exists)) at any time prior to the effective time of the merger. After the merger agreement is adopted by the Select stockholders, no amendment may be made in any manner that by law requires further approval by the stockholders of Select without first obtaining such further stockholder approval and provided that the board of directors of Select (acting through the special committee, if such committee still exists) approves any such amendment.

Waiver

      At any time prior to the effective time of the merger, any party to the merger agreement may, to the extent legally allowed, (1) extend the time for the performance of any obligation or other acts required by the merger agreement, (2) waive any inaccuracy in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and (3) waive compliance with any agreement or condition contained in the merger agreement. Any extension or waiver must be in writing. The failure or delay of any party to assert any of its rights under the merger agreement will not constitute a waiver of those rights and single or partial exercise of rights does not preclude further exercise of any right.

Assignment

      No party to the merger agreement may assign any of its rights, interests or obligations under the merger agreement without the prior written consent of the non-assigning parties. Any attempted assignment in violation of such requirement will be null and void.

Specific Performance

      The parties have agreed that any breach or threatened breach of the merger agreement would cause irreparable harm for which money damages would not be adequate. Accordingly, each party is entitled to enforce the terms of the merger agreement through a decree of specific performance, without proving the inadequacy of money damages as a remedy.

SELECTED HISTORICAL FINANCIAL INFORMATION

      The selected consolidated financial information set forth below is qualified by reference to, and should be read in conjunction with, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and notes in Select’s Annual Report on Form 10-K for 2003, and Select’s Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2004, which are incorporated herein by reference.

	Nine Months Ended		Year Ended
	September 30,		December 31,

	2004	2003	2003(a)	2002	2001	2000	1999

	(In thousands, except per share data)
Consolidated Statement of Operations Data
Net operating revenues	$1,241,276	$990,927	$1,392,366	$1,126,559	$958,956	$805,897	$455,975
Operating expenses(b)	1,038,394	862,900	1,207,913	999,280	846,938	714,227	413,731
Depreciation and amortization	29,533	23,437	34,654	25,836	32,290	30,401	16,741
Special charge(c)	—	—	—	—	—	—	5,223

Income from operations	173,349	104,590	149,799	101,443	79,728	61,269	20,280
Loss on early retirement of debt(d)	—	—	—	—	(14,223)	(6,247)	(5,814)
Equity in earnings from joint ventures	—	334	824	—	—	—	—
Interest expense, net	(23,900)	(17,848)	(25,404)	(26,614)	(29,209)	(35,187)	(21,099)

Income (loss) from continuing operations before minority interests and income taxes	149,449	87,076	125,219	74,829	36,296	19,835	(6,633)
Minority interests(e)	2,772	1,893	2,402	2,022	3,491	4,144	3,662

Income (loss) from continuing operations before income taxes	146,677	85,183	122,817	72,807	32,805	15,691	(10,295)
Income tax provision	59,121	33,503	48,597	28,576	3,124	9,979	2,811

	Nine Months Ended		Year Ended
	September 30,		December 31,

	2004	2003	2003(a)	2002	2001	2000	1999

	(In thousands, except per share data)
Income from continuing operations (loss)	87,556	51,680	74,220	44,231	29,681	5,712	(13,106)
Income from discontinued operations, net of tax	802	18	251	—	—	—	—

Net income (loss)	88,358	51,698	74,471	44,231	29,681	5,712	(13,106)
Less: Preferred dividends	—	—	—	—	2,513	8,780	5,175

Net income (loss) available to common stockholders	$88,358	$51,698	$74,471	$44,231	$27,168	$(3,068)	$(18,281)

Net income (loss) per common share:
Basic:
Income per share from continuing operations	$0.85	$0.54	$0.76	$0.48	$0.34	$(0.06)	$(0.37)
Income per share from discontinued operations	0.01	—	—	—	—	—	—

Net income (loss) per common share	$0.86	$0.54	$0.76	$0.48	$0.34	$(0.06)	$(0.37)

Diluted:
Income per share from discontinuing operations	$0.82	$0.51	$0.72	$0.45	$0.31	$(0.06)	$(0.37)
Income per share from discontinued operations	0.01	—	—	—	—	—	—

Net income (loss) per common share	$0.83	$0.51	$0.72	$0.45	$0.31	$(0.06)	$(0.37)

Weighted average common shares outstanding(f):
Basic	102,248	96,033	97,452	92,928	79,915	50,914	49,114
Diluted	106,522	102,367	103,991	98,256	90,929	50,914	49,114
Cash dividends paid	$9,209	—	$3,066	—	—	—	—
Cash dividends per share	0.09	—	0.03	—	—	—	—
Other Data
Cash flow data Cash flow provided by (used in) operating activities	$129,449	$164,237	$246,248	$120,812	$95,770	$22,513	$(25,157)
Cash flow provided by (used in) investing activities	(13,078)	(253,980)	(261,452)	(54,048)	(61,947)	14,197	(181,262)
Cash flow provided by (used in) financing activities	(62,092)	114,771	124,318	(21,423)	(26,164)	(37,616)	197,480

	As of September 30,		As of December 31,

	2004	2003	2003	2002	2001	2000	1999

			(In thousands)
Consolidated Balance Sheet Data
Cash and cash equivalents	$219,915	$81,448	$165,507	$56,062	$10,703	$3,151	$4,067
Working capital	271,541	150,927	188,380	130,621	126,749	105,567	132,598
Total assets	1,106,058	990,942	1,078,998	739,059	650,845	586,800	620,718
Total debt	355,508	369,941	367,503	260,217	288,423	302,788	340,821
Preferred stock	—	—	—	—	—	129,573	120,804
Total stockholders’ equity	481,094	381,496	419,175	286,418	234,284	48,498	49,437

(a)	Amounts have been restated to reflect the reclassification and reporting of discontinued operations in connection with the operating results of a skilled nursing facility sold on September 27, 2004.

(b)	Operating expenses include cost of services, general and administrative expenses, and bad debt expenses.

(c)	Reflects asset impairments of $5.2 million in 1999.

(d)	Reflects the write-off of deferred financing costs that resulted from the refinancing of our senior credit facilities in November 1999 and September 2000. Also reflects the write-off of deferred financing costs and discounts resulting from the repayment of indebtedness with the proceeds from our initial public offering in April 2001 and the 9 % senior subordinated notes offering in June 2001.

(e)	Reflects interests held by other parties in subsidiaries, limited liability companies and limited partnerships owned and controlled by us.

(f)	For more information on the calculation of weighted average shares outstanding, see note 14 in Select’s consolidated financial statements in Select’s Annual Report on Form 10-K for 2003 and note 6 in Select’s consolidated financial statements in Select’s Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2004.

RATIO OF EARNINGS TO FIXED CHARGES

      We have computed the ratio of earnings to fixed charges for each of the following periods on a consolidated basis.

	Nine Months		Year Ended
	Ended		December 31,
	September 30,
	2004		2003		2002

Pre-tax income (loss) from continuing operations before adjustments for minority interests in consolidated subsidiaries or income or loss from equity investees	$149,449		$124,395		$74,829

Fixed charges:
Interest expense and amortization of debt discount and premium on all indebtedness	25,385		26,340		27,210
Rentals:
Buildings — 33%	19,689		24,092		22,119
Office and other equipment — 33%	6,520		7,635		6,286
Preferred stock dividend requirements of consolidated subsidiaries	—		—		—

Total fixed charges	$51,594		$58,067		$55,615

Pre-tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees plus fixed charges, less preferred stock dividend requirements of consolidated subsidiaries	$201,043		$182,462		$130,444

Ratio of earnings to fixed charges	3.90	x	3.14	x	2.35	x

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

      Since August 28, 2002, Select common stock has been listed on the New York Stock Exchange under the symbol “SEM.” Prior to that time, Select common stock was quoted on The Nasdaq National Market under the symbol “SLMC.” Prior to Select’s initial public offering on April 5, 2001, there was no public market for Select common stock. As of January 21, 2005, there were approximately 93 record holders and approximately 8,500 beneficial holders of Select common stock.

      The following table sets forth, on a quarterly basis, the highest and lowest sale price for Select common stock for the years ended December 31, 2002, December 31, 2003, December 31, 2004 and December 31, 2005 as reported by The Nasdaq National Market or the New York Stock Exchange, respectively. The information provided in the table has been restated to reflect a 2-for-1 stock split, in the form of a 100% stock dividend, to each of Select’s stockholders of record as of the close of business on December 5, 2003.

Year Ended December 31, 2002	High	Low

Fiscal Quarter Ended March 31, 2002	$8.050	$5.900
Fiscal Quarter Ended June 30, 2002	$8.600	$6.565
Fiscal Quarter Ended September 30, 2002	$8.075	$5.800
Fiscal Quarter Ended December 31, 2002	$7.700	$5.920

Year Ended December 31, 2003	High	Low

Fiscal Quarter Ended March 31, 2003	$7.620	$6.265
Fiscal Quarter Ended June 30, 2003	$12.415	$6.735
Fiscal Quarter Ended September 30, 2003	$15.875	$12.350
Fiscal Quarter Ended December 31, 2003	$18.375	$14.360

Year Ending December 31, 2004	High	Low

Fiscal Quarter Ended March 31, 2004	$17.880	$14.000
Fiscal Quarter Ended June 30, 2004	$19.750	$10.250
Fiscal Quarter Ended September 30, 2004	$15.850	$12.410
Fiscal Quarter Ending December 31, 2004(a)	$17.680	$13.570

Year Ending December 31, 2005	High	Low

Fiscal Quarter Ended March 31, 2004 (through January 18, 2005)	$17.740	$17.590

(a)	On October 15, 2004, the last trading day before the announcement of the execution of the merger agreement, the closing price of Select common stock was $14.22 per share.

      On November 25, 2003, Select’s board of directors declared an initial quarterly cash dividend of $0.06 per share payable on December 29, 2003 to stockholders of record at the close of business on December 5, 2003. On a split-adjusted basis, the quarterly cash dividend amounted to $0.03 per share. Subsequently, Select’s board of directors declared quarterly cash dividends of $0.03 per share, in each of the first three quarters of 2004. The merger agreement permits the declaration and payment of Select’s regular quarterly dividend without the prior written consent of Holdings or Acquisition Corp. Prior to Select’s initial cash dividend declared in November 2003, we did not pay dividends on our common stock.

      Select’s board of directors will periodically reconsider the declaration of dividends, and dividends will be paid only when and if declared by the board of directors. The continuation and the amount of such dividends will depend upon Select’s results of operations, financial condition and other factors which Select’s board of directors deems relevant. Select’s current debt instruments contain certain restrictive covenants, including limitations on the amount of dividends that Select may declare and pay on its common stock. See the applicable discussion under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Capital Resources and Liquidity” and Note 6 to Select’s consolidated financial statements in Select’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, which report is incorporated herein by reference.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding beneficial ownership of Select common stock as of January 1, 2005. The information provided in this table has been restated to reflect the effect of a 2-for-1 stock split of Select common stock on December 22, 2003. The table includes:

•	each person (or group of affiliated persons) who is known to own more than 5% of the outstanding shares of Select common stock;

•	each director of Select;

•	each senior executive officer of Select; and

•	all of Select’s executive officers and directors as a group.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise noted, Select believes that all persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them. All share amounts include shares of common stock issuable upon the exercise of options exercisable within 60 days of January 1, 2005. Options that are exercisable for common stock and other ownership rights in common stock that vest within 60 days of the date of this proxy statement are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

		Number of Shares
		Beneficially Owned
	Options	Including Options
	Exercisable	Exercisable
	Within 60 Days	Within 60 Days	Outstanding

Rocco A. Ortenzio(a)	7,778,000	12,569,291	11.5%
Robert A. Ortenzio(b)	3,703,336	5,862,620	5.6
Russell L. Carson	4,000	726,960	*
Bryan C. Cressey(c)	4,800	2,316,688	2.3
Meyer Feldberg	23,120	37,440	*
James E. Dalton, Jr.	39,840	39,840	*
LeRoy S. Zimmerman	6,000	22,358	*
Leopold Swergold(d)	34,080	241,618	*
David S. Chernow(e)	31,680	48,720	*
Thomas A. Scully	5,760	7,360	*
Patricia A. Rice(f)	538,603	739,603	*
Martin F. Jackson(g)	540,770	641,770	*
S. Frank Fritsch	171,390	258,936	*
All executive officers and directors as a group (17 persons)	13,650,778	24,364,413	21.1%
Five Percent Holders:
Persons and entities affiliated with EGL Holding Company(h)	13,194,610	26,139,493	22.7%
Entities affiliated with Glenview Capital Management, LLC(i)	0	7,469,900	7.3%

*	Less than 1%.

(a)	Includes 866 shares owned by Select Investments I, a Pennsylvania general partnership. Mr. Ortenzio is the managing partner and a 25% owner of Select Investments I. Mr. Ortenzio disclaims beneficial ownership of any shares held by Select Investments I that exceed his pecuniary interest therein. Includes

27,480 common shares owned by Select Capital Corporation, of which Mr. Ortenzio is a 25% owner, Director and Chief Executive Officer. Mr. Ortenzio disclaims beneficial ownership of any shares held by Select Capital Corporation that exceed his pecuniary interest therein. Includes 11,002 shares owned by the R.A. Ortenzio Family Partnership, L.P., of which Mr. Ortenzio is a general partner. Mr. Ortenzio disclaims beneficial ownership of any shares owned by the R. A. Ortenzio Family Partnership that exceed his pecuniary interest therein. Includes 380,386 shares held by the Ortenzio Family Foundation. Also includes 10,400 shares held by Nancy Ortenzio, spouse of Rocco A. Ortenzio. Rocco A. Ortenzio’s business address is 4716 Old Gettysburg Road, P.O. Box 2034, Mechanicsburg, PA 17055.

(b)	Includes 78,338 shares owned by the Ortenzio Family Partnership, L.P., of which Robert A. Ortenzio is the general partner. Includes 27,480 shares owned by Select Capital Corporation, of which Mr. Ortenzio is a 25% owner, Director and President. Mr. Ortenzio disclaims beneficial ownership of any shares held by Select Capital Corporation that exceed his pecuniary interest therein. Includes 153,466 shares owned by the Robert and Angela Ortenzio Family Foundation. Also includes 200,000 shares owned by The Robert A. Ortenzio GRAT.

(c)	Includes 2,098,596 shares owned by Thoma Cressey Fund VI, L.P. and its affiliates. Mr. Cressey is a principal of Thoma Cressey Equity Partners. Mr. Cressey disclaims beneficial ownership of any shares that exceed his pecuniary interest in the entities affiliated with Thoma Cressey Equity Partners.

(d)	Common shares held include 100,004 shares owned by Anvers, L.P. and 40,000 shares owned by Anvers II, L.P. Mr. Swergold is the senior managing director of FSIP, LLC, which is the general partner of Anvers, L.P. and Anvers II, L.P. Mr. Swergold disclaims beneficial ownership of any shares held by Anvers, L.P. and Anvers II, L.P. that exceed his pecuniary interest therein. Also includes 3,770 shares held by Jane Swergold, spouse of Leopold Swergold. Includes 8,000 shares held by the Swergold Family Foundation.

(e)	Includes 15,040 shares held by David S. Chernow and Elizabeth A. Chernow as tenants in common.

(f)	Includes 200,000 common shares issued to Patricia A. Rice and Jesse W. Rice as Trustees under the Patricia Ann Rice Living Trust.

(g)	Includes 4,000 shares owned by children living in the same household.

(h)	Holdings, Welsh Carson, WCAS IX Associates, L.L.C., Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Thomas E. McInerney, Robert A. Minicucci, Anthony J. de Nicola, Kenneth Melkus, Thoma Cressey Fund VI, L.P., Thoma Cressey Friends Fund VI, L.P., TC Partners VI, L.P., Thoma Cressey Equity Partners, Inc., Bryan C. Cressey, Meyer Feldberg, Rocco A. Ortenzio, Robert A. Ortenzio, various members of the Ortenzio family and entities controlled by one or more of the Ortenzios, Patricia A. Rice, Martin F. Jackson, S. Frank Fritsch, Michael E. Tarvin, James J. Talalai, Scott A. Romberger, Kenneth L. Moore, and Joel T. Veit may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act. Welsh Carson is the sole stockholder of Holdings. WCAS IX Associates, L.L.C. is the sole general partner of Welsh Carson.

Includes 722,960 shares beneficially owned by Russell L. Carson, 2,316,688 shares beneficially owned by Bryan C. Cressey and various investment funds affiliated with Thoma Cressey Equity Partners, 37,440 shares beneficially owned by Meyer Feldberg, 12,569,291 shares beneficially owned by Rocco A. Ortenzio, 5,862,620 shares beneficially owned by Robert A. Ortenzio, 739,603 shares beneficially owned by Patricia A. Rice, 641,770 shares beneficially owned by Martin F. Jackson, 258,936 shares beneficially owned by S. Frank Fritsch, 160,818 shares beneficially owned by Michael E. Tarvin, 170,932 shares beneficially owned by James J. Talalai and 149,771 shares beneficially owned by Scott A. Romberger.

The business address of each of Holdings, Welsh Carson, WCAS IX Associates, L.L.C., Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Thomas E. McInerney, Robert A. Minicucci and Anthony J. de Nicola is c/o Welsh, Carson, Anderson & Stowe, 320 Park Avenue, Suite 2500, New York, New York 10022. The address of Kenneth Melkus is 102 Woodmont Blvd., Suite 100, Nashville, Tennessee 37203. The business address of each Thoma Cressey Fund VI, L.P., Thoma Cressey Friends Fund VI, L.P., TC Partners VI, L.P., Thoma Cressey Equity Partners, Inc. and Bryan C. Cressey is 233 Wacker Drive, 92nd Floor, Chicago, Illinois 60606. The business address of each of Rocco A.

Ortenzio, Robert A. Ortenzio, Patricia A. Rice, Martin F. Jackson, S. Frank Fritsch, James J. Talalai, Michael E. Tarvin, Scott A. Romberger, Kenneth L. Moore, Joel T. Veit and Meyer Feldberg is 4716 Old Gettysburg Road, Mechanicsburg, Pennsylvania 17055. The business address for each of the various other members of the Ortenzio family and entities controlled by one or more of the Ortenzios is 4716 Old Gettysburg Road, Mechanicsburg, PA 17055.

(i)	Based on a Schedule 13G filed with the Securities and Exchange Commission on October 12, 2004. Includes 685,100 shares held by Glenview Capital Partners, L.P.; 4,476,430 shares held by Glenview Capital Master Fund, Ltd.; 2,172,100 shares held by Glenview Institutional Partners, L.P.; and 136,270 shares by GCM Little Arbor Master Fund, Ltd. Glenview Capital Management, LLC serves as investment manager to each of Glenview Capital Partners, L.P., Glenview Institutional Partners, L.P., Glenview Capital Master Fund, Ltd. and GCM Little Arbor Master Fund, Ltd. In such capacity, Glenview Capital Management LLC may be deemed to have voting and dispositive power over the shares held by each of Glenview Capital Partners, L.P., Glenview Institutional Partners, L.P., Glenview Capital Master Fund, Ltd. and GCM Little Arbor Master Fund, Ltd. Glenview Capital GP, LLC is the general partner of each of Glenview Capital Partners, L.P. and Glenview Institutional Partners, L.P. Glenview Capital GP, LLC also serves as the sponsor of the Glenview Capital Master Fund, Ltd. and the GCM Little Arbor Master Fund, Ltd. In such capacities, Glenview Capital GP, LLC may be deemed to have voting and dispositive power over the shares held by Glenview Capital Partners, L.P., Glenview Institutional Partners, L.P., Glenview Capital Master Fund, Ltd. and GCM Little Arbor Fund, Ltd. The business address of Glenview Capital Management, LLC is 399 Park Avenue, Floor 39, New York, New York 10022.

Securities Authorized for Issuance Under Equity Compensation Plans

      The following table sets forth certain information as of December 31, 2003 with respect to the equity compensation plans (including individual compensation arrangements) of Select under which equity securities are authorized for issuance, aggregated by (1) all equity compensation plans previously approved by Select stockholders and (2) all equity compensation plans not previously approved by Select stockholders. The table includes:

•	the number of securities to be issued upon the exercise of outstanding options;

•	the weighted-average exercise price of the outstanding options; and

•	the number of securities that remain available for future issuance under the plans.

      Both Select’s Amended and Restated 2002 Non-Employee Directors’ Plan and Second Amended and Restated 1997 Stock Option Plan have been approved by the stockholders of Select.

Number of
Securities
Remaining
	Number of		Available for
	Securities to be		Future Issuance
	Issued Upon		Under Equity
	Exercise of	Weighted-average	Compensation
	Outstanding	Exercise Price of	Plans (excluding
	Options,	Outstanding	securities reflected
	Warrants and	Options, Warrants	in the first column
Plan Category	Rights	and Rights	(a)

Equity compensation plans approved by security holders	21,086,197	$9.77	1,567,622
Equity compensation plans not approved by security holders	0	0	0
Total	21,086,197	$9.77	1,567,622

(a)	Securities available for future issuance do not include securities that become available for future issuance upon the exercise of any options previously granted pursuant to the terms of our Second Amended and Restated 1997 Stock Option Plan.

FUTURE STOCKHOLDER PROPOSALS

      Select will hold an annual meeting in 2005 only if the merger is not completed. If such annual meeting is held, any Select stockholder intending to present a proposal to be included in Select’s proxy statement for the annual meeting of stockholders to be held in 2005 must comply with certain provisions in Select’s bylaws. Under Select’s bylaws, certain procedures must be followed for a stockholder to nominate persons as directors or to introduce a proposal at an annual meeting. A stockholder wishing to make a nomination for election to the board of directors must submit written notice of the stockholder’s intention to make such nomination so that the Secretary or Assistant Secretary receives it not less than 90 days nor more than 120 days prior to the annual meeting at which such nomination is to occur. A stockholder wishing to have a proposal presented at an annual meeting must submit the proposal so that the Secretary or Assistant Secretary of Select receives it not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the meeting is advanced by more than 20 days or delayed by more than seventy days from such anniversary date, notice by the stockholder must be received not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of 90 days prior to such annual meeting or 10 days following the day on which public announcement of the date of the meeting is made. Select’s bylaws set forth certain informational requirements for stockholders’ nominations of directors and proposals. The Securities and Exchange Commission rules also set forth standards as to what stockholder proposals are required to be included in a proxy statement.

OTHER MATTERS

      As of the date of this proxy statement, the board of directors is not aware of any other business to be presented at the special meeting. If other matters do properly come before the special meeting, or any adjournments or postponements thereof, that Select does not know, a reasonable time before the mailing of this proxy statement, will be presented at the special meeting, it is the intention of the persons named in the proxy to vote on such matters in their sole discretion. If Select becomes aware, a reasonable time before the mailing of this proxy statement, of any other business to be presented at the special meeting, the persons named in the proxy will not exercise their discretionary authority to vote on such matters.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

      Select files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.

      Select stockholders may read and copy any reports, statements or other information filed by Select at the Securities and Exchange Commission public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Office of the Securities and Exchange Commission: The Woolworth Building, 233 Broadway, New York, New York, 10279. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Select’s filings with the Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the website maintained by the Securities and Exchange Commission located at: http://www.sec.gov.

      We incorporate by reference into this proxy statement the documents listed below and any filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the closing of the merger. The Securities and Exchange Commission allows us to incorporate by reference information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference into this proxy statement is considered a part of this proxy statement, and information that we file later with the Securities and Exchange Commission, prior to the closing of the merger, will automatically update and supercede the previously filed information and be incorporated by reference into this proxy statement.

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2003.

•	Our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2004, June 30, 2004 and September 30, 2004.

•	Our Current Reports on Form 8-K filed on October 18, 2004, October 20, 2004, October 26, 2004, November 23, 2004, December 7, 2004 and December 16, 2004.

      You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Select Medical Corporation
4716 Old Gettysburg Road
P.O. Box 2034
Mechanicsburg, Pennsylvania 17055
Tel: (717) 972-1100
Attention: Corporate Secretary

      We will deliver such requested filings to you by first class mail or equally prompt means within 1 business day of receipt of such request.

      This proxy statement does not constitute an offer to sell or to buy, or a solicitation of an offer to sell or to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

      This discussion contains forward-looking statements relating to the financial condition, results of operations, plans, objectives, future performance and business of Select. These statements include, without limitation, statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “estimates” or similar expressions. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to factors including the following:

•	a change in government reimbursement for our services that would affect our revenue;

•	changes in Medicare admission guidelines for inpatient rehabilitation facilities may result in lost patient volume, operating revenues and profitability;

•	the failure of our long-term acute care hospitals to maintain their status as such, which could negatively impact our profitability;

•	a government investigation or assertion that we have violated applicable regulations may result in increased costs and a significant use of internal resources;

•	shortages in qualified nurses or therapists could increase our operating costs significantly;

•	the effects of liability and other claims asserted against us;

•	private third party payors of our services may undertake cost containment initiatives that would decrease our revenue;

•	unexpected difficulties in integrating our and Kessler’s operations or realizing the anticipated benefits from our acquisition of Kessler;

•	future acquisitions may use significant resources and expose us to unforeseen risks; and

•	risks associated with the closing of the merger, including:

•	the possibility that the merger may not occur due to the failure of the parties to satisfy the conditions in the merger agreement;

•	the inability of Holdings or Acquisition Corp. to obtain financing;

•	the failure of a majority of notes issued by Select to be tendered and accepted or the failure to successfully complete the consent solicitation regarding amendments to the indentures underlying such notes;

•	the failure of Select to obtain required stockholder approvals; and

•	the occurrence of events that would have a material adverse effect on Select as described in the merger agreement.

      Although Select believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Please refer to Select’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal year 2003, for a more extensive discussion of factors that could cause actual results to differ materially from Select’s expectations, which discussion is incorporated by reference in its entirety herein. See “Where Stockholders Can Find More Information” beginning on page 98.

      The safe harbor from liability for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act do not apply to forward-looking statements made in connection with going-private transactions, including statements made in a proxy statement or documents incorporated by reference therein.

      All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. These forward-looking statements included herein are made only as of the date of this proxy statement, and we do not undertake any obligations to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof to reflect the occurrence of unanticipated events. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, we will, if required by applicable law, (1) update such information through a supplement to this proxy statement and (2) amend the Transaction Statement on Schedule 13E-3 filed in connection with the merger, in each case, to the extent required by applicable law.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

AMONG

EGL HOLDING COMPANY,

EGL ACQUISITION CORP.

AND

SELECT MEDICAL CORPORATION

Dated as of October 17, 2004

Exhibits

Exhibit 1	Rollover Stockholders
Exhibit 1.4(c)	Certificate of Incorporation of the Surviving Company
Exhibit 2.3(a)	Company Stock Options
Exhibit 3.1(u)	Material Contracts
Exhibit 4.1	Affirmative Covenants of the Company
Exhibit 4.2	Negative Covenants of the Company
Exhibit 5.5(a)	Indemnification Agreements
Exhibit 5.7	Press Release
Exhibit 5.14	Debt Tender Offers
Exhibit 8.4	Knowledge of Parties

A-ii

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER, dated as of October 17, 2004 (this “Agreement”), is made and entered into by and among EGL HOLDING COMPANY, a Delaware corporation (“Parent”), EGL ACQUISITION CORP., a Delaware corporation (“Acquisition”), and SELECT MEDICAL CORPORATION, a Delaware corporation (the “Company”).

RECITALS

      WHEREAS, the Board of Directors of each of Parent, Acquisition and the Company (in the case of the Company acting on the recommendation of a special committee (the “Special Committee”) formed for the purpose of representing the Company in connection with the possible transactions contemplated hereby) has deemed it advisable and in the best interests of their respective stockholders for Acquisition to merge with and into the Company (the “Merger”) pursuant to Section 251 of the Delaware General Corporation Law (the “DGCL”) upon the terms and subject to the conditions set forth herein;

      WHEREAS, the Board of Directors of each of Parent, Acquisition and the Company has adopted resolutions approving and declaring advisable this Agreement, the Merger and the transactions contemplated by this Agreement;

      WHEREAS, each of the stockholders of the Company listed on Exhibit 1 hereto (the “Rollover Stockholders”) have, concurrently with the execution of this Agreement, executed an agreement, dated as of the date hereof, pursuant to which such Rollover Stockholders have agreed on the terms set forth therein to contribute the number of shares of Company Common Stock (as hereinafter defined) set forth opposite each such stockholder’s name on Exhibit 1 under the heading “Rollover Shares” to Parent in exchange for shares of Parent capital stock immediately prior to the Merger; and

      WHEREAS, Parent, Acquisition and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

      NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE MERGER

      1.1.     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Acquisition shall be merged with and into the Company at the Effective Time (as hereinafter defined). At the Effective Time, the separate corporate existence of Acquisition shall cease, and the Company shall continue as the surviving corporation under the name “Select Medical Corporation” and shall succeed to and assume all of the rights and obligations of the Company and Acquisition in accordance with the DGCL. As the context requires, the Company is sometimes hereinafter referred to as the “Surviving Corporation.”

      1.2.     Closing. Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to Section 7.1, the consummation of the Merger (the “Closing”) shall take place as promptly as practical following the satisfaction or waiver (subject to applicable Law (as hereinafter defined)) of all of the conditions (other than those conditions which by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI (and, in any event, not more than two business days following the satisfaction or waiver of all such conditions) (the “Closing Date”), at the offices of Ropes & Gray LLP, 45 Rockefeller Plaza, New York, New York 10111, unless another date, time or place is agreed to in writing by the parties hereto.

      1.3.     Effective Time of the Merger. At Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective upon such filing or at such time thereafter as Parent, Acquisition and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).

      1.4.     Effects of the Merger.

      (a) The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL, including Section 259 of the DGCL.

      (b) The directors of Acquisition and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

      (c) Effective upon and as part of the Merger, the Restated Certificate of Incorporation of the Company shall be amended in its entirety to be the same as set forth in Exhibit 1.4(c) and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation following the Merger until thereafter amended in accordance with its terms and the DGCL.

      (d) The Company shall take all required corporate action so that the Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation following the Merger until thereafter amended in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and the Bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE OUTSTANDING SECURITIES

OF THE COMPANY AND ACQUISITION; EXCHANGE PROCEDURES

      2.1.     Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $.01 per share, of the Company (the “Company Common Stock”), the holder of any shares of capital stock of Parent or the holder of any shares of common stock, par value $.01 per share, of Acquisition (the “Acquisition Common Stock”):

(a) Common Stock of Acquisition. Each share of Acquisition Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Company Common Stock Owned by Parent or Acquisition. Each share of Company Common Stock that is owned by Parent or Acquisition or held in the treasury of the Company (collectively, the “Excluded Shares”) shall be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time other than Rollover Shares, Excluded Shares and Dissenting Shares (as hereinafter defined) shall be converted into the right to receive from the Surviving Corporation an amount of cash equal to $18.00 (the “Merger Consideration”).

(d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who was entitled to and has validly demanded appraisal rights in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s appraisal rights under the DGCL, but instead shall be converted into the right to receive such consideration determined to be due to such holder from the Surviving Corporation with respect to such Dissenting Shares in accordance with the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such appraisal rights pursuant to the DGCL, each Dissenting Share of such holder shall be treated as a share of Company Common Stock that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.1(c). The Company shall give prompt notice to Parent of any demands, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Other than pursuant to an Order (as hereinafter defined), the Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to, settle, offer to settle or approve any withdrawal of, any such demands.

(e) Cancellation and Retirement of Company Common Stock. As of the Effective Time, all shares of Company Common Stock (other than Excluded Shares and Dissenting Shares) that are issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any shares of Company Common Stock being converted into the right to receive the Merger Consideration pursuant to Section 2.1(c) (the “Certificates”) shall cease to have any rights with respect to such shares of Company Common Stock, except the right to receive a cash amount equal to the product of the Merger Consideration per share multiplied by the number of shares so represented, to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b).

(f) Certain Adjustments. In the event that prior to the Effective Time, solely as a result of a reclassification, stock split (including a reverse stock split), combination or exchange of shares, stock dividend or stock distribution which in any such event is made on a pro rata basis to all holders of Company Common Stock, there is a change in the number of shares of Company Common Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of Company Common Stock, then the Merger Consideration shall be equitably adjusted to reflect such event.

      2.2.     Exchange of Certificates.

      (a)     Paying Agent. Prior to the Effective Time, Parent shall appoint a U.S. commercial bank or trust company, reasonably acceptable to the Company, to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of the Certificates in accordance with Section 2.1(c). At the Effective Time, Parent and the Surviving Corporation shall enter into a paying agent agreement with the Paying Agent, in form and substance reasonably acceptable to the Company, and shall deposit (or cause to be deposited) with the Paying Agent, in trust for the benefit of the holders of such Certificates, for use in the payment of the Merger Consideration in accordance with this Article II, the aggregate Merger Consideration (such cash consideration being hereinafter referred to as the “Merger Fund”). The Paying Agent shall, pursuant to irrevocable instructions of Parent and the Company given on the Closing Date, make payments of the Merger Consideration out of the Merger Fund. The Merger Fund shall not be used for any other purpose.

      (b)     Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail or deliver to each Person (as hereinafter defined) who was, at the Effective Time, a holder of record of Company Common Stock and whose shares are being converted into the Merger Consideration pursuant to Section 2.1(c) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall otherwise be in a form and have such other provisions as the Surviving Corporation may reasonably specify) containing instructions for use by holders of Company Common Stock to effect the exchange of their shares of Company Common Stock for the Merger Consideration as provided herein. As soon as reasonably practicable after the Effective Time, each holder of an outstanding Certificate or Certificates shall, upon surrender to the Paying Agent of such Certificate or Certificates and such letter of transmittal duly executed and completed in accordance with the instructions thereto (together with such other documents as the Paying Agent may reasonably request) and acceptance thereof by the Paying Agent (or, if such shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such shares of Company Common Stock on a book-entry account statement (it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock)), be entitled to an amount of cash (payable by check) equal to the product of the Merger Consideration per share multiplied by the number of shares of Company Common Stock represented by such Certificate or Certificates. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If cash is to be remitted to a Person other than the Person in whose name the Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), at any time after the Effective Time, each Certificate shall be deemed to represent only the right to receive the product of the Merger Consideration per share multiplied by the number of shares of Company Common Stock represented by such Certificate upon such surrender as contemplated by Section 2.1. No interest will be paid or will accrue on any cash payable as Merger Consideration.

      (c)     No Further Ownership Rights in Company Common Stock Exchanged for Cash. All cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock exchanged for cash theretofore represented by such Certificates, and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented to the Surviving Corporation for transfer, they shall be converted and exchanged for cash as provided in this Article II.

      (d)     Termination of Merger Fund. Any portion of the Merger Fund which remains undistributed to the holders of Certificates for twelve months after the Effective Time shall be delivered to the Surviving Corporation, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent and the Surviving Corporation for payment of the Merger Consideration per share of Company Common Stock, subject to escheat and abandoned property and similar Laws (as hereinafter defined).

      (e)     No Liability. None of Parent, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

      (f)     Investment of Merger Fund. The Paying Agent shall invest any cash in the Merger Fund solely in Cash Equivalents (as defined below) as directed by the Surviving Corporation. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation. Any net loss resulting from such investments shall be borne by the Surviving Corporation and Parent, and the Surviving Corporation and/or Parent shall deposit additional funds with the Paying Agent equal to such net loss in order to make payments of the Merger Consideration from the Merger Fund. As used herein, “Cash Equivalents” means (i) obligations issued or guaranteed by the United States or its agencies or instrumentalities; (ii) obligations issued or guaranteed by any state of the United States or any political subdivision thereof, rated at least AA or the equivalent on the date of purchase by Moody’s Investors’ Service or Standard & Poor’s; (iii) certificates of deposit and bankers’ acceptances of commercial banks in the United States with combined capital and surplus of at least Three Hundred Million Dollars; and (iv) investment grade commercial paper rated in the highest commercial paper rating category of Moody’s Investors’ Service or Standard & Poor’s maturing within one year.

      (g)     Withholding Rights. The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of

Company Common Stock such amounts as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or any provision of state, local or foreign tax Law, and the Surviving Corporation or the Paying Agent, as the case may be, shall make any required filings with and payments to tax authorities relating to any such deduction or withholding. To the extent that amounts are so deducted and withheld by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.

      (h)     Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable pursuant to this Agreement.

      2.3.     Effect of the Merger on Company Stock Options.

      (a) A list showing each of the Company’s stock option plans, programs and arrangements (collectively, the “Stock Plans”) and options to acquire shares of Company Common Stock that are outstanding as of the date hereof under the Stock Plans (the “Company Stock Options”) is set forth on Exhibit 2.3(a) (such list to include the name of the Stock Plan under which such options were issued, the holders thereof, the number of shares subject thereto and the exercise prices thereof.

      (b) At, or immediately prior to, the Effective Time, the Board of Directors of the Company or any committee administering the Stock Plans shall take all actions necessary so that all outstanding Company Stock Options heretofore granted under any Stock Plan shall be cancelled at the Effective Time. Immediately prior to the Effective Time, each Company Stock Option, whether or not then vested or exercisable, shall no longer be exercisable but shall entitle each holder thereof, in cancellation and settlement therefor, to a payment in cash equal to the product of (i) the excess, if any, of (x) the per share Merger Consideration over (y) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised, whether or not then vested or exercisable. The Surviving Corporation shall pay the holders of Company Stock Options the cash payments described in this Section 2.3(b) on or as soon as reasonably practicable after the Closing Date.

      (c) Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain all necessary consents to ensure that, after the Effective Time, the only rights of the holders of Company Stock Options (with respect to such Company Stock Options) will be to receive the cash payment described in Section 2.3(b) in cancellation and settlement therefor.

      (d) The Stock Plans shall terminate as of the Effective Time, and the provisions in any other agreement, arrangement or benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall use its reasonable best efforts to take such actions to ensure that, after the Effective Time, no holder of a Company Stock Option or any participant in or a party to any Stock Plan or other agreement, arrangement or benefit plan shall have any right thereunder to acquire any capital stock or any interest in respect of any capital stock of the Surviving Corporation.

      (e) The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.3 to any holder of Company Stock Options such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law, and the Surviving Corporation shall make any required filings with and payments to tax authorities relating to any such deduction or withholding. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock Options in respect of which such deduction and withholding was made by the Surviving Corporation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

      3.1.     Representations and Warranties of the Company. Except (i) as set forth in the item of the disclosure schedule of the Company (the “Company Disclosure Schedule”) that corresponds with the applicable subsection below (it being understood that matters disclosed in an item of the Company Disclosure Schedule shall be deemed disclosed with respect to any other subsection if it is reasonably apparent that the matters so disclosed in such item are applicable to such other subsection) or (ii) in the Company’s Annual Report on Form 10K for the fiscal year ended December 31, 2003 filed with the SEC on March 15, 2004 or any SEC Documents (as hereinafter defined) filed after October 15, 2003 and prior to the date hereof, the Company hereby represents and warrants to Parent and Acquisition as follows:

(a) Organization, Standing and Power. Each of the Company and its Subsidiaries (as defined below) is a corporation, partnership or a limited liability company duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate, partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except for any failure by any of the Company’s Subsidiaries to be in good standing that does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, partnership or limited liability company and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or licensing necessary, other than in such jurisdictions where the failure to so be qualified, licensed or in good standing does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent and Acquisition complete and correct copies of the certificates of incorporation and bylaws (or other organizational documents) of the Company and its Subsidiaries. Neither the Company nor any of the Company’s Subsidiaries is in violation of or default under the provisions of any such organizational documents, except for any such violations or defaults under organizational documents of the Company’s Subsidiaries that do not have and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. As used in this Agreement, (i) “Company Material Adverse Effect” shall mean (A) a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) a material adverse effect on the ability of the Company to perform its obligations under this Agreement; provided, that Company Material Adverse Effect shall not be deemed to include any such material adverse effect arising as a result of (1) conditions, events or circumstances (other than any changes or proposed changes in Laws, including changes or proposed changes in payment or reimbursement by government payors, but excluding the final regulatory changes announced by the Center for Medicare and Medicaid Services on August 2, 2004 applicable to long term acute care hospitals operated as “hospitals within hospitals” or “satellites”) affecting either (x) the United States economy generally or (y) the industry of the Company and its Subsidiaries generally, which in each case does not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, (2) changes in generally accepted accounting principles or in Securities and Exchange Commission (“SEC”) accounting rules, policies, practices or interpretations, (3) acts or omissions of Parent or Acquisition prior to the Effective Time, (4) acts or omissions of the Company or any of its Subsidiaries taken at the request of Parent or with the prior written consent of Parent after the date of this Agreement, (5) the effects of compliance with this Agreement by the Company or any of its Subsidiaries, including the incurrence of expenses by the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, (6) acts or omissions of Parent, Acquisition, the Company or its Subsidiaries contemplated hereby that have an effect on the Company or its Subsidiaries, including any disruptions to the business of the Company or any of its Subsidiaries as a result of the execution, deli very and performance of this Agreement or the announcement of the transactions contemplated hereby, (7) any outbreak or escalation of hostilities, any occurrence or threat of acts commonly referred to as terrorist attacks or any armed hostilities associated therewith and any national or international calamity or emergence or any escalation thereof, or (8) changes in the market price or trading volume of the shares of Company Common Stock (but not any change or effect underlying such decrease to the extent such change or effect would otherwise constitute a Company Material Adverse Effect); (ii) “Subsidiary” shall mean, with respect to any party, any Person (A) of which such party or any other Subsidiary of such party is a general partner, (B) of which voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is held by such party or by one or more of its Subsidiaries or (C) of which at least 50% of the equity interests (or economic equivalent) of such Person are, directly or indirectly, owned or controlled by such party or by one or more of its Subsidiaries, and (iii) “Person” shall mean any natural person, firm, partnership, limited liability company, joint venture, business trust, trust, association, corporation, company, unincorporated entity or other entity.

      (b)     Capital Structure.

(i) The Company. The authorized capital stock of the Company consists of 210,000,000 shares of stock of which (A) 200,000,000 shares are Company Common Stock and (B) 10,000,000 shares are Preferred Stock, par value $.01 per share (the “Preferred Stock”), of which 545,000 shares are designated as Series A Junior Participating Preferred Stock (“Series A Preferred Stock”). As of the close of business on October 15, 2004 (the “Capitalization Date”), 101,867,236 shares of Company Common Stock were issued and outstanding; no shares of Preferred Stock were issued and outstanding; no shares of Company Common Stock were held in the Company’s treasury; 21,704,817 shares of Company Common Stock were reserved for issuance pursuant to the outstanding Company Stock Options; and there were outstanding one-half rights (“Rights”) with respect to 101,867,236 one one-hundredths of a share of Series A Preferred Stock of the Company under the Rights Agreement dated as of September 17, 2001 between the Company and Mellon Investor Services LLC (the “Rights Agreement”). No bonds, debentures, notes or other indebtedness of the Company or any Subsidiary thereof having any right to vote with the stockholders (or other equityholders) of the Company or such Subsidiary on matters submitted to the stockholders (or other equityholders) of the Company or such Subsidiary (or any securities that are convertible into or exercisable or exchangeable for any bonds, debentures, notes or other indebtedness having such voting rights) are issued or outstanding. Since the Capitalization Date, no shares of capital stock of the Company and no other securities directly or indirectly convertible into, or exchangeable or exercisable for, capital stock of the Company have been issued, other than shares of Company Common Stock issued upon the exercise of Company Stock Options outstanding on the Capitalization Date. There are no outstanding shares of capital stock of the Company or securities, directly or indirectly, convertible into, or exchangeable or exercisable for, shares of capital stock of the Company or any outstanding “phantom” stock, “phantom” stock rights, stock appreciation rights, restricted stock awards, dividend equivalent awards or other stock-based awards or rights pursuant to which any Person is or may be entitled to receive any payment or other consideration or value based upon or valued by reference to the capital stock of the Company or the dividends paid on the capital stock of the Company or the revenues, earnings or financial performance, stock performance or other attribute of the Company (other than ordinary course payments to Company employees (including bonus payments)). There are no puts, calls, rights (including preemptive rights), commitments or agreements (including employment, termination and similar agreements) to which the Company or any of its Subsidiaries is a party or by which it is bound, in any case, obligating the Company or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire any equity securities of the Company or securities convertible into, or exercisable or exchangeable for equity securities of the Company, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such put, call, right, commitment or agreement. All outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, and are not subject to, and have not been issued in violation of, preemptive or other similar rights. The information contained on Exhibit 2.3(a) with respect to the Stock Plans and the Company Stock Options is true, correct and complete in all material respects.

(ii) Agreements Relating to Capital Stock. Except as set forth in this Agreement, there are not, as of the date hereof, any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company. All registration rights agreements to which the Company or any of its Subsidiaries is a party are identified in the Company Disclosure Schedule.

(iii) Subsidiaries. All Subsidiaries of the Company, their respective jurisdictions of organization, their respective forms of organization and the holders of their respective outstanding capital stock or other equity interests are identified in the Company Disclosure Schedule. All outstanding shares of capital stock of, or other equity interests in, the Subsidiaries of the Company are owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of all pledges, liens, hypothecations, claims, charges, security interests or other encumbrances of any kind (collectively, “Liens”). All such issued and outstanding shares of capital stock or other ownership interests are validly issued, fully paid and nonassessable and no such shares or other equity interests have been issued in violation of any preemptive or similar rights. No shares of capital stock of, or other equity interests in, any Subsidiary of the Company are reserved for issuance. There are no outstanding shares of capital stock of, or other equity interests in, any Subsidiary of the Company or securities directly or indirectly convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity interests in, any Subsidiary of the Company or any outstanding awards or rights pursuant to which any Person is or may be entitled to receive any payment or other consideration or value based upon or valued by reference to the value, revenues, earnings or financial performance or any other attribute of any Subsidiary of the Company. There are no calls, rights (including preemptive rights), commitments or agreements (including employment, termination and similar agreements) to which the Company or any of its Subsidiaries is a party or by which it is bound, in any case obligating the Company or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, any equity securities of any Subsidiary of the Company or securities convertible into, or exercisable or exchangeable for equity securities of any Subsidiary of the Company.

(iv) Investments. Except for the capital stock or other equity interests of its Subsidiaries, the Company does not own, directly or indirectly, (i) any shares of outstanding capital stock of any other corporation or securities convertible into or exchangeable for capital stock of any other corporation or (ii) any equity or other participating interest in the revenues or profits of any Person, and neither the Company nor any of its Subsidiaries is subject to any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(c) Authority; No Violations; Consents and Approvals.

(i) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the Required Vote and the Disinterested Vote (as each term is hereinafter defined) (the “Company Stockholder Approval”), to perform its obligations under this Agreement. The Company’s execution and delivery of this Agreement and, subject to the Company Stockholder Approval, the consummation of the transactions contemplated hereby by the Company have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Parent and Acquisition, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except as the enforcement hereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at Law or in equity).

(ii) The Company’s execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company will not conflict with, or result in any breach or violation of, or default (with or without notice or the lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any material obligation under, or the loss of any material assets (including any material intellectual property assets) or the creation of any Lien under (any of the foregoing, a “Violation”), (A) any provision of the certificate or articles of incorporation or bylaws (or other organizational documents) of the Company or any of its Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease, Plan (as hereinafter defined), Company Permit (as hereinafter defined), or other agreement, obligation, instrument, concession, franchise or license to which the Company or any Subsidiary of the Company is a party or by which any of their respective properties or assets are bound, (C) assuming that all consents, approvals, authorizations and other actions described in Section 3.1(c)(iii) have been obtained and all filings and other obligations described in Section 3.1(c)(iii) have been made or fulfilled, any statute, law, ordinance, rule, regulation, New York Stock Exchange or other stock exchange rule or listing requirement, permit or authorization (collectively, “Laws”) applicable to the Company or any of its Subsidiaries or their respective properties or assets, or (D) any writ, judgment, decree, award, — consent decree, waiver, stipulation, consent, settlement agreement, subpoena, complaint, citation, notice, summons, temporary restraining order, temporary or permanent injunction, stay, ruling or order of any Governmental Entity (collectively, “Orders”) applicable to the Company or any of its Subsidiaries or their respective properties or assets except, in the case of clause (A) as it relates to the Company’s Subsidiaries and in the case of clauses (B), (C) and (D) as they relate to the Company and its Subsidiaries, for any Violations that do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii) No consent, approval, franchise, license, certificate of need, order or authorization of, or registration, declaration or filing with, notice, application or certification to, or permit, inspection, waiver or exemption from any court, tribunal, judicial body, governmental arbitrator, stock exchange, administrative or regulatory agency, self-regulatory organization, body or commission or other governmental or quasi-governmental authority or instrumentality, whether local, state or federal, domestic or foreign (each a “Governmental Entity”), is required with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (A) the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and all other applicable federal, state, foreign and other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition (collectively, “Competition Laws”), (B) the filing with the SEC of (1) a proxy statement in preliminary form and in definitive form for distribution to the stockholders of the Company in advance of the Special Meeting (as hereinafter defined) in accordance with Regulation 14A promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) (such proxy statement as amended or supplemented from time to time being hereinafter referred to as the “Proxy Statement”) and (2) such reports under and such other compliance with the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (C) the filing of the Certificate of Merger and any related documents with the Secretary of State of the State of Delaware and appropriate documents, if any, with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries does business, (D) compliance with any applicable requirements of state blue sky, securities or takeover Laws or New York Stock Exchange listing requirements and (E) such other consents, approvals, franchises, licenses, orders, authorizations, registrations, declarations, filings, notices, applications, certifications, permits, waivers and exemptions the failure of which to be obtained or made does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Disclosure Documents. Since October 15, 2003, the Company has filed all required forms, reports and documents with the SEC required to be filed by it pursuant to federal securities Laws and the SEC rules and regulations thereunder (collectively, the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, as the case may be, in effect as of the time of filing. None of the Company SEC Documents filed pursuant to the Exchange Act as of the time filed, nor any of the Company SEC Documents filed pursuant to the Securities Act as of the time of their effectiveness, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that information contained in any Company SEC Document has been revised or superseded by a later-filed Company SEC Document filed and publicly available prior to the date hereof. The financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or Rule 10-01 of Regulation S-X of the SEC) and present fairly in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its consolidated Subsidiaries for the periods presented therein (subject, in the case of the unaudited statements, to year-end audit adjustments, as permitted by Rule 10-01, and any other adjustments described therein).

(e) Information Supplied. None of the information to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 to be filed with the SEC concurrently with the filing of the Proxy Statement (the “Schedule 13E-3”) or the Offer Documents (as hereinafter defined) will, in the case of the Proxy Statement, on the date it is first mailed to the holders of the Company Common Stock or on the date (the “Meeting Date”) of the related Special Meeting, in the case of the Schedule 13E-3, on the date that it is filed with the SEC, or in the case of the Offer Documents, on the date first mailed to the holders of the Senior Subordinated Notes (as hereinafter defined) or on the date that Senior Subordinated Notes are accepted for payment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form, in all material respects, with the applicable provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied or to be supplied by or on behalf of Parent or Acquisition specifically for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or the Offer Documents.

(f) Compliance. The conduct by the Company and its Subsidiaries of their respective businesses is in compliance with all applicable Laws, except for such instances of noncompliance as do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) Company Permits. The Company and its Subsidiaries hold all of the permits, licenses, variances, exemptions, orders, franchises, authorizations, rights, registrations, certifications, accreditations and approvals of Governmental Entities that are necessary for the lawful conduct of the businesses of the Company and its Subsidiaries as currently conducted (each a “Company Permit”), and are in compliance with the terms thereof, except where the failure to hold any such Company Permit or to be in compliance with the terms thereof does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any of its Subsidiaries has received any written notice of any action pending or threatened by any Governmental Entities to revoke, withdraw or suspend any Company Permit, except where such revocation, withdrawal or suspension would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) Litigation. There is no claim, suit, action, audit, arbitration, investigation, inquiry or other proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any Person that the Company or any such Subsidiary has agreed to indemnify in respect thereof (“Company Litigation”), the resolution of which has or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (other than Company Litigation arising after the date of this Agreement relating to the approval of this Agreement and the transactions contemplated hereby). There is no Order outstanding against the Company or any of its Subsidiaries or affecting any of their respective properties, assets or business operations the operation or effect of which does have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i) Taxes. Each of the Company and its Subsidiaries has duly filed with the appropriate taxing authority all material tax returns, reports, declarations, estimates, information returns and statements, including any related schedules, attachments or other supporting information and including any amendment thereto (“Tax Returns”) required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed and granted and have not expired, and such Tax Returns, when filed, were true, correct and complete in all material respects. Except as does not and would not reasonably be expected to have a Company Material Adverse Effect, all material taxes due and owing (whether or not reflected on any Tax Return) by the Company or any of its Subsidiaries have been timely paid or adequately reserved or properly accounted for in accordance with GAAP by the Company and its Subsidiaries. Except as does not and would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries has complied with all applicable Laws relating to the payment and withholding of taxes (including employee related taxes). As of the date hereof, except as does not and would not reasonably be expected to have a Company Material Adverse Effect, (i) there is no audit examination, deficiency refund litigation, proposed adjustment, proposed adjustment proceeding (whether judicial or administrative) or matter in controversy pending or, to the knowledge of the Company, threatened with respect to any taxes due and owing by the Company or any of its Subsidiaries, (ii) there are no outstanding agreements or waivers extending the statutory period of limitations for a tax assessment applicable to any Tax Return with respect to a taxable period for which such statute of limitations is still open and (iii) there are no liens for taxes on any asset of the Company or any of its Subsidiaries. As used in this Agreement the term “taxes” includes all domestic or foreign federal, state or local income, franchise, property, sales, use, ad valorem, payroll, social security, unemployment, assets, value added, withholding, excise, severance, transfer, employment, alternative or add-on minimum and other taxes, charges, fees, levies, imposts, duties, licenses and governmental fees or other like assessments including obligations for withholding taxes from payments due or made to any other person, together with any interest, penalties, fines or additional amounts imposed by any taxing authority or additions to tax.

(j) Pension and Benefit Plans; ERISA.

(i) For purposes of this Agreement, the term “Plan” shall refer to any of the following currently maintained by the Company, any of its Subsidiaries or any other Person that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414 of the Code, or with respect to which the Company, any of its Subsidiaries or any other Person that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414 of the Code currently contributes or has any current obligation to contribute, for the benefit of any current or former employees, officers or directors of the Company or its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability: any written “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), deferred compensation or change-in-control agreement, executive compensation, incentive bonus or other bonus arrangement, employee pension, profit sharing, savings, retirement, stock option, stock purchase, severance pay, life, health, disability or accident insurance plan, or other material employee benefit plan, program, arrangement, agreement or commitment (whether or not in writing).

(ii) The Company Disclosure Schedule identifies each Plan. During the period for which the relevant statute of limitations remains open, none of the Plans are:

(A) a defined benefit plan subject to Title IV of ERISA;

(B) a “Multiemployer plan” as defined in Section 4001 of ERISA; or

(C) a “Multiple Employer Plan” as that term is defined in Section 413(a) of the Code.

(iii) No Person has incurred any material liability under Title IV of ERISA or Section 412 of the Code during the time such Person was required to be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code that does have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iv) Each Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has either received a favorable determination letter from the Internal Revenue Service with respect to such qualification or has filed for such a determination letter with the Internal Revenue Service within the time permitted under Section 401(b) of the Code, and nothing has occurred since the date of such determination letter (or the filing for such a determination letter) that has resulted in or would reasonably be expected to result in a tax qualification defect that would reasonably be expected to have a Company Material Adverse Effect.

(v) Each Plan has been operated and administered in accordance with its terms and in compliance with applicable ERISA provisions and the Code, except for such instances of noncompliance that have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(vi) Except as provided by Law (including without limitation so-called “COBRA”) no Plan provides benefits in the nature of health or medical insurance to employees or their dependents after their termination of employment with the Company or Subsidiary.

(k) Absence of Certain Changes or Events. Except as contemplated by this Agreement, since June 30, 2004, (i) each of the Company and its Subsidiaries has conducted its business, in all material respects, only in the ordinary course and in a manner consistent with past practice (except in connection with the negotiation and execution and delivery of this Agreement), (ii) no event has occurred and no action has been taken that would have been prohibited by the terms of Section 4.2 if such Section had been in effect as of and at all times since June 30, 2004, except for such events and actions that do not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (iii) there has not been any change, event, condition, circumstance or state of facts (whether or not covered by insurance) that has had or that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(l) No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that do have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, other than (i) liabilities reflected in the Company’s financial statements (together with the related notes thereto) filed with the Company’s Quarterly Report on Form 10Q for the fiscal quarter ended June 30, 2004, (ii) liabilities incurred in connection with the transactions contemplated by this Agreement and (iii) liabilities that were incurred in the ordinary course of business since June 30, 2004.

(m) Opinion of Financial Advisor. The Special Committee and the Board of Directors of the Company have received the opinion of Banc of America Securities LLC (the “Financial Advisor”), dated October 17, 2004, to the effect that, as of such date and subject to the qualifications stated therein, the Merger Consideration to be received by the holders of Company Common Stock in the Merger (other than Parent, Acquisition and their respective subsidiaries and affiliates and the Rollover Stockholders) is fair from a financial point of view to such holders.

(n) Environmental Matters. Neither the Company nor any of its Subsidiaries (i) is, to the knowledge of the Company, the subject of any federal, state, local or foreign investigation, (ii) has received any written notice or claim within the past twelve months or (iii) has entered into any negotiations or agreements with any Governmental Entity, in each of the cases described in subclauses (i), (ii) and (iii) above, relating to any material liability or material remedial action or potential material liability or material remedial action under any Environmental Laws (as defined below). Except as does not have and would not reasonably be expected to have a Company Material Adverse Effect, there has been no Release (as defined below) by the Company or any of its Subsidiaries or, to the knowledge of the Company, there has been no Release by any other party or any threat of a Release, of any Hazardous Substance on, at, from or, to the knowledge of the Company, to any Company Real Property and (ii) none of the Company Owned Real Property (as defined below) or Company Leased Real Property (as defined below) has been used by the Company and its Subsidiaries, or, to the knowledge of the Company, any other party, for the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance or as a landfill or other waste disposal site. As used in this Agreement, (i) the term “Environmental Law” means any Law relating to the protection of the environment, health, safety and natural resources, including for the prevention of pollution or contamination, or the cleanup, regulation and protection of the air, water or soil in the indoor or outdoor environment, (ii) the term “Release” means the spill, emission, leaking, pumping, injecting, deposit, disposal, discharge, dispersal, leaching or migrating of any Hazardous Substance into the indoor or outdoor environment and (iii) the term “Hazardous Substances” means any pollutant, contaminant, effluent, emission, radioactive substance, toxic substance, hazardous waste, hazardous material, medical waste, radioactive waste, special waste, petroleum or petroleum derived substance or waste, asbestos (and any substance containing asbestos), polychlorinated biphenyls, flammable explosives, methane, chemicals known to cause cancer or reproductive toxicity, any material that, because of its quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential threat to human health or the environment when improperly used, treated, stored, disposed of, generated, manufactured, transported, or otherwise handled, all other substances or related materials defined as hazardous or toxic in, or otherwise included within the scope of, any Environmental Law, and any hazardous or toxic constituent thereof.

(o) Vote Required. Assuming that the representations and warranties made by Parent and Acquisition in Section 3.2(h) are true and correct, the affirmative vote of the holders of (i) a majority of the shares of Company Common Stock outstanding as of the record date for the Special Meeting (such vote is sometimes referred to as the “Required Vote”) and (ii) a majority of the shares of Company Common Stock outstanding as of the record date for the Special Meeting, excluding the shares of Company Common Stock held by Parent, Acquisition or any of their respective affiliates and by the Rollover Stockholders (such vote is sometimes referred to as the “Disinterested Vote”) are the only votes of the holders of any class or series of the Company’s capital stock or other securities necessary (under applicable Law or otherwise) to adopt this Agreement and to consummate the Merger and perform the other transactions contemplated hereby.

(p) Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held on October 17, 2004, has, upon recommendation of the Special Committee, by the vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the Company and the stockholders of the Company and has approved the same and (ii) resolved to recommend, subject to their fiduciary duties under applicable Law and subject to Section 5.2(d), that the holders of the shares of Company Common Stock approve and adopt this Agreement.

(q) Intellectual Property. Except as does not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries own or have a license or other right to use all patents, trademarks, service marks, trade names, copyrights, trade secrets and other intellectual property rights used in their respective businesses as currently conducted (collectively, “Company Intellectual Property”), and (ii) neither the Company nor any of its Subsidiaries has received written notice indicating that any of the Company Intellectual Property infringes upon the intellectual property rights of any third party.

(r) Properties. The Company Disclosure Schedule contains a complete and accurate listing of all real property owned by the Company and its Subsidiaries (the “Company Owned Real Property”). The Company or a Subsidiary thereof has good, valid and marketable title to all of the Company Owned Real Property and all of their other material properties and assets, in each case free and clear of all Liens, except (A) imperfections of title and encumbrances that are not material in character, amount or extent and that do not, in any material respect, detract from the value of, or, in any material respect, interfere with the present use of, such properties or assets, (B) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings, (C) statutory or common law Liens under leases or rental agreements which are confined to the premises or property leased or rented, (D) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance or old age pension programs mandated under applicable Law, (E) statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen and other statutory or common law Liens to secure claims for labor, materials or supplies, (F) purchase money security interests incurred in connection with the purchase of property or assets that are reflected in the financial statements included in the SEC Documents filed prior to the date of this Agreement that are limited to the property or assets so acquired, and (G) with respect to Company Owned Real Property only, Liens reflected in title records. Except as does not have and would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by the Company or any of its Subsidiaries (the “Company Leased Property”). Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) the Company or one of its Subsidiaries has the right to use and occupancy of the Company Leased Property for the full term of the lease or sublease relating thereto, (B) each such lease or sublease is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or a Subsidiary thereof and of the other parties thereto, and there is no, nor has the Company or any of its Subsidiaries received notice of, any material default thereunder, and (C) neither the Company nor any of its Subsidiaries has assigned its interest under any such lease or sublease or sublet any part of the premises covered thereby.

(s) Insurance. The Company and its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of the Company and its Subsidiaries that are customary in all material respects for companies of similar size and financial condition in the Company’s industry. All such policies are in full force and effect, all premiums due and payable thereon have been paid and the Company and its Subsidiaries have complied with the provisions of such policies, except where such failure to be in full force and effect, such nonpayment or such noncompliance does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or any of its Subsidiaries has been advised of any defense to coverage or reservation of rights in connection with any claim to coverage asserted or noticed by the Company or any of its Subsidiaries under or in connection with any of their existing insurance policies. None of the Company or its Subsidiaries has received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Company or its Subsidiaries that there will be a cancellation or non-renewal of existing policies or binders or a material decrease in coverage or a material increase in deductible or self insurance retention.

(t) Labor Matters. None of the Company or any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is (i) no strike or material labor dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (ii) to the knowledge of the Company, no union certification petition has been filed with respect to the employees of the Company or its Subsidiaries.

(u) Contracts. (A) Subsections (i) through (iii) of Exhibit 3.1(u) to this Agreement each contain, as of the date of this Agreement, a complete and accurate listing of the following contracts, agreements, commitments, leases, licenses, arrangements, instruments and obligations, whether written or oral (and, if oral, a complete and accurate summary thereof), to which the Company or any Subsidiary of the Company is a party, together with all amendments, waivers or other changes thereto:

(i) each contract, agreement, commitment, lease, license, arrangement, instrument and/or obligation which is reasonably likely to involve aggregate annual payments by the Company or any Subsidiary of the Company of more than $5,000,000;

(ii) all contracts and agreements relating to (A) any indebtedness (which does not include accounts payable incurred in the ordinary course of business), notes payable (including notes payable in connection with acquisitions), accrued interest payable or other obligations for borrowed money, whether current, short-term, or long-term, secured or unsecured, of the Company or any of its Subsidiaries, (B) any purchase money indebtedness or earn-out or similar obligation in respect of purchases of property or assets by the Company or any of its Subsidiaries, (C) any lease obligations of the Company or any of its Subsidiaries under leases which are capital leases in accordance with GAAP, (D) any financing of the Company or any of its Subsidiaries effected through “special purpose entities” or synthetic leases or project financing, (E) any obligations of the Company or any of its Subsidiaries in respect of banker’s acceptances or letters of credit (other than stand-by letters of credit in support of ordinary course trade payables), (F) any obligation or liability of the Company or any of its Subsidiaries with respect to interest rate swaps, collars, caps, currency derivatives and similar hedging obligations or (G) any guaranty of any of the foregoing (the liabilities and obligations referred to in (A) through (G) above, “Indebtedness”) in excess of $1,000,000, or any Liens upon any properties or assets of the Company or any Subsidiary of the Company as security for such Indebtedness; and

(iii) all contracts, agreements and arrangements entered into since August 1, 2002 by the Company or any of its Subsidiaries and any other Person providing for the acquisition by the Company or such Subsidiary (including by merger, consolidation, acquisition of stock or assets or any other business combination) of any corporation, partnership, other business organization or division or unit thereof or any material amount of assets of such other Person that involved or involves the payment of consideration in excess of $10,000,000.

(B) Except for matters that do not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) none of the Company or any of its Subsidiaries is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any contract, lease, license or other agreement or instrument, (ii) to the knowledge of the Company, none of the other parties to any such contract, lease, license or other agreement or instrument is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and (iii) neither the Company nor any of its Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such contract, lease, license or other agreement or instrument whether as a termination or cancellation for convenience or for default of the Company or any of its Subsidiaries.

(v) Affiliate Contracts and Affiliated Transactions. Except as described in the Company SEC Documents filed prior to the date hereof, no executive officer or director of the Company or of any Subsidiary of the Company (or, to the Company’s knowledge, any family member of any such Person who is an individual or any entity in which any such Person or any such family member owns a material beneficial interest) or any Person owning 5% or more of the Company Common Stock is a party to any material contract, agreement, commitment, lease, license, arrangement, instrument, obligation, transaction or understanding with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last twelve months.

(w) Rights Agreement Amendment. The Company has entered into an amendment to the Rights Agreement pursuant to which (i) the Rights Agreement and the Rights will not be applicable to the Merger, (ii) the execution of this Agreement and the consummation of the Merger shall not result in a “Distribution Date” (as defined in the Rights Agreement), (iii) consummation of the Merger shall not result in Welsh, Carson, Anderson & Stowe IX, L.P. (“WCAS”), Parent, Acquisition, the Rollover Stockholders or their respective spouses, associates, affiliates, general partners and limited partners or Subsidiaries being an “Acquiring Person” (as defined in the Rights Agreement), result in the occurrence of a “Triggering Event” (as defined in the Rights Agreement) or otherwise result in the ability of any Person to exercise any rights under the Rights Agreement or enable or require the Rights to separate from the shares of Company Common Stock to which they are attached and (iv) the Rights Agreement and the Rights will expire immediately prior to the Effective Time.

(x) State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under any state Law (with the exception of Section 203 of the DGCL) applicable to the Company is applicable to the Merger or the other transactions contemplated hereby. The Board of Directors of the Company has taken all action necessary to approve WCAS, Parent, Acquisition, the Rollover Stockholders and their respective spouses, associates, affiliates, general partners and limited partners and Subsidiaries, or any combination thereof, becoming “interested stockholders” (within the meaning of Section 203 of the DGCL), in connection with negotiating and entering into agreements or otherwise having arrangements or understandings, in each case among themselves solely in connection with the participation of all or any of them in the transactions contemplated by this Agreement and/or the ownership of Parent.

      3.2.     Representations and Warranties of Parent and Acquisition. Except as set forth in the disclosure schedule of Parent and Acquisition (the “Parent Disclosure Schedule”), Parent and Acquisition hereby jointly and severally represent and warrant to the Company as follows:

(a) Organization, Standing and Power. Each of Parent and Acquisition is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and Acquisition is duly qualified or licensed to do business as a foreign corporation and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or licensing necessary, other than in such jurisdictions where the failure to so be qualified, licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as hereinafter defined). Each of Parent and Acquisition has heretofore made available to the Company complete and correct copies of its certificate of incorporation and bylaws (or other organizational documents). Neither Parent nor Acquisition is in violation of or default under the provisions of any such organizational documents, except for any such violations or defaults that would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Capital Structure. As of the date of this Agreement, the authorized capital stock of Parent consists of 100 shares of common stock of Parent, all of which shares have been validly issued and are fully-paid, nonassessable and owned by WCAS. The authorized capital stock of Acquisition consists of 100 shares of Acquisition Common Stock, all of which shares are fully-paid, nonassessable and owned by Parent. Parent has never had and does not have any Subsidiaries other than Acquisition, and Acquisition has never had and does not have any Subsidiaries.

(c) Authority; No Violations; Consents and Approvals.

(i) Each of Parent and Acquisition has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement. Each of Parent’s and Acquisition’s execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent and Acquisition have been duly authorized by all necessary corporate action on the part of Parent and Acquisition. This Agreement has been duly executed and delivered by Parent and Acquisition and, assuming the due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Acquisition enforceable against them in accordance with its terms except as the enforcement hereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at Law or in equity).

(ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent and Acquisition will not result in any Violation of (A) any provision of the Certificate of Incorporation or Bylaws of Parent or Acquisition, (B) any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease, plan, permit or other agreement, obligation, instrument, concession, franchise or license to which Parent or Acquisition is a party or by which any of their properties or assets are bound, (C) assuming that all consents, approvals, authorizations and other actions described in Section 3.2(c)(iii) have been obtained and all filings and obligations described in Section 3.2(c)(iii) have been made or fulfilled, any Law applicable to Parent or Acquisition or to their properties or assets or (D) any Order applicable to Parent or Acquisition or to their properties or assets, except, in the case of clauses (B), (C) and (D) only, for any Violations that do not and could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Parent and Acquisition, taken as a whole, or on the ability of Parent or Acquisition to perform its obligations under this Agreement (a “Parent Material Adverse Effect”).

(iii) No consent, approval, franchise, license, order or authorization of, or registration, declaration or filing with, notice, application or certification to, or permit, waiver or exemption from any Governmental Entity is required by or with respect to Parent or Acquisition in connection with its execution and delivery of this Agreement or the consummation by Parent or Acquisition of the transactions contemplated hereby, except for (A) the requirements of Competition Laws applicable to the transactions contemplated hereby, (B) the filing with the SEC of the Schedule 13E-3 and such other schedules or reports under and such other compliance with the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (C) the filing of the Certificate of Merger and any related documents with the Secretary of State of the State of Delaware, (D) such filings and approvals as may be required by any applicable state securities, “blue sky” or takeover Laws and (E) such other consents, approvals, franchises, licenses, orders, authorizations, registrations, declarations, filings, notices, applications, certifications, permits, waivers and exemptions the failure of which to be obtained or made have not and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Information Supplied. None of the information to be supplied by Parent and Acquisition specifically for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to the holders of Company Common Stock or on the Meeting Date, and none of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in the Schedule 13E-3 will, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Meeting Date, any event with respect to Parent or Acquisition, or with respect to information supplied by Parent or Acquisition specifically for inclusion in the Proxy Statement or the Schedule 13E-3, shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement or the Schedule 13E-3, such event shall be so described by Parent or Acquisition and included by the parties hereto in the Schedule 13E-3 or provided to the Company for inclusion in the Proxy Statement. All documents that Parent and Acquisition are responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form, in all material respects, with the applicable provisions of the Exchange Act, and each such document required to be filed with any Governmental Entity other than the SEC will comply in all material respects with the provisions of applicable Law as to the information required to be contained therein. Notwithstanding the foregoing, neither Parent nor Acquisition makes any representation or warranty with respect to the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

(e) Limited Operations of Parent and Acquisition. Parent and Acquisition were each formed on October 14, 2004 solely for the purpose of engaging in the transactions contemplated hereby. Neither Parent nor Acquisition has engaged in any other business activities. Except for (i) obligations or liabilities incurred in connection with its organization and the transactions contemplated hereby and (ii) this Agreement and any other agreements and arrangements contemplated hereby or entered into in furtherance hereof, neither Parent nor Acquisition has incurred any material obligations or liabilities or engaged in any business activities. As of the date of this Agreement, Parent, Acquisition and their respective affiliates own less than 5% of the outstanding Company Common Stock.

(f) Financing. Parent has received, executed and delivered a commitment letter, dated as of October 17, 2004 (the “Senior Bank and Bridge Loan Commitment Letter”) from JPMorgan Chase Bank, Wachovia Bank, National Association and Merrill Lynch Capital Corporation (the “Lenders”) and certain of their affiliates, pursuant to which the Lenders have committed, subject to the terms and conditions set forth therein, to provide to Acquisition (i) up to $780,000,000 in senior secured debt financing ($480,000,000 of which would be in the form of term loans and $300,000,000 of which would be in the form of a revolving credit facility) and (ii) in the event that Acquisition is unable to complete at the Closing a public offering or a Rule 144A or other private placement offering of not less than $660,000,000 of senior subordinated notes, up to $660,000,000 of bridge financing in the form of senior subordinated increasing rate bridge loans, in each case, to complete the transactions contemplated hereby (such financing described in the Senior Bank and Bridge Loan Commitment Letter, the “Bank Financing”). In addition, Parent has received, executed and delivered (i) commitment letters, dated as of October 17, 2004 (the “Equity Commitment Letters”) from WCAS and Thoma Cressy Fund VII, L.P. (“TCEP”) pursuant to which WCAS and TCEP have committed, subject to the terms and conditions set forth therein, to provide to Parent an aggregate $617,200,000 in cash in exchange for shares of capital stock of Parent and (ii) a commitment letter, dated as of October 17, 2004 (the “WCAS CP IV Commitment Letter”, and together with the Senior Bank and Bridge Loan Commitment Letter and the Equity Commitment Letters, the “Financing Letters”) from WCAS Capital Partners IV, L.P. (“WCAS CP IV”) pursuant to which WCAS CP IV has committed, subject to the terms and conditions set forth therein, to provide to Parent $150,000,000 in cash in exchange for senior subordinated notes and shares of capital stock of Parent, in each case, to complete the transactions contemplated hereby. True and complete copies of the Financing Letters as in effect on the date of this Agreement have been furnished to the Company. As of the date of this Agreement, the Financing Letters are valid and in full force and effect. The financing sources’ obligations to fund the commitments under the Financing Letters are not subject to any conditions other than as set forth in the Financing Letters. No event has occurred that (with or without notice, lapse of time, or both) would constitute a default under the Financing Letters on the part of Parent or Acquisition. Neither Parent nor Acquisition is aware of any reason, fact or circumstance existing on the date of this Agreement that (A) makes or is reasonably likely to make any of the statements set forth in any Financing Letter inaccurate, (B) has caused or is reasonably likely to cause any Financing Letter to not be in full force and effect or (C) precludes or is reasonably likely to preclude the satisfaction of the conditions set forth in any Financing Letter. Parent has paid all commitment and other fees required to be paid under the Financing Letters on or prior to the date hereof (and will pay all such fees that are required to be paid after the date hereof).

(g) Solvency. Neither Parent nor Acquisition is entering into the transactions contemplated by this Agreement with actual intent to hinder, delay or defraud either present or future creditors. Neither Parent nor Acquisition is in breach of default of any obligation owed to any creditor for Indebtedness or any other creditor who may have a Lien on any of its rights and assets. Neither Parent nor Acquisition has, either voluntarily or involuntarily, (i) filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of an insolvency Law, (ii) made an assignment for the benefit of creditors, (iii) consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, (iv) had a petition in bankruptcy filed against it, or (v) been adjudged bankrupt or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy Laws or any other Laws. After giving effect to the consummation of the transactions contemplated hereby and the debt incurred to finance such transactions, (A) the sum of the present fair saleable value of the assets of the Surviving Corporation will exceed the sum of its total liabilities, (B) the Surviving Corporation will not have incurred, nor believed that it will have incurred, debts beyond its ability to pay such debts as such debts mature, and (C) the Surviving Corporation will have sufficient capital with which to conduct its current businesses and proposed businesses, and the property of the Surviving Corporation will not constitute unreasonably small capital with which to conduct its present businesses and proposed businesses. Notwithstanding anything to the contrary contained above, (A) each representation and warranty contained in this Section 3.2(g) that is being made on the date hereof with respect to the Surviving Corporation after giving effect to the consummation of the transactions contemplated hereby is made on the date hereof assuming that (i) the Company’s representations and warranties in Sections 3.1(d), 3.1(h) and 3.1(l) are true and correct, in each case, in all respects (without giving effect to any knowledge, materiality or Material Adverse Effect or similar qualifier), (ii) no circumstance, event or condition (or aggregation of circumstances, events or conditions) occurring after the date of this Agreement will have had at the Effective Time a material adverse effect on the financial condition of the Company and its Subsidiaries, taken as a whole, and (iii) the Company will comply in all respects with its obligations under Sections 4.1 and 4.2 hereof at all times between the date of this Agreement and the Effective Time and (B) all certifications in the bring-down certificate required under Section 6.3(a) that relate to this Section 3.2(g) shall be made assuming that all certificates delivered by the Company at Closing pursuant to Sections 6.2(a) and (b) are true and correct, in each case, in all respects (without giving effect to any knowledge, materiality or Material Adverse Effect or similar qualifier).

(h) Delaware Law. None of Parent, Acquisition or any of their respective affiliates was an “interested stockholder” as such term is defined in Section 203 of the DGCL (other than as a result of a transaction approved by the Board of Directors of the Company as described in Section 203(a)(1) of the DGCL) at any time during the three-year period immediately preceding the execution and delivery of this Agreement.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

      4.1.     Affirmative Covenants of the Company. During the period from the date of this Agreement to the Effective Time, except (i) as set forth on Exhibit 4.1 or as otherwise expressly contemplated by this Agreement or (ii) to the extent that Parent shall otherwise consent in writing, the Company shall, and shall cause each of its Subsidiaries to carry on in all material respects their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

      4.2.     Negative Covenants of the Company. During the period from the date of this Agreement to the Effective Time, except (i) as set forth on Exhibit 4.2 or as otherwise expressly contemplated by this Agreement or (ii) to the extent that Parent shall otherwise consent in writing, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) (i) declare, set aside or pay dividends on, or make other distributions (whether in cash, stock or property) in respect of, any capital stock (other than cash dividends and distributions by Subsidiaries of the Company to the Company or a wholly-owned Subsidiary of the Company or the Company’s regular quarterly dividend), or set aside funds therefor, (ii) adjust, split, combine or reclassify any capital stock, or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, any capital stock or (iii) purchase, redeem or otherwise acquire any capital stock or securities directly or indirectly convertible into, or exercisable or exchangeable for, capital stock, or set aside funds therefor (except upon the exercise of Company Stock Options outstanding on the date of this Agreement as set forth on Exhibit 2.3(a) to the extent cashless exercises are provided for in the Stock Plan governing such Company Stock Option);

(b) (i) except for shares of Company Common Stock issuable pursuant to Company Stock Options outstanding on the date of this Agreement that are issued in accordance with the current terms thereof and the Stock Plans, issue, deliver, hypothecate, pledge, sell or otherwise encumber any shares of capital stock, any other voting securities or any securities directly or indirectly convertible into, or exercisable or exchangeable for, capital stock or other voting securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or (ii) amend the terms of any outstanding debt or equity security (including any Company Stock Option) or any Stock Plan;

(c) amend or propose to amend its certificate or articles of incorporation or bylaws (or other organizational documents);

(d) (i) merge or consolidate with, or acquire any interest in, any Person or division or unit thereof, (ii) acquire or agree to acquire any assets, except for acquisitions of inventory, equipment, raw materials, tools and other assets in the ordinary course of business and consistent with past practice or (iii) make any loan, advance or capital contribution to, or otherwise make any investment in, any Person other than loans or advances to, or investments in, wholly-owned Subsidiaries of the Company existing on the date of this Agreement in the ordinary course of business consistent with past practice; provided, that the foregoing clauses (i) and (ii) shall not prohibit any acquisition (or series of related acquisitions) which does not involve, and is not reasonably expected at the time of consummation thereof to involve, payments by the Company and its Subsidiaries in excess of (A) $10,000,000 in respect of any single acquisition or series of related acquisitions or (B) $100,000,000, when taken together with all other such acquisitions made after the date hereof pursuant to this proviso and the amount of all capital expenditures made after the date hereof pursuant to the CapEx Basket (as hereinafter defined) (the foregoing proviso, the “Acquisition Basket”);

(e) sell, lease, license, encumber or otherwise dispose of, or subject to any Lien, any of its assets, other than (i) sales of inventory in the ordinary course of business consistent with past practice and (ii) other dispositions so long as the aggregate value of all assets so disposed does not exceed $10,000,000;

(f) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(g) except for increases in the compensation of employees (other than employees who are directors or executive officers) made in the ordinary course of business and consistent with past practice, and except as may be required by applicable Law or pursuant to any Plan or any employment agreement existing on the date of this Agreement, (i) grant to any current or former director, officer or employee any material increase in compensation, severance, termination pay or fringe or other benefits, (ii) enter into any new, or amend (including by accelerating rights or benefits under) any existing, employment, indemnification, change of control, severance or termination agreement with any current or former director or executive officer or (iii) establish, adopt or become obligated under any new Plan or collective bargaining agreement or amend (including by accelerating rights or benefits under) any such Plan or arrangement in existence on the date hereof (except, in each case, to the extent required by applicable Law);

(h) (i) assume, incur or guarantee any Indebtedness after the date hereof in excess of $5,000,000 in the aggregate at any one time outstanding, (ii) issue or sell any debt securities or warrants or rights to acquire any debt securities, (iii) guarantee any other obligations of any other Person or (iv) enter into any “keep well” or other agreement to maintain the financial condition of any other Person or any other agreement having the same economic effect;

(i) other than as required by SEC guidelines, GAAP or applicable Law, revalue any material assets or make any changes with respect to accounting policies, procedures and practices or change its fiscal year;

(j) settle or compromise any pending or threatened claims, litigation, arbitrations or other proceedings (A) involving potential payments by or to the Company or any of its Subsidiaries of more than $1,000,000 in the aggregate, (B) that admit liability or consent to material non-monetary relief, or (C) that otherwise would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(k) (i) other than with respect to the Debt Offers (as hereinafter defined), pay, discharge or satisfy any other claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practice, (ii) cancel any Indebtedness, (iii) waive or assign any claims or rights that would reasonably be expected to have a value exceeding $1,000,000 or (iv) waive any material benefits of, or agree to modify in any material respect, or materially fail to enforce, or consent to any material matter with respect to which consent is required under, any material confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party (except for the Confidentiality Agreement);

(l) (i) make or rescind any material tax election, (ii) take any tax position or settle or compromise any claim, action, suit, arbitration, investigation, audit, examination, litigation, proceeding (whether judicial or administrative) or matter in controversy relating to taxes (A) involving potential payments by the Company or any of its Subsidiaries of more than $1,000,000 in the aggregate, (B) that admit liability or consent to any material non-monetary relief, or (C) that otherwise would reasonably be expected, individually or in the aggregate to have a Company Material Adverse Effect, or (iii) make any material change to its method of reporting income, deductions or other tax items for tax purposes;

(m) enter into any new line of business;

(n) make any capital expenditure; provided that the Company and its Subsidiaries shall be permitted to make any capital expenditure (or series of related capital expenditures) of less than $10,000,000, individually, or $100,000,000, when taken together with all other capital expenditures made after the date hereof pursuant to this proviso and the aggregate amount of all acquisitions made after the date hereof pursuant to the Acquisition Basket (the foregoing proviso, the “CapEx Basket”);

(o) enter into any material contract, agreement or arrangement to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement could reasonably be expected to result in a Violation of such contract, agreement or arrangement;

(p) enter into, modify, amend, cancel or terminate any contract, agreement or arrangement which if so entered into, modified, amended or terminated would reasonably be expected to have a Company Material Adverse Effect or in a manner that would cause a breach of this Agreement;

(q) subject to Section 5.2, alter (through merger, liquidation, reorganization, restructuring or any other fashion) the corporate structure or ownership of the Company or any of its Subsidiaries;

(r) subject to Section 5.2, except to the extent that the Board of Directors of the Company (acting through the Special Committee) deems necessary or advisable in connection with the entering into of a Permitted Alternative Agreement (as hereinafter defined) in compliance with the provisions of this Agreement, (i) redeem the Rights, or amend or modify or terminate the Rights Agreement other than to delay the Distribution Date (as defined in the Rights Agreement) with respect to, or to render the Rights inapplicable to, the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (ii) permit the Rights to become nonredeemable at the redemption price currently in effect, or (iii) take any action which would allow any Person other than Parent or Acquisition or any of their affiliates to become the Beneficial Owner (as defined in the Rights Agreement) of 15% or more of the Company Common Stock without causing a Distribution Date (as defined in the Rights Agreement) or a Shares Acquisition Date (as defined in the Rights Agreement) to occur or otherwise take any action which would render the Rights Agreement inapplicable to any transaction contemplated by such Person;

(s) knowingly or intentionally take any action that results or is reasonably likely to result in any of the representations or warranties of the Company hereunder being untrue in any material respect; or

(t) agree to or make any commitment to take any actions prohibited by this Section 4.2.

ARTICLE V

ADDITIONAL AGREEMENTS

      5.1.     Access to Information; Confidentiality. Except for information relating to Company Acquisition Proposals and information that, if provided, would adversely affect the ability of the Company or any of its Subsidiaries to assert attorney-client or attorney work product privilege or a similar privilege or as limited by applicable Law, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent and Acquisition (including financing sources and their officers, employees, accountants, counsel and other representatives), during normal business hours and upon reasonable request, reasonable access to (i) all of the Company’s and its Subsidiaries’ books, records, leases, licenses, and contracts (ii) subject to the Company’s prior written consent in each instance (which consent shall not be unreasonably withheld, delayed or conditioned), to the Company’s and its Subsidiaries’ properties, customers, officers, employees, accountants, counsel and other representatives who have material knowledge relating to the Company or any of its Subsidiaries and (iii) to financial and operating data and other information relating the Company and its Subsidiaries. Parent and Acquisition shall conduct any investigation under this Section 5.1 is a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries. The Confidentiality Agreement, dated August 27, 2004, between WCAS and the Company (the “Confidentiality Agreement”), shall apply with respect to information furnished thereunder or hereunder and any other activities contemplated thereby or hereby, and Parent and Acquisition shall comply with the provisions of the Confidentiality Agreement.

      5.2.     No Solicitation.

      (a)     During the period beginning on the date of this Agreement and continuing until 12:01 a.m. (EST) on November 6, 2004 (the “Exclusivity Period Start Date”), the Company and its Subsidiaries and their respective officers, directors, employees, agents, advisors, affiliates and other representatives (such Persons, together with the Subsidiaries of the Company, collectively, the “Company Representatives”) shall have the right (acting under the direction of the Special Committee) to (i) initiate, solicit and encourage Company Acquisition Proposals (as hereinafter defined), including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements (as hereinafter defined); provided that the Company shall promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent and (ii) enter into and maintain or continue discussions or negotiations with respect to Company Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

      (b)     Subject to Section 5.2(c) and except as may relate to any Person or group of related Persons from whom the Company has received, after the date hereof and prior to the Exclusivity Period Start Date, a written indication of interest that the Board of Directors of the Company (acting through the Special Committee if such committee still exists) reasonably believes is bona fide and could reasonably be expected to result in a Superior Proposal (as hereinafter defined) (each such Person or group, an “Excluded Party”), from the Exclusivity Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company shall not, and shall not direct, authorize or permit any of the Company Representatives, and shall be responsible for noncompliance with the following provisions by any of the foregoing, to, directly or indirectly, (A) initiate, solicit or encourage (including by way of providing information) any prospective purchaser in a manner that, or the invitation or submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or, may reasonably be expected to lead to any Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or (B) accept a Company Acquisition Proposal or enter into any agreement or agreement in principle (other than an Acceptable Confidentiality Agreement) providing for or relating to a Company Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder. Subject to Section 5.2(c) and except as may relate to an Excluded Party, on the Exclusivity Period Start Date the Company shall immediately cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any Persons conducted heretofore by the Company or any Company Representatives with respect to any Company Acquisition Proposal. Notwithstanding anything to the contrary contained herein, the Company (A) shall not, and shall not permit any of the Company Representatives to, provide any non-public information to any Excluded Party without first entering into an Acceptable Confidentiality Agreement and (B) will promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries provided to any Excluded Party which was not previously provided to Parent.

      (c)     Notwithstanding anything to the contrary contained in Section 5.2(b), if at any time prior to obtaining Company Stockholder Approval, (i) the Company has otherwise complied with its obligations under this Section 5.2 and the Company has received a written Company Acquisition Proposal from a third party that the Board of Directors of the Company (acting through the Special Committee if such committee still exists) believes in good faith to be bona fide, (ii) the Board of Directors of the Company (acting through the Special Committee if such committee still exists) determines in good faith, after consultation with its independent financial advisors and outside counsel, that such Company Acquisition Proposal constitutes or could reasonably be expected to constitute a Superior Proposal and (iii) after consultation with its outside counsel, the Board of Directors of the Company (acting through the Special Committee if such committee still exists) determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, then the Company may (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Acquisition Proposal and (y) participate in discussions or negotiations with the Person making such Company Acquisition Proposal regarding such Company Acquisition Proposal; provided, that the Company (A) will not, and will not allow Company Representatives to, disclose any non-public information to such Person without entering into an Acceptable Confidentiality Agreement and (B) will promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent. Nothing contained in this Section 5.2 shall prohibit the Company or the Board of Directors of the Company (in each case, acting through the Special Committee if such committee still exists) from taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any other disclosure required by applicable Law.

      (d)     Neither the Board of Directors of the Company nor any committee thereof shall directly or indirectly (i) (A) withdraw (or modify in a manner adverse to Parent and Acquisition), or publicly propose to withdraw (or modify in a manner adverse to Parent and Acquisition), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, or the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any alternative Company Acquisition Proposal, including any Permitted Alternative Agreement (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement and, to the extent a Company Acquisition Proposal involves the issuance of securities to stockholders of the Company, other than an appropriate confidentiality agreement that allows the Company to receive and review confidential information with respect to proposed issuer of any such securities); provided, that the Company shall not be prohibited from entering into a Permitted Alternative Agreement (as hereinafter defined) in accordance with Section 7.1(g). Notwithstanding the foregoing, at any time prior to obtaining Company Stockholder Approval, the Board of Directors of the Company (acting through the Special Committee if such committee still exists) may make an Adverse Recommendation Change if such Board of Directors determines in good faith (after consultation with its independent financial advisors and outside counsel) that failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law.

      (e)     From and after the date hereof, the Company shall provide notice to Parent of any intent to take any of the actions described in Section 7.1(f) or to terminate this Agreement pursuant to Section 7.1(g) or to enter into a Permitted Alternative Agreement.

      (f)     As used in this Agreement, “Company Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent or its affiliates relating to any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of the outstanding Company Common Stock, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 20% or more of the outstanding Company Common Stock, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole).

      (g)     As used in this Agreement, “Superior Proposal” means a Company Acquisition Proposal (but changing the references to “20% or more” in the definition of “Company Acquisition Proposal” to “50% or more”) which the Board of Directors of the Company (acting through the Special Committee) in good faith determines (based on such matters as it deems relevant, including the advice of its independent financial advisor and outside counsel), would, if consummated, result in a transaction that is more favorable to the stockholders of the Company, (in their capacities as stockholders) than the transactions contemplated hereby (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise).

      (h)     As used in this Agreement, an “Acceptable Confidentiality Agreement” shall mean a confidentiality and standstill agreement that contains provisions which are no less favorable to the Company than those contained in the Confidentiality Agreement.

      5.3.     Fees and Expenses.

      (a)     Except as otherwise provided in this Section 5.3 and except with respect to claims for damages incurred as a result of a material and willful breach of this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. The Company shall pay all costs and expenses in connection with the printing and mailing of the Proxy Statement as well as all SEC filing fees related thereto.

      (b)     In the event of any termination of this Agreement (i) by Parent under Section 7.1(f), (ii) by the Company under Section 7.1(g) or (iii) by Parent or the Company under Section 7.1(c) or 7.1(h) if, but only if (in the case of termination under Section 7.1(c) or Section 7.1(h)only) (A) a proposed Company Acquisition Proposal shall have been communicated to the Board of Directors of the Company or the Special Committee or publicly announced prior to the (x) Termination Date (as hereinafter defined), in the case of a termination under Section 7.1(c), or (y) Special Meeting, in the case of a termination under Section 7.1(h), and (B) within twelve months after such termination pursuant to 7.1(c) or 7.1(h), the Company (and/or its Subsidiaries) enter(s) into a definitive agreement with the Person or group (or any affiliate of any such Person or any member of such group) that made the Company Acquisition Proposal referred to in clause (A) above) with respect to, or consummate(s), a transaction that would have constituted a Company Acquisition Proposal (the “Subsequent Transaction”), then the Company shall (A) pay to WCAS Management Corporation (“WCAS Management”), a fee in the amount of $40,000,000 (the “Company Termination Fee”) and (B) reimburse WCAS Management for the documented out-of-pocket fees and expenses reasonably incurred by it, Parent and Acquisition in connection with this Agreement and the transactions contemplated hereby (including fees and other amounts (including fees and other payments based on a percentage of the Company Termination Fee or the proposed aggregate Merger Consideration) payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, experts and consultants to WCAS Management, Parent and its affiliates) (the “Expenses”) in an amount not to exceed $750,000, in each case, in cash, by wire transfer of immediately available funds to an account designated by WCAS Management. To the extent required by Section 5.3(b), the Company shall pay the Company Termination Fee to WCAS Management (x) in the case of a termination pursuant to Section 7.1(f) or 7.1(g), on the day of termination of this Agreement or (y) in the case of a termination pursuant to Section 7.1(c) or 7.1(h), on the date, if any, of the entering into of a definitive agreement with respect to, or the consummation of, as the case may be, a Subsequent Transaction. The Company shall reimburse such Expenses, to the extent required by this Section 5.3(b) above, promptly after receiving an invoice therefor from Parent. Parent shall deliver such invoice on or after the date on which the Company is obligated to pay the Company Termination Fee to Parent under this Section 5.3(b). In the event of any termination of this Agreement by Parent under Section 7.1(d) where the breach or failure to perform giving rise to such right of termination was a willful and knowing breach or failure to perform, on the day of termination of this Agreement the Company shall pay to WCAS Management a fee in the amount of $10,000,000 in cash, by wire transfer of immediately available funds to an account designated by WCAS Management. In the event of any termination of this Agreement by the Company under Section 7.1(e) where the breach or failure to perform giving rise to such right of termination was a willful and knowing breach or failure to perform, on the day of termination of this Agreement Parent shall pay to the Company a fee in the amount of $10,000,000 in cash, by wire transfer of immediately available funds to an account designated by the Company.

      5.4.     Brokers or Finders.

      (a)     The Company represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, except for the Financial Advisor, whose fees and expenses will be paid by the Company in accordance with the Company’s agreements with such firm (copies of which have been delivered by the Company to Parent prior to the date of this Agreement).

      (b)     Parent and Acquisition represent, as to themselves and their respective affiliates, that no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to receive from the Company any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition, except as set forth in the Financing Letters and as set forth in the Parent Disclosure Schedule.

      5.5.     Indemnification; Directors’ and Officers’ Insurance.

      (a)     In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation in which any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee or other agent of the Company or any of its Subsidiaries (each, together with such Person’s heirs, executors, administrators and other representatives, the “Indemnitees”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, (i) the fact that he or she is or was a director, officer, employee or agent of the Company, any of its Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time (collectively, “Actions”), subject to this Section 5.5(a), after the Effective Time, Parent and the Surviving Corporation, acting jointly and severally, shall indemnify and hold harmless, to the fullest extent permitted by Law, each Indemnitee against any losses, claims, damages, liabilities, costs, expenses (including, as described below, reasonable attorney’s fees and expenses), judgments, and amounts paid in settlement, all in connection with any Action. Within 7 days after an Indemnitee receives notice of any Action, such Indemnitee shall give Parent written notice thereof together with a copy of any written claim, process or other legal pleading; provided, that failure so to notify Parent shall not relieve Parent from any liability that it may have under this Section 5.5(a), except to the extent Parent shall have been actually and materially prejudiced by such failure. Parent may, within 20 days after receiving notice of such Action (or sooner, if the nature of such Action so requires, but in no event within less than five business days after receiving such notice) notify the Indemnitee in writing that, at its own expense, it is assuming the defense of such Action, including the employment of counsel reasonably satisfactory to the Indemnitee. Upon written request by an Indemnitee, and assuming that Parent has not timely assumed such Indemnitee’s defense pursuant to the preceding sentence, Parent and the Surviving Corporation, acting jointly and severally, shall advance all reasonable attorney’s fees and expenses incurred by such Indemnitee in connection with any Action, provided, that the Indemnitee shall first provide a written undertaking to Parent and the Surviving Corporation to repay all such fees and expenses when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnitee in the manner contemplated hereby is prohibited by applicable Law; such judicial determination also shall mean that Parent shall have no indemnification obligation hereunder to that Indemnitee. Any Indemnitee shall have the right to employ separate counsel in defense of any Action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee and such counsel shall not appear in the Action, unless (x) Parent shall have failed to assume the defense as provided above or (y) Parent and the Indemnitee are both party to such Action and the Indemnitee determines in good faith upon advice of counsel that joint representation would be inappropriate. If Parent elects not to defend against any Action, or fails to notify an Indemnitee of its election within the required period of time, such Indemnitee may defend, compromise, settle or consent to the entry of a judgment in such Action without the consent of Parent. Parent will not, without prior written consent of the Indemnitee (which consent shall not be unreasonably withheld), settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate an Action, except consent shall not be required if such settlement, compromise, consent or termination includes an unconditional release of such Indemnitee from all liabilities arising out of such Action. If Parent elects to defend against an Action, no Indemnitee shall take any action to settle or compromise such Action or consent to the entry of a judgment therein. Each Indemnitee shall cooperate with all reasonable requests of Parent relating to the defense, resolution, compromise or settlement of any Action. The obligations of Parent and the Surviving Corporation under this Section 5.5(a) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any Action asserted or made within such period shall continue until the final disposition of such Action.

      (b)     Without limiting the foregoing, Parent, Acquisition and the Company agree that (i) all rights to indemnification and exculpation from liability for acts and omissions occurring at or prior to the Effective Time and rights to advancements of expenses relating thereto now existing in favor of the current or former directors, officers, employees and agents of the Company and its Subsidiaries (the “Indemnitees”) as provided in the charters and/or bylaws (or similar organizational documents) of the Company and its Subsidiaries or in any indemnification agreement listed on Exhibit 5.5(a) shall survive the Merger, and (ii) for a period of six years from the Effective Time, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such Indemnitees, unless an alteration or modification of such documents is required by applicable Law or each Indemnitee affected thereby otherwise consents in writing thereto.

      (c)     For a period of six years after the Effective Time, the Surviving Corporation shall maintain officers’ and directors’ liability insurance and fiduciary liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, including the transactions contemplated hereby (“D&O Insurance”), covering Indemnitees who are currently covered by the Company’s existing officers’ and directors’ or fiduciary liability insurance policies on terms no less advantageous to Indemnitees than such existing insurance; provided, that the Surviving Corporation shall not be required to pay an annual premium therefor in excess of 300% of the last annual premium paid prior to the date hereof (the “Current Premium”); provided, further, that if the existing D&O Insurance expires, is terminated or canceled, or if 300% of the Current Premium is insufficient to maintain or procure the coverage contemplated by this Section 5.5(c), during such six-year period, the Surviving Corporation will use its commercially reasonable efforts to obtain as much comparable insurance as can be obtained for 300% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time from an insurer or insurers that have an insurer financial strength rating by A.M. Best Co. of at least “A,” which policies provide the Indemnitees with coverage, from the Effective Time to the sixth anniversary of the Effective Time, including in respect of the transactions contemplated hereby, on terms that are no less advantageous to Indemnitees than the Company’s existing D&O Insurance. If such prepaid policies have been obtained prior to the Effective Time, then the Surviving Corporation shall maintain such policies in full force and effect and continue the obligations thereunder.

      (d)     If any of Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then Parent and the Surviving Corporation shall cause proper provisions to be made so that such Person assumes the obligations set forth in this Section 5.5.

      (e)     This Section 5.5, which shall survive the consummation of the Merger at the Effective Time and shall continue for the periods specified herein, is intended to bind Parent and the Surviving Corporation and inure to the benefit of the Indemnitees, each of whom may enforce the provisions of this Section 5.5 (whether or not parties to this Agreement). The provisions of this Section 5.5 are in addition to, and not in lieu of, any other rights to indemnification, contribution or exculpation of liability that any Indemnitee may be entitled to or hereafter acquire under any Law, agreement or provision of the Company’s, the Surviving Corporation’s or any Subsidiary’s certificate of incorporation or bylaws or otherwise.

      (f)     To the extent permitted by Law, Parent and the Surviving Corporation shall be jointly and severally liable to pay all reasonable expenses, including reasonable attorney’s fees and expenses, that may be incurred by any Indemnitee in enforcing the indemnity and other obligations set forth in this Section 5.5. The obligations of Parent and the Surviving Corporation under this Section 5.5 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee without the prior written consent of such Indemnitee and shall survive the consummation of the Merger, it being expressly agreed that the Indemnified Parties to whom this Section 5.5 applies shall be third party beneficiaries of this Section 5.5.

      5.6.     Reasonable Best Efforts.

      (a)     Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, under applicable Law or otherwise, to consummate and make effective the transactions contemplated by this Agreement; provided, however, that no party hereto shall be required hereunder to pay any funds to obtain any third party consent.

      (b)     If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of the Company, the parties to this Agreement shall direct their respective officers and directors to take all such necessary action.

      (c)     The Company agrees to provide, and will cause its Subsidiaries and its and their respective officers and employees to provide all necessary cooperation reasonably requested by Parent or Acquisition in connection with the arrangement of, and the negotiation of agreements with respect to, the financing contemplated by the Financing Letters (the “Financing”) or any Alternative Financing (as hereinafter defined), including (i) by making available to Parent and Acquisition and such financing sources and their representatives and personnel (including for participation at organizational meetings, drafting sessions for offering memoranda and in road shows) personnel, representatives, documents and information of the Company and its Subsidiaries as may reasonably be requested by Parent or Acquisition or such financing sources (ii) if applicable, by cooperating with financing sources in achieving a timely offering and/or syndication of the Financing or any Alternative Financing reasonably satisfactory to Parent and Acquisition and such financing sources and (iii) by using reasonable best efforts to cause the Company’s independent accountants to provide any reports, consents and comfort letters reasonably requested in connection with the Financing or any Alternative Financing.

      (d)     Parent and Acquisition shall use their respective commercially reasonable efforts to arrange financing for the transactions contemplated hereby on the terms and conditions described in the Financing Letters, including their respective commercially reasonable efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein and (ii) satisfy all conditions applicable to Parent and Acquisition in such definitive agreements that are within their respective control. If any portion of the Financing becomes unavailable on the terms and conditions described in the Financing Letters, then Parent and Acquisition shall use their respective commercially reasonable efforts to obtain any such portion from alternative sources (the “Alternative Financing”); provided, that Parent and Acquisition shall be under no obligation to obtain such Alternative Financing unless it can be obtained on terms which are in the aggregate no less favorable to Parent, the Surviving Corporation and the stockholders of Parent than the terms of the Financing Letters. Parent shall give the Company prompt written notice of any material breach by any party of any of the Financing Letters of which it has knowledge or any termination of any of the Financing Letters. Parent and Acquisition shall keep the Company informed of all material developments with respect to their respective efforts to arrange the financing for the transactions contemplated hereby and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, any of the Financing Letters without (i) the prior written consent of the Company (acting through the Special Committee) if such amendment, modification or waiver would materially and adversely affect the likelihood that the Financing contemplated thereby will be obtained and (ii) in the case of an amendment not covered by clause (i), notice to the Company.

      5.7.     Publicity. The parties hereto will consult with each other and will mutually agree upon any press release or other public announcement pertaining to the Merger, the Debt Offers, the Financing, any Alternative Financing or this Agreement and shall not issue any such press release or make any such public announcement prior to such consultation and agreement, except pursuant to Section 5.2 or as may be required by applicable Law or any rule or regulation of any United States securities exchange on which securities of the releasing party are listed, in which case the party proposing to issue such press release or make such public announcement shall use its commercially reasonable efforts, taking into account the circumstances of the required disclosure, to consult in good faith with the other party before issuing any such press release or making any such public announcement. The parties hereto have agreed that the Company may issue the press release attached hereto as Exhibit 5.7 promptly following the execution and delivery of this Agreement.

      5.8.     Consents and Approvals; State Takeover Laws.

      (a)     Parent, Acquisition and the Company shall cooperate with one another in (i) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts, agreements, commitments, leases, licenses, arrangements, instruments or obligations, in connection with the consummation of the transactions contemplated hereby and (ii) seeking timely to obtain any such actions, consents, approvals or waivers. Without limiting the generality of the foregoing, each of the parties hereto shall file or cause to be filed with the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “Antitrust Division”) and any other applicable Governmental Entity any notification required to be filed by it or its “ultimate parent” company under any applicable Competition Laws and the rules and regulations promulgated thereunder with respect to the transactions contemplated by this Agreement. Such parties will use their reasonable best efforts to make such filings promptly and to respond on a timely basis to any requests for additional information made by any such Governmental Entity. Each of the parties hereto agrees to furnish the other with copies of all material correspondence, filings and communications between it and its affiliates and their respective representatives, on the one hand, and the FTC, the Antitrust Division or any other Governmental Entity or members or their respective staffs, on the other hand, with respect to the Merger, other than personal financial information filed therewith.

      (b)     Each party hereto shall cooperate and use its reasonable best efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and use its reasonable best efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any Governmental Entity required to be obtained or made by Parent, Acquisition or the Company or any of their respective affiliates in connection with the Merger or the taking of any other action contemplated by this Agreement. Each party hereto will use its reasonable best efforts to obtain prior to the Effective Time any consent, approval or waiver from third parties necessary to allow the Company and its Subsidiaries to continue operating their businesses as presently conducted as a result of the consummation of the transactions contemplated hereby.

      (c)     Each party hereto agrees to furnish the other with such necessary information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entities, including any filings necessary under the provisions of any applicable Competition Law.

      (d)     Without limiting the foregoing, the Company and its Board of Directors (acting through the Special Committee) shall (i) use their commercially reasonable efforts to take all action necessary or otherwise reasonably requested by Parent or Acquisition to exempt the Merger from the provisions of any applicable takeover, business combination, control share acquisition or similar Law and (ii) if any takeover, business combination, control share acquisition or similar Law becomes applicable to this Agreement or the Merger, use their commercially reasonable efforts to take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

      5.9.     Notification of Certain Matters. Each party shall use its best efforts to give prompt written notice to each other party of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, (c) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or could reasonably be expected to cause any representation or warranty of such party contained in this Agreement that is qualified as to materiality being or becoming as of any time between the date of this Agreement and the Effective Time untrue or inaccurate at such time in any respect or any such representation or warranty that is not so qualified being or becoming as of any time between the date of this Agreement and the Effective Date untrue or inaccurate in any material respect, (d) the failure of it to comply with or satisfy in any material respect any obligation to be complied with or satisfied by it under this Agreement or (e) the commencement or threat of, or any material development with respect to, any Company Litigation or any other action, suit, investigation, inquiry or proceeding which relates to the consummation of the transactions contemplated hereby or the issuance of any Order affecting the Company or any of its Subsidiaries or any of their respective properties or assets, in either case which, if pending, threatened or issued, as the case may be, on or prior to the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.1. The delivery of any notice pursuant to this Section 5.9 is for informational purposes and shall not limit or otherwise affect the remedies available hereunder to any party or parties receiving such notice.

      5.10.     Continuation of Employee Benefits.

      (a)     From and after the Effective Time, the Surviving Corporation and its Subsidiaries shall honor in accordance with their terms all of the existing employment, severance, consulting, salary continuation and similar agreements between the Company or any of its Subsidiaries and any current or former officer, director, employee or consultant of the Company or any of its Subsidiaries or group of such officers, directors, employees or consultants.

      (b)     Until the first anniversary of the Effective Time, the Surviving Corporation shall not materially and adversely alter the benefits (including health benefits, severance policies and general employment policies and procedures) that are available to employees of the Company and its Subsidiaries on the date hereof (other than modifications to any employee benefit plans in the ordinary course of business consistent with past practice and other than with respect to any equity-based compensation). Nothing in this Section 5.10(b) shall be deemed to prevent the Surviving Corporation or any of its Subsidiaries from making any change required by applicable Law.

      (c)     To the extent permitted under applicable Law, each employee of the Company or its Subsidiaries shall be given credit for all service with the Company or its Subsidiaries (or service credited by the Company or its Subsidiaries) under all employee benefit plans, programs, policies and arrangements maintained by the Surviving Corporation and its Subsidiaries in which they participate or in which they become participants for purposes of eligibility, vesting and benefit accrual including, for purposes of determining (i) short-term and long-term disability benefits, (ii) severance benefits, (iii) vacation benefits and (iv) benefits under any retirement plan.

      (d)     This Section 5.10, which shall survive the consummation of the Merger at the Effective Time and shall continue without limit except as expressly set forth herein, is intended to benefit and bind the Surviving Corporation and any Person (including such Person’s heirs, executives, administrators and other representatives) referenced in this Section 5.10, each of whom may enforce the provisions of this Section 5.10 whether or not parties to this Agreement. Except as provided in paragraph (a) above, nothing contained in this Section 5.10 shall create any third party beneficiary rights in any employee or former employee (including any dependent thereof) of the Company, any of its Subsidiaries or the Surviving Corporation with respect to continued employment for any specified period.

      5.11.     Preparation of the Proxy Statement; Special Meeting.

      (a)     As soon as reasonably practicable following the date of this Agreement, the Company shall prepare in accordance with the provisions of the Exchange Act and file with the SEC the Proxy Statement, and the parties hereto shall prepare in accordance with the provisions of the Exchange Act and file with the SEC the Schedule 13E-3. The parties will cooperate with each other in connection with the preparation of the Proxy Statement and the Schedule 13E-3. The Company will use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC and mailed to its stockholders as promptly as practicable after such filing, and the parties hereto will use their commercially reasonable efforts to have the Schedule 13E-3 cleared by the SEC as promptly as practicable after such filing. Each party agrees to correct any information provided by it for use in the Proxy Statement or the Schedule 13E-3 which shall have become false or misleading in any material respect. The Company will as promptly as practicable notify Parent of (i) the receipt of any oral or written comments from the SEC relating to the Proxy Statement or the Schedule 13E-3 and (ii) any request by the SEC for any amendment to the Proxy Statement or the Schedule 13E-3 or for additional information. The parties hereto shall provide each other with reasonable opportunity to review and comment on drafts of the Proxy Statement (including each amendment or supplement thereto) and the Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC (provided that the Company shall consult with Parent in connection with the preparation of all such documents or responses and give due consideration to all comments reasonably proposed by Parent in respect of such documents and responses), prior to filing such documents with or sending such documents to the SEC, and the parties hereto will provide each other with copies of all such filings made and correspondence with the SEC. If, at any time prior to the Effective Time, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto, and to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company.

      (b)     The Company shall, acting through its Board of Directors and in accordance with applicable Law and the Certificate of Incorporation and the Bylaws of the Company, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) as promptly as reasonably practicable after the date hereof (and, in no event later than 45 days after the mailing of the Proxy Statement to the stockholders of the Company) for the purpose of considering and taking action upon this Agreement and the Merger and, subject to Section 5.2(d), shall solicit proxies in favor of approval of this Agreement and the Merger. Subject to Section 5.2(d), the Board of Directors of the Company shall recommend approval of this Agreement and the Merger by the Company’s stockholders and shall include such recommendation, together with a copy of the opinion referred to in Section 3.1(m), in the Proxy Statement. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 5.11(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Company Acquisition Proposal or (ii) an Adverse Recommendation Change. Notwithstanding the foregoing, if the Company properly exercises its right to terminate this Agreement pursuant to Section 7.1(g), the Company’s obligations pursuant to the first sentence of this Section 5.11(b) shall terminate. The Company may, if it has complied with the provisions of Section 5.2 and this Section 5.11, and if it receives a written bona fide Company Acquisition Proposal that it reasonably expects could result in a Superior Proposal, delay the mailing of the Proxy Statement or the holding of the Special Meeting, in each case, for such time (not to exceed ten business days) as is necessary for the Board of Directors of the Company (acting through the Special Committee) to consider such Company Acquisition Proposal and to determine the effect, if any, on its recommendation in favor of the Merger.

      5.12.     Consequences If Rights Are Triggered. If any Distribution Date (as defined in the Rights Agreement) or Shares Acquisition Date (as defined in the Rights Agreement) occurs under the Rights Agreement at any time during the period from the date of this Agreement to the Effective Time other than as a result of the actions of Parent, Acquisition or their respective affiliates, the Company, Parent and Acquisition shall make such adjustment to the per share Merger Consideration (without any increase in the aggregate Merger Consideration) as the Company, Parent and Acquisition shall mutually agree so as to preserve the economic benefits that the parties each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger.

      5.13.     Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense and settlement of any stockholder litigation against the Company and/or its directors relating to this Agreement and the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

      5.14.     Debt Tender Offers.

      (a)     At such time as requested by Parent and Acquisition (provided that Parent and Acquisition shall coordinate with the Company regarding such timing), the Company shall (i) commence cash tender offers to purchase all of the Company’s outstanding 9 1/2% Senior Subordinated Notes due 2009 (the “9 1/2% Notes”) and all of the Company’s 7 1/2% Senior Subordinated Notes due 2013 (the “7 1/2% Notes” and, together with the 9 1/2% Notes, collectively, the “Senior Subordinated Notes”) and (ii) solicit the consent of the holders of the 9 1/2% Notes regarding the amendments (the “9 1/2% Notes Indenture Amendments”) described on Part A of Exhibit 5.14 hereto to the covenants contained in the Indenture, dated as of June 11, 2001, among the Company, certain Subsidiaries of the Company, as guarantors, and U.S. Bank Trust National Association, as trustee, and the consent of the holders of the 7 1/2% Notes regarding the amendments (the “7 1/2% Notes Indenture Amendments” and, together with the 9 1/2% Notes Indenture Amendments, collectively, “Indenture Amendments”) described on Part B of Exhibit 5.14 hereto to the covenants contained in the Indenture, dated as of August 12, 2003, among the Company, certain Subsidiaries of the Company, as guarantors, and U.S. Bank Trust National Association, as trustee. Such offers to purchase and consent solicitations (the “Debt Offers”) shall be made on such terms and conditions as are described on Exhibit 5.14 and such other terms and conditions agreed to by Parent and Acquisition; provided, that, in any event, the parties agree that the terms and conditions of the Debt Offers shall provide that the closing thereof shall be contingent upon the closing of the Merger. The Company shall waive any of the conditions to the Debt Offers (other than the conditions that the closing thereof shall be contingent on the closing of the Merger and that there shall be no Order or injunction prohibiting consummation of the Debt Offers) and make any other changes in the terms and conditions of the Debt Offers as may be reasonably requested by Parent and Acquisition (other than a change that decreases the applicable price payable for each Senior Subordinated Note), and the Company shall not, without Parent’s and Acquisition’s prior consent, waive any condition to the Debt Offers described on Exhibit 5.14, or make any changes to the terms and conditions of the Debt Offers. The Company covenants and agrees that, subject to the terms and conditions of this Agreement, including but not limited to the terms and conditions to the Debt Offers, it will accept for payment, and pay for, the Senior Subordinated Notes and effect the Indenture Amendments, in each case contemporaneously with, and contingent upon, the Effective Time. The Company shall enter into customary dealer manager agreements and customary information agent agreements with a dealer manager and information agent, respectively, recommended by Parent (and reasonably acceptable to the Company).

      (b)     Promptly following the date of this Agreement, the Company shall prepare, subject to advice and comments of Parent and Acquisition, an offer to purchase the 9 1/2% Notes and an offer to purchase the 7 1/2% Notes and forms of the related letters of transmittal and summary advertisement, as well as all other information and exhibits that may be necessary or advisable in connection with the Debt Offers (collectively, the “Offer Documents”). In the event that this Agreement is terminated in accordance with Article VII, the Company will have the right to amend the Offer Documents and/or to terminate the Debt Offers without Parent’s consent. All mailings to the holders of Senior Subordinated Notes in connection with the Debt Offers shall be subject to the prior review, comment and approval of Parent and Acquisition (such approval not to be unreasonably withheld, delayed or conditioned). The Company will use its reasonable best efforts to cause the Offer Documents to be mailed to the holders of the Senior Subordinated Notes as promptly as practicable following receipt of the request from Parent and Acquisition under paragraph (a) above to do so.

      If at any time prior to the Effective Time any information should be discovered by any party hereto, which should be set forth in an amendment or supplement to the Offer Documents mailed to holders of Senior Subordinated Notes so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall promptly be prepared by the Company and, if required, filed by the Company with the SEC or disseminated by the Company to the holders of the Senior Subordinated Notes.

      5.15.     Stock Purchases. Between the date hereof and the Meeting Date, Parent and Acquisition shall not, and they shall cause their affiliates not to, purchase, sell, assign, encumber or otherwise participate in any transfer of shares of Company Common Stock.

ARTICLE VI

CONDITIONS PRECEDENT

      6.1.     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver, where permitted by applicable Law, by each party hereto prior to the Effective Time of the following conditions:

(a) This Agreement shall have been adopted at the Special Meeting (or an adjournment thereof) by the Required Vote and the Disinterested Vote.

(b) (i) All applicable waiting periods (including any extensions thereof) under any Competition Law applicable to the transactions contemplated hereby shall have expired or been terminated, (ii) all actions required by, or filings required to be made with, any Governmental Entity under any such Competition Law that are necessary to permit the consummation of the transactions contemplated hereby shall have been taken or made, and (iii) all consents, approvals and actions of, filings with, and notices to, all other Governmental Entities required of Parent, Acquisition or the Company or any of their respective Subsidiaries or other affiliates in connection with the transactions contemplated hereby shall have been made, obtained or effected, as the case may be, except, in the case of clauses (ii) and (iii) above, for those, the failure of which to be made, obtained or effected does not have and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that the condition set forth in this Section 6.1(b) may not be asserted by any party hereto whose breach of its obligations hereunder has resulted in a failure to obtain such required approval.

(c) No Order or Law shall be in effect that enjoins or prohibits the consummation of the Merger or the other transactions contemplated hereby; provided, that prior to invoking this condition, each party hereto shall use its commercially reasonable efforts to have any such legal prohibition or restraint removed.

      6.2.     Conditions to the Obligation of Parent and Acquisition to Effect the Merger. The obligation of Parent and Acquisition to effect the Merger is further subject to the following conditions, any or all of which may be waived, in whole or in part by Parent and Acquisition, on or prior to the Effective Time, to the extent permitted by applicable Law:

(a) Each of the representations and warranties of the Company (i) set forth in Sections 3.1(a) (first sentence only), 3.1(b), 3.1(c)(i), 3.1(c)(ii)(A), 3.1(k) (with respect to Section 4.2), 3.1(o), 3.1(p), 3.1(w), 3.1(x) and 5.4(a) of this Agreement (the “Specified Sections”) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (provided that, to the extent any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date) and (ii) set forth in this Agreement (other than the Specified Sections) shall be true and correct (provided that any representation or warranty of the Company contained herein that is subject to a materiality, Material Adverse Effect or similar qualification shall not be so qualified for purposes of this paragraph) as of the Closing Date as though made on and as of the Closing Date (provided that, to the extent any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date), except, in the case of this clause (ii) only, where the failure of such representations and warranties to be true and correct do not and would not reasonably be expected to have a Company Material Adverse Effect; and Parent and Acquisition shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect set forth in this paragraph.

(b) The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement on or prior to the Closing Date; and Parent and Acquisition shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect set forth in this paragraph.

(c) The Company shall have received all written consents, waivers and authorizations necessary to provide for the continuation in full force and effect after the Effective Time of all contracts, agreements, commitments, leases, licenses, arrangements, instruments and obligations of the Company and its Subsidiaries which, if not so continued as a result of the consummation of the Merger, could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) There shall not have occurred after the date of this Agreement (i) a change or proposed change in Laws (including all changes or proposed changes in payment or reimbursement by government payors) other than the final regulatory changes announced by the Center for Medicare and Medicaid Services on August 2, 2004 applicable to long term acute care hospitals operated as “hospitals within hospitals” or “satellites” that does have or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole, or (ii) any event, change, condition, circumstance or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Parent and Acquisition shall have obtained the proceeds of the Bank Financing substantially on the terms contemplated by the Senior Bank and Bridge Loan Commitment Letter or proceeds of Alternative Financing in an aggregate amount that is sufficient to allow the Surviving Corporation to fulfill its obligations under Article II hereof.

(f) Not less than a majority of the aggregate principal amount of the 9 1/2% Notes and not less than a majority of the aggregate principal amount of the 7 1/2% Notes shall have been tendered and accepted for payment by the Company in accordance with the terms and conditions of the Debt Offers, and the Indenture Amendments shall have been approved and shall have become effective, in each case concurrently with the effectiveness of the Merger.

(g) The total number of Dissenting Shares shall not exceed 8% of the issued and outstanding shares of Company Common Stock as of the Effective Time.

(h) The Company shall have delivered to Parent on the Closing Date a complete, accurate and valid statement conforming with Treasury Regulation Section 1.1445-2(c)(3) certifying that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code.

      6.3.     Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the following conditions, any or all of which may be waived, in whole or in part by the Company, on or prior to the Effective Time, to the extent permitted by applicable Law:

(a) The representations and warranties of Parent and Acquisition set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Acquisition set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (provided that, to the extent any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date); and the Company shall have received a certificate signed on behalf of Parent and Acquisition by their respective presidents to the effect set forth in this paragraph.

(b) Parent and Acquisition shall have performed in all material respects the obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of Parent and Acquisition by their respective presidents to the effect set forth in this paragraph.

(c) Parent and Acquisition shall have obtained the proceeds of the Financing or Alternative Financing in an aggregate amount that is sufficient to allow the Surviving Corporation to fulfill its obligations under Article II hereof.

(d) The Board of Directors of the Company (including the Special Committee if such committee continues to exist) shall have received a certificate substantially in the form of the closing “solvency” certificate to be delivered in connection with the Bank Financing or Alternative Financing, as the case may be.

ARTICLE VII

TERMINATION AND ABANDONMENT

      7.1.     Termination and Abandonment. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after Company Stockholder Approval:

(a) by mutual written consent of the Company, Parent and Acquisition;

(b) by Parent or the Company, if any court of competent jurisdiction or other Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order, or refused to grant any required consent or approval, that has the effect of making the consummation of the transactions contemplated by this Agreement illegal or that otherwise prohibits consummation of such transactions;

(c) by Parent or the Company, if the Effective Time shall not have occurred on or before 5:00 p.m., Eastern Standard Time, on April 30, 2005 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to fulfill or breach of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(d) by Parent, if (i) any of the representations and warranties of the Company contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 6.2(a) would not be satisfied, or (ii) the Company shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied (in either case, other than as a result of a material breach by Parent or Acquisition of any of their respective obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of twenty days after the Company has received written notice from Parent of the occurrence of such failure or breach (provided that in no event shall such twenty-day period extend beyond the second day preceding the Termination Date);

(e) by the Company, if (i) any of the representations and warranties of Parent and Acquisition contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 6.3(a) would not be satisfied, or (ii) Parent or Acquisition shall have breached or failed to comply with any of their respective obligations under this Agreement such that the condition set forth in Section 6.3(b) would not be satisfied (in either case, other than as a result of a material breach by the Company of any of its obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of twenty days after Parent has received written notice from the Company of the occurrence of such failure or breach (provided that in no event shall such twenty-day period extend beyond the second day preceding the Termination Date);

(f) by Parent, if (i) an Adverse Recommendation Change shall have occurred, (ii) the Board of Directors of the Company shall have failed to recommend to the Company’s stockholders that they approve this Agreement, the Merger and the other transactions contemplated hereby at the Special Meeting, (iii) a tender or exchange offer that would constitute a Company Acquisition Proposal is commenced on or after the date of this Agreement and the Board of Directors of the Company or any committee thereof fails to recommend against or in favor of acceptance of such tender or exchange offer by the stockholders of the Company (including by means of taking no position with respect to the acceptance of such tender or exchange offer by the stockholders of the Company) within ten business days from the commencement thereof or (iv) if the Board of Directors of the Company or any committee thereof resolves to take any of the foregoing actions;

(g) by the Company, at any time prior to obtaining the Company Stockholder Approval, upon the Board of Directors of the Company (acting through the Special Committee but only if such committee still exists) resolving to enter into, subject to the terms of this Agreement, including Section 5.3, a definitive agreement containing a Company Acquisition Proposal by a third party; provided, that (i) the Board of Directors of the Company (acting through the Special Committee but only if such committee still exists) shall not so resolve unless (A) the Company shall have complied with its obligations under Section 5.2, (B) the Board of Directors of the Company shall have determined in good faith (after consultation with its independent financial advisors and outside counsel) that such Company Acquisition Proposal constitutes a Superior Proposal and the failure to take such action is inconsistent with the fiduciary duties of the Board of Directors of the Company to the stockholders of the Company under applicable Law, and (C) the Company shall have fully negotiated the final terms of such Company Acquisition Proposal; (ii) immediately following the Board of Directors of the Company (acting through the Special Committee) so resolving, the Company shall have so notified Parent and provided to Parent in writing the identity of the Person making, and the final terms and conditions of, such Company Acquisition Proposal; and (iii) the Company shall have the right to enter into such a definitive agreement (a “Permitted Alternative Agreement”) so long as (A) the effectiveness of such agreement is conditioned upon the Company complying with its obligations under Section 5.3, (B) the effectiveness of such agreement is conditioned upon the termination of this Agreement pursuant to this Section 7.1(g) and (C) immediately following the execution of such agreement, such agreement and all related agreements, exhibits, schedules and other documents are delivered to Parent; or

(h) by Parent or the Company, if the Special Meeting is held and the Company fails to obtain the Company Stockholder Approval at the Special Meeting (or any reconvened meeting after any adjournment thereof).

Any party desiring to terminate this Agreement shall give written notice of such termination to the other parties.

      7.2.     Effect of Termination.

      (a)     In the event of any termination of this Agreement by any party hereto as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no further liability or obligation hereunder on the part of any party hereto or their respective affiliates, officers, directors or stockholders, except that the last sentence of Section 5.1(a), Section 5.3, Section 5.4, this Section 7.2 and Article VIII shall survive such termination.

      (b)     Except for the termination rights provided in Section 7.1 and except as otherwise provided in Section 8.2, the Company acknowledges and agrees that its sole and exclusive remedy for any claim asserted by the Company against Parent or Acquisition, including, without limitation, any claim that arises out of or relates in any way to the negotiation, entry into, performance, or the terms of this Agreement or the transactions contemplated hereby or the breach or claimed breach thereof shall be limited to the remedy as agreed to in the Contingency Letter Agreement among WCAS, the Company and Parent dated of even date herewith (the “Contingency Letter Agreement”) and such remedy shall only be available if this Agreement shall have been terminated by the Company pursuant to Section 7.1(e) and such breaches or claimed breaches by Parent and/or Acquisition giving rise to such termination were knowing and willful.

      (c)     Except for the termination rights provided in Section 7.1 and except as otherwise provided in Section 8.2, Parent and Acquisition acknowledge and agree that: (i) for any claim asserted by Parent or Acquisition against the Company, including, without limitation, any claim that arises out of or relates in any way to the negotiation, entry into, performance, or terms of this Agreement or the transactions contemplated hereby or the breach or claimed breach thereof, Parent and Acquisition shall be entitled to only a single recovery, and such recovery shall be as specified in Section 5.3 hereof; (ii) such recovery shall be Parent and Acquisition’s sole and exclusive remedy with respect to any such claim, and all other damages or remedies, at law or in equity (including provisional remedies) are waived; (iii) it is the intent of Parent and Acquisition that the limitations imposed hereby on remedies and the measure of damages shall apply regardless of the theory upon which recovery hereunder is sought.

ARTICLE VIII

MISCELLANEOUS

      8.1.     Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Effective Time except for covenants and agreements that contemplate performance after the Effective Time (which covenants and agreements shall survive in accordance with their terms).

      8.2.     Specific Performance. The parties hereto acknowledge and agree that any breach or threatened breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies (provided that if a party seeks a remedy pursuant to Section 5.3(b) in connection with a breach, such remedy shall be such party’s sole and exclusive remedy with respect to such breach), each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

      8.3.     Notices. Any notice or communication required or permitted hereunder shall be in writing and shall be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or sent by facsimile (subject to electronic confirmation of such facsimile transmission and the sending (on the date of such facsimile transmission) of a confirmation copy of such facsimile by nationally recognized overnight courier service or by certified or registered mail, postage prepaid). Any such notice or communication shall be deemed to have been given (i) when delivered, if personally delivered, (ii) one business day after it is deposited with a nationally recognized overnight courier service, if sent by nationally recognized overnight courier service, (iii) the day of sending, if sent by facsimile prior to 5:00 p.m. (EST) on any business day or the next succeeding business day if sent by facsimile after 5:00 p.m.

(EST) on any business day or on any day other than a business day or (iv) five business days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or facsimile number, or to such other address or addresses or facsimile number or numbers as such party may subsequently designate to the other parties by notice given hereunder:

(a) if to Parent or Acquisition, to it:

c/o Welsh, Carson, Anderson & Stowe IX, L. P. 320 Park Avenue, Suite 2500 New York, New York 10022-6815 Attn: Sean M. Traynor Facsimile: (212) 893-9566

with a copy to:

Ropes & Gray LLP 45 Rockefeller Plaza New York, New York 10111 Attn: Othon A. Prounis, Esq. Facsimile: (212) 841-5725

(b) if to the Company, to:

Select Medical Corporation 4716 Old Gettysburg Road Mechanicsburg, Pennsylvania 17055 Attn: David S. Chernow, James E. Dalton, Jr. and Michael E. Tarvin, Esq. Facsimile: (717) 975-9981

with a copy to:

Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 Attn: Jay O. Rothman, Stephen A. Crane and Steven Vazquez Facsimile: (414) 297-4900

      8.4.     Interpretation. As used herein, the words “hereof”, “herein”, “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and the words “Article” and “Section” are references to the articles and sections of this Agreement unless otherwise specified. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”. Unless otherwise provided herein, each accounting term used in this Agreement has the meaning given to it in accordance with GAAP. As used in this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act. When used herein, the phrase “to the knowledge of” any Person or any similar phrase shall mean, and shall be limited to, the actual knowledge of the individuals listed in Exhibit 8.4 and shall include only their actual knowledge obtained in their respective capacities with Parent, Acquisition or the Company, as the case may be, without any imputation of the actual or imputed knowledge of any other Person or duty to conduct any inquiry or investigation. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement or statute referred to herein means such agreement or statute as from time to time amended, qualified or supplemented, including, in the case of statutes, by succession of comparable successor statutes. References to the Securities Act and to the Exchange Act are also references to the rules and regulations of the SEC promulgated thereunder. References to a Person are also to its successors and permitted assigns. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Any standard of materiality included in this Agreement, including any dollar thresholds specified in Section 3.1 or Section 4.2, shall not by reason only of such inclusion be deemed to constitute evidence of a Company Material Adverse Effect or a Parent Material Adverse Effect.

      8.5.     Counterparts. This Agreement may be executed in two or more counterparts (and may be delivered by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      8.6.     Entire Agreement; No Third Party Beneficiaries. This Agreement, including the schedules and exhibits hereto, together with the confidentiality, nondisclosure and standstill provisions of the Confidentiality Agreement and the Contingency Letter Agreement, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof (other than the confidentiality, nondisclosure and standstill provisions of the Confidentiality Agreement which shall survive the execution and delivery of this Agreement). This Agreement shall be binding upon and inure to the benefit of each party hereto and to their respective successors and permitted assigns, and, except as provided in Sections 5.3(b), 5.5 and 5.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

      8.7.     Amendment. This Agreement may be amended, modified or supplemented, only by written agreement of Parent, Acquisition and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, that (a) after Company Stockholder Approval is obtained, no term or condition contained in this Agreement shall be amended or modified in any manner that requires further approval by the stockholders of the Company without so obtaining such further stockholder approval and (b) the Board of Directors of the Company (acting through the Special Committee) shall approve any such amendment, modification or supplement.

      8.8.     Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors (in the case of the Company, acting through the Special Committee), may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts required hereby, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Subject to Section 7.2, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

      8.9.     Governing Law. This Agreement, and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of Law thereof.

      8.10.     Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) such court does not have complete subject matter jurisdiction, any other court of the State of Delaware or the United States District Court for the District of Delaware, in any action or proceeding arising out of or relating to this Agreement. Each of the parties hereto agrees that, subject to rights with respect to post-trial motions and rights of appeal or other avenues of review, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in the Delaware

Court of Chancery or any other state court of the State of Delaware or the United States District Court for the District of Delaware. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

      8.11.     Assignment. No party hereto shall assign this Agreement or any of its rights, interests or obligations hereunder (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Any attempted assignment in violation of the foregoing shall be null and void.

      8.12.     Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as neither the economic nor legal substance of the transactions contemplated herein is affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

      8.13.     Obligation of Parent. Notwithstanding anything to the contrary in this Agreement, whenever this Agreement requires Acquisition or the Surviving Corporation to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Acquisition or the Surviving Corporation to take such action and a guarantee of performance thereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

THE COMPANY:

SELECT MEDICAL CORPORATION

By:	/s/ MICHAEL E. TARVIN

Name: Michael E. Tarvin

Title:	Senior Vice President

PARENT:

EGL HOLDING COMPANY

By:	/s/ SEAN M. TRAYNOR

Name: Sean M. Traynor

Title:	Chief Executive Officer

ACQUISITION:

EGL ACQUISITION CORP.

By:	/s/ SEAN M. TRAYNOR

Name: Sean M. Traynor

Title:	Chief Executive Officer

EXHIBIT 1

ROLLOVER STOCKHOLDERS

Name	Rollover Shares

Rocco A. Ortenzio	1,700,000
Robert A. Ortenzio	1,700,000
Martin F. Jackson	101,000
Thoma Cressey Fund VI, L.P.	2,077,818
Thoma Cressey Friends Fund VI, L.P.	20,778
Bryan C. Cressey	113,274

APPENDIX B

November 18, 2004

Special Committee of the Board of Directors

The Board of Directors
Select Medical Corporation
4716 Old Gettysburg Road
Mechanicsburg, PA 17055

Members of the Special Committee of the Board of Directors and Members of the Board of Directors:

      You have requested that we update our opinion as to the fairness from a financial point of view to the stockholders of Select Medical Corporation (the “Company”), other than EGL Holding Company (“Parent”), EGL Acquisition Corp., a wholly owned subsidiary of Parent (“Acquisition”) and certain stockholders of the Company who are listed on Schedule 1 to the Agreement (as defined below) and certain other stockholders of the Company who are affiliates of Welsh, Carson, Anderson & Stowe (“Welsh Carson”) (collectively, the “Rollover Stockholders”), of the consideration proposed to be received by such stockholders in connection with the proposed merger (the “Merger”) of the Company with Acquisition. We understand that Parent and Acquisition are affiliates of Welsh Carson. Pursuant to the terms of the Agreement and Plan of Merger, dated as of October 17, 2004 (the “Agreement”) entered into among the Company, Parent and Acquisition, the Company will become a wholly owned subsidiary of Parent, and stockholders of the Company will receive for each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), held by them, other than shares held in treasury or held by Parent, any affiliate of Parent or any Rollover Stockholder or as to which appraisal rights have been perfected, consideration equal to $18.00 per share (the “Merger Consideration”). The terms and conditions of the Merger are more fully set out in the Agreement.

      On October 17, 2004 we delivered to you our opinion that, as of the date of such opinion and based upon and subject to the assumptions made, matters considered, qualifications and limitations set forth in such opinion, the Merger Consideration to be received by the Company’s stockholders (other than Parent, Acquisition and the Rollover Stockholders) in the proposed Merger is fair from a financial point of view to such stockholders. Subsequent to the delivery of our opinion, you advised us that pursuant to the terms of the Agreement and Plan of Merger and Reorganization, to be dated as of November 19, 2004 (the “SemperCare Agreement”) to be entered into among the Company, Camp Hill Acquisition Corp. (“SemperCare Merger Sub”), SemperCare, Inc. (“SemperCare”) and Jeffrey J. Collinson (as Stockholders’ Agent), SemperCare Merger Sub will be merged with and into SemperCare (the “SemperCare Merger”) and SemperCare will become a wholly owned subsidiary of the Company. The terms and conditions of the SemperCare Merger are more fully set out in the SemperCare Agreement.

      You have requested that, in light of the SemperCare Merger, we update our opinion as to the fairness from a financial point of view to the stockholders of the Company (other than Parent, Acquisition and the Rollover Stockholders) of the Merger Consideration proposed to be received by such stockholders in connection with the proposed Merger.

      For purposes of the opinion set forth herein, we have:

(i) reviewed certain publicly available financial statements and other business and financial information of the Company;

(ii) reviewed certain internal financial statements and other financial and operating data concerning the Company;

(iii) analyzed certain financial forecasts prepared by the management of the Company, including, without limitation, financial forecasts that incorporated the impact of the SemperCare Merger (as determined by the management of the Company);

(iv) discussed the past and current operations, financial condition and prospects of the Company with senior executives of the Company, including, without limitation, (A) the regulations that were

Special Committee of the Board of Directors and the Board of Directors
Select Medical Corporation
November 18, 2004

recently adopted by the Centers for Medicare & Medicaid Services regarding changes applicable to long-term acute care hospitals that are operated as “hospitals within hospitals” (the “Regulations”) and management’s views concerning the impact of the Regulations on the Company’s business and (B) management’s views concerning the impact of the SemperCare Merger on the future operations, financial condition and prospects of the Company;

(v) reviewed the reported prices and trading activity for the Company Common Stock;

(vi) compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly traded companies we deemed relevant;

(vii) compared certain financial terms of the Merger to financial terms, to the extent publicly available, of certain other business combination transactions and leveraged buyout transactions we deemed relevant;

(viii) participated in discussions and negotiations involving representatives of Parent and its financial and legal advisors and members of the Special Committee and its legal advisor;

(ix) reviewed the Agreement and certain related documents, including, without limitation, the provisions providing that the Company may solicit alternative acquisition proposals for the 15 business day period following the execution of the Agreement (the “Shop Period”);

(x) reviewed the November 16, 2004 draft of the SemperCare Agreement (the “Draft SemperCare Agreement”);

(xi) reviewed the results of our efforts, during the Shop Period, to solicit indications of interest and alternative acquisition proposals from third parties with respect to an acquisition of the Company;

(xii) reviewed certain internal financial statements and other financial and operating data concerning SemperCare, including the near-term expectations of SemperCare’s management for the financial performance of SemperCare for the remainder of 2004 (the “SemperCare Projections”) and financial projections for SemperCare for the years ending December 31, 2005 through December 31, 2009 (the “Extended SemperCare Projections”); and

(xiii) performed such other analyses and considered such other factors as we have deemed appropriate.

      We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. With respect to the financial forecasts for the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Company. With respect to the SemperCare Projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of SemperCare’s management as to the future financial performance of SemperCare. However, we have not been provided with, and did not have any access to, any financial projections of SemperCare prepared by management of SemperCare for periods beyond December 31, 2004 and, upon advice of the Company’s management and with the Special Committee’s consent, we have assumed that the Extended SemperCare Projections are a reasonable basis upon which to evaluate the future financial performance of SemperCare and we have relied upon such Extended SemperCare Projections in performing our analyses. After discussions with management of the Company and at the direction of the Special Committee, we have assumed that the Regulations will remain in effect. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or SemperCare, nor have we been furnished with any such appraisals. We have assumed that the Merger will be consummated as provided in the Agreement, with full satisfaction of all covenants and conditions set forth in the Agreement and without any waivers thereof. We have also assumed that certain stockholders of the Company who are affiliates of Welsh Carson (including, without limitation,

Special Committee of the Board of Directors and the Board of Directors
Select Medical Corporation
November 18, 2004

Russell Carson) will exchange their shares of Company Common Stock prior to the Merger for shares of capital stock of Parent. Prior to the execution of the Agreement, we were not requested or permitted to, and did not, solicit any expressions of interest from any other parties with respect to the sale of all or part of the Company or any other alternative transaction. In addition, we have assumed that the final executed SemperCare Agreement will not differ in any material respect from the Draft SemperCare Agreement reviewed by us, and that the SemperCare Merger will be consummated prior to the Merger and as provided in the Draft SemperCare Agreement, with full satisfaction of all covenants and conditions set forth in the Draft SemperCare Agreement and without any waivers thereof.

      We have acted as sole financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a portion of which is contingent upon the consummation of the Merger. We or our affiliates have provided and may in the future provide financial advisory and financing services to the Company and Welsh Carson and certain of their respective affiliates and portfolio companies and we or our affiliates have received or may in the future receive fees for the rendering of these services. We serve as a lender under the Company’s credit facility, which is expected to be refinanced in connection with the Merger, and have received fees for the rendering of such services. We also serve as an agent and lender for certain Welsh Carson affiliates and portfolio companies and have received fees for the rendering of such services. In addition, certain of our affiliates are investors in certain funds affiliated with Welsh Carson, including a passive minority investment in Welsh, Carson, Anderson & Stowe IX, L.P., an affiliate of Parent and Acquisition. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or loans of the Company and certain affiliates and portfolio companies of Welsh Carson for our own account or for the accounts of customers, and accordingly, we or our affiliates may at any time hold long or short positions in such securities or loans.

      It is understood that this letter is for the benefit and use of the Special Committee of the Board of Directors and the Board of Directors of the Company in connection with and for purposes of their evaluation of the Merger. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. However, this opinion may be included in its entirety in any filing made by the Company in respect of the Merger with the Securities and Exchange Commission, so long as this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is in a form reasonably acceptable to us and our counsel. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. In addition, we express no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders’ meeting held in connection with the Merger and our opinion does not address the merits of the underlying business decision by the Company to proceed with or effect the Merger or the SemperCare Merger. We also express no opinion as to the fairness, from a financial point of view, of the consideration to be paid by the Company pursuant to the SemperCare Agreement.

      Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Merger Consideration to be received by the Company’s stockholders (other than Parent, Acquisition and the Rollover Stockholders) in the proposed Merger is fair from a financial point of view to such stockholders.

Very truly yours,

BANC OF AMERICA SECURITIES LLC

APPENDIX C

DELAWARE CODE

TITLE 8. CORPORATIONS
CHAPTER 1. GENERAL CORPORATION LAW
SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

§ 262.     Appraisal Rights.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

Please mark your votes as indicated in this example	☒

		FOR	AGAINST	ABSTAIN
ITEM 1.	TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER DATED AS OF OCTOBER 17, 2004, AMONG SELECT MEDICAL CORPORATION, EGL HOLDING COMPANY AND EGL ACQUISITION CORP., AND THE MERGER CONTEMPLATED BY THE MERGER AGREEMENT, UNDER WHICH EACH SHARE OF SELECT MEDICAL COMMON STOCK WILL BE CONVERTED AUTOMATICALLY INTO THE RIGHT TO RECEIVE $18.00 IN CASH, EXCEPT AS SET FORTH IN THE PROXY STATEMENT.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
ITEM 2.	TO APPROVE THE POSTPONEMENT OR ADJOURNMENT OF THE SPECIAL MEETING TO A LATER DATE TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER IF THERE ARE NOT SUFFICIENT VOTES FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER SPECIAL MEETING. AT THE	☐	☐	☐

ITEM 3.	OTHER MATTERS
In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the special meeting or at any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND WILL GRANT DISCRETIONARY AUTHORITY PURSUANT TO ITEM 3. NOTE: PLEASE DATE THIS PROXY, SIGN YOUR NAME EXACTLY AS IT APPEARS HEREON, AND RETURN PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

Signature	Signature	Date

Ù FOLD AND DETACH HERE Ù

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 P.M. Eastern Time the day prior to special meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/sem Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

SELECT MEDICAL CORPORATION
SPECIAL MEETING OF STOCKHOLDERS — FEBRUARY 24, 2005, 9:00 A.M.

4716 Old Gettysburg Road
Mechanicsburg, PA 17055

SELECT MEDICAL CORPORATION
4716 Old Gettysburg Road, P.O. Box 2034, Mechanicsburg, Pennsylvania 17055	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     Michael E. Tarvin and Martin F. Jackson, and either of them, are hereby appointed Proxies, each with the power to appoint his substitute, to represent and to vote, as designated, all shares of common stock of Select Medical Corporation (“Company”) held of record by the undersigned on January 21, 2005 at the Special Meeting of Stockholders to be held on February 24, 2005, or any adjournment or postponement thereof.

     The undersigned hereby ratifies and confirms all the proxies shall lawfully do or cause to be done by virtue hereof and hereby revokes all proxies previously given to vote such shares.

     This Proxy, when properly executed, shall be voted in the manner indicated by the undersigned stockholder, but if no direction is made, this Proxy will be voted FOR items 1 and 2 which are being proposed by the Board of Directors.

CONTINUED, AND TO BE COMPLETED AND SIGNED, ON THE REVERSE SIDE. SEE REVERSE FOR VOTING INSTRUCTIONS.

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù